                  Merger Proposed -- Your Vote Is Very Important.

[NCO LOGO]                                                           [RMH LOGO]

   NCO Group, Inc., a leading provider of accounts receivable management and collection services, and RMH Teleservices, Inc., a provider of customer relationship management services, have entered into a definitive agreement to merge so that the combined company will become a leading provider of business process outsourcing services. The merger is structured so that NCO will be the surviving publicly traded company and RMH will become a wholly owned subsidiary of NCO.

   In the merger, RMH shareholders will receive 0.2150 shares of NCO common stock for each share of RMH common stock, as long as NCO's common stock value is between $18.75 and $26.75 per share. For purposes of determining the merger consideration, the NCO common stock will be valued based on the average closing sale prices of NCO common stock for the 20 business day period ending on the second business day preceding the closing date of the merger. The transaction is subject to a collar arrangement, described on page 35 of this proxy statement/prospectus. Assuming NCO's common stock value is between $18.75 and $26.75 per share, NCO will issue approximately 3.4 million shares of its common stock to RMH shareholders, excluding shares subject to options and warrants to be assumed by NCO. Based on the number of shares of NCO common stock issued and outstanding on February 17, 2004, the shares of NCO common stock to be issued to RMH shareholders, if NCO's common stock value is within this range, will represent approximately 11.7% of the outstanding common stock of NCO after the merger. NCO shareholders will continue to own their existing shares. The percentage listed above assumes that the approximately 1.8 million shares to be issued by NCO in its proposed merger with NCO Portfolio Management, Inc. are not issued and outstanding.

   The merger cannot be completed unless the shareholders of RMH vote to adopt the merger agreement. RMH has scheduled a special meeting for RMH shareholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT.

   Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to RMH. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

   Only shareholders of record of RMH common stock as of February 17, 2004 are entitled to attend and vote at the RMH special meeting. The RMH special meeting will take place on April 1, 2004. The time and place of the RMH special meeting is as follows:


                             10:00 a.m. (local time)
                               15 Campus Boulevard
                       Newtown Square, Pennsylvania 19073

   This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about NCO and RMH from documents that we have filed with the SEC. See "Where You Can Find More Information" on page 30.

   For a more complete description of the merger, the terms and conditions of the merger and risk factors associated with the merger, see "The Merger" beginning on page 35 and "Risk Factors" beginning on page 15.

   NCO common stock trades on the Nasdaq National Market under the symbol
"NCOG."

                               ---------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ---------------------


               Proxy statement/prospectus dated March 1, 2004 and first mailed to shareholders of RMH on or about March 4, 2004.

                             RMH TELESERVICES, INC.
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON APRIL 1, 2004


To the shareholders of RMH Teleservices, Inc.:

   We will hold a special meeting of the shareholders of RMH Teleservices, Inc. on April 1, 2004, at 10:00 a.m. (local time), at 15 Campus Boulevard, Newtown Square, Pennsylvania 19073 for the purpose of considering and acting upon the following:

     1. To consider and vote upon a proposal to approve the adoption of the merger agreement among NCO Group, Inc., NCOG Acquisition Corporation, a wholly owned subsidiary of NCO, and RMH dated as of November 18, 2003 and the amendments thereto dated as of January 22, 2004 and March 1, 2004, pursuant to which RMH will become a wholly owned subsidiary of NCO, and each outstanding share of RMH common stock will be converted into the right to receive shares of NCO common stock, as described more fully in the enclosed proxy statement/prospectus; and

     2. To act upon any other business which may properly be brought before the special meeting or any adjournments or postponements thereof.

   NCO common stock trades on the Nasdaq National Market under the trading symbol "NCOG" and on March 1, 2004, NCO common stock closed at $22.37 per share. You will receive cash for any fractional shares of NCO common stock that you would otherwise receive in the merger.

   Only holders of record of RMH common stock at the close of business on February 17, 2004, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

   We cannot complete the merger unless shareholders of RMH vote to adopt the merger agreement. Seven shareholders of RMH, who collectively hold approximately 38% of the outstanding RMH common stock, have entered into voting agreements with NCO and have agreed to vote in favor of the merger. Holders of RMH common stock have no dissenters' rights under Pennsylvania law in connection with the merger.

   If the RMH special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened special meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Special Meeting.

   You should consider the matters discussed under "Risk Factors" relating to the merger commencing on page 15 of the enclosed proxy statement/prospectus before voting. Please carefully review the entire proxy statement/prospectus.

   After careful consideration, RMH's board of directors has unanimously approved the merger agreement and unanimously recommends that you vote "for" the adoption of the merger agreement.

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

   Please do not send any stock certificates at this time. Thank you for your cooperation.
                                   By Order of the Board of Directors,

                                   /s/ John Fellows

                                   John Fellows
                                   Chief Executive Officer

Newtown Square, Pennsylvania

                  Your vote is very important. Please complete,
                     sign, date and return your proxy card.

                                Table of Contents


Questions and Answers about the NCO/RMH Merger                                 1
Summary                                                                        3
    The Merger                                                                 3
    Adoption of the Merger Agreement                                           6
    Reasons for the Merger                                                     6
    The Companies                                                              7
    Recent Developments                                                        7
    Selected Historical and Pro Forma Financial Data of NCO Group, Inc.        9
    Selected Financial Data of RMH Teleservices, Inc.                         11
    Market Price Information                                                  12
    Dividend Policies                                                         13
    Comparative Per Share Data                                                14
Risk Factors                                                                  15
    Risks Related to the Merger                                               15
    Risks Related to NCO's Business                                           19
    Risks Related to RMH's Business                                           26
Where You Can Find More Information                                           30
Forward-Looking Statements                                                    31
Special Meeting of RMH Shareholders                                           32
    General                                                                   32
    Record Date                                                               32
    Stock Entitled to Vote                                                    32
    Quorum                                                                    32
    Required Vote                                                             33
    Stock Ownership and Voting Agreements                                     33
    Voting and Revocation of Proxies                                          33
    Solicitation of Proxies                                                   34
    No Dissenters' Rights                                                     34
    Shareholder Proposals                                                     34
The Merger                                                                    35
    Material Terms of the Merger Agreement                                    35
    Exchange Procedures for RMH Stock                                         44
    Opinion of Financial Advisor to the Board of Directors of RMH             44
    Background of the Merger                                                  55
    RMH's Reasons for the Merger; Recommendation of RMH Board of Directors    60
    NCO's Reasons for the Merger                                              62
    Interests of RMH's Directors, Executive Officers and Others in the Merger 64
    Voting and Lock Up Agreements                                             65
    Amendment to RMH Shareholder Agreement                                    65
    Ownership of NCO Following the Merger                                     66
    Board of Directors and Management of NCO Upon Consummation of the Merger  66
    Regulatory Approvals                                                      66
    Resale of NCO Common Stock                                                67
    No Dissenters' Rights for RMH Shareholders                                67
    Material Federal Income Tax Consequences of the Merger                    67
    Accounting Treatment                                                      69
    Listing of NCO Common Stock on Nasdaq                                     69
Information Concerning RMH                                                    70
    Business                                                                  70

    Management's Discussion and Analysis of Financial
      Condition and Results of Operations                                     78
    Changes in and Disagreements with Accountants on Accounting and
      Financial Disclosure                                                    97
    Quantitative and Qualitative Disclosures About Market Risk                97
    Principal Shareholders of RMH                                             98
Comparison of Rights of Shareholders of NCO and RMH                          101
    Authorized Capital                                                       101
    Special Meetings of Shareholders; Action by Written Consent              101
    Size, Classification and Qualifications of the Board                     101
    Removal of Directors                                                     102
    Amendment of Governing Documents                                         102
    Anti-Takeover Provisions                                                 103
    Approval of Transactions with Interested Shareholders                    106
    RMH Shareholder Agreement                                                106
Legal Matters                                                                106
Experts                                                                      106
Pro Forma Combined Condensed Financial Statements                            108

Index to Financial Statements of RMH Teleservices, Inc.                      F-1
Annex A-I -- Agreement and Plan of Merger                                  A-I-1
Annex A-II -- First Amendment to Agreement and Plan of Merger             A-II-1
Annex A-III -- Second Amendment to Agreement and Plan of Merger          A-III-1
Annex B -- Fairness Opinion of Financial Advisor to RMH                      B-1
Annex C -- Fairness Opinion of Financial Advisor to NCO                      C-1

This proxy statement/prospectus incorporates by reference documents containing important business and financial information about NCO that is not included in or delivered with this proxy statement/prospectus. Copies of any of these documents are available without charge, except for exhibits, to any person to whom this proxy statement/prospectus is delivered, upon written or oral request. Written requests for these documents should be directed to Steven L. Winokur, Executive Vice President, Finance, Chief Financial Officer and Treasurer, NCO Group, Inc., 507 Prudential Road, Horsham, Pennsylvania 19044, and telephone requests may be directed to Mr. Winokur at (215) 441-3000. In order to ensure timely delivery of the documents, any request should be made by March 24, 2004.

See "Where You Can Find More Information" for more information about the documents incorporated by reference into this proxy statement/prospectus.

                 Questions and Answers about the NCO/RMH Merger

Q.   What is the proposed transaction?

A. NCO and its wholly owned subsidiary, NCOG Acquisition Corporation, have reached an agreement with RMH to acquire the outstanding shares of common stock of RMH. The merger is structured so that NCO will be the surviving publicly traded company and RMH will become a wholly owned subsidiary of NCO.

Q.   What do I need to do now?

A. After reading this proxy statement/prospectus, complete and sign your proxy card, and mail it to RMH in the enclosed postage-paid envelope as soon as possible, so that your shares may be represented at the RMH special meeting.

Q. When and where is the RMH special meeting? Who can vote at the RMH special meeting?

A. The RMH special meeting will take place on April 1, 2004 at 15 Campus Boulevard, Newtown Square, Pennsylvania 19073. The close of business on February 17, 2004 has been fixed by the RMH board of directors as the record date for the determination of holders of shares of RMH common stock entitled to notice of, and to vote at, the RMH special meeting. On the record date, there were 16,026,830 shares of RMH common stock outstanding.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. Your broker will vote your shares with respect to the merger only if you provide instructions on how to vote by completing and returning the proxy card provided to you by your broker.

Q.   What if I want to change my vote?

A. Just send in a later-dated, signed proxy card before the RMH special meeting or attend the RMH special meeting in person and vote. The last vote received chronologically will supercede any prior vote.

Q.   Will I have dissenters' rights?

A. No. See "Special Meeting of RMH Shareholders" beginning on page 32 of this proxy statement/prospectus.

Q.   Should I send in my stock certificates now?

A. No. After the merger is completed, NCO will send RMH shareholders written instructions for exchanging their stock certificates.

Q.   When do you expect the merger to be completed?

A. We expect to complete the merger as soon as possible after RMH's special meeting of shareholders.

Q.   What will I receive in the merger?

A. As a result of the merger, for each share of RMH common stock, RMH shareholders will receive 0.2150 shares of NCO common stock, as long as NCO's common stock value is between $18.75 and $26.75 per share. For purposes of determining the merger consideration, the NCO common stock will be valued based on the average closing sale prices of NCO common stock for the 20 business day period ending on the second business day preceding the closing date of the merger. This transaction is subject to a collar arrangement, as described more fully on page 35 of this proxy statement/prospectus.

     Cash will be paid in lieu of fractional shares of NCO. RMH options and warrants will be converted into NCO options and warrants, as applicable, with the number of shares subject to the option or warrant and the exercise price per share to be adjusted based upon the merger exchange ratio.

     Please refer to page 35 for more information regarding the definition of the merger exchange ratio and the treatment of RMH options and warrants.

Q. Is NCO's financial condition relevant to my decision to vote my RMH shares in favor of the merger?

A. Yes. Since shares of RMH common stock will be exchanged in the merger for shares of NCO common stock, you should consider the risks related to NCO's business and financial condition before you decide how to vote your shares of RMH common stock with respect to the merger. In considering NCO's business and financial condition, you should review carefully the information in this proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus because they contain detailed business, financial and other information about NCO.

Q.   Will the shares I receive in the merger be listed on Nasdaq?

A.   Yes.

Q.   What are the tax consequences of the merger to me?

A. We have structured the merger so that, as a general matter, you should not recognize any gain or loss for U.S. federal income tax purposes in the merger. Each RMH shareholder receiving NCO common stock in the merger will not recognize any gain or loss as a result of the receipt of NCO common stock in the merger. An RMH shareholder receiving cash in lieu of fractional shares will generally recognize capital gain or loss upon such payment, equal to the difference, if any, between such RMH shareholder's tax basis in the fractional share and the amount of cash received. We have conditioned the consummation of the merger on our receipt of legal opinions that this is the case.

     Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q. Are there risks I should consider in deciding whether to vote for the merger?

A. Yes. We have described some of the risk factors you should consider under the heading "Risk Factors" beginning on page 15 of this proxy statement/prospectus.

Q.   Will I receive dividends after the merger?

A. Historically, NCO has not paid dividends. NCO does not anticipate paying cash dividends on its common stock in the foreseeable future. In addition, NCO's credit agreement prohibits NCO from paying cash dividends without the lender's prior consent. NCO currently intends to retain future earnings to repay current debt, finance its operations and fund the growth of its business. Any payment of future dividends will be at the discretion of the NCO board of directors and will depend upon, among other things, NCO's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the NCO board of directors deems relevant.

Q.   Whom should I call with questions?

A. Shareholders of RMH should call John R. Schwab, Chief Financial Officer of RMH, at (610) 325-3100 with any questions about the merger.

                                     Summary


   This summary highlights material information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for more complete descriptions of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the amendments thereto attached as Annexes A-I, A-II and A-III to this proxy statement/prospectus, and the documents to which we have referred you. See "Where You Can Find More Information" on page 30.

                                   The Merger

   The merger agreement and the amendments thereto are attached as Annexes A-I, A-II and A-III to this proxy statement/prospectus. We encourage you to read the merger agreement, including the amendment, because it is the legal document that governs the merger. We use the term merger agreement in this proxy statement/prospectus to mean the merger agreement including the amendments thereto, unless the context clearly indicates otherwise.

   As a result of the merger, RMH will become a wholly owned subsidiary of NCO and RMH common stock will be exchanged for NCO common stock as described below.

Broadview International LLC issued an opinion to RMH's board of directors that the merger consideration is fair from a financial point of view. (see page 44)

   In deciding to approve the merger, RMH's board of directors considered, among other factors, the opinion from its financial advisor, Broadview International LLC, that the merger consideration is fair, from a financial point of view, to the shareholders of RMH. This opinion is attached as Annex B to this proxy statement/prospectus. We encourage you to read this opinion.

Following the merger, RMH shareholders will own approximately 11.7% of the outstanding common stock of NCO. (see page 66)

   Assuming NCO's common stock value, based on the average closing sale prices of NCO common stock for the 20 business day period ending on the second business day preceding the closing date of the merger, is between $18.75 and $26.75 per share, we anticipate that NCO will issue approximately 3.4 million shares of NCO common stock to RMH shareholders in the merger. We also anticipate that NCO will issue approximately 593,000 additional shares of NCO common stock upon the exercise of currently outstanding options and warrants to purchase RMH common stock to be assumed by NCO. Based on the number of shares of NCO common stock issued and outstanding on February 17, 2004 and the number of shares of NCO common stock to be issued in the merger, excluding shares subject to options and warrants to be assumed by NCO in the merger and the shares to be issued in the proposed merger of NCO and NCO Portfolio Management, Inc., following the merger existing NCO shareholders will own approximately 88.3% and former RMH shareholders will own approximately 11.7% of the outstanding common stock of NCO.

The board of directors and management of NCO following the merger will be comprised of the current directors and officers of NCO. (see page 66)

   When the merger is complete, NCO will continue to be managed by its current directors and officers.

RMH directors, executive officers and others may have interests in the merger that are different from your interests. (see page 64)

   In considering the recommendation of the RMH board of directors with respect to the proposed merger, RMH shareholders should note that RMH's directors, executive officers and others have interests in the merger that may be different from or in addition to the interests of RMH shareholders generally. RMH's directors and officers currently hold options to purchase shares of RMH common stock. The merger will accelerate the vesting of options held by executive officers that are not currently exercisable. Upon completion of the merger, holders of RMH options and warrants will be entitled to receive NCO options and warrants and, upon the exercise of their NCO options and warrants, a number of shares of NCO common stock determined based on the merger exchange ratio. The merger will also accelerate the vesting of restricted stock that is not currently vested.

   John Fellows, Paul W. Little and Jim McGrath have outstanding loans payable to RMH related to Section 83(b) elections such officers made relating to RMH's restricted stock plan. Under the terms of these loans, if such officers' employment is terminated without cause following a change of control, the loans will be forgiven. The loans outstanding for these individuals currently total approximately $390,000. In addition, pursuant to their employment agreements, Messrs. Fellows, Little and McGrath, Steven Richards, John R. Schwab and Deborah
C. Lofton will be entitled to receive severance payments if their employment is terminated without cause upon the completion of the merger.

   All of the directors and officers of RMH will also receive indemnification and insurance under the merger agreement.

   The RMH board of directors was aware of these interests at the time the merger was approved.

The consummation of the merger is subject to the satisfaction or waiver of various conditions. (see page 41)

   The completion of the merger depends upon the satisfaction or waiver of a number of conditions. These conditions include, among others, the following:

   o the merger must have been approved by the RMH shareholders;

   o NCO and RMH must have received an opinion from their respective counsel that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes;

   o since the date of the merger agreement, there must not have been any material adverse effect on the business, condition, capitalization, assets, liabilities, operations, revenues, results of operations, cash flows, financial performance or prospects of RMH or its subsidiaries or on the ability of each to consummate the merger, except for material adverse effects arising from facts known to NCO on the date the merger agreement was amended; and

   o the receipt of specified consents and/or agreements from third parties.

   There can be no assurance that the conditions to the consummation of the merger will be satisfied or waived.

Under the merger agreement, RMH agreed that it and its subsidiaries will not solicit alternative takeover proposals. (see page 39)

   RMH has agreed that neither it nor its subsidiaries will solicit, engage in any negotiations concerning or recommend any alternative takeover proposal. However, in the event that prior to the adoption of the merger agreement by RMH's shareholders, a potential acquiror has made an unsolicited takeover proposal, which is reasonably likely to lead to a superior proposal, as defined on page 40, RMH may, subject to certain restrictions, furnish information with respect to RMH and its subsidiaries to the potential acquiror and participate in discussions regarding the takeover proposal to the extent that the RMH board of directors determines in good faith that the failure to do so would violate its fiduciary duties under applicable law.

The merger agreement may be terminated in a limited number of circumstances. (see page 43)

   NCO and RMH can agree to terminate the merger agreement without completing the merger, and either NCO or RMH can terminate the merger agreement under various circumstances, including if RMH shareholder approval is not obtained, if the merger is not completed by June 30, 2004, upon a breach of the merger agreement by the other party or if the other party's representations and warranties become inaccurate and the breaching party fails to cure the breach within 15 days after receiving notice of the breach.

   RMH can terminate the merger agreement if:

   o the average closing sale prices of NCO common stock during the 20 business day period ending on the second business day preceding the closing date of the merger is less than $18.75 per share and NCO does not elect to increase the merger exchange ratio as provided in the merger agreement; or

   o if RMH receives an unsolicited superior proposal, as defined in the merger agreement, and RMH's board of directors reasonably determines in good faith, in compliance with the terms of the merger agreement, to withdraw its recommendation of the merger in order to accept the superior proposal.

   NCO can terminate the merger if:

   o the RMH board of directors does not recommend or has withdrawn or adversely modified its recommendation to the RMH shareholders in favor of the approval of the merger;

   o RMH enters into another acquisition agreement concerning any sale of assets or stock, or merger, consolidation or similar transaction, with a party other than NCO; or

   o a tender or exchange offer is commenced and RMH does not send a statement to its shareholders disclosing that RMH recommends rejection of the tender or exchange offer.

   NCO or RMH may decide not to exercise their respective rights to terminate the merger agreement even if their right to terminate is triggered.

The merger agreement requires RMH to pay NCO a termination fee in limited circumstances. (see page 44)

   The merger agreement requires RMH to pay NCO a termination fee in the amount of $3.0 million, plus NCO's documented out-of-pocket costs and expenses up to $1.0 million, if the merger agreement is terminated under the limited circumstances described on page 44 of this proxy statement/prospectus.

   The inclusion of termination fees in the merger agreement was an integral part of the negotiations between NCO and RMH. The effect of the termination fees may be to deter other acquisition proposals but was a condition to NCO's willingness to enter into the merger agreement.

Regulatory approvals are required in connection with the merger. (see page 66)

   The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits the consummation of the merger until after NCO and RMH furnish information and materials to the Antitrust Division of the Department of Justice and to the Federal Trade Commission and a required waiting period has ended or been terminated. Applications for these approvals were filed and the Federal Trade Commission has granted early termination of the required waiting period.

For accounting purposes, NCO and RMH will be treated as if the combination occurs on the closing date of the merger. (see page 69)

   Following the completion of the merger, NCO will include the fair value of the assets and liabilities of RMH in NCO's consolidated balance sheet and will include the income of RMH after the closing date in NCO's consolidated statement of income.

                        Adoption of the Merger Agreement

   The merger cannot be completed unless the shareholders of RMH vote to adopt the merger agreement. The affirmative vote of a majority of the votes cast on the proposal to adopt the merger agreement is required to approve the merger. On February 17, 2004, the record date, there were 16,026,830 shares of RMH common stock outstanding, each of which will be entitled to one vote on the proposal to adopt the merger agreement.

   As of the record date, the directors and executive officers of RMH beneficially owned and had the right to vote, in the aggregate, approximately 9.7% of RMH's common stock entitled to vote on the merger agreement. Such directors and executive officers have indicated that they intend to vote their shares in favor of the proposed merger, although, other than Jeffrey J. Jensen, they are not obligated to do so.

Shareholders owning approximately 38% of the RMH outstanding common stock have agreed in writing to vote in favor of the adoption of the merger agreement. (see page 65)

   In connection with the merger, RMH shareholders who own 6,024,236 shares of RMH common stock, constituting approximately 38% of the RMH common stock outstanding on the record date, have entered into voting agreements with NCO in which these shareholders have agreed to vote their RMH shares in favor of the adoption of the merger agreement.

The RMH board of directors unanimously recommends that RMH shareholders vote "for" the adoption of the merger agreement.

   The RMH board of directors unanimously believes that the merger is in your best interest and unanimously recommends that you vote "for" the proposal to adopt the merger agreement.

                             Reasons for the Merger

RMH

   The RMH board of directors unanimously recommends the merger because the board of directors believes that the merger provides benefits to its shareholders, including:

   o the opportunity to continue their investment in a premier provider of customer relationship management services, which following the merger will offer a broader range of services than RMH offers on its own;

   o an investment in a larger company than RMH, with correspondingly greater financial resources than RMH has independently; and

   o the ability of the combined company to realize operating and strategic efficiencies, enhancing the companies' ability to build shareholder value.

   To review RMH's reasons for the merger in greater detail, see pages 60 to 62.

NCO

   The NCO board of directors believes the merger will be beneficial to NCO and its shareholders because, among other reasons:

   o RMH, which provides customer relationship management services, will complement and broaden NCO's existing accounts receivable management services;

   o RMH's customer relationship management services will enhance NCO's ability to provide a broader range of business process outsourcing services to its clients in various industry sectors; and

   o NCO believes that there is a significant potential enhancement of the strategic and market position of the combined entity beyond that achievable by NCO alone.

   To review NCO's reasons for the merger in greater detail, see pages 62 to 64.

                                  The Companies

NCO Group, Inc.
507 Prudential Road
Horsham, Pennsylvania 19044
(215) 441-3000

   NCO, a Pennsylvania corporation, is the largest provider of accounts receivable management and collection services in the world. NCO provides services to clients in the financial services, healthcare, retail and commercial, utilities, education, telecommunications and government sectors.

RMH Teleservices, Inc.
15 Campus Boulevard
Newtown Square, PA 19073
(610) 325-3100

   RMH, a Pennsylvania corporation, provides customer relationship management services to major corporations in the technology, telecommunications, financial services, insurance, retail, transportation and logistics industries.

                               Recent Developments

Proposed Merger of NCO and NCO Portfolio Management, Inc.

   On December 15, 2003, NCO and NCO Portfolio Management, Inc., referred to as NCPM, a leading purchaser and manager of delinquent accounts receivable, announced that they have entered into an agreement by which NCPM would be merged with a wholly owned subsidiary of NCO. NCO currently owns approximately 63.3% of the outstanding stock of NCPM and pursuant to the proposed merger would acquire all NCPM shares that it does not own in a transaction expected to be tax-free to the stockholders of NCPM. Michael J. Barrist, chairman of the board, president and chief executive officer of NCO, also serves as chairman of the board, president and chief executive officer of NCPM and beneficially owns 3.3% of NCPM's outstanding common stock.

   Under the NCPM merger agreement, NCPM's minority stockholders will receive
0.36187 of a share of NCO common stock for each share of NCPM common stock. NCO will issue approximately 1.8 million shares of NCO common stock to NCPM's minority stockholders. Under the NCPM merger agreement, if the average closing sale price of NCO common stock for the 10 day trading period ending on the second day prior to the closing date of the transaction were to be less than $21.50 per share, NCPM would have the right to terminate the NCPM merger agreement unless NCO were to agree to improve the exchange ratio so that the NCPM minority stockholders receive that number of shares of NCO common stock with a value equivalent to the $21.50 price, based on such 10 trading day average stock price. NCO will also assume all outstanding NCPM stock options. See "Selected Historical and Pro Forma Financial Data of NCO Group, Inc." and "Pro Forma Combined Condensed Financial Statements."

   We have assumed for all purposes in this proxy statement/prospectus, other than the pro forma information and the comparative per share data contained herein, that the shares to be issued in the proposed merger of NCO and NCPM are not issued and outstanding.

RMH Private Placement

   On October 3, 2003, RMH raised net proceeds of $6,520,000 through the sale of common stock to a group of unrelated investors in a private placement financing. RMH issued 2,205,000 shares of its common stock at $3.15 per share and warrants to purchase an additional 551,250 shares of its common stock pursuant to the private placement. The warrants have an exercise price of $4.00 per share and are exercisable beginning April 3, 2004 and until October 3, 2008.

RMH Shareholder Suit

   On December 3, 2003, a shareholder class action suit was filed against RMH and certain of RMH's directors and officers in the Delaware County, Pennsylvania Court of Common Pleas seeking the recovery of damages and other remedies caused by the alleged violation of fiduciary duties by members of RMH's board of directors relating to the proposed merger with NCO. The suit alleges that the defendants favored interests other than those of RMH's public shareholders and failed to take reasonable steps designed to maximize shareholder value with respect to the proposed merger with NCO. At this time, it is too early to form a definitive opinion concerning the ultimate outcome of this litigation. Management of RMH believes that the case is without merit and plans to vigorously defend RMH against this claim.

   On March 1, 2004, in connection with the settlement discussions related to the RMH shareholder suit, NCO and RMH amended the merger agreement to reduce the termination fee from $5.0 million to $3.0 million, plus NCO's documented out-of-pocket costs and expenses up to $1.0 million.

RMH's Form 10-K for the Fiscal Year Ended September 30, 2003 Contained an Auditor's Report with an Explanatory Paragraph Regarding RMH's Ability to Continue as a Going Concern

   The report of RMH's independent auditors on its financial statements for the year ended September 30, 2003 states that RMH's recurring losses from operations, uncertainty regarding the ability to remain in compliance with restrictive debt covenants under the revolving credit facility, and uncertainty regarding the ability to obtain additional financing to fund RMH's operations and capital requirements raise substantial doubt about RMH's ability to continue as a going concern.

NCO Earnings Release

   On February 9, 2004, NCO reported unaudited results of operations for the three months ended December 31, 2003 and the year ended December 31, 2003.

                                             Selected Financial Data
                                   (Amounts in thousands, except per share data)

Selected Statement of Income Data:

                                                             For the Three Months Ended       For the Years Ended
                                                                    December 31,                  December 31,
                                                              ------------------------       ----------------------
                                                                2002            2003           2002          2003
                                                              --------        --------       --------      --------
Revenue                                                       $172,225        $187,606       $703,450      $753,816

Operating costs and expenses                                   155,527         165,714        612,401       664,265
                                                              --------        --------       --------      --------
Income from operations                                          16,698          21,892         91,049        89,551

Other income (expense)                                          (4,579)         (4,756)       (17,970)      (17,943)
                                                              --------        --------       --------      --------
Income before income taxes                                      12,119          17,136         73,079        71,608

Income tax expense                                               4,589           6,071         27,702        26,732
                                                              --------        --------       --------      --------

Income from operations before minority interest                  7,530          11,065         45,377        44,876

Minority interest                                                 (726)           (811)        (3,218)       (2,430)
                                                              --------        --------       --------      --------

Net income                                                    $  6,804        $ 10,254       $ 42,159      $ 42,446
                                                              ========        ========       ========      ========

Net income per share:
       Basic                                                  $   0.26        $   0.39       $   1.63      $   1.64
                                                              ========        ========       ========      ========
       Diluted                                                $   0.26        $   0.37       $   1.54      $   1.54
                                                              ========        ========       ========      ========

Weighted average shares outstanding:

       Basic                                                    25,908          25,981         25,890        25,934
       Diluted                                                  29,717          30,149         29,829        29,895


Selected Balance Sheet Data:

                                                                                               As of December 31,
                                                                                             ----------------------
                                                                                               2002          2003
                                                                                             --------      --------
Cash and cash equivalents                                                                    $ 25,159      $ 45,644
Current assets                                                                                215,226       229,452
Total assets                                                                                  966,281       946,111

Current liabilities                                                                           107,009       126,674
Long-term debt, net of current portion                                                        334,423       245,158
Shareholders' equity                                                                          435,762       490,417

      Selected Historical and Pro Forma Financial Data of NCO Group, Inc.


   The historical selected financial data of NCO for each of the five years in the period ended December 31, 2002 are derived from the audited financial statements of NCO. The historical selected financial data as of September 30, 2003 and for the nine months ended September 30, 2002 and 2003 are derived from the unaudited financial statements of NCO and, in the opinion of the management of NCO, include all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the results of operations and financial position for those periods. The results for the nine months ended September 30, 2003 for NCO are not necessarily indicative of the results to be expected for the full year. Historical results are not necessarily indicative of the results to be expected in the future.

   The unaudited pro forma selected financial data of NCO for the year ended December 31, 2002 has been prepared assuming the acquisition of Great Lakes Collections Bureau, Inc., which was completed on August 18, 2002, the pending acquisition of RMH and the pending acquisition of the minority interest of NCPM each occurred on January 1, 2002.

   The unaudited pro forma selected financial data of NCO as of September 30, 2003 has been prepared assuming the pending acquisitions of RMH and the minority interest of NCPM occurred on September 30, 2003. The unaudited pro forma selected financial data of NCO for the nine months ended September 30, 2003 has been prepared assuming the pending acquisitions of RMH and the minority interest of NCPM occurred on January 1, 2003.

   The fiscal year end of RMH is September 30. In order to present the unaudited pro forma selected financial data in a comparable manner, the twelve months ended December 31, 2002 and the nine months ended September 30, 2003 for RMH were combined with the comparable periods of NCO.

   The unaudited pro forma selected financial data does not purport to represent what NCO's actual results of operations or financial position would have been had the acquisitions occurred as of such dates, or to project NCO's results of operations or financial position for any period or date, nor does it give effect to any matters other than those described in the notes accompanying the "Pro Forma Combined Condensed Financial Statements."

   The following data should be read in conjunction with NCO's historical consolidated financial statements and the accompanying notes; the historical financial statements and the accompanying notes of RMH, Great Lakes and NCPM; the unaudited pro forma consolidated financial data and the accompanying notes included under the caption "Pro Forma Combined Condensed Financial Statements;" and NCO's and RMH's "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are either incorporated into or included elsewhere in this proxy statement/prospectus. See "Where You Can Find More Information," "Information Concerning RMH -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to Financial Statements of RMH Teleservices, Inc."

     Selected Historical and Pro Forma Financial Data of NCO Group, Inc.(1)
                 (Amounts in thousands, except per share data)

                                                                                                         For the Nine Months
                                           For the Years Ended December 31,                              Ended September 30,
                         --------------------------------------------------------------------    ----------------------------------
                                               Historical                          Pro Forma          Historical         Pro Forma
                         ------------------------------------------------------   -----------     -------------------   -----------
                           1998       1999        2000       2001        2002         2002         2002        2003         2003
                         --------   --------    --------   --------    --------   -----------    --------    --------   -----------
Selected Statement of
 Income Data:
Revenue                  $209,947   $460,311    $587,452   $683,873    $703,450     $989,909     $531,225    $566,210    $ 772,487
Operating costs and
 expenses:
 Payroll and related
  expenses                106,787    237,709     293,292    350,634     335,405      533,473      251,469     264,506      422,531
 Selling, general and
  administrative
  expenses                 61,607    128,177     179,924    237,690     249,672      331,283      185,627     210,299      256,979
 Depreciation and
  amortization
  expenses                  8,615     21,805      32,360     38,205      27,324       49,424       19,778      23,746       40,752
 Nonrecurring
  acquisition costs             -      4,601           -          -           -        4,065            -           -        2,836
                         --------   --------    --------   --------    --------     --------     --------    --------    ---------
Income from
 operations                32,938     68,019      81,876     57,344      91,049       71,664       74,351      67,659       49,389
Other income
 (expense)                 (1,794)   (16,899)    (22,126)   (23,335)    (17,970)     (23,932)     (13,391)    (13,187)     (14,560)
                         --------   --------    --------   --------    --------     --------     --------    --------    ---------
Income before
 provision for income
 taxes                     31,144     51,120      59,750     34,009      73,079       47,732       60,960      54,472       34,829
Income tax expense         12,881     22,821      24,572     14,661      27,702       18,814       23,113      20,661       13,786
                         --------   --------    --------   --------    --------     --------     --------    --------    ---------
Income from
 continuing
 operations before
 minority interest         18,263     28,299      35,178     19,348      45,377       28,918       37,847      33,811       21,043
Minority interest               -          -           -     (4,310)     (3,218)           -       (2,492)     (1,619)           -
                         --------   --------    --------   --------    --------     --------     --------    --------    ---------
Income from
 continuing
 operations                18,263     28,299      35,178     15,038      42,159       28,918       35,355      32,192       21,043
Accretion of
 preferred stock to
 redemption value          (1,604)      (377)          -          -           -            -            -           -            -
                         --------   --------    --------   --------    --------     --------     --------    --------    ---------
Income from
 continuing
 operations
 applicable to common
 shareholders              16,659     27,922      35,178     15,038      42,159       28,918       35,355      32,192       21,043
Discontinued
 operations, net of
 taxes:
  Income (loss) from
   discontinued
   operations                  82      1,067        (975)         -           -            -            -           -            -
  Loss on disposal of
   discontinued
   operations                   -          -     (23,179)         -           -            -            -           -            -
                         --------   --------    --------   --------    --------     --------     --------    --------    ---------
Net income applicable
 to common
 shareholders            $ 16,741   $ 28,989    $ 11,024   $ 15,038    $ 42,159     $ 28,918     $ 35,355    $ 32,192    $  21,043
                         ========   ========    ========   ========    ========     ========     ========    ========    =========
Income from continuing
 operations applicable
 to common shareholders
 per share:
   Basic                 $   0.91   $   1.22    $   1.38   $   0.58    $   1.63     $   0.93     $   1.37    $   1.24    $    0.68
                         ========   ========    ========   ========    ========     ========     ========    ========    =========
   Diluted               $   0.84   $   1.17    $   1.36   $   0.58    $   1.54     $   0.92     $   1.28    $   1.17    $    0.67
                         ========   ========    ========   ========    ========     ========     ========    ========    =========
Net income applicable to common shareholders per share:
   Basic                 $   0.91   $   1.27    $   0.43   $   0.58    $   1.63     $   0.93     $   1.37    $   1.24    $    0.68
                         ========   ========    ========   ========    ========     ========     ========    ========    =========
   Diluted               $   0.85   $   1.22    $   0.43   $   0.58    $   1.54     $   0.92     $   1.28    $   1.17    $    0.67
                         ========   ========    ========   ========    ========     ========     ========    ========    =========
Weighted average shares outstanding:
   Basic                   18,324     22,873      25,587     25,773      25,890       31,134       25,884      25,919       31,163
                         ========   ========    ========   ========    ========     ========     ========    ========    =========
   Diluted                 19,758     23,799      25,842     26,091      29,829       35,531       29,867      29,811       35,513
                         ========   ========    ========   ========    ========     ========     ========    ========    =========

                                                       December 31,                                      September 30, 2003
                                  ------------------------------------------------------              -------------------------
                                    1998       1999        2000       2001        2002                Historical     Pro Forma
                                  --------   --------    --------   --------    --------             -----------    -----------
Selected Balance Sheet Data:
Cash and cash equivalents         $ 22,528   $ 50,513    $ 13,490   $ 32,161    $ 25,159               $ 44,027     $   39,109
Working capital                     31,517     65,937      76,824     97,478     105,984                102,592         74,923
Net assets of discontinued
 operations                         27,740     41,492           -          -           -                      -              -
Total assets                       410,992    791,692     781,257    928,864     966,281                966,758      1,135,280
Long-term debt, net of current
 portion                           143,831    323,949     303,920    357,868     334,423                274,687        284,378
Minority interest                        -          -           -     21,213      24,427                 26,046              -
Redeemable preferred stock          11,882          -           -          -           -                      -              -
Shareholders' equity               199,465    364,888     375,464    392,302     435,762                477,001        605,072

---------------
(1) The years ended December 31, 1998, 1999, 2000 and 2001, included goodwill amortization expense, net of tax, of $4.0 million, $11.2 million, $11.8 million and $11.9 million, respectively.

               Selected Financial Data of RMH Teleservices, Inc.

                 (Amounts in thousands, except per share data)


   The historical selected financial data of RMH for the years ended September 30, 2000, 2001, 2002 and 2003 and the selected balance sheet data as of September 30, 2001, 2002 and 2003 are derived from RMH's audited consolidated financial statements. The historical selected financial data for the year ended September 30, 1999 and the balance sheet data as of September 30, 1999 and 2000 are derived from RMH's unaudited consolidated financial statements. The historical selected financial data as of December 31, 2003 and for the three months ended December 31, 2002 and 2003 are derived from the unaudited financial statements of RMH and, in the opinion of management of RMH, include all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the results of operations and financial position for those periods. The results for the three months ended December 31, 2003 for RMH are not necessarily indicative of the results to be expected for the full year. Historical results are not necessarily indicative of the results to be expected in the future.

   The following data should be read in conjunction with RMH's financial statements and notes thereto and the information contained in "Information Concerning RMH -- Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this proxy statement/prospectus.

                                                                                                       For the Three Months
                                                        For the Year Ended September 30,                Ended December 31,
                                             -----------------------------------------------------     --------------------
                                              1999       2000        2001        2002       2003         2002        2003
                                             -------   --------    --------    --------   --------      ------      ------
Statement of Operations Data:
Net revenues...............................  $80,318   $130,939    $173,983    $239,192   $283,923      $77,646    $ 63,865
                                             -------   --------    --------    --------   --------      -------    --------
Operating expenses:
  Cost of services.........................   60,955     99,141     139,642     192,242    240,059       59,217      59,222
  Selling, general, and administrative.....   17,461     25,647      34,431      49,365     48,880       12,118      11,366
  Provision for losses on receivables......       --         83      13,627       7,942        738        1,027        (450)
  Restructuring charge.....................       --         --         868       3,733      2,866           30          --
                                             -------   --------    --------    --------   --------      -------    --------
Total operating expenses                      78,416    124,871     188,568     253,282    292,543       72,392      70,138
                                             -------   --------    --------    --------   --------      -------    --------
Operating income (loss)....................    1,902      6,068     (14,585)    (14,090)    (8,620)       5,254      (6,273)
Equity in losses of joint venture..........       88        650       1,161          --         --           --          --
Other (expense) income, net................       --         --          --          90       (334)         (86)       (265)
Interest income............................      301        107         427          78        107           15          21
Interest expense...........................      520      1,172       3,063       3,569      2,975          837         745
                                             -------   --------    --------    --------   --------      -------    --------
Income (loss) before income taxes..........    1,595      4,353     (18,382)    (17,491)   (11,822)       4,346      (7,262)
Income tax expense (benefit)...............      599      1,632        (752)         --        476           40          32
                                             -------   --------    --------    --------   --------      -------    --------
Net income (loss)..........................  $   996   $  2,721    $(17,630)   $(17,491)   (12,298)     $ 4,306    $ (7,294)
                                             =======   ========    ========    ========   ========      =======    ========
Basic income (loss) per common share.......  $  0.12   $   0.33    $  (1.89)   $  (1.32)  $  (0.90)     $  0.32    $  (0.46)
                                             =======   ========    ========    ========   ========      =======    ========
Diluted income (loss) per common share.....  $  0.12   $   0.31    $  (1.89)   $  (1.32)  $  (0.90)     $  0.30    $  (0.46)
                                             =======   ========    ========    ========   ========      =======    ========



                                                                   September 30,                        December 31,
                                               -----------------------------------------------------    ------------
                                                1999       2000        2001        2002       2003         2003
                                               -------   --------    --------    --------   --------      ------
Balance Sheet Data:
Working capital (deficit)....................  $12,550   $ 12,353    $ 15,346    $ (1,892)  $(14,569)    $(17,241)
Total assets.................................   48,960     55,707     102,624      94,691     88,449       88,486
Long-term debt, less current maturities......       --         --         371         272        730          624
Obligations under capital lease less
  current maturities.........................    7,063      9,129      23,373      17,351      8,741        7,167
Loans payable to shareholders................       --         --       5,000          --         --           --
Shareholders' equity.........................   22,985     26,033      41,158      30,889     19,649       19,343

                            Market Price Information


   NCO common stock is traded on the Nasdaq National Market under the symbol "NCOG." RMH common stock is traded on the Nasdaq National Market under the symbol "RMHT."

   The following tables set forth, for the periods indicated, the high and low sale prices of NCO common stock and RMH common stock as reported on the Nasdaq National Market.

                                                                    High       Low
                                                                  -------    -------
    NCO
    Fiscal Year Ended December 31, 2002:
        First Quarter .........................................   $ 29.75    $ 18.30
        Second Quarter ........................................     29.19      20.61
        Third Quarter .........................................     22.55      11.33
        Fourth Quarter ........................................     16.80      10.56
    Fiscal Year Ended December 31, 2003:
        First Quarter .........................................     17.15      12.55
        Second Quarter ........................................     20.43      14.50
        Third Quarter .........................................     26.00      17.14
        Fourth Quarter ........................................     26.18      20.63
    Fiscal Year Ended December 31, 2004:
        First Quarter (through March 1, 2004) .................      25.31      20.00
    RMH
    Fiscal Year Ended September 30, 2002:
        First Quarter .........................................   $ 20.50    $ 10.05
        Second Quarter ........................................     20.20      13.55
        Third Quarter .........................................     21.30       5.70
        Fourth Quarter ........................................      8.24       3.39
    Fiscal Year Ended September 30, 2003:
        First Quarter .........................................     12.39       7.93
        Second Quarter ........................................     11.00       6.16
        Third Quarter .........................................      7.31       3.67
        Fourth Quarter ........................................      6.76       3.11
    Fiscal Year Ended September 30, 2004:
        First Quarter .........................................      5.30       3.15
        Second Quarter (through March 1, 2004) ................      5.35       4.07


   On November 17, 2003, the last full trading day prior to the execution of the merger agreement, the reported high sale price on the Nasdaq National Market of NCO common stock was $23.64 and the reported low sale price on the Nasdaq National Market of NCO common stock was $22.13. On November 17, 2003, the reported high sale price of the RMH common stock on the Nasdaq National Market was $4.39 and the reported low sale price of RMH common stock on the Nasdaq National Market was $4.05. The last reported sale price on the Nasdaq National Market on November 17, 2003 of NCO common stock was $23.10 and of RMH common stock was $4.24.

   The following table sets forth the closing sale price per share of NCO common stock and RMH common stock as reported on the Nasdaq Stock Market and the pro forma equivalent per share price of RMH common stock on November 17, 2003, the last trading day preceding the execution of the merger agreement, and on March 1, 2004, the most recent date for which prices were available prior to printing this document:

                                                                         Pro Forma
                                                                         Equivalent
                                            NCO             RMH        RMH Per Share
                                        Common Stock    Common Stock       Price
                                        ------------    ------------   -------------
    November 17, 2003...............       $23.10          $4.24           $4.97
    March 1, 2004...................       $22.37          $4.54           $4.81


   The pro forma equivalent per share price of each share of RMH common stock, which is the value of the NCO common stock which RMH shareholders would receive for each share of RMH common stock exchanged in the merger, was calculated by multiplying the closing sale price per share of NCO common stock reflected in the table by an assumed exchange ratio of 0.2150 based on the 20 day average closing price of NCO common stock prior to the public announcement of the merger. Because the exchange ratio will be based on the price of NCO common stock during a measurement period prior to the completion of the merger, the actual exchange ratio may be more or less than 0.2150.

   RMH shareholders are urged to obtain a current market quotation for NCO common stock. No assurance can be given as to the future prices of, or markets for, NCO common stock.

                                Dividend Policies

   Historically, NCO has not paid dividends. NCO does not anticipate paying cash dividends on its common stock in the foreseeable future. In addition, NCO's credit agreement with its lenders prohibits NCO from paying cash dividends without the lenders' prior consent. NCO currently intends to retain future earnings to repay current debt, finance its operations, and fund the growth of its business. Any payment of future dividends will be at the discretion of the NCO board of directors and will depend upon, among other things, NCO's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the NCO board of directors deems relevant.

   Historically, RMH has not paid dividends. The merger agreement restricts RMH from paying any dividends without the consent of NCO prior to the completion or termination of the merger.

                           Comparative Per Share Data

                                   (Unaudited)

   The following table presents historical and combined pro forma per share data for NCO and historical and equivalent combined pro forma per share data for RMH. The pro forma information is provided for illustrative purposes only and assumes that the merger had occurred at the beginning of each of the periods presented. The pro forma information should not be relied upon as necessarily indicative of the historical results that would have been obtained if the companies had combined during those periods or the results that will be obtained in the future. The equivalent pro forma per share amounts for RMH were calculated by multiplying the relevant NCO pro forma amounts by an assumed exchange ratio of
0.2150 based on the 20 day average closing price of NCO common stock prior to the public announcement of the merger. Because the exchange ratio will be based on the price of NCO common stock during a measurement period prior to the completion of the merger, the actual exchange ratio may be more or less than
0.2150. The historical book value per common share is computed by dividing total shareholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma book value per common share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of common stock as of the end of each of the periods presented.

   The fiscal year end of RMH is September 30. In order to present the comparative per share data in a comparable manner:

   o the historical information for RMH is based on RMH's twelve months ended December 31, 2002 and RMH's nine months ended September 30, 2003; and

   o the pro forma information combines RMH's twelve months ended December 31, 2002 and RMH's nine months ended September 30, 2003 with the comparable periods of NCO.

   The pro forma comparative per share data also reflects the issuance of shares of NCO common stock in the proposed merger of NCO and NCPM.

   The following tables should be read in conjunction with NCO's historical consolidated financial statements and the accompanying notes; the historical financial statements and the accompanying notes of RMH and NCPM; and the unaudited pro forma consolidated financial data and the accompanying notes included under the caption "Pro Forma Combined Condensed Financial Statements," all of which are either incorporated into or included elsewhere in this proxy statement/prospectus. See "Where You Can Find More Information."


                                                       As of and for the Twelve    As of and for the Nine
                                                       Months Ended December 31,        Months Ended
                                                                 2002                September 30, 2003
                                                       -------------------------   ----------------------
Historical - NCO:
 Diluted net income per common share............                $ 1.54                     $  1.17
 Book value per common share....................                 16.82                       18.36
Historical - RMH:
 Diluted net loss per common share..............                 (0.91)                      (1.22)
 Book value per common share....................                  2.57                        1.42
Pro Forma per NCO Share:
 Diluted net income per common share............                  0.92                        0.67
 Book value per common share....................                     -                       19.38
Pro Forma per RMH Share Equivalent:
 Diluted net income per common share............                  0.20                        0.14
 Book value per common share....................                     -                        4.17

                                  Risk Factors

   Your vote in favor of the merger constitutes a decision to invest in NCO common stock. In considering whether to approve the merger you should consider carefully the risks we have described below and the information about NCO incorporated by reference or included elsewhere in this proxy statement/ prospectus.

Risks Related to the Merger

Changes in the market value of NCO common stock may adversely affect the value of consideration that RMH shareholders receive for their stock.

   The value of the NCO common stock to be issued in the merger in exchange for each share of RMH common stock cannot be precisely determined prior to completion of the merger. For purposes of determining the merger consideration, NCO common stock will be valued based on the average closing sale prices of NCO common stock for the 20 business day period ending on the second business day preceding the closing date of the merger. RMH shareholders will receive 0.2150 shares of NCO common stock for each share of RMH common stock, as long as NCO's common stock value is between $18.75 and $26.75 per share. Accordingly, the market value of the NCO common stock issued in the merger will depend upon the market price of a share of NCO common stock upon the completion of the merger. The market value of NCO common stock will fluctuate prior to the completion of the merger and therefore may be different at the time the merger is completed than it was at the time the merger agreement was signed and at the time of the shareholder meeting. Accordingly, shareholders cannot be sure of the market value of the NCO common stock that will be issued in the merger, or the market value of NCO common stock at any time after the merger.

   If NCO's common stock value is below $18.75, NCO can elect to either maintain the exchange ratio at 0.2150 or adjust the exchange ratio upward so that each RMH shareholder would receive $4.00 worth of NCO common stock for each share of RMH common stock. If NCO elects to maintain the exchange ratio at 0.2150, RMH has the option to terminate the merger agreement. If NCO's common stock value is more than $26.75, the exchange ratio will automatically adjust so that each RMH shareholder would receive $5.75 worth of NCO common stock for each share of RMH common stock.

   The following chart demonstrates how changes in the market value of NCO common stock will affect the exchange ratio in the merger and the value received by RMH shareholders.

        Hypothetical                                    Value of NCO Common Stock
       NCO Common Stock                                     Received for Each
          Value (1)          Merger Exchange Ratio    Share of RMH Common Stock (2)
     ---------------------   ---------------------    -----------------------------
            $30.00                   0.1917                       $5.75
            $27.00                   0.2130                       $5.75
            $26.75                   0.2150                       $5.75
            $22.75                   0.2150                       $4.89
            $18.75                   0.2150                       $4.03
            $18.00                   0.2222 (3)                   $4.00
            $18.00                   0.2150 (4)                   $3.87

(1) Represents the average closing sale prices of NCO common stock for the 20 business day period ending on the second business day preceding the closing date.
(2) Assumes that the actual price of NCO common stock at the effective time of the merger equals the average closing price. To the extent that the average NCO common stock value differs from NCO's trading price at the time the merger consideration is received, the current value of the merger consideration received for RMH shares will differ from the dollar amount set forth in the table.
(3) Assumes NCO elects to adjust the merger exchange ratio.
(4) Assumes NCO elects to keep the merger exchange ratio at 0.2150 and RMH does not exercise its right to terminate the merger agreement.

Accordingly, RMH shareholders cannot be sure of the number of NCO shares that will be issued in exchange for RMH shares or the market value of the NCO common stock that will be issued in the merger. We cannot assure you as to the value of NCO common stock at any time.

Failure to complete the merger could harm the market price of RMH's common stock and RMH's future business operations.

   If the merger is not completed, RMH may be subject to the following risks:

   o the price of RMH's common stock may decline to the extent that the current market price of RMH common stock reflects a market assumption that the merger will be completed;

   o if the merger is terminated and RMH's board of directors elects to seek another merger or business combination, RMH may not be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger;

   o RMH's costs related to the merger, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed;

   o failure to complete the merger could have an adverse effect on RMH's relationships with its employees, suppliers, distributors, customers, licensors and other business partners;

   o RMH would need to raise additional capital to fund its ongoing operations as a stand-alone public company, and such additional capital may not be available to RMH when needed, or on acceptable terms, or at all; and

   o if the merger agreement is terminated under certain circumstances, RMH will be required to pay NCO a termination fee and expenses of up to $4.0 million.

If the merger is not consummated, RMH can give no assurance as to its ability to continue as a going concern.

   In the event the merger with NCO is not consummated, RMH would need to raise additional capital to fund its ongoing operations as a standalone public company. In such an event, RMH may not be able to raise additional funds when needed, or on acceptable terms, or at all. If adequate funds are not available on a timely basis, RMH's ongoing business could be seriously harmed. Moreover, if additional funds are raised through the issuance of equity securities, the percentage ownership of RMH's then current shareholders would be reduced and the value of their investments might decline. In addition, any new securities issued might have rights, preferences, or privileges senior to those of the securities held by RMH's current shareholders. If RMH raises additional funds through the issuance of debt, RMH might become subject to restrictive covenants or its assets might become subject to security interests.

   In addition, RMH sustained operating losses for the three months ended December 31, 2003 and for the fiscal years 2003, 2002 and 2001. While RMH believes that it will be able to reduce such losses and become profitable in future periods, there can be no assurance that RMH will be able to do so. The report of RMH's independent auditors on its financial statements for the year ended September 30, 2003 states that RMH's recurring losses from operations, uncertainty regarding the ability to remain in compliance with restrictive debt covenants under the revolving credit facility, and uncertainty regarding the ability to obtain additional financing to fund RMH's operations and capital requirements raise substantial doubt about RMH's ability to continue as a going concern.

The directors and officers of RMH may have interests that could have affected their decision to support or approve the NCO merger transaction.

   The directors and officers of RMH may have interests in the NCO transaction that differ from, or are in addition to, their interest as RMH shareholders. The interests of RMH directors include:

   o indemnification of RMH directors against certain liabilities arising both before and after the merger; and

   o increased liquidity for RMH directors under Rule 144 of the Securities Act with respect to sales of NCO shares that would be acquired in the merger.

   The interests of RMH officers include:

   o accelerated vesting of stock options upon consummation of the merger;

   o current and future employment or consulting arrangements;

   o forgiveness of loans made to permit certain officers to purchase RMH restricted stock, if such officer's employment is terminated without cause following the merger;

   o severance benefits if certain officers' employment is terminated without cause upon or after the merger;

   o indemnification of RMH officers against certain liabilities arising both before and after the merger; and

   o increased liquidity for RMH officers under Rule 144 of the Securities Act with respect to sales of NCO shares that would be acquired in the merger.

General uncertainty related to the merger could harm RMH's operations and business.

   RMH's customers may, in response to the announcement of the proposed merger, delay or defer purchasing decisions. If RMH's customers delay or defer purchasing decisions, RMH's revenue could materially decline or any increases in revenue could be lower than expected. Similarly, RMH's employees may experience uncertainty about their future roles with the combined company. This may harm RMH's ability to attract and retain key management, sales and technical personnel.

Third parties may terminate or alter existing contracts with RMH.

   RMH has contracts with its suppliers, distributors, customers, licensors and other business partners, some of which may require RMH to obtain the consent of the other contracting parties in connection with the merger. If these consents cannot be obtained, RMH may suffer a loss of future revenue and may lose rights to facilities or intellectual property that are or may be material to RMH's business and the business of the combined company. Furthermore, these third parties may have an unfavorable reaction to the merger and may not wish to continue their relationships with RMH once the merger is completed, which could result in the combined company being unable to rely on these relationships.

If RMH shareholders or NCPM stockholders who receive NCO common stock in the proposed mergers sell that stock immediately, it could cause a decline in the market price of NCO common stock.

   All of the shares of NCO common stock to be issued in the proposed mergers will be registered with the SEC and therefore will be immediately available for resale in the public market, except that shares issued in the merger to the RMH shareholders who entered into voting and lock up agreements with NCO, and shares issued in the proposed mergers to shareholders who are affiliates of RMH or NCPM before the mergers or who become affiliates of NCO after the merger, will be subject to certain restrictions on transferability. As a result of future sales of such common stock, or the perception that these sales could occur, the market price of NCO common stock may decline and could decline significantly before or at the time the merger is completed or immediately thereafter. If this occurs, or if other holders of NCO common stock sell significant amounts of NCO common stock immediately after the merger is completed, it is likely that these sales would cause a decline in the market price of NCO common stock.

Merger related accounting impairment and amortization charges might reduce NCO's profitability.

   Under generally accepted accounting principles, the acquired assets and assumed liabilities of RMH and the minority interest component of the acquired assets and assumed liabilities of NCPM will be recorded on the books of the consolidated NCO entity at their fair values at the date the merger is completed. Any excess of the value of the consideration paid by NCO at the date the merger is completed over the fair value of the identifiable tangible and intangible assets of RMH and over the fair value of the minority interest component of the identifiable tangible and intangible assets of NCPM, including customer lists for RMH, will be treated as excess of purchase price over the fair value of net assets acquired (commonly known as goodwill). Goodwill is not amortized for accounting purposes. However, the amounts allocable to certain identifiable intangible assets, including customer lists, are amortized over their respective useful lives. As a result, NCO will incur substantial accounting amortization charges that will affect NCO's profitability. In addition, to the extent in the future, the book value of the goodwill is in excess of its fair value or NCO loses a significant RMH customer, NCO may need to record an impairment charge to reduce goodwill or the customer list to its fair value.

If NCO is not able to integrate RMH's operations into its business in a timely manner, the anticipated benefits of the merger may not be realized in a timely fashion, or at all, and NCO's existing business may be adversely affected.

   The success of the merger will depend, in part, on NCO's ability to realize the anticipated revenue enhancements, growth opportunities and synergies of combining with RMH and to effectively utilize the resources NCO will have following the merger. The merger involves risks related to the integration and management of acquired technology and operations and personnel. The integration of RMH's business will be a complex, time-consuming and potentially expensive process and may disrupt NCO's business if not completed in a timely and efficient manner. Some of the difficulties that may be encountered by the combined company include:

   o integration of administrative, financial and information technology efforts and resources and coordination of marketing and sales efforts;

   o maintaining client relationships;

   o the diversion of management's attention from other ongoing business concerns; and

   o potential conflicts between business cultures.

   If NCO's management focuses too much time, money and effort to integrate RMH's operations and assets with the operations and assets of NCO, they may not be able to execute NCO's overall business strategy or realize the anticipated benefits of the merger.

After the merger and prior to the proposed merger with NCPM, goodwill will represent 51.6% of NCO's pro forma total assets at September 30, 2003. If the goodwill is deemed to be impaired, NCO may need to take a charge to earnings to write-down the goodwill to its fair value.

   NCO's balance sheet includes "goodwill." Goodwill represents the excess of purchase price over the fair market value of the net assets of the acquired businesses based on their respective fair values at the date of acquisition.

   Effective January 1, 2002, NCO adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangibles," referred to as SFAS 142. As a result of adopting SFAS 142, NCO no longer amortizes goodwill. Goodwill must be tested at least annually for impairment. The annual impairment test will be completed as of October 1st of each year. The test for impairment uses a fair value based approach, whereby if the implied fair value of a reporting unit's goodwill is less than its carrying amount, goodwill would be considered impaired. NCO makes significant assumptions to estimate the future revenue and cash flows used to determine the fair value of our reporting units. If NCO's expected revenue and cash flows are not realized or if a sustained significant depression in its market capitalization indicates that its assumptions are not accurately estimating its fair value, impairment losses may be recorded in the future.

   As of September 30, 2003, NCO's pro forma balance sheet included goodwill that represented 51.6% of total assets and 102.4% of its shareholders' equity. If the goodwill is deemed to be impaired under SFAS 142, NCO may need to take a charge to earnings to write-down the goodwill to its fair value and this could have a materially adverse effect on the market price of NCO's common stock.

   You should be aware that earnings for periods beginning after December 31, 2001 do not include charges for the amortization of goodwill and should consider this when comparing such earnings with historical earnings for periods ended on or before December 31, 2001, which included goodwill amortization charges.

Risks Related to NCO's Business

   If the merger is successfully completed, holders of RMH common stock will become holders of NCO common stock. NCO's business differs from RMH's business, and NCO's results of operations, as well as the price of NCO common stock, may be affected by factors different than those affecting RMH's results of operations and the price of RMH common stock before the merger.

Decreases in NCO's collections due to the economic condition in the United States may have an adverse effect on NCO's results of operations, revenue and stock price.

   Due to the economic condition in the United States, which has led to high rates of unemployment and personal bankruptcy filings, the ability of consumers to pay their debts has significantly decreased. Defaulted consumer loans that NCO services or purchases are generally unsecured, and NCO may often be unable to collect these loans in case of the personal bankruptcy of a consumer. Because of higher unemployment rates and bankruptcy filings, NCO's collections may significantly decline, which may adversely impact NCO's results of operations, revenue and stock price.

Terrorist attacks, war and threats of attacks and war may adversely impact NCO's results of operations, revenue and stock price.

   Terrorist attacks, war and the outcome of war and threats of attacks and war may adversely impact NCO's results of operations, revenue and stock price. Recent terrorist attacks in the United States and on U.S. targets abroad, as well as future events occurring in response or in connection to them, including, without limitation, future terrorist attacks against U.S. targets and threats of war or actual conflicts involving the United States or its allies, may adversely impact NCO's operations, including affecting NCO's ability to collect its clients' accounts receivable. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the economy. They could also result in an adverse effect on the economy of the United States. Any of these occurrences could have a material adverse effect on NCO's results of operations, collections and revenue, and may result in the volatility of the market price for its common stock.

NCO's business is dependent on its ability to grow internally.

   NCO's business is dependent on its ability to grow internally, which is dependent upon:

   o its ability to retain existing clients and expand its existing client relationships; and

   o its ability to attract new clients.

   NCO's ability to retain existing clients and expand those relationships is subject to a number of risks, including the risk that:

   o NCO fails to maintain the quality of services it provides to its clients;

   o NCO fails to maintain the level of attention expected by its clients; and

   o NCO fails to successfully leverage its existing client relationships to sell additional services.

   NCO's ability to attract new clients is subject to a number of risks, including:

   o the market acceptance of its service offerings;

   o the quality and effectiveness of its sales force; and

   o the competitive factors within the accounts receivable management and collection industry.

   If NCO's efforts to retain and expand its client relationships and to attract new clients do not prove effective, it could have a materially adverse effect on NCO's business, results of operations and financial condition.

If NCO is not able to respond to technological changes in telecommunications and computer systems in a timely manner, it may not be able to remain competitive.

   NCO's success depends in large part on its sophisticated telecommunications and computer systems. NCO uses these systems to identify and contact large numbers of debtors and to record the results of its collection efforts. If NCO is unable to respond to technological changes in telecommunications and computer systems in a timely manner, it may not be able to remain competitive. NCO has made a significant investment in technology to remain competitive and it anticipates that it will be necessary to continue to do so in the future. Telecommunications and computer technologies are changing rapidly and are characterized by short product life cycles, so that NCO must anticipate technological developments. If NCO is not successful in anticipating, managing or adopting technological changes on a timely basis or if it does not have the capital resources available to invest in new technologies, its business would be materially adversely affected.

NCO is highly dependent on its telecommunications and computer systems.

   As noted above, NCO's business is highly dependent on its telecommunications and computer systems. These systems could be interrupted by terrorist acts, natural disasters, power losses or similar events. Its business also is materially dependent on services provided by various local and long distance telephone companies. If NCO's equipment or systems cease to work or become unavailable, or if there is any significant interruption in telephone services, NCO may be prevented from providing services. Because NCO generally recognizes income only as accounts are collected, any failure or interruption of services would mean that NCO would continue to incur payroll and other expenses without any corresponding income.

NCO competes with a large number of providers in the accounts receivable management and collection industry. This competition could have a materially adverse effect on NCO's future financial results.

   NCO competes with a large number of companies in providing accounts receivable management and collection services. NCO competes with other sizable corporations in the United States and abroad such as Outsourcing Solutions, Inc., IntelliRisk Management Corporation, Risk Management Alternatives, Inc. and GC Services LP, as well as many regional and local firms. NCO may lose business to competitors that offer more diversified services and/or operate in broader geographic areas than it does. NCO may also lose business to regional or local firms who are able to use their proximity to or contacts at local clients as a marketing advantage. In addition, many companies perform the accounts receivable management and collection services offered by NCO in-house. Many larger clients retain multiple accounts receivable management and collection providers, which exposes NCO to continuous competition in order to remain a preferred provider. Because of this competition, in the future NCO may have to reduce its collection fees to remain competitive and this competition could have a materially adverse effect on NCO's future financial results.

Many of NCO's clients are concentrated in the financial services, healthcare and retail and commercial sectors. If any of these sectors performs poorly or if there are any adverse trends in these sectors, it could materially adversely affect NCO.

   For the year ended December 31, 2002, NCO derived approximately 39.2% of its revenue, excluding purchased accounts receivable, from clients in the financial services sector, approximately 24.5% of its revenue from clients in the healthcare sector and approximately 18.1% of its revenue from clients in the retail and commercial sectors. If any of these sectors performs poorly, clients in these sectors may have fewer or smaller accounts to refer to NCO, or they may elect to perform accounts receivable management and collection services in-house. If there are any trends in any of these sectors to reduce or eliminate the use of third-party accounts receivable management and collection services, the volume of referrals NCO receives could decrease.

NCO has international operations and various factors relating to its international operations could affect its results of operations.

   NCO operates in Canada and the United Kingdom. Approximately 5.1% of NCO's 2002 revenue was derived from Canada and the United Kingdom. Political or economic instability in Canada or the United Kingdom could have an adverse impact on NCO's results of operations due to diminished revenues in these countries. NCO's future revenues, costs of operations and profit results could be affected by a number of factors related to its international operations, including changes in foreign currency exchange rates, changes in economic conditions from country to country, changes in a country's political condition, trade protection measures, licensing and other legal requirements and local tax issues. Unanticipated currency fluctuations in the Canadian Dollar, British Pound or Euro could lead to lower reported consolidated results of operations due to the translation of these currencies into U.S. dollars when NCO consolidates its financial results. In addition, NCO provides services to its U.S. clients through call centers in India and Barbados. The employees of the call centers are hired through a subcontractor. Any political or economic instability in India or Barbados could have an adverse impact on NCO's results of operations.

Most of NCO's contracts do not require clients to place accounts with NCO, may be terminated on 30 or 60 days notice and are on a contingent fee basis. NCO cannot guarantee that existing clients will continue to use its services at historical levels, if at all.

   Under the terms of most of NCO's contracts, clients are not required to give accounts to NCO for collection and usually have the right to terminate its services on 30 or 60 days notice. Accordingly, NCO cannot guarantee that existing clients will continue to use its services at historical levels, if at all. In addition, most of these contracts provide that NCO is entitled to be paid only when it collects accounts. Under applicable accounting principles, therefore, NCO can recognize revenues only upon the collection of funds on behalf of its clients.

NCO is subject to risks as a result of its investment in NCPM.

   NCO is subject to risks as a result of its investment in NCPM, including:

   o the operations of NCPM could divert management's attention from NCO's daily operations, particularly that of Michael J. Barrist, NCO's chairman, president and chief executive officer, who is also serving in the same capacities for NCPM, and otherwise require the use of other of NCO's management, operational and financial resources.

   o NCO's investment in NCPM currently is limited to its $25.0 million equity investment and a $25.0 million revolving credit facility. If NCPM defaults on that credit or if the value of its investment is impaired, it would have a material adverse effect on NCO.

NCPM has additional business risks that may have an adverse effect on NCO's combined financial results.

   NCPM is subject to additional business-related risks common to the purchase and management of defaulted consumer accounts receivable business. The results of NCPM are consolidated into NCO's results. To the extent that those risks have an adverse effect on NCPM, they will have an adverse effect on NCO's combined financial results. Some of those risks are:

   o Collections may not be sufficient to recover the cost of investments in purchased accounts receivable and support operations. NCPM purchases past due accounts receivable generated primarily by consumer credit transactions. These are obligations that the individual consumer has failed to pay when due. The accounts receivable are purchased from consumer creditors such as banks, finance companies, retail merchants, hospitals, utilities, and other consumer-oriented companies. Substantially all of the accounts receivable consist of account balances that the credit grantor has made numerous attempts to collect, has subsequently deemed uncollectable, and charged off its books. After purchase, collections on accounts receivable could be reduced by consumer bankruptcy filings, which have been on the rise. The accounts receivable are purchased at a significant discount, typically less than 10% of face value, to the amount the customer owes and, although NCPM estimates that the recoveries on the accounts receivable will be in excess of the amount paid for the accounts receivable, actual recoveries on the accounts receivable will vary and may be less than the amount expected, or even the purchase price paid for such accounts. The timing or amounts to be collected on those accounts receivable cannot be assured. If cash flows from operations are less than anticipated as a result of NCO's inability to collect NCPM's accounts receivable, NCPM may not be able to purchase new accounts receivable, and its future growth and profitability will be materially adversely affected. There can be no assurance that NCPM's operating performance will be sufficient to service debt or finance the purchase of new accounts receivable.

   o Use of estimates in reporting results. NCPM's revenue is recognized based on estimates of future collections on portfolios of accounts receivable purchased. Although estimates are based on analytics, the actual amount collected on portfolios and the timing of those collections will differ from NCPM's estimates. If collections on portfolios are materially less than estimated, NCPM may be required to record impairment expenses that will reduce earnings and could materially adversely affect earnings, financial condition and creditworthiness.

   o Possible shortage of available accounts receivable for purchase at favorable prices. The availability of portfolios of past due consumer accounts receivable for purchase at favorable prices depends on a number of factors outside of NCPM's control, including the continuation of the current growth trend in consumer debt and competitive factors affecting potential purchasers and sellers of portfolios of accounts receivable. The growth in consumer debt may also be affected by changes in credit grantors' underwriting criteria and regulations governing consumer lending. Any slowing of the consumer debt growth trend could result in less credit being extended by credit grantors. Consequently, fewer delinquent accounts receivable could be available at prices that NCPM finds attractive. If competitors raise the prices they are willing to pay for portfolios of accounts receivable above those NCPM wishes to pay, NCPM may be unable to buy the type and quantity of past due accounts receivable at prices consistent with its historic return targets. In addition, NCPM may overpay for portfolios of delinquent accounts receivable, which may have a materially adverse effect on NCO's combined financial results.

   o NCPM may be unable to compete with other purchasers of past due accounts receivable, which may have an adverse effect on NCO's financial results. NCPM faces bidding competition in its acquisitions of portfolios of past due consumer accounts receivable. Some of its existing competitors and potential new competitors may have greater financial and other resources that allow them to offer higher prices for the accounts receivable portfolios. New purchasers of such portfolios entering the market also cause upward price pressures. NCPM may not have the resources or ability to compete successfully with its existing and potential new competitors.
     To remain competitive,

     NCPM may have to increase its bidding prices, which may have an adverse impact on NCO's combined financial results.

NCO's success depends on its senior management team and, if it is not able to retain them, it could have a material adverse effect on NCO.

   NCO is highly dependent upon the continued services and experience of its senior management team, including Michael J. Barrist, its chairman, president and chief executive officer. NCO depends on the services of Mr. Barrist and the other members of its senior management team to, among other things, continue the development and implementation of its growth strategies, and maintain and develop its client relationships.

NCO may seek to make strategic acquisitions of companies. Acquisitions involve additional risks that may adversely affect NCO.

   NCO may be unable to make acquisitions because suitable companies in the accounts receivable management and collection business or the business process outsourcing business are not available at favorable prices due to increased competition for these companies.

   NCO may have to borrow money, incur liabilities or sell stock to pay for future acquisitions and NCO may not be able to do so at all or on terms favorable to it. Additional borrowings and liabilities may have a materially adverse effect on NCO's liquidity and capital resources. If NCO issues stock for all or a portion of the purchase price for future acquisitions, its shareholders' ownership interest may be diluted. If the price of NCO's common stock decreases or potential sellers are not willing to accept its common stock as payment for the sale of their businesses, NCO may be required to use more of its cash resources, if available, in order to continue its acquisition program.

   Completing acquisitions involves a number of risks, including diverting management's attention from NCO's daily operations and other additional management, operational and financial resources. NCO might not be able to successfully integrate future acquisitions into its business or operate the acquired businesses profitably, and it may be subject to unanticipated problems and liabilities of acquired companies.

NCO is dependent on its employees and a higher turnover rate would have a material adverse effect on NCO.

   NCO is dependent on its ability to attract, hire and retain qualified employees. The accounts receivable management and collection industry experiences a high employee turnover rate. Many of NCO's employees receive modest hourly wages and some of these employees are employed on a part-time basis. A higher turnover rate among NCO's employees would increase its recruiting and training costs and could materially adversely impact the quality of services it provides to its clients. If NCO were unable to recruit and retain a sufficient number of employees, it would be forced to limit its growth or possibly curtail its operations. Growth in NCO's business will require it to recruit and train qualified personnel at an accelerated rate from time to time. NCO cannot assure you that it will be able to continue to hire, train and retain a sufficient number of qualified employees. Any increase in hourly wages, costs of employee benefits or employment taxes also could materially adversely affect NCO.

   NCO's employees are not represented by a labor union. If NCO's employees attempt to organize a labor union, and are successful, this could increase NCO's recruiting and training costs and could decrease NCO's operating efficiency and productivity.

If NCO fails to comply with government regulation of the collections industry, it could result in the suspension or termination of its ability to conduct business.

   The collections industry is regulated under various U.S. federal and state, Canadian and United Kingdom laws and regulations. Many states, as well as Canada and the United Kingdom, require that NCO be licensed as a debt collection company. The Federal Trade Commission has the authority to investigate consumer complaints against debt collection companies and to recommend enforcement actions and seek monetary penalties. If NCO fails to comply with applicable laws and regulations, it could result in the suspension or termination of its ability to conduct collections, which would materially adversely affect it. In addition, new federal, state or foreign laws or regulations, or changes in the ways these rules or laws are interpreted or enforced, could limit NCO's activities in the future or significantly increase the cost of regulatory compliance. If NCO expands its international operations, it may become subject to additional government controls and regulations in other countries, which may be stricter or more burdensome than those in the United States.

   Several of the industries NCO serves are also subject to varying degrees of government regulation. Although NCO's clients are generally responsible for complying with these regulations, NCO could be subject to various enforcement or private actions for its failure, or the failure of its clients, to comply with these regulations.

NCO may experience variations from quarter to quarter in operating results and net income that could adversely affect the price of its common stock.

   Factors that could cause quarterly fluctuations include, among other things, the following:

   o the timing of NCO's clients' accounts receivable management and collection programs and the commencement of new contracts and termination of existing contracts;

   o the timing and amount of collections on purchased accounts receivable;

   o customer contracts that require NCO to incur costs in periods prior to recognizing revenue under those contracts;

   o the effects of a change of business mix on profit margins;

   o the timing of additional selling, general and administrative expenses to support new business;

   o the costs and timing of completion and integration of acquisitions; and

   o the fact that NCO's business tends to be slower in the third and fourth quarters of the year due to the summer and holiday seasons.

If NCO does not achieve the results projected in its public forecasts, it could have a material adverse effect on the market price of its common stock.

   NCO routinely publicly announces investor guidance concerning expected results of operations. This investor guidance contains forward-looking statements and may be affected by various factors discussed in "Risk Factors" in this proxy statement/prospectus and in NCO's Form 10-K that may cause actual results to differ materially from the results discussed in the investor guidance. The investor guidance reflects numerous assumptions, including NCO's anticipated future performance, general business and economic conditions and other matters, some of which are beyond its control. In addition, unanticipated events and circumstances may affect NCO's actual financial results. The investor guidance is not a guarantee of future performance and the actual results throughout the periods covered by the investor guidance may vary from the projected results. If NCO does not achieve the results projected in its investor guidance, it could have a material adverse effect on the market price of its common stock.

NCO's stock price has been and is likely to continue to be volatile, which may make it difficult for shareholders to resell common stock when they want to and at prices they find attractive.

   The trading price of NCO's common stock has been and is likely to be highly volatile. NCO's stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

   o announcements of fluctuations in NCO or its competitors' operating results;

   o the timing and announcement of acquisitions by NCO or its competitors;

   o changes in publicly available guidance of future results of operations;

   o government regulatory action;

   o changes in estimates or recommendations by securities analysts;

   o adverse or unfavorable publicity about NCO or its services;

   o the commencement of material litigation, or an unfavorable verdict, against NCO;

   o terrorist attacks, war and threats of attacks and war;

   o additions or departures of key personnel; and

   o sales of common stock.

   In addition, the stock market in recent years has experienced significant price and volume fluctuations. Such volatility and decline have affected many companies irrespective of, or disproportionately to, the operating performance of these companies. These broad fluctuations may materially adversely affect the market price of NCO's common stock.

   Anti-takeover provisions may make it more difficult for a third party to acquire control of NCO, even if the change in control would be beneficial to shareholders.

   NCO is a Pennsylvania corporation. Anti-takeover provisions in Pennsylvania law and NCO's articles of incorporation and bylaws could make it more difficult for a third party to acquire control of NCO. These provisions could adversely affect the market price of NCO common stock and could reduce the amount that shareholders might receive if NCO was sold. For example, NCO's articles provide that its board of directors may issue preferred stock without shareholder approval. In addition, NCO's bylaws provide for a classified board, with each board member serving a staggered three-year term. Directors may be removed only for cause and only with the approval of the holders of at least 65% of NCO common stock.

Risks Related to RMH's Business

   RMH has additional business risks that may have an adverse effect on the combined company's financial results. If any of the following risks were to occur, RMH's business, financial condition or results of operations could be materially harmed and this could in turn significantly affect the value of NCO's common stock after the merger.

RMH has incurred significant losses in recent years. If the acquisition of RMH is completed, RMH's financial condition and results of operations could have an adverse effect on NCO.

   RMH incurred significant losses in fiscal 2003, 2002 and 2001 primarily as a result of bad debt expenses, impairment and restructuring charges, a charge associated with projected minimum purchase requirements under agreements with telephone long distance carriers related to the migration from outbound to inbound CRM services, underutilization of capacity, and unfavorable currency exchange rates between the United States and Canada which have resulted in higher operating costs in Canada to support clients in the United States. RMH incurred a significant loss in the first quarter of fiscal 2004 primarily as a result of a decline in billable hours resulting from the timing of telemarketing campaigns, reductions in outsourcing associated with recent economic conditions, the impact of the Do-Not-Call Implementation Act which has resulted in a continued decline in outbound customer relationship management services, and continued unfavorable currency exchange rates between the United States and Canada. In addition, RMH had a working capital deficit of $17,241,000 and $14,569,000 at December 31, 2003 and September 30, 2003, respectively. If the acquisition of RMH is completed, RMH's financial condition and results of operations could have an adverse effect on NCO.

RMH relies on a few major clients for a significant portion of its revenues. The loss of any of these clients or their failure to pay RMH could reduce RMH's revenues and adversely affect RMH's results of operations.

   Substantial portions of RMH's revenues are generated from a few key clients. One client, MCI WORLDCOM Communications, Inc. and MCI WORLDCOM Network Services, Inc., each a subsidiary of WorldCom, Inc. and collectively referred to as MCI, accounted for 34.2% of RMH's net revenues in 2003. MCI accounted for 32.0% and 32.5% of RMH's net revenues in the first quarter of fiscal 2004 and 2003, respectively. In addition, two other clients each accounted for over 10% of RMH's net revenues in 2003. Most of RMH's clients are not contractually obligated to continue to use RMH's services at historic levels or at all. If any of these clients were to significantly reduce the amount of services RMH performs for them, fail to pay RMH, or terminate the relationship altogether, RMH's revenues and business would be harmed.

   On July 21, 2002, WorldCom, Inc. announced that it had filed for voluntary relief under Chapter 11 of the United States Bankruptcy Code. While RMH has continued to provide services to MCI, these events create uncertainty about RMH's future business relationship with MCI, which, if not resolved in a manner favorable to RMH, could have a significant adverse impact on RMH's future operating results and liquidity. In the event that RMH's business relationship with MCI were to terminate, RMH's contracts with MCI call for certain wind-down periods and the payment by RMH of certain termination fees, as defined in such contracts, during which time RMH would seek new business volume. However, replacing lost MCI business volume is subject to significant uncertainty, could take substantially longer than the wind-down periods, and would be dependent on a variety of factors which management cannot predict at this time. For additional discussion about RMH's relationship with MCI, see "Information Concerning RMH -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

A decrease in demand for RMH's services in one or more of the industries to which RMH provides services could reduce RMH's revenues and adversely affect RMH's results of operations.

   RMH's success is dependent in large part on continued demand for its services from businesses within the telecommunications, financial services, insurance, technology and logistics industries. A reduction in or the elimination of the use of outsourced customer relationship management, referred to as CRM, services within any of these industries could harm RMH's business.

An increase in communication rates or a significant interruption in communication service could harm RMH's business.

   RMH's ability to offer services at competitive rates is highly dependent upon the cost of communication services provided by various local and long distance telephone companies. Any change in the telecommunications market that would affect RMH's ability to obtain favorable rates on communication services could harm RMH's business. Moreover, any significant interruption in communication service or developments that could limit the ability of telephone companies to provide

RMH with increased capacity in the future could harm RMH's existing operations and prospects for future growth.

Fluctuations in currency exchange rates could adversely affect RMH's business.

   A significant portion of RMH's business is conducted in Canada. RMH's results of operations have been negatively impacted by the increase in the value of the Canadian dollar in relation to the value of the U.S. dollar over the past nine months which has increased RMH's cost of doing business in Canada. Further increases in the value of the Canadian dollar in relation to the value of the U.S. dollar would further increase such costs and adversely affect RMH's results of operations. In addition, RMH expects to expand its operations into other countries and, accordingly, will face similar exchange rate risk with respect to the costs of doing business in such countries as a result of any increases in the value of the U.S. dollar in relation to the currencies of such countries. There is no guarantee that RMH will be able to successfully hedge its foreign currency exposure in the future.

RMH may not be able to effectively win business against its competition.

   The CRM services industry is highly competitive. RMH competes with:

   o the in-house CRM operations of its clients or potential clients;

   o other outsourced CRM providers, some of which have greater resources than RMH has; and

   o providers of other marketing and CRM formats and, in particular, other forms of direct marketing such as interactive shopping and data collection through television, the internet and other media.

   Many businesses that are significant consumers of CRM services use more than one CRM services firm at a time and reallocate work among various firms from time to time. RMH and other firms seeking to perform outsourced CRM services are frequently required to compete with each other as individual programs are initiated. RMH cannot be certain that it will be able to compete effectively against its current competitors or that additional competitors, some of which may have greater resources than RMH has, will not enter the industry and compete effectively against it. As competition in the industry increases, RMH may face increasing pressure on the prices for its services. RMH will face continued pricing pressure as its competitors migrate call centers to lower cost labor markets.

Consumer resistance to outbound services could harm the CRM services industry.

   As the CRM services industry continues to grow, the effectiveness of CRM services as a direct marketing tool may decrease as a result of consumer saturation and increased consumer resistance to customer acquisition activities, particularly direct sales.

Government regulation of the CRM industry and the industries RMH serves may increase RMH's costs and restrict the operation and growth of RMH's business.

   The CRM services industry is subject to an increasing amount of regulation in the United States and Canada. Most of the statutes and regulations in the United States allow a private right of action for the recovery of damages or provide for enforcement by the Federal Trade Commission, state attorneys general or state agencies permitting the recovery of significant civil or criminal penalties, costs and attorneys' fees in the event that regulations are violated. The Canadian Radio-Television and Telecommunications Commission enforces rules regarding unsolicited communications using automatic dialing and announcing devices, live voice and fax. RMH cannot assure you that RMH will be in compliance with all applicable regulations at all times. RMH also cannot assure you that new laws, if enacted, will not adversely affect or limit RMH's current or future operations.

   Several of the industries served by RMH, particularly the insurance, financial services and telecommunications industries, are subject to government regulation. RMH could be subject to a variety of private actions or regulatory enforcement for RMH's failure or the failure of RMH's clients to comply with these regulations. RMH's results of operations could be adversely impacted if the effect of government regulation of the industries RMH serves is to reduce the demand for RMH's services or expose RMH to potential liability. RMH and its employees who sell insurance products are required to be licensed by various state insurance commissions for the particular type of insurance product sold and to participate in regular continuing education programs. RMH's participation in these insurance programs requires RMH to comply with certain state regulations, changes in which could materially increase RMH's operating costs associated with complying with these regulations.

RMH may be unable to hire or retain qualified personnel.

   By its nature, RMH's industry is labor intensive. CRM representatives, who make up a significant portion of RMH's workforce, generally receive modest hourly wages. RMH's recruiting and training costs are increased and RMH's operating efficiency and productivity are decreased by:

   o any increases in hourly wages, costs of employee benefits or employment taxes;

   o the high turnover rate experienced in RMH's industry;

   o the high degree of training necessary for some of RMH's CRM service offerings, particularly insurance product customer acquisition and technology customer service;

   o RMH's rapid growth; and

   o competition for qualified personnel with other CRM service firms and with other employers in labor markets in which RMH's customer interaction centers are located.

   Additionally, some of RMH's employees have attempted to organize a labor union, which, if successful, could further increase RMH's recruiting and training costs and could further decrease RMH's operating efficiency and productivity. RMH may not be able to continue to cost-effectively recruit, train and retain a sufficient number of qualified personnel to meet the needs of RMH's business or to support RMH's growth. If RMH is unable to do so, RMH's results of operations could be harmed.

                       Where You Can Find More Information

   NCO, RMH and NCPM file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information NCO, RMH and NCPM file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC filings of NCO, RMH and NCPM are also available on the SEC's Internet site (http://www.sec.gov).

   NCO filed a registration statement on Form S-4 to register the shares of NCO common stock to be issued in the merger under the Securities Act. This proxy statement/prospectus is a part of the registration statement on Form S-4 and constitutes a prospectus of NCO in addition to being a proxy statement of RMH for its special meeting of shareholders. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4 or the exhibits to the registration statement on Form S-4.

   The SEC rules also allow NCO to "incorporate by reference" the information it files with the SEC, which means NCO can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this proxy statement/prospectus. Later information filed by NCO with the SEC updates and supersedes this proxy statement/prospectus.

   The following documents previously filed by NCO with the SEC under the Exchange Act are incorporated in this proxy statement/prospectus by this reference:

              SEC Filings                                 Period
--------------------------------------    --------------------------------------
Annual Report on Form 10-K, as            Year ended December 31, 2002
amended, including those portions of
NCO's proxy statement for its 2003
annual meeting of shareholders
incorporated by reference in the
Annual Report on Form 10-K

Quarterly Reports on Form 10-Q            Quarters ended March 31, 2003,
                                          June 30, 2003 and September 30, 2003

Current Reports on Form 8-K               Filed on September 3, 2002 (as amended
                                          on November 4, 2002), November 20,
                                          2003, December 16, 2003 and
                                          January 23, 2004

Registration Statement on Form 8-A        Filed on October 29, 1996
filed under Section 12(g) of the
Exchange Act


   Item 8 of NCPM's Annual Report on Form 10-K for the year ended December 31, 2002, previously filed with the SEC under the Exchange Act, is incorporated by reference into this proxy statement/prospectus.

   All documents filed by NCO under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Item 9 or 12 of Form 8-K) subsequent to the date of this proxy statement/prospectus and prior to the special meeting of RMH shareholders will be deemed to be incorporated by reference in this proxy statement/prospectus and to be a part of this proxy statement/prospectus from the date that document is filed.

   You should rely on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposed merger. Neither RMH nor NCO has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated March 1, 2004. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus nor the issuance of NCO common stock in the merger will create any implication to the contrary.

                           Forward-Looking Statements

   We have each made forward-looking statements in this document (and NCO has made forward-looking statements in its documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of NCO or RMH, including those set forth or referenced in "The Merger -- Background of the Merger," "-- NCO's Reasons for the Merger," "-- RMH's Reasons for the Merger; Recommendation of RMH Board of Directors" and "-- Opinion of Financial Advisor to the Board of Directors of RMH." Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that many factors, some of which are discussed in this document and in the documents which are incorporated by reference, could affect the future financial results of NCO and RMH and could cause those results to differ materially from those expressed or implied in our forward-looking statements contained or incorporated by reference in this document.

                       Special Meeting of RMH Shareholders

   We are sending you this proxy statement/prospectus in order to provide you with important information regarding the merger, and to solicit your proxy for use at the RMH special meeting and at any adjournments or postponements of the RMH special meeting. The RMH special meeting is scheduled to be held at the time and place described below.

General

   The RMH special meeting is scheduled to be held on April 1, 2004, at 10:00 a.m. (local time), at 15 Campus Boulevard, Newtown Square, Pennsylvania 19073. At the RMH special meeting, RMH shareholders will have the opportunity to consider and vote upon the following:

   o the adoption of the merger agreement; and

   o any other matters properly brought before the RMH special meeting, including approval of any adjournment or postponement of the special meeting.

   The RMH board of directors has unanimously approved the proposed merger and the merger agreement and unanimously recommends that RMH shareholders vote "for" the adoption of the merger agreement.

Record Date

   The RMH board of directors has fixed the close of business on February 17, 2004 as the record date for the determination of holders of shares of RMH common stock entitled to notice of and to vote at the RMH special meeting.

Stock Entitled to Vote

   At the close of business on the record date, there were 16,026,830 shares of RMH common stock issued and outstanding held by approximately 60 shareholders of record. Holders of RMH common stock will be entitled to one vote for each share of RMH common stock that they held on the record date.

   If a shareholder's shares are held of record in "street name" by a broker, bank or other nominee and the shareholder intends to vote the shares in person at the RMH special meeting, the shareholder must bring to the meeting a letter from the broker, bank or other nominee confirming the shareholder's beneficial ownership of the shares to be voted.

Quorum

   The presence in person or by properly executed proxy of the holders of a majority of the outstanding shares of RMH common stock will constitute a quorum for the transaction of business at the RMH special meeting. All shares of RMH common stock present in person or represented by proxy and entitled to vote at the RMH special meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. Abstentions and "broker non-votes," explained below, will be counted as shares present for purposes of determining whether a quorum is present. Broker non-votes are shares held in the name of a broker or nominee for which an executed proxy is received, but are not voted on the proposal because the voting instructions have not been received from the beneficial owner or persons entitled to vote and the broker or nominee does not have the discretionary power to vote.

   If the RMH special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened special meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Special Meeting.

Required Vote

   Approval of the adoption of the merger agreement and any other proposal will require the affirmative vote of a majority of the votes cast on the proposal.

   Under the Pennsylvania Business Corporation Law of 1988, as amended, each of an abstention, withholding of authority to vote or broker non-vote is not counted as a vote cast. Accordingly, abstentions, withholding of authority to vote or broker non-votes will have no effect on the vote and will not be counted in determining whether the proposals at the RMH special meeting receive the required shareholder votes.

Stock Ownership and Voting Agreements

   Seven shareholders who collectively held approximately 38% of the outstanding shares of RMH common stock as of the record date, have entered into voting agreements with NCO and have agreed to vote all their shares in favor of the proposed merger. As of the record date, directors and executive officers of RMH beneficially owned and had the right to vote, in the aggregate, 1,554,903 shares of RMH common stock, representing approximately 9.7% of the total votes entitled to be cast at the RMH special meeting. Such directors and executive officers have indicated that they intend to vote their shares in favor of the proposed merger, although, other than Jeffrey J. Jensen, they are not obligated to do so.

Voting and Revocation of Proxies

   All shares of RMH common stock represented by a proxy properly signed and received at or prior to the RMH special meeting, unless subsequently revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without indicating any voting instructions, the shares of RMH common stock represented by the proxy will be voted "for" adoption of the merger agreement. You may revoke your proxy by giving written notice of revocation to RMH at any time before it is voted, by submitting to RMH a duly executed, later-dated proxy or by voting the shares subject to the proxy at the RMH special meeting. All written notices of revocation and other communications with respect to revocation of RMH proxies should be addressed to: John R. Schwab, Chief Financial Officer, RMH Teleservices, Inc., 15 Campus Boulevard, Newtown Square, PA 19073. Attendance at the RMH special meeting will not in and of itself constitute a revocation of a proxy.

   The RMH board of directors is not aware of any business to be acted upon at the RMH special meeting other than as described in this proxy statement/ prospectus. If, however, other matters are brought before the RMH special meeting which are incident to the conduct of the RMH special meeting, the persons appointed as proxies will have discretion to vote or act on the matters according to their best judgment.

Solicitation of Proxies

   The proxies are being solicited on behalf of the RMH board of directors. The solicitation of proxies may be made by directors, officers and regular employees of RMH in person or by mail, telephone, facsimile or telegraph without additional compensation payable for that solicitation. RMH will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of RMH common stock held of record by such persons, and will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with their solicitation efforts. The cost of the solicitation will be borne by RMH.

No Dissenters' Rights

   Under Pennsylvania law, holders of RMH common stock are not entitled to dissenters' rights in connection with the merger.

Shareholder Proposals

   RMH anticipates that it will not have a 2004 Annual Meeting of Shareholders. However, if an annual meeting is held, a shareholder proposal must have been received by RMH on or prior to October 14, 2003 at 15 Campus Boulevard, Newtown Square, Pennsylvania 19073, in order to be eligible for inclusion in RMH's proxy statement for the 2004 Annual Meeting of Shareholders.

                                   The Merger


Material Terms of the Merger Agreement

   The following is a brief summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement and the amendments thereto, which are incorporated by reference into this proxy statement/prospectus and attached as Annexes A-I, A-II and A-III. You are urged to read the merger agreement, including the amendments, carefully.

   Merger Consideration

   As a result of the merger, RMH will become a wholly owned subsidiary of NCO. The value of the NCO common stock to be issued in the merger in exchange for each share of RMH common stock cannot be determined precisely before completion of the merger. Set forth below is a description of how to determine the number of shares of NCO common stock to be received by each RMH shareholder in the merger, which for purposes of this proxy statement/ prospectus is referred to as the merger exchange ratio. For purposes of determining the merger consideration, the NCO common stock will be valued based on the average closing sale prices of NCO common stock for the 20 business day period ending on the second business day preceding the closing date of the merger. This transaction is subject to a collar arrangement, as described below.

   RMH shareholders will receive 0.2150 shares of NCO common stock for each share of RMH common stock, as long as NCO's common stock value is between $18.75 and $26.75 per share. If NCO's common stock value is less than $18.75, NCO can elect to either maintain the merger exchange ratio at 0.2150 or adjust the merger exchange ratio upward so that each RMH shareholder would receive $4.00 worth of NCO common stock for each share of RMH common stock. If NCO elects to maintain the merger exchange ratio at 0.2150, RMH has the option to terminate the merger agreement. If NCO's common stock value is more than $26.75, the merger exchange ratio will automatically adjust so that each RMH shareholder would receive $5.75 worth of NCO common stock for each share of RMH common stock.

   No Fractional Shares

   No fractional shares of NCO common stock will be issued in the merger. Instead, RMH shareholders who would otherwise have been entitled to receive a fraction of a share of NCO common stock will receive cash (without interest) in an amount equal to the product of the fractional interest multiplied by the merger exchange ratio, determined as described above.

   Treatment of RMH Stock Options and Warrants

   Under the merger agreement, RMH's stock option plan will continue in effect after the merger as an option plan of NCO. All outstanding options and warrants to acquire shares of RMH common stock immediately before the consummation of the merger will continue in effect after the merger as options and warrants to purchase NCO common stock, subject to the adjustments stated below. Upon the consummation of the merger, each RMH stock option and each RMH warrant will be automatically adjusted to provide that:

   o the number of shares of NCO common stock which will be issued upon the exercise of the RMH option or warrant will be equal to the number of shares of RMH common stock which would have been issued upon exercise of the RMH option or warrant immediately before the consummation of the merger, multiplied by the merger exchange ratio and rounded off to the nearest whole number of shares; and


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
   o the exercise price per share of NCO common stock under the RMH option or warrant will be the amount equal to the exercise price per share under the RMH stock option or warrant, immediately before the consummation of the merger, divided by the merger exchange ratio rounded up to the nearest whole cent.

   Representations and Warranties

   The merger agreement contains statements and promises, called representations and warranties, made by RMH and NCO.

   To review these representations and warranties you should read the merger agreement and the amendments thereto, which are attached as Annexes A-I, A-II and A-III. The merger agreement provides that the respective representations and warranties of NCO and RMH will not survive after the completion of the merger or the termination of the merger agreement.

   Conduct of Business Pending the Merger

   The merger agreement contains various covenants and agreements that govern RMH's and NCO's actions until the merger is completed or the merger agreement is terminated. Some of RMH's covenants and agreements require that RMH and its subsidiaries will:

   o conduct their respective operations in accordance with their ordinary and usual course of business;

   o use commercially reasonable efforts to preserve intact the business organization;

   o use commercially reasonable efforts to keep available the services of their officers and employees;

   o use commercially reasonable efforts to maintain satisfactory relationships with customers, suppliers and others having business relationships with them;

   o take no action that could reasonably be deemed to have a material adverse effect on the ability of RMH to consummate the transactions contemplated by the merger agreement or the timing thereof;

   o consult with NCO on the management and business affairs of RMH and its subsidiaries; and

   o promptly advise NCO in writing of any change in RMH's or its subsidiaries' business or financial condition which is materially adverse to RMH and its subsidiaries taken as a whole.

   In addition, RMH agreed that neither RMH nor its subsidiaries, without NCO's prior written consent, will:

   o amend its articles of incorporation or bylaws;

   o authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into or exercisable for shares of capital stock of any class, except as required by any employee benefit or stock option plan or agreement or pursuant to the warrants existing on the date of the merger agreement;

   o split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or partnership interest or redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except any distribution made by any of RMH's subsidiaries to RMH or any of RMH's other subsidiaries;

   o create, incur, assume, maintain or permit to exist any debt (including obligations in respect of capital leases) other than as in existence on the date of the merger agreement (or which, in the ordinary course of business, replaces any such debt) in an aggregate amount for RMH and its subsidiaries taken as a whole exceeding $50,000;

   o except in the ordinary course of business and consistent with past practices assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than any of the RMH subsidiaries;

   o make any loans, advances or capital contributions to, or investments in, any person other than any of the RMH subsidiaries, except for customary advances to employees or trade credit in the ordinary course of business and consistent with past practices, which in any event will not exceed $25,000 in the aggregate;

   o except in the ordinary course of business or as otherwise contemplated by or described or referred to in any SEC filings filed by RMH since September 30, 2001 and on or before the date of the merger agreement, sell, transfer, mortgage, lease, license or otherwise dispose of or encumber any assets, or cancel any indebtedness, of RMH or its subsidiaries which have a value on RMH's books, either individually or in the aggregate, in excess of $25,000;

   o increase in any manner the compensation of any of its directors, officers or employees except in the ordinary course of business, consistent with past practice as part of their regularly scheduled review;

   o pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or amend or agree to enter into or amend any agreement or arrangement with any of its directors, officers or employees, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements and other than such additional severance and stay bonus plans disclosed to NCO in writing prior to the execution of the merger agreement;

   o grant (other than as required pursuant to existing agreements or plans) any severance or termination pay to, or enter into or amend any employment, severance or change in control agreement with, any of its directors, officers or employees;

   o except as may be required to comply with applicable law, enter into or become obligated under any collective bargaining agreement or any agreement with, any labor union or


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
     association representing employees, pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date of the merger agreement, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date of the merger agreement;

   o authorize or commit to make any material capital expenditures in excess of $50,000 per expenditure;

   o make any material change in the accounting methods or accounting practices followed by RMH, except as required by generally accepted accounting principles:

   o settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $50,000;

   o make any election under the Internal Revenue Code;

   o enter into any contract that if entered into on or prior to the date of the merger agreement would be required to be disclosed under the merger agreement;

   o merge with or into or consolidate with any other person (other than between RMH subsidiaries) or make any acquisition of all or any part of the assets or capital stock or business of any other person except for tangible property acquired in the ordinary course of business; or

   o agree to do any of the foregoing.

   RMH also agreed that all of its SEC filings after the date of the first amendment to the merger agreement and prior to the closing date of the merger:

   o will be timely filed and comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act; and

   o will not at the time they will be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   NCO agreed that, except as contemplated by the merger agreement, NCO and its subsidiaries will take no action that could reasonably be deemed to have a material adverse effect on the ability of the companies to consummate the transactions contemplated by the merger agreement or the timing thereof. In addition, NCO agreed that neither NCO nor its subsidiaries, without the prior written consent of RMH, will:

   o amend the articles of incorporation or bylaws of NCO in a manner which would materially and adversely change the rights of holders of NCO common stock;


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
   o during the 20 business day period ending on the second business day preceding the closing date of the merger, pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except any distribution made by any of NCO's subsidiaries to NCO or any of NCO's other subsidiaries; or

   o agree to do any of the foregoing.

   In addition, NCO agreed that it will:

   o maintain or cause to be maintained for the benefit of each employee of NCO or any of its subsidiaries who was an employee of RMH or any of its subsidiaries immediately prior to the effective time employee benefit plans and programs that provide each employee with benefits, rights and entitlements which are comparable to similarly situated employees of NCO; and

   o following the effective time of the merger, honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing on or prior to the date of the merger agreement which are between RMH and its subsidiaries and any of their officers, directors or employees.

   Both NCO and RMH agreed that they will:

   o use commercially reasonable efforts to cause the merger to qualify as a tax-free reorganization under the Internal Revenue Code and that they will not take, or permit any of their affiliates to take, any action that could reasonably be expected to jeopardize qualification of the merger as a tax-free reorganization; and

   o prior to the effective time of the merger, take such steps as may be required to cause any acquisitions or dispositions of capital stock of NCO or RMH (including derivative securities thereof) resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to RMH to be exempt under Rule 16b-3 of the Exchange Act.

   The discussion above is only a summary and does not contain a complete explanation of all of the covenants contained in the merger agreement. To review all of the various covenants and agreements contained in the merger agreement, you should read the merger agreement and the amendments thereto, which are attached to this document as Annexes A-I, A-II and A-III.

   Non-Solicitation

   In the merger agreement, RMH has agreed that it will not, nor will it authorize or permit any of its subsidiaries to: (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) or take any other action designed to facilitate any inquiries or the making of any proposal which constitutes a "takeover proposal" (as defined below); (ii) participate in any discussions or negotiations regarding any takeover proposal;
(iii) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to a takeover proposal; or (iv) approve, endorse or recommend a takeover proposal. However, to the extent that, at any time prior to the time of the adoption of the merger agreement by RMH's shareholders, the board of directors of RMH determines in good faith, after consultation with outside counsel, that failing to do so would violate its fiduciary duties under applicable law, RMH may, in response to any unsolicited takeover proposal which is reasonably likely to lead to a "superior proposal" (as defined below), take the following actions:

   o furnish information with respect to RMH and its subsidiaries to any person inquiring about or making a takeover proposal pursuant to a confidentiality agreement containing limitations no less restrictive than those imposed on NCO under its confidentiality agreement with RMH; and

   o participate in discussions or negotiations regarding such takeover proposal.

   Prior to or at the time of furnishing any information to or entering into discussions with any potential acquiror, RMH agreed that it will: (i) inform NCO in writing that such information is to be provided; (ii) furnish to NCO the identity of the recipient of the information and the terms of the takeover proposal; and (iii) furnish to or notify NCO of the availability of the written information. Any violation of these restrictions by RMH, its subsidiaries or the representatives of each will be deemed to constitute a breach of the merger agreement. RMH agrees that it will immediately terminate any existing discussions that relate to any takeover proposal. A "takeover proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or assets of RMH and its subsidiaries, taken as a whole, or 10% or more of any class of equity securities of RMH, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of any equity securities of RMH, or any sale, lease, exchange, transfer or license of assets, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving RMH or any RMH subsidiary whose business constitutes 10% or more of the net revenues, net income or assets of RMH and its subsidiaries taken as a whole.

   The board of directors of RMH may not withdraw or modify or propose publicly to withdraw or modify, in a manner adverse to NCO, its approval or recommendation of the merger agreement with NCO, or approve or recommend or propose publicly to approve or recommend any takeover proposal, unless the takeover proposal constitutes an unsolicited superior proposal, and the RMH board of directors determines in good faith, in compliance with the terms of the merger agreement, that it is necessary to do so in order to comply with its fiduciary duties under applicable law. "Superior proposal" means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the outstanding RMH common stock or all or substantially all of RMH's assets, that the RMH board of directors determines in good faith, after taking into account advice from its financial advisor and counsel, to be more favorable from a financial point of view to RMH and its shareholders than the merger with NCO.

   The merger agreement provides that RMH must submit the merger agreement for approval to the RMH shareholders whether or not the RMH board of directors determines that the merger agreement is no longer advisable and recommends that the RMH shareholders reject it.

   You should read the merger agreement and the amendments thereto, which are attached as Annexes A-I, A-II and A-III, for a more complete discussion of the non-solicitation provisions.

   Indemnification and Insurance

   The merger agreement provides that for a period of six years after the effective time of the merger, NCO will indemnify, defend and hold harmless the present and former officers, directors, employees and agents of RMH and its subsidiaries from all losses resulting from or arising out of actions or omissions occurring on or prior to the effective time of the merger, to the full extent permitted or


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
required under applicable law as of the effective time of the merger or the governing documents of RMH as of the date of the merger agreement. In addition, NCO has agreed to maintain, for not less than six years after the effective time of the merger, directors' and officers' liability insurance covering the present and former officers, directors, employees and agents of RMH and its subsidiaries who are currently covered by RMH's existing directors' and officers' liability insurance, on terms no less favorable than those policies in effect as of the date of the merger agreement.

   The right to indemnification and insurance described above are subject to qualifications and limits. You should read the merger agreement and the amendments thereto, which are attached as Annexes A-I, A-II and A-III, for a more complete discussion of the indemnification and insurance provisions.

   Conditions to the Merger

   The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including, among other things, that:

   o no law or regulation shall be in effect that makes completion of the merger illegal, and no court order or other legal restraint or prohibition shall be in effect that prevents the consummation of the merger;

   o the merger agreement must have been approved and adopted by the RMH shareholders;

   o the proxy statement/prospectus must have become effective under the Securities Act and must not be the subject of any stop order or proceeding seeking a stop order; no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the merger; and no order suspending trading of NCO common stock on the Nasdaq National Market shall have been issued or pending;

   o NCO and RMH must each have received an opinion from their respective counsel that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes;

   o generally, the representations and warranties of the parties must have been true and correct as of the date of the merger agreement and must be true and correct as of the closing date of the merger as though made on and as of the closing date, except where the failure of the representations and warranties to be so true and correct is not, individually or in the aggregate, reasonably likely to result in a material adverse effect on the party making the representations and warranties; and

   o each party must have, in all material respects, performed all covenants and agreements and complied with all conditions required by the merger agreement to be performed or complied with by that party prior to or on the closing date of the merger.

   With respect to the obligation of NCO to complete the merger, the following conditions also apply:

   o there shall not be pending any actions, suits or proceedings which individually or in the aggregate, taking into account the totality of the facts and circumstances and the probability of an adverse judgment, are reasonably likely to have a material adverse effect on RMH and its subsidiaries taken as a whole and which (i) challenges or seeks to restrain or prohibit the consummation of the merger; (ii) relates to the merger and seeks to obtain damages from NCO or any of its subsidiaries; (iii) seeks to prohibit or limit in


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
     any material respect NCO's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of RMH; or (iv) affects adversely the right of NCO, RMH or any subsidiary of NCO to own the assets or operate the business of RMH; provided, however, that to the extent that any damages payable in connection with any such claim, action, suit or proceeding will be fully reimbursed by insurance coverage pursuant to insurance policies held by RMH or NCO, such damages will be disregarded in determining the material adverse effect of such claim, action, suit or proceeding on the policy holder;

   o NCO must have received all specified consents and/or agreements at or prior to the effective time of the merger, other than those the failure of which to obtain would not have a material adverse effect on RMH or any of its subsidiaries;

   o since the date of the merger agreement, there must not have been any material adverse effect on the business, condition, capitalization, assets, liabilities, operations, revenues, results of operations, cash flows, financial performance or prospects of RMH and its subsidiaries, or on the ability of RMH and its subsidiaries to consummate the merger and the transactions contemplated by the merger agreement; provided, however, that in determining whether there has been a material adverse effect, (i) any adverse effects directly resulting from or directly attributable to general economic conditions or general conditions in the industry in which RMH and its subsidiaries do business, which conditions do not affect RMH and its subsidiaries in a materially disproportionate manner; (ii) any change in the market price or trading volume of RMH's stock after November 18, 2003;
     (iii) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, the merger agreement; (iv) the taking of any action by NCO or any of its subsidiaries, or the taking of any action approved or consented to by NCO or NCOG Acquisition Corporation; or
     (v) such facts, as to which the executive officers of NCO have actual knowledge as of the date of the amendment to the merger agreement, will be disregarded; and

   o RMH must have secured access for NCO and its auditors of RMH's independent auditor's work papers related to the audit of RMH for the fiscal year ended September 30, 2003. As of February 10, 2004, this condition has been satisfied.

   In addition, the following conditions apply with respect to RMH's obligation to complete the merger:

   o the shares of NCO common stock to be issued in connection with the merger must have been approved for listing on the Nasdaq National Market; and

   o NCO must have received the consent of its lending group.

   On November 20, 2003, NCO received the necessary consent of its lending group. To review all of the conditions contained in the merger agreements, you should read the merger agreement and the amendments thereto, which are attached to this document as Annexes A-I, A-II and A-III.


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
   Closing Date and Effective Date

   The closing of the merger will take place as soon as practicable after the satisfaction or waiver of the conditions to closing stated in the merger agreement. At the closing of the merger, the parties will file articles of merger with the Secretary of State of the Commonwealth of Pennsylvania. The merger will take effect at the time that the articles of merger are filed with the Secretary of State of the Commonwealth of Pennsylvania.

   Termination of the Merger Agreement

   At any time before the completion of the merger, whether before or after approval of the merger by the shareholders of RMH, the merger agreement may be terminated:

   o by the mutual consent of the boards of directors of NCO and RMH;

   o by NCO or RMH if the merger is not consummated on or before June 30, 2004; however, the right to terminate will not be available to any party whose breach of the merger agreement is the cause of the failure of the merger to have occurred on or prior to June 30, 2004;

   o by NCO or RMH if any court or other government agency issues an order or takes any other action restraining or otherwise prohibiting the proposed merger and the order or other action becomes final and non-appealable;

   o by NCO or RMH if the RMH shareholders do not approve the proposed merger by the required vote at an RMH shareholder meeting;

   o by NCO or RMH upon any breach of the merger agreement by the other party or if the other party's representations and warranties become inaccurate and the breaching party fails to cure the breach within 15 days after receiving notice of the breach;

   o by RMH if the average closing sale prices of NCO common stock during the 20 business day period ending on the second business day preceding the closing of the merger is less than $18.75 per share and NCO does not elect to increase the merger exchange ratio as provided in the merger agreement;

   o by RMH if RMH receives an unsolicited superior proposal (as defined above in "-- Non-Solicitation") and RMH's board of directors reasonably determines in good faith, in compliance with the terms of the merger agreement, to withdraw its recommendation to RMH shareholders in favor of approval of the merger in order to accept the superior proposal and NCO receives from RMH the applicable termination fees payable prior to such termination; and

   o by NCO if the RMH board of directors does not recommend or has withdrawn or adversely modified its recommendation to the RMH shareholders in favor of approval of the merger; RMH enters into an acquisition or other agreement with respect to a takeover proposal (as defined above in " -- Non-Solicitation") with a party other than NCO; or a tender or exchange offer relating to RMH securities is commenced and RMH does not send a statement to its shareholders disclosing that RMH recommends rejection of the tender or exchange offer.


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
   Termination Fees

   The merger agreement requires RMH to pay to NCO a non-refundable termination fee of $3.0 million plus the costs incurred by NCO in connection with the proposed merger (but excluding any investment banking fees) up to an amount not to exceed $1.0 million in the event that the merger agreement is terminated as follows:

   o RMH terminates the merger agreement because RMH receives an unsolicited superior proposal (as defined above in "-- Non-Solicitation") and RMH's board of directors in good faith determines to withdraw its recommendation to RMH's shareholders in favor of approval of the merger in order to accept the superior proposal;

   o NCO terminates the merger agreement because RMH's board of directors does not recommend or has withdrawn or adversely modifies its recommendation to RMH shareholders in favor of approval of the merger; RMH enters into an acquisition or other agreement with respect to a takeover proposal (as defined above in "-- Non-Solicitation") with a party other than NCO; or a tender or exchange offer relating to RMH securities is commenced and RMH does not send a statement to its shareholders disclosing that RMH recommends rejection of the tender or exchange offer; or

   o NCO or RMH terminates the merger agreement because the merger is not consummated on or before June 30, 2004 or the RMH shareholders do not approve the proposed merger by the required vote at an RMH shareholder meeting; provided, however, that such payment may be made only if any takeover proposal is publicly announced or becomes publicly known and is not withdrawn prior to such termination and within nine months following the termination of the merger agreement, either a takeover proposal is consummated or RMH enters into an agreement providing for a takeover proposal and such takeover proposal is later consummated. For purposes of this provision in the merger agreement, the definition of takeover proposal (as defined above in "-- Non-Solicitation") is modified (i) by replacing the 10% threshold with 30% and (ii) to not apply to the issuance of any non-voting, non-convertible preferred securities.

Exchange Procedures for RMH Stock

   NCO will designate a transfer agent satisfactory to RMH to act as the exchange agent under the merger agreement. Promptly after the merger is completed, the exchange agent will mail to each RMH shareholder a letter of transmittal and instructions for use in surrendering his or her RMH stock certificates to the exchange agent. Upon the surrender of an RMH stock certificate to the exchange agent in accordance with the instructions and a completed and signed letter of transmittal, the exchange agent will exchange the RMH stock certificate for new certificates representing the whole number of shares of NCO common stock into which the shares of RMH common stock represented by the RMH stock certificate have been converted in accordance with the merger agreement. No fractional shares will be issued. If applicable, the NCO stock certificate will be accompanied by cash in lieu of fractional shares of NCO common stock.

Opinion of Financial Advisor to the Board of Directors of RMH

   Pursuant to a letter agreement dated as of October 9, 2003 and amended as of January 21, 2004, Broadview International LLC was engaged to act as financial advisor to the board of directors of RMH. The RMH board of directors selected Broadview based on Broadview's reputation and experience in the information technology, communications, healthcare technology and media industry in particular. Broadview focuses on providing merger and acquisition advisory services to information technology, communications, healthcare technology and media companies. In this capacity, Broadview is


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
continually engaged in valuing these businesses and maintains an extensive database of information technology, communications, healthcare technology and media mergers and acquisitions for comparative purposes. At the meeting of the RMH board of directors on January 20, 2004, Broadview rendered its opinion that, based upon and subject to the various factors and assumptions described in the Broadview opinion, the merger consideration to be received by holders of RMH common stock under the merger agreement was fair, from a financial point of view, to holders of RMH common stock.

   Broadview's opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Broadview, is attached as Annex B to this proxy statement/prospectus. RMH shareholders are urged to, and should, read the Broadview opinion carefully and in its entirety. The Broadview opinion is directed to the RMH board of directors and addresses only the fairness of the merger consideration from a financial point of view to holders of RMH common stock as of the date of the opinion. The Broadview opinion does not address any other aspect of the merger consideration and does not constitute a recommendation to any RMH shareholder as to how to vote at the RMH shareholder meeting. The summary of the Broadview opinion set forth in this proxy statement/prospectus, although materially complete, is qualified in its entirety by reference to the full text of such opinion.

   In rendering its opinion, Broadview, among other things:

   o reviewed the terms of the definitive agreement, as well as the draft of the first amendment, furnished to Broadview by RMH's legal counsel;

   o reviewed certain publicly available financial statements and other information with respect to RMH;

   o reviewed certain internal financial and operating information, including certain projections for RMH prepared and provided to Broadview by RMH's management;

   o participated in discussions with RMH's management concerning the operations, business strategy, financial performance and prospects for RMH, which have been revised since Broadview's November 17, 2003 opinion;

   o discussed with RMH's management its view of the strategic rationale for the merger;

   o reviewed the recent reported closing prices and trading activity for RMH common stock;

   o compared certain aspects of the financial performance of RMH with other comparable public companies;

   o analyzed available information, both public and private, concerning other comparable mergers and acquisitions;

   o reviewed certain equity research analyst reports covering RMH;

   o reviewed certain publicly available financial statements and other information with respect to NCO;

   o reviewed the recent reported closing prices and trading activity for NCO common stock;


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
   o reviewed the press release dated October 22, 2003, referred to as the NCPM Press Release, regarding NCO's proposal to acquire all of the minority interest in NCPM, referred to as the NCPM Acquisition, as well as the subsequent press release dated December 15, 2003, referred to as the Second NCPM Press Release, regarding the merger agreement between NCO and NCPM;

   o discussed with NCO's management its view of the strategic rationale for the merger;

   o compared certain aspects of the financial performance of NCO with public companies Broadview deemed comparable;

   o analyzed the anticipated effect of the merger on the future financial performance of the consolidated entity;

   o participated in discussions with NCO's management concerning the operations, business strategy, financial performance and prospects for NCO;

   o reviewed certain equity research analyst reports covering NCO;

   o contacted selected industry participants and participated in discussions with certain of such participants regarding any interest in exploring a potential strategic transaction regarding RMH; and

   o conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of its opinion.

   In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information, including, without limitation, the representations and warranties contained in the definitive agreement, that was publicly available or furnished to Broadview by RMH, NCO or their respective advisors. With respect to the financial projections examined by Broadview, Broadview assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of RMH, as to the future performance of RMH. Broadview did not make or take into account any independent appraisal or valuation of any of RMH's or NCO's assets. For purposes of its opinion, Broadview assumed that neither NCO nor RMH is currently involved in any material transaction other than the merger, other publicly announced transactions, and those activities undertaken in the ordinary course of conducting their respective businesses. Broadview also assumed for purposes of certain analyses contained within its opinion that the NCPM Acquisition will be consummated on or before March 31, 2004 on substantially similar terms as described in the Second NCPM Press Release.

   Broadview's fairness opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of its opinion, and any change in such conditions could require a reevaluation of its opinion, a reevaluation that Broadview has no obligation to undertake. In that regard, in rendering its opinion, Broadview utilized the most recent closing price for NCO common stock, and expressed no opinion as to the price at which shares of NCO common stock will trade at any time in the future.

   The following is a brief summary of some of the sources of information and valuation methodologies employed by Broadview in rendering its opinion. These analyses were presented to the RMH board of directors at its meeting on January 20, 2004. This summary includes the financial analyses used by Broadview and deemed to be material, but does not purport to be a complete description of the analyses performed by Broadview in arriving at its opinion. Broadview did not explicitly assign any relative weights to the various factors of the analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Broadview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

   RMH Stock Performance Analysis

   Broadview compared the recent stock performance of RMH with that of the Nasdaq Composite and the RMH Comparable Index. The RMH Comparable Index is comprised of public companies that Broadview deemed comparable to RMH. Broadview selected companies competing in the customer care business process outsourcing industry with trailing twelve month, or TTM, revenue less than $1 billion and positive TTM earnings before interest and taxes, or EBIT, margin. The RMH Comparable Index consists of the following companies: APAC Customer Services, Inc.; ICT Group, Inc.; SITEL Corporation; StarTek, Inc.; Sykes Enterprises, Incorporated; TeleTech Holdings, Inc.; and West Corporation.

   RMH Financial Performance Analysis

   Broadview examined the actual and projected quarterly and annual financial performance of RMH, adjusted for non-recurring events identified through discussions with RMH management where appropriate, for the fiscal periods ending September 30, 2003 and September 30, 2004. Broadview examined RMH's total revenue; sequential revenue growth; gross margin; earnings before interest, tax, depreciation and amortization, or EBITDA, margin; EBIT margin; and net income margin. Broadview also examined the revisions to the previously projected quarterly and annual financial performance for RMH provided by RMH's management.

   Public Company Comparables Analysis

   Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when necessary, to selected historical operating and balance sheet results in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of RMH with publicly available information for the companies comprising the RMH Comparable Index. For this analysis, as well as other analyses, Broadview examined publicly available information.

   The following table presents, as of the delivery of the Broadview opinion, the median multiples and the range of multiples for the RMH Comparable Index of total market capitalization, or TMC (which is defined as equity market capitalization plus total debt minus cash and cash equivalents), divided by selected operating metrics:

                 Multiples of Companies in RMH Comparable Index

                                                     Median
                                                    Multiple     Range of Multiples
                                                    --------     ------------------
    TTM TMC/Revenue ("TMC/R")                       0.67x        0.38x    -   2.44x
    TTM TMC/Gross Profit                            1.95x        1.11x    -  10.08x
    TTM TMC/EBITDA                                  8.34x        4.54x    -  14.59x
    TTM TMC/EBIT                                   24.05x        8.26x    -  52.66x
    TMC/LQA Revenue                                 0.66x        0.38x    -   2.35x
    TMC/LQA Gross Profit                            1.82x        0.56x    -   9.07x
    TMC/LQA EBITDA                                  8.23x        6.17x    -  12.67x
    TMC/LQA EBIT                                   18.89x       11.42x    -  89.33x
    Projected 12/31/04 TMC/R                        0.62x        0.36x    -   2.02x
    Projected 12/31/04 TMC/Gross Profit             1.80x        0.85x    -   8.09x
    Projected 12/31/04 TMC/EBITDA                   6.24x        3.78x    -  11.71x
    Projected 12/31/04 TMC/EBIT                    15.31x        6.14x    -  22.38x
    Projected 12/31/04 Price/Earnings ("P/E")      24.67x       11.28x    -  53.41x


   These comparables imply the following medians and ranges for per share value, where value is reflected as no value, or NV, when there is no implied value due to lack of RMH profitability and not meaningful, or NM, when the relevant figure is less than zero:

       RMH Implied Share Value Based on Multiples of Comparable Companies

                                               Median
                                            Implied Value       Range of Implied Values
                                            -------------       -----------------------
    TTM TMC/R                                   $10.37         $5.36      -       $40.79
    TTM TMC/Gross Profit                        $ 4.27         $1.92      -       $27.09
    TTM TMC/EBITDA                              $ 7.15         $3.35      -       $13.42
    TTM TMC/EBIT                                  NV             NV       -         NV
    TMC/LQA Revenue                             $ 8.99         $4.61      -       $35.22
    TMC/LQA Gross Profit                        $ 1.56           NM       -       $12.59
    TMC/LQA EBITDA                                NV             NV       -         NV
    TMC/LQA EBIT                                  NV             NV       -         NV
    Projected 12/31/04 TMC/R                    $ 9.68         $5.09      -       $34.53
    Projected 12/31/04 TMC/Gross Profit         $ 4.31         $1.40      -       $23.64
    Projected 12/31/04 TMC/EBITDA               $ 9.96         $5.56      -       $19.76
    Projected 12/31/04 TMC/EBIT                 $ 9.50         $3.09      -       $14.44
    Projected 12/31/04 P/E                      $13.00         $5.95      -       $28.15

   No company utilized in the public company comparables analysis as a comparison is identical to RMH. In evaluating the comparables, Broadview made numerous assumptions with respect to the customer care business process outsourcing industry performance and general economic conditions, many of which are beyond the control of RMH or NCO. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

   Transaction Comparables Analysis

   Broadview considered ratios of equity purchase price, adjusted for the seller's cash and debt when appropriate, to selected historical and balance sheet operating results in order to indicate multiples strategic and financial acquirors have been willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions that it considered similar to the merger. Broadview selected those transactions, since January 1, 2001, involving sellers in the customer care business process outsourcing industry with revenue between $1 million and $500 million in the last reported 12 months before the acquisition. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as information from Broadview's proprietary database of published and confidential merger and acquisition transactions in the information technology, communications, healthcare technology and media industries. These transactions consisted of the acquisition of:

     1)   Stream International, Inc. by Solectron Corporation;
     2) Systems & Computer Technology Corp (Global Government Solutions) by Affiliated Computer Services, Inc.;
     3)   CyberRep, Inc. by Affiliated Computer Services, Inc.; and
     4)   Keane, Inc. (Help Desk Divestiture) by Convergys Corporation.

   The following table presents, as of the delivery of the Broadview opinion, the median multiple and the range of multiples of adjusted price (defined as equity price plus total debt minus cash and cash equivalents), and divided by the seller's revenue, referred to as P/R, in the last reported twelve months prior to acquisition for the transactions listed above:

                      Multiples of Comparable Transactions

                                             Median Multiple     Range of Multiples
                                             ---------------     ------------------
    P/R                                           0.97x         0.30x     -    1.13x


   These comparables imply the following median and range for RMH per share value:

   RMH Implied Share Value Based on Multiples of Comparable Transactions

                                             Median Implied       Range of Implied
                                                  Value                Values
                                                  -----                ------
    P/R                                          $15.52        $3.99     -    $18.32


   No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the customer care business process outsourcing industry's performance and general economic conditions, many of which are beyond the control of RMH or NCO. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

   Transaction Premiums Paid Analysis

   Broadview considered the premiums paid above a seller's share price in order to determine the additional value that strategic and financial acquirors, when compared to public stockholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions involving publicly-held software and information technology services companies. Broadview selected these transactions from its proprietary database by choosing transactions since January 1, 2001 with an equity purchase price between $25 million and $250 million. These transactions consisted of the acquisition of:

   1)  Credit Management Solutions, Inc. by The First American Corporation;
   2)  Starbase Corporation by Borland Software Corporation;
   3)  Caminus Corporation by Sungard Data Systems, Inc.;
   4) INTERLINQ Software Corporation by John H. Harland Company (Harland Financial Solutions, Inc.);
   5)  AlphaNet Solutions, Inc. by CIBER, Inc.;
   6)  eBenX, Inc. by SHPS, Inc.;
   7)  eshare communications, Inc. by divine, inc.;
   8)  Liquent, Inc. by Information Holdings Inc.;
   9)  PrimeSource Corporation by Fuji Photo Film U.S.A., Inc.;
   10) NetGenesis Corp. by SPSS Inc.;
   11) Eprise Corporation by divine, inc.;
   12) NetSpeak Corporation by Adir Technologies, Inc.;
   13) Metro Information Services, Inc. by Keane, Inc.;
   14) Applied Terravision Systems, Inc. by COGNICASE Inc.;
   15) Landmark Systems Corporation by Allen Systems Group, Inc.;
   16) Crosskeys Systems Corporation by Orchestream Holdings plc;
   17) Fourth Shift Corporation by AremisSoft Corporation;
   18) Talarian Corporation by TIBCO Software, Inc.;
   19) Extensity, Inc. by Geac Computer Corporation, Ltd.;
   20) Command Systems, Inc. by ICICI Ltd.;
   21) Numerical Technologies, Inc. by Synopsys, Inc.;
   22) Software Spectrum, Inc. by Level 3 Communications, Inc.;
   23) CrossWorlds Software, Inc. by International Business Machines
       Corporation;
   24) Innoveda, Inc. by Mentor Graphics Corporation;
   25) SignalSoft Corporation by Openwave Systems, Inc.;
   26) Ecometry Corporation by SG Merger Corporation;
   27) Mercator Software, Inc. by Ascential Software Corporation;
   28) Technisource, Inc. by Intellimark Holdings, Inc.;
   29) SilverStream Software, Inc. by Novell, Inc.;
   30) Sequoia Software Corporation by Citrix Systems, Inc.;
   31) Ezenet Corp. by COGNICASE Inc.;
   32) Prophet 21, Inc. by Thoma Cressey Equity Partners, Inc. and LLR Partners, Inc.;
   33) Lightspan, Inc. by PLATO Learning, Inc.;
   34) Mechanical Dynamics, Inc. by MSC.Software Corporation;
   35) Genomica Corporation by Exelixis, Inc.;
   36) Mediaplex, Inc. by ValueClick, Inc.;
   37) ON Technology Corporation by Symantec Corp.;

   38) Mainspring, Inc. by International Business Machines Corporation;
   39) AvantGo, Inc. by Sybase, Inc.;
   40) Lante Corporation by SBI and Company;
   41) Brio Software, Inc. by Hyperion Solutions Corporation;
   42) Interact Commerce Corporation by Sage Group plc;
   43) ONTRACK Data International, Inc. by Kroll, Inc.;
   44) Infinium Software, Inc. by SSA Global Technologies, Inc.;
   45) SoftQuad Software, Ltd. by Corel Corporation;
   46) Vicinity Corporation by Microsoft Corporation;
   47) BTG, Inc. by Titan Corporation;
   48) C-Bridge Internet Solutions, Inc. by Excelon Corp.;
   49) EXE Technologies, Inc. by SSA Global Technologies, Inc.;
   50) InfoInterActive Inc. by AOL Time Warner Inc.;
   51) Deltek Systems, Inc. by deLaski Family (Management Buyout);
   52) H.T.E., Inc. by SunGard Data Systems, Inc.;
   53) Rogue Wave Software, Inc. by Quovadx, Inc.;
   54) Elite Information Group, Inc. by The Thomson Corporation;
   55) MessageMedia, Inc. by DoubleClick, Inc.;
   56) Latitude Communications, Inc. by Cisco Systems, Inc.;
   57) Timberline Software Corporation by Sage Group plc (Best Software);
   58) Comshare, Incorporated by Geac Computer Corp Ltd.;
   59) Made2Manage Systems Inc. by Battery Ventures VI, L.P. (Battery Ventures Holding Company, Inc.);
   60) iManage, Inc. by Interwoven, Inc.;
   61) Eagle Point Software Corporation by JB Acquisitions LLC;
   62) Corel Corporation by Vector Capital Corporation;
   63) Pinnacor Inc. by Marketwatch.com, Inc.;
   64) Concerto Software, Inc. by Melita International, Ltd.;
   65) SCB Computer Technology, Inc. by CIBER, Inc.;
   66) Ross Systems, Inc. by chinadotcom corporation (CDC Software Holdings
       Inc.);
   67) Virage, Inc. by Autonomy Corporation plc;
   68) Triple G Systems Group, Inc. by General Electric Company (General Electric Medical Systems Information Technologies);
   69) Momentum Business Applications, Inc. by PeopleSoft, Inc.;
   70) Prime Response, Inc. by Chordiant Software, Inc.;
   71) Optika, Inc. by Stellent, Inc.;
   72) Open Market, Inc. by divine, inc.;
   73) FrontStep, Inc. by Mapics, Inc.;
   74) Delano Technology Corporation by divine, inc.;
   75) MGI Software Corp. by Roxio, Inc.; and
   76) PlanVista Corporation by ProxyMed, Inc.

   The following table presents, as of the delivery of the Broadview opinion, the median premium and the range of premiums for these transactions calculated by dividing:

   (1) the offer price per share minus the closing share price of the seller's common stock 20 trading days or one trading day prior to the public announcement of the transaction, by

   (2) the closing share price of the seller's common stock 20 trading days or one trading day prior to the public announcement of the transaction:

                    Premiums Paid in Precedent Transactions

                                           Median Premium       Range of Premiums
                                           --------------       -----------------
    Premium Paid to Seller's Stock              36.1%          (36.6%)  --  260.0%
    Price 1 Trading Day Prior to
    Announcement

    Premium Paid to Seller's Stock              56.2%          (55.4%)  --  433.2%
    Price 20 Trading Days Prior to
    Announcement


   The following table presents the median implied value and the range of implied values of RMH's common stock, calculated by using the premiums shown above and RMH's share price 20 trading days and one trading day prior to the delivery of the Broadview opinion:

      RMH Implied Share Value Based on Transaction Premiums Paid Analysis

                                             Median Implied       Range of Implied
                                                  Value                Values
                                                  -----                ------
    Premium Paid to Seller's Stock Price          $7.27         $3.38  --  $19.22
    1 Trading Day Prior to Announcement

    Premium Paid to Seller's Stock Price          $7.98         $2.28  --  $27.25
    20 Trading Days Prior to Announcement

   In addition, Broadview reviewed the premium paid in the merger to RMH's closing share price immediately prior to RMH's November 18, 2003 press release indicating an agreement to be acquired by NCO. The premium paid to that closing share price was 18.5%.

   No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the software and information technology industry's performance and general economic conditions, many of which are beyond the control of RMH or NCO. Mathematical analysis, such as determining the average, median or range is not in itself a meaningful method of using comparable transaction data.

   Present Value of Projected Share Price Analysis

   Broadview calculated the present value of the projected future share price of shares of RMH common stock on a stand-alone basis using RMH's management revenue and earnings estimates for the twelve months ending December 31, 2004. The implied share price calculated using the median TTM TMC/R for the public company comparables and discounted based on the capital asset pricing model, or CAPM, using the median capital-structure adjusted beta for the public company comparables was $8.68. The implied share price calculated using the median TTM P/E for the public company comparables and discounted based on the CAPM using the median capital-structure adjusted beta for the public company comparables was $19.94.

   Relative Share Price Analysis

   Broadview considered the relative value public equity markets have placed on RMH and NCO common stock from January 16, 2003 through January 16, 2004. For comparative purposes, the implied historical relative share price was examined in contrast with the proposed fixed exchange ratio of 0.2150. Based on this analysis, the historical relative share price has ranged from 0.1318 to 0.7545 with an average of 0.3063.

   Relative Contribution Analysis

   Broadview examined the relative contribution of RMH to NCO for a number of historical and projected operating metrics. In this analysis, projected figures for RMH and NCO were derived from management estimates and publicly available analyst projections, respectively. Broadview assumed for purposes of this analysis that NCO's proposed acquisition of NCPM would be consummated on or before March 31, 2004 on substantially similar terms as described in the Second NCPM Press Release.

   The following reflects the relative contribution of RMH and NCO, respectively, with contribution reflected as not meaningful, or NM, when the relevant figure is less than or equal to zero:

            Relative Contribution of NCO and RMH to Combined Company

                                                                       NCO      RMH
                                                                       ---      ---
    TTM Revenue                                                        72.2%   27.8%
    TTM Gross Profit                                                   89.4%   10.6%
    TTM EBITDA                                                         87.5%   12.5%
    TTM EBIT                                                          100.0%     NM
    TTM Net Income                                                    100.0%     NM
    Last Quarter Revenue                                               74.7%   25.3%
    Last Quarter Gross Profit                                          94.1%    5.9%
    Last Quarter EBITDA                                               100.0%     NM
    Last Quarter EBIT                                                 100.0%     NM
    Last Quarter Net Income                                           100.0%     NM
    Projected 12/31/04 Revenue                                         72.8%   27.2%
    Projected 12/31/04 Gross Profit                                    89.1%   10.9%
    Projected 12/31/04 EBITDA                                          81.7%   18.3%
    Projected 12/31/04 EBIT                                            89.5%   10.5%
    Projected 12/31/04 Net Income                                      86.3%   13.7%


   Relative Ownership Analysis

   Broadview examined the relative equity and entity ownerships of RMH and NCO based on the exchange ratio as defined in the definitive agreement. Broadview assumed for purposes of this analysis that NCO's proposed acquisition of NCPM would be consummated on or before March 31, 2004 on substantially similar terms as described in the Second NCPM Press Release. At the exchange ratio of 0.2150 as defined in the first amendment to the merger agreement, the implied equity ownership is 10.0% for RMH and 90.0% for NCO, with the corresponding implied entity ownership (equity market capitalization plus debt, minus cash) of 9.1% for RMH and 90.9% for NCO.

   NCO Stock Performance Analysis and NCO Public Company Comparables Analysis

   Broadview compared the recent stock performance of NCO with that of the Nasdaq Composite and the NCO Comparable Indices. The NCO Comparable Indices are comprised of public companies that Broadview deemed comparable to NCO. Broadview selected companies competing in the customer care business process outsourcing industry with TTM revenue less than $2.5 billion and the distressed asset collection industry with revenue between $25 million and $125 million. The customer care business process outsourcing comparable index consists of the following companies: APAC Customer Services, Inc.; Convergys Corporation; ICT Group, Inc.; SITEL Corporation; StarTek, Inc.; Sykes Enterprises, Incorporated; TeleTech Holdings, Inc.; and West Corporation. The distressed asset collection comparable index consists of the following companies: Asta Funding, Inc.; Encore Capital Group, Inc.; FirstCity Financial Corporation; and Portfolio Recovery Associates, Inc.

   Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when necessary, to selected historical operating results in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of NCO with publicly available information for public companies comprising the NCO Comparable Indices. For this analysis, as well as other analyses, Broadview examined publicly available information.

   Pro Forma Combination Analyses

   Broadview calculated the EPS accretion or dilution of the pro forma combined entity taking into consideration various financial effects which will result from a consummation of the merger. This analysis relies upon certain financial and operating assumptions provided by RMH management and upon certain financial and operating assumptions provided by equity research analysts and publicly available data for NCO. Broadview assumed for purposes of this analysis that NCO's proposed acquisition of NCPM would be consummated on or before March 31, 2004 on substantially similar terms as described in the Second NCPM Press Release. Broadview examined a purchase scenario using an assumption for cost savings estimated by RMH's management and assumed no revenue enhancement. Based on this scenario, the pro forma purchase model indicates earnings per share accretion of $0.055, or 3.1% for the fiscal year ending December 31, 2004.

   Consideration of the Discounted Cash Flow Methodology

   While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of its opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. Given the uncertainty in estimating both the future cash flows and a sustainable long-term growth rate for RMH, Broadview considered a discounted cash flow analysis inappropriate for valuing RMH.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

   In performing its analyses, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of RMH. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The consideration to be received by RMH pursuant to the definitive merger agreement and other terms of the definitive agreement were determined through arm's length negotiations between RMH and NCO, and were approved by the board of directors of RMH. Broadview did not recommend any specific consideration to the board of directors or that any specific consideration constituted the only appropriate consideration for the merger consideration. In addition, Broadview's opinion and presentation to the board of directors was one of many factors taken into consideration by the RMH board of directors in making its decision to approve the merger transaction. Consequently, the Broadview analyses as described above should not be viewed as determinative of the opinion of the RMH board of directors with respect to the value of RMH or of whether the RMH board of directors would have been willing to agree to a different consideration.

   Under the terms of the original letter agreement dated as of October 9, 2003, upon consummation of the merger, RMH was obligated to pay Broadview a transaction fee of $1,037,819. Due to the revised agreement with NCO and the variable nature of the offer price, the transaction fee is now variable and will only be fixed upon closing of the transaction. As of the date of the Broadview opinion, this fee was estimated to be $970,734. RMH has already paid Broadview fairness opinion fees of $275,000 in respect of the fairness opinions delivered by Broadview, and $225,000 of such amount will be credited against the transaction fee payable upon completion of the merger. In addition, RMH has agreed to reimburse Broadview for its reasonable expenses, including fees and expenses of its counsel, up to a maximum of $10,000, and to indemnify Broadview and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Broadview, which RMH and Broadview believe are customary in transactions of this nature, were negotiated at arms-length between RMH and Broadview. The RMH board of directors was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon the completion of the merger.

Background of the Merger

   Throughout fiscal 2003, RMH shifted its business focus from being predominately a provider of outbound telemarketing services to being a diversified provider of inbound and outbound customer care services. At the same time, it was expanding its service platform in order to increase its scale and expand the range of services it could offer to its base of customers and potential customers. In considering RMH's strategic direction during this period, RMH's board of directors and management intermittently discussed the possibility of business combination transactions as a means of diversifying the company's service offerings and increasing its scale.

   A key element of NCO's corporate growth strategy is to acquire companies that complement or expand NCO's existing business process outsourcing services. After evaluating several providers of various outsourcing services, NCO identified RMH, a provider of customer relationship management services, as a suitable complement to NCO's accounts receivable management services business.

   In August 2003, at the request of Paul E. Weitzel, Jr., Executive Vice President, Corporate Development and International Operations of NCO, representatives of Deutsche Bank Securities Inc. contacted Ronald L. Jensen, beneficial owner of 5.15% of the outstanding shares of RMH to determine if RMH was interested in discussing a strategic business combination.

   Also in August 2003, management of RMH determined that RMH's planned capital expenditures to expand its service platform would require more capital than RMH was generating from current operations. In order to increase RMH's liquidity, both to fund expansion and to provide a "cushion" against anticipated shortfalls in cash amounts required to fund RMH's operating expenses, RMH's management considered the possibility of capital raising transactions. On September 4, 2003, RMH retained Craig-Hallum Capital Group LLC to assist RMH in locating potential investors in RMH. Craig-Hallum introduced several private equity firms to RMH and the company met with representatives of the several private equity firms.

   On August 20, 2003, Mr. Weitzel held a conference call with representatives of Deutsche Bank Securities Inc. to discuss RMH as a potential acquisition target.

   On August 21, 2003, Mr. Weitzel and Michael J. Barrist, Chairman and Chief Executive Officer of NCO, met in Gwynedd Valley, Pennsylvania with Ronald L. Jensen for a general discussion of the businesses of NCO and RMH. At that meeting, Ronald L. Jensen suggested that management of both companies meet to explore the possible benefits of a merger.

   On August 21, 2003, Mr. Weitzel also met with John Fellows, President and Chief Executive Officer of RMH, John R. Schwab, Chief Financial Officer of RMH and Clint Streit, the then Chief Operating Officer of RMH, in Newtown Square, Pennsylvania to discuss possible synergies that could be achieved from an acquisition of RMH by NCO and the possible benefits such a transaction might offer to the companies' shareholders. Representatives of the companies concluded with a discussion of the steps that might need to be taken to begin discussions regarding a possible combination of the two companies.

   On August 25, 2003, NCO and RMH entered into a confidentiality agreement with respect to each party's confidential business and financial information.

   On August 26, 2003, Mr. Weitzel along with Steven Winokur, Executive Vice President, Finance and Chief Financial Officer of NCO and Brian Callahan, Vice President of Financial Reporting of NCO met with Messrs. Fellows, Schwab and Streit in Newtown Square, Pennsylvania for a presentation and discussion on RMH's business and financial results.

   In September 2003, Mr. Barrist informed the members of NCO's board of directors of the preliminary discussions between NCO and RMH. Thereafter, from time to time, the members of NCO's board of directors were informally advised of the progress of the discussions with RMH.

   On September 4, 2003, Messrs. Barrist and Weitzel met with Adam Hitt of Deutsche Bank Securities Inc. and engaged him as NCO's financial advisor in connection with a possible merger with RMH.

   On September 4, 2003, Messrs. Barrist, Weitzel and Hitt met with Messrs. Fellows, Schwab and Streit in Newtown Square, Pennsylvania to discuss RMH's clients, prospects, projected financial results, management and financial condition.

   On September 18, 2003, the management teams of NCO and RMH, including among others, Messrs. Barrist, Weitzel, Winokur, Callahan, Fellows, Schwab, and Streit met in Horsham, Pennsylvania to further discuss RMH's projected financial results and future operating performance.

   On September 29, 2003, Mr. Weitzel met with Mr. Schwab to discuss the proposed terms of a possible merger involving NCO and RMH. Among the matters discussed was a potential range of merger consideration value to be received by each RMH shareholder should the parties proceed with a transaction.

   Separate negotiations relating to a proposed financing of RMH continued throughout September 2003. On September 25, 2003, Craig-Hallum delivered a proposed term sheet to RMH's board of directors regarding a potential private placement of RMH common stock and warrants. On September 26, 2003, at a special meeting of the RMH board of directors, the RMH board of directors was made aware of


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the discussions regarding a possible equity financing, and also of the ongoing discussions between RMH and NCO. RMH and its advisors, including Craig-Hallum and RMH's in-house and outside legal counsel, began to negotiate definitive documents relating to the proposed financing, and negotiations continued during the week of September 29, 2003. At a special board meeting on October 1, 2003, RMH's board of directors approved the terms of the private placement, and also discussed the negotiations with NCO.

   On October 2, 2003, Messrs. Barrist and Weitzel met with Ronald L. Jensen in Horsham, Pennsylvania to discuss NCO's growth strategy.

   On October 3, 2003, RMH completed the private placement transaction. The financing raised net proceeds for RMH of approximately $6.5 million.

   On October 7, 2003, Messrs. Barrist and Weitzel met with Messrs. Fellows and Schwab to further discuss the proposed terms of a merger involving NCO and RMH. At the conclusion of these discussions, Messrs. Barrist and Weitzel requested that RMH assemble and provide an information package, including detailed financial materials, to allow NCO and its advisors to begin a more formal assessment of RMH and its business. RMH provided such a package to NCO on October 8, 2003.

   On October 9, 2003, RMH formally engaged Broadview International LLC as its financial advisor in connection with a possible acquisition of RMH by a third party. In addition to assisting RMH in negotiating and evaluating a possible transaction with NCO, RMH intended that Broadview would conduct a "market check" to identify potential competing bidders for RMH.

   On October 13, 2003, Mr. Weitzel met with Mr. Schwab in Newtown Square, Pennsylvania to present NCO's offer. The offer was delivered in the form of a proposed term sheet. The following day, management of RMH met with representatives of Broadview to evaluate the proposed term sheet and prepare for a meeting of RMH's board of directors.

   At a meeting held on October 16, 2003, Faegre & Benson LLP, outside counsel to RMH, made a presentation to the board regarding the NCO proposal, including a discussion of the applicable fiduciary duties of the RMH board of directors in considering and responding to such a proposal. At this meeting, Broadview also made a presentation to RMH's board regarding NCO's proposal. Following discussion of the communications with NCO up to that point, of RMH's 2004 budget, and of the proposed term sheet delivered by NCO, the board authorized RMH's management and advisors to engage in negotiations with NCO regarding the proposed transaction. The board also approved Broadview's approaching a select number of potential acquirors to assess the possible availability of alternative transactions for RMH. Broadview introduced the possibility of an acquisition of RMH to several parties beginning on October 17, 2003.

   From October 16, 2003 through November 18, 2003, RMH, NCO and their respective advisors negotiated a definitive agreement and conducted legal and financial due diligence.

   On October 21, 2003, Blank Rome LLP, outside legal counsel to NCO, delivered a preliminary draft merger agreement to RMH, which management of RMH discussed internally and with Faegre & Benson LLP.

   On October 22, 2003, Messrs. Barrist, Weitzel and Joshua Gindin, Executive Vice President and General Counsel of NCO, along with Mr. Hitt and Lawrence R. Wiseman of Blank Rome LLP, met with Messrs. Schwab and Deborah C. Lofton, Executive Vice President and General Counsel of RMH, along


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with Alec Ellison and Robert Jackman of Broadview International LLC in Horsham,
Pennsylvania to discuss the proposed term sheet.

   On October 28, 2003, NCO submitted a revised offer regarding the proposed transaction. The revised offer was in the form of a revised proposed term sheet.

   On October 30, 2003, executive officers of RMH held a conference call with a third party which had been contacted by Broadview and had expressed preliminary interest in a possible acquisition of RMH. The conference call consisted primarily of an overview of RMH's business. The following day, the interested third party indicated to RMH that it intended to deliver to RMH a written indication of interest contemplating an acquisition of all of the common stock of RMH for a cash purchase price to be determined.

   On October 31, 2003, Mr. Barrist updated the NCO board of directors on the progress of the negotiations with RMH at the regularly scheduled NCO board of directors meeting.

   On November 3, 2003, management of RMH engaged in further discussions with the interested third party, during which RMH encouraged the third party to deliver its indication of interest to allow management of RMH to assess the possibility of an alternative transaction to the deal then being offered by NCO.

   On November 4, 2003, management of NCO, management of RMH and representatives of Broadview, Blank Rome LLP and Faegre & Benson LLP held a conference call to negotiate the terms of the proposed merger agreement.

   The third party delivered a proposed letter of intent on November 4, 2003, indicating a price range of $4.20 to $4.80 in cash per share for the outstanding common stock of RMH, subject to further investigation of RMH by the third party. RMH communicated to the third party that the offer was not sufficient to move forward. The third party provided RMH with a verbal offer of $5.00 in cash per share on November 5, 2003, with an indication that it was unable to commit to a transaction at any higher price. The third party also indicated that its proposal would be subject to further investigation of RMH by the third party. After further discussions and consultation with its advisors, RMH communicated that it was not able to pursue a transaction with the third party at the price levels then being discussed. The third party indicated that it remained interested in discussing a possible transaction at the price range indicated with RMH should RMH desire to do so at a later time. None of the other parties contacted by Broadview indicated an interest in pursuing a potential business combination with RMH.

   On November 6, 2003, the board of directors of RMH held a special meeting to discuss the progress of negotiations between RMH and NCO. Representatives of Broadview and Faegre & Benson LLP participated in this meeting.

   On November 10, 2003, RMH, NCO and their respective advisors conducted a conference call to discuss the proposed merger agreement. During the week of November 10, 2003, discussion of the merger agreement continued, and Ms. Lofton and Mr. Schwab discussed provisions of the merger agreement with Faegre & Benson LLP. The senior management team of RMH also considered the possibility of not consummating a transaction with NCO. During these discussions, management of RMH determined that the sale of the company on the financial terms offered by NCO would be more beneficial to RMH's shareholders than continuing to operate RMH as an independent company. In making this determination, RMH management focused significantly on the company's near term liquidity issues and the risks associated with its business plan for remaining an independent company. In order to continue operating as a stand-alone company, RMH management concluded that RMH would have to


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raise additional capital in order to fund operations during the ongoing transition of the company's business. This transition involved moving RMH from being primarily a provider of outbound telemarketing services to being a provider of broader and more diversified outsourced customer care services, both inbound and outbound. The transition also involved significant capital expenditures to establish new operating facilities in the Philippines.

   On November 16, 2003, RMH, NCO and their respective legal counsel discussed by teleconference additional revisions to the merger agreement. On the morning of November 17, 2003, Blank Rome LLP circulated a revised draft of the merger agreement.

   On November 17, 2003, the board of directors of RMH met telephonically to consider the merger agreement and the transactions contemplated thereby. Management of RMH and representatives of Broadview made presentations regarding the details of the proposed transactions, and communicated their respective evaluations of the transaction to RMH's board. Following detailed discussions of the proposed transaction and RMH's business performance and future plans, RMH's management asked the board to approve RMH's entering into the merger agreement. RMH's board, based on its deliberations, its consideration of management's views, its review of the proposed transaction, and Broadview's opinion that the consideration being offered by NCO was fair to RMH's shareholders from a financial point of view, then authorized management to finalize and execute the merger agreement and present it to RMH's shareholders for their approval.

   On November 17, 2003, the NCO board of directors held a special meeting to review the terms of the proposed merger and the merger agreement. At this meeting, Deutsche Bank Securities Inc. gave its opinion to the NCO board of directors that the merger exchange ratio to be paid by NCO in the merger was fair from a financial point of view to NCO. After a review and discussions of the terms of the merger agreement, presentations by representatives of NCO's legal, accounting and financial advisors, and discussions regarding the financial and other effects that the proposed merger would have on NCO's shareholders, employees and customers, the NCO board of directors unanimously approved the merger and authorized the officers of NCO to finalize and execute the merger agreement.

   Following the meetings of the RMH and NCO boards of directors, representatives of RMH and NCO negotiated the final terms of the merger agreement. The merger agreement was executed and delivered on behalf of NCO and RMH on November 18, 2003. Under the terms of the merger agreement (prior to the amendment), subject to a collar arrangement, RMH shareholders were to receive $5.50 worth of NCO common stock for each share of RMH common stock as long as NCO's common stock value was between $22.00 and $27.00 per share. In the evening on November 18, 2003, the parties issued a press release announcing the proposed merger transaction.

   During December 2003 and January 2004, the parties had various discussions concerning RMH's first quarter operating results as well as the likelihood that Deloitte & Touche would be required to issue an opinion with a going concern explanatory paragraph. As a result of these discussions; the parties and their lawyers and financial advisors began negotiating an amendment to the merger agreement to adjust the merger exchange ratio and modify the definition of "material adverse effect."

   On January 15 and 19, 2004, Messrs Barrist, Weitzel and Winokur updated the NCO board of directors on the negotiations with RMH. Representatives of Deutsche Bank and Blank Rome LLP participated in these meetings. Between January 15 and 19, 2004 the RMH board of directors was continually updated on the negotiations with NCO. Representatives of Broadview and Faegre & Benson LLP participated in these meetings.


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   On January 20, 2004, the board of directors of RMH met telephonically to review the proposed amendment to the merger agreement. Following a presentation by Broadview, including Broadview's delivery of its opinion that the revised merger exchange ratio was fair from a financial point of view to the shareholders of RMH, as well as discussions with members of RMH's executive management, RMH's board voted unanimously to approve the amendment to the merger agreement. RMH's board authorized the proper officers of RMH to finalize and execute the proposed amendment.

   On January 21, 2004, the NCO board of directors held a special meeting to review the terms of the proposed amendment to the merger agreement. At this meeting, Deutsche Bank Securities, Inc. gave its opinion to the NCO board of directors that the proposed revised merger exchange ratio to be paid by NCO in the merger was fair from a financial point of view to NCO. After a review and discussion of the terms of the amendment to the merger agreement, the NCO board of directors unanimously approved the amendment and authorized the officers of NCO to finalize and execute the amendment to the merger agreement.

   The first amendment to the merger agreement was executed and delivered on behalf of NCO and RMH on January 22, 2004. In the evening on January 22, 2004, the parties issued a press release announcing the amended terms of the merger.

   On March 1, 2004, in connection with the settlement discussions related to the RMH shareholder suit discussed in the "Summary" section of this proxy statement/prospectus, NCO and RMH amended the merger agreement to reduce the termination fee from $5.0 million to $3.0 million, plus NCO's documented out-of-pocket costs and expenses up to $1.0 million.

RMH's Reasons for the Merger; Recommendation of RMH Board of Directors

   RMH's board of directors has unanimously approved the merger agreement and determined that the merger is fair to and in the best interests of RMH and its shareholders. In reaching its decision, RMH's board of directors consulted with RMH's management and the company's financial and legal advisors. In the course of reaching its decision, the board of directors considered a variety of factors, including the following:

   o its analysis of the business, financial condition and future prospects of NCO and the combined company, including the following:

     o the market opportunities for a large company in the business process outsourcing services industry, and the opportunity of RMH shareholders to benefit from future growth of the combined companies and thereby enhance the value of their investment in RMH common stock;

     o the strategic benefits of the merger and the complementary businesses of NCO and RMH;

     o  the strength of NCO's management team; and

     o the ability of the combined company to identify, finance and complete future strategic acquisitions, which the board believes will be enhanced due to the combined company's financial resources and more diverse business lines;

   o historical information concerning RMH's business, prospects, financial performance and conditions, operations, management and competitive position, including:

     o the company's historical financial results, particularly its results in recent periods;


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     o  the company's liquidity position and its need and its ability to finance near term capital expenditures in order to continue to grow its business and transition away from being primarily a provider of outbound telemarketing services;

     o foreign currency risks, which may be hedged more effectively by a larger organization; and

     o  competitive threats to the company's market position;

   o the availability to RMH of other strategic alternatives, and the risks and uncertainties associated with those alternatives, including the strategic alternatives of remaining as an independent public company and of attempting to merge with a company other than NCO;

   o possible operating efficiencies and synergies achievable by combining the two companies;

   o the value of the consideration to be received by RMH's shareholders pursuant to the merger, including the historical market prices and trading information for the common stock of each of RMH and NCO;

   o management's belief that, after considering possible alternatives to the merger, the merger consideration was fair;

   o the financial presentation of Broadview described above under "-- Opinion of Financial Advisor to the Board of Directors of RMH," and Broadview's opinion that, as of the date of its opinion and based upon and subject to the various assumptions, procedures followed, matters considered and limits of review as set forth in its opinion, the merger consideration to be received by holders of RMH common stock is fair, from a financial point of view;

   o the generally positive effect of the merger on RMH's customers and many of RMH's employees due to the greater financial stability and increased service offerings of the combined company; and

   o the terms of the merger agreement, assuring that the total merger consideration is valued at not less than $4.00 per share; the conditions to NCO's obligation to effect the merger; the definition of "material adverse effect;" the non-solicitation provisions and RMH's ability to engage in negotiations with, provide any confidential information or data to, and otherwise have certain discussions with, any person relating to an alternative acquisition proposal under certain circumstances; and the limited ability of NCO to terminate the merger agreement.

   RMH's board of directors also considered potentially negative factors relating to the transaction, including:

   o the possibility that the merger might not be consummated and the effect of a public announcement of the merger on:

     o  RMH's revenues and other operating results;


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     o  RMH's ability to attract and retain key management, marketing and technical personnel;

     o  progress of certain expansion projects; and

     o  customer relationships.

   o the risk that the potential benefits sought in the merger might not be realized;

   o the costs incurred in connection with the merger;

   o the terms of the merger agreement regarding RMH's right to consider and negotiate other acquisition proposals in certain circumstances, as well as the possible effects of the provisions in the merger agreement regarding termination fees; and

   o various other risks associated with the merger and the business of RMH and the combined company described in the section of this proxy statement/prospectus entitled "Risk Factors" beginning on page 15.

   In considering the foregoing factors, RMH's board determined that in its opinion RMH's strategic position would be enhanced by merging with NCO due to NCO's diverse business process outsourcing service offerings. The board also determined that combining RMH and NCO would create a company with greater financial stability and resources than RMH has as an independent company. In light of these benefits, the board concluded that the merger will create a stronger company, with better ability to create shareholder value than RMH could by remaining independent, and accordingly that the benefits of the merger outweighed the possible negative factors named above. Therefore the board voted unanimously to approve the execution of the merger agreement and to recommend that the shareholders vote in favor of the merger.

   This discussion of the material factors considered by the RMH board of directors is not intended to be exhaustive, but does set forth the material factors considered by the RMH board of directors. The RMH board of directors collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of the RMH board of directors felt was appropriate. In view of the wide variety of factors considered by the RMH board of directors in connection with its evaluation of the merger and the complexity of these matters, the RMH board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the RMH board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

NCO's Reasons for the Merger

   The NCO board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, NCO and its shareholders. In reaching its determination, the NCO board of directors consulted with NCO's management, as well as its legal counsel, accountants, and financial advisors and gave significant consideration to a number of factors bearing on its decision. The following are the reasons the NCO board of directors believes that the merger will be beneficial to NCO and its shareholders:


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   o NCO seeks to grow both internally and through the acquisition of complementary businesses. RMH, which provides customer relationship management services, will complement and broaden NCO's existing accounts receivable management services.

   o NCO is a leading provider of accounts receivable management services and believes that RMH's customer relationship management services will enhance NCO's ability to provide a broader range of business process outsourcing services to its clients in various industry sectors.

   o RMH's business strategy is consistent with NCO's goal to provide clients with access to a continuum of value-added business process outsourcing services.

   o The combination of technologies should enable NCO to respond more effectively to the rapid technological change and continuing emergence of business process outsourcing.

   o NCO believes that there is a significant potential enhancement of the strategic and market position of the combined entity beyond that achievable by NCO alone.

   The terms of the merger agreement, including the merger exchange ratio, were the results of arms-length negotiations between the representatives of NCO and RMH. In addition to the reasons stated above, in the course of its deliberations concerning the merger, the NCO board of directors reviewed a number of other factors relevant to the merger. The following are the material factors that were considered by the NCO board of directors:

   o Information concerning the business, assets, operations, management, financial condition, operating results, competitive position and prospects of NCO and RMH, separately and as a combined institution, and the likelihood that a merger with RMH would allow NCO shareholders to participate in a company with better future prospects than NCO was likely to achieve on a stand-alone basis;

   o Information concerning RMH's financial performance by comparison to a peer group;

   o The expected tax treatment of the merger as a "reorganization," which would permit NCO to avoid recognizing either federal income tax gain or loss upon the exchange of RMH common stock for NCO common stock;

   o The fairness opinion by Deutsche Bank Securities Inc. to the NCO board of directors, representing an independent assessment of the financial terms of the transaction, which stated that the merger exchange ratio is fair to NCO from a financial point of view;

   o The current and prospective economic conditions and competitive environment facing NCO and the accounts receivable management services industry, characterized by the continuing emergence of business outsourcing services, intensifying competition and increasing consolidation;

   o The belief by NCO that the merger will be slightly accretive to NCO's earnings in 2004 and increasingly accretive to NCO's earnings in 2005 and beyond; and

   o The results of the due diligence review conducted on RMH.


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   The NCO board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

   o The possibility of management disruption associated with the merger and the risk that key technical and management personnel of NCO or RMH might not continue with NCO or RMH;

   o The possibility that the merger might adversely affect NCO's or RMH's relationship with their respective customers; and

   o The risk that the potential benefits of the merger might not be realized.

   The NCO board of directors concluded, however, that the benefits of the transaction and its shareholders outweighed the risks associated with these negative factors.

   NCO does not intend this discussion of the information and factors considered by the NCO board of directors to be exhaustive, although this discussion does include all material factors considered by the NCO board of directors. The NCO board of directors did not assign any relative or specific weight to the factors considered and individual directors of NCO might have weighed factors differently.

Interests of RMH's Directors, Executive Officers and Others in the Merger

   In considering the recommendation of the RMH board of directors with respect to the proposed merger, RMH shareholders should note that RMH's directors, executive officers and others noted below have interests in the merger that may be different from or in addition to the interests of RMH shareholders generally. The board of directors of RMH was aware of these interests and took these interests into account in approving the proposed merger and the transactions contemplated by the merger agreement.

   RMH Stock Ownership. RMH's directors and executive officers beneficially own approximately 9.7% of the RMH voting common stock as of the record date. See "Information Concerning RMH -- Principal Shareholders of RMH." In addition, Paul
J. Burkitt, Executive Vice President, Sales and Marketing of NCO and a former executive officer of RMH, beneficially owns 4,000 shares of RMH common stock; 50,000 shares of restricted RMH common stock and 62,000 shares of RMH common stock issuable upon the exercise of currently exercisable stock options. Clint Streit, former executive vice president and chief operating officer of RMH, owns 33,333 shares of restricted RMH common stock which will vest upon consummation of the merger.

   RMH Stock Options and Warrants. RMH's directors and executive officers currently hold options to purchase shares of RMH common stock. The merger will accelerate the vesting of those options that are not currently exercisable. Upon completion of the merger, holders of RMH stock options and warrants will be entitled to receive NCO stock options and warrants and, upon the exercise of their NCO stock options and warrants, a number of shares of NCO common stock determined as described under " -- Material Terms of the Merger Agreement -- Treatment of RMH Stock Options and Warrants."

   83(b) Loans. John Fellows, Paul W. Little and Jim McGrath have outstanding loans payable to RMH related to Section 83(b) elections such officers made relating to RMH's restricted stock plan. Under the terms of these loans, if such officers' employment is terminated without cause following a change in control, the loans will be forgiven. The loans outstanding for these individuals currently total approximately $390,000.00.

   Severance Payments. RMH has employment agreements with Messrs. Fellows, Little and McGrath, Steven Richards, John R. Schwab and Deborah C. Lofton that provide for severance payments,


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in amounts based on each officer's salary, if his or her employment is terminated without cause upon or after the completion of the merger. For a period of 12 months following the merger, Messrs. McGrath and Little will receive $20,000.00 and $17,083.33, respectively, per month. For a period of 17 months, Mr. Richards will receive $29,166.66 per month. For a period of 18 months, Mr. Schwab and Ms. Lofton will receive $19,583.33 and $18,750.00, respectively, per month. For a period of 24 months, Mr. Fellows will receive $54,166.66 per month.

   Indemnification; Insurance. The merger agreement provides that for a period of six years after the effective time of the merger, NCO will indemnify, defend and hold harmless the present and former officers, directors, employees and agents of RMH and its subsidiaries from all losses, to the full extent permitted or required under applicable law as of the effective time of the merger or the governing documents of RMH as of the date of the merger agreement. In addition, NCO agreed to maintain for not less than six years from the effective time of the merger directors' and officers' liability insurance on terms and conditions no less favorable than those policies in effect on the date of the merger agreement. The right to indemnification and insurance described above is subject to exceptions. See "-- Material Terms of the Merger Agreement -- Indemnification and Insurance."

Voting and Lock Up Agreements

   In connection with the merger, seven shareholders who collectively own 6,024,236 shares of RMH common stock constituting approximately 38% of the RMH common stock outstanding on the record date, have entered into voting agreements with NCO in which these shareholders have agreed to vote their RMH shares in favor of the merger until the earliest to occur of (i) the termination of the merger agreement and (ii) the consummation of the merger. Each RMH shareholder who executed a voting agreement also delivered to NCO an irrevocable proxy to vote his or her shares in favor of the merger. See also "-- Amendment to RMH Shareholder Agreement."

   Each RMH shareholder who executed a voting agreement also entered into a lock up agreement with NCO. Under the lock up agreement, those shareholders whose holdings account for approximately 42% of the shares held collectively by the shareholders entering into the voting and lock up agreements have agreed to not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of NCO common stock, including NCO shares received in the merger or any other NCO securities or enter into any swap or other agreement which transfers, in whole or part, the economic consequence of ownership of any shares of NCO common stock, for a period of one year after the effective date of the merger. During the twelve months following the expiration of this one- year period, these shareholders may sell, transfer or otherwise dispose of only a specified amount of shares of NCO common stock within any 90-day period. NCO must receive prior written notice of each disposition, such sale must be made through Deutsche Bank Securities Inc. and each disposition must comply with the resale restrictions under Rule 145 adopted by the SEC.

   The remaining shareholders who executed voting and lock up agreements are subject to the same restrictions, except that the initial lock up period lasts for 90 days after the effective date of the merger, followed by a nine month period during which dispositions of a specified amount of NCO shares within any 90-day period are permitted.

   The lock up agreements are subject to exceptions.

Amendment to RMH Shareholder Agreement

   RMH is a party to a shareholder agreement with certain members of the Jensen family, collectively referred to as the Shareholders. The shareholder agreement provides, among other things,


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that in the event that a third party initiates a takeover proposal for RMH and such proposal is recommended by RMH's board of directors, the Shareholders would agree to vote that portion of the RMH shares they own in excess of 32% of the total voting power of RMH in the same proportion (either for or against the takeover proposal) as the RMH shares not owned by the Shareholders are voted.

   In order to permit the voting agreements related to the NCO merger to be performed in accordance with their terms, the shareholder agreement was amended to exempt the voting agreements from the requirements of the shareholder agreement. The shareholder agreement remains in effect for any transactions other than the NCO merger and the related voting agreements. The amendment to the shareholder agreement was approved by RMH's independent directors and by the full RMH board.

Ownership of NCO Following the Merger

   As a result of the merger, the holders of RMH common stock will become shareholders of NCO. Upon completion of the merger, each outstanding share of RMH stock will be converted into the right to receive NCO common stock. NCO will cause the shares of NCO common stock to be issued in the merger to be listed on the Nasdaq National Market.

   Assuming NCO's common stock value, based on the average closing sale prices of NCO common stock for the 20 business day period ending on the second business day preceding the closing date of the merger, is between $18.75 and $26.75 per share, we anticipate that NCO will issue approximately 3.4 million shares of NCO common stock to RMH shareholders. We also anticipate that NCO will issue approximately 593,000 additional shares of NCO common stock upon the exercise of currently outstanding options and warrants to purchase RMH common stock to be assumed by NCO. Based upon the number of shares of NCO common stock issued and outstanding on February 17, 2004 and the number of shares of NCO common stock anticipated to be issued in the merger, excluding shares subject to options and warrants to be assumed by NCO in the merger and shares to be issued in the proposed merger of NCO and NCPM, the shares of NCO common stock issued to RMH shareholders in the merger will constitute approximately 11.7% of the outstanding common stock of NCO after the merger. As previously noted, holders of RMH options and warrants will receive options and warrants to purchase up to approximately 593,000 additional shares of NCO common stock. Assuming the exercise of all of these options and warrants after the merger and excluding the shares to be issued in the proposed merger of NCO and NCPM, RMH shareholders will own approximately 13.4% of the common stock of NCO. We have assumed for all purposes in this proxy statement/prospectus, other than the pro forma information and the comparative per share data contained herein, that the shares to be issued in the proposed merger of NCO and NCPM are not issued and outstanding.

Board of Directors and Management of NCO Upon Consummation of the Merger

   When the merger is complete, NCO will continue to be managed by its current directors and officers.

Regulatory Approvals

   Other than filings that have been made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the pending notice under the Investment Canada Act, there are no federal or state regulatory requirements that must be complied with in connection with the merger.

   Under the Hart-Scott-Rodino Antitrust Improvements Act and the rules promulgated under that act by the Federal Trade Commission, the merger may not be consummated until:


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
   o the required notifications have been given and information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission; and

   o specified waiting period requirements have been satisfied or early termination of the waiting period has been granted.

   NCO and RMH filed notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act with the Antitrust Division of the Department of Justice and with the Federal Trade Commission on December 12, 2003. The Federal Trade Commission granted early termination of the required waiting period effective December 30, 2003.

   In addition, under the Investment Canada Act, NCO must notify the Investment Review Division of Industry Canada of the proposed merger with RMH at any time prior to but not later than 30 days following the consummation of the merger.

Resale of NCO Common Stock

   The NCO common stock issued in connection with the merger will be freely transferable, except that shares issued to any RMH shareholder who is an affiliate of RMH or who becomes an affiliate of NCO are subject to restrictions on resale under Rule 145 adopted by the SEC. See also "-- Voting and Lock Up Agreements" for a description of additional restrictions on the resale of NCO common stock issued in the merger.

No Dissenters' Rights for RMH Shareholders

   Under Pennsylvania law, holders of RMH common stock are not entitled to dissenters' rights in connection with the merger.

Material Federal Income Tax Consequences of the Merger

   The following discussion summarizes the material federal income tax consequences of the merger of RMH with and into NCO, assuming that the merger is effected as described in the merger agreement and this proxy statement/ prospectus. The opinions to be delivered by Blank Rome LLP, counsel to NCO, and Faegre & Benson LLP, counsel to RMH, in connection with the merger and the following discussion are based on currently existing provisions of the Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the transaction to the shareholders of RMH.

   This discussion does not address all U.S. federal income tax considerations that may be relevant to particular RMH shareholders in light of their individual circumstances or to RMH shareholders who are subject to special rules, such as:

   o financial institutions;

   o insurance companies;

   o retirement plans;

   o tax-exempt organizations;


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
   o dealers in securities;

   o persons that hold their RMH common stock as part of a straddle, a hedge against a currency risk or a constructive sale or conversion transaction;

   o persons who hold their RMH common stock through partnerships or pass-through entities;

   o persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts;

   o persons who are subject to the alternative minimum tax provisions of the Code; or

   o persons who acquired their RMH common stock in connection with a stock option or stock purchase plans or in some other compensatory transaction.

   This discussion assumes that RMH's shareholders hold their shares of RMH common stock as capital assets. In addition, this discussion does not address the tax consequences of the merger under foreign, state or local tax laws. Furthermore, this discussion does not address the tax consequences of transactions effected before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which RMH's common stock is acquired or NCO shares are disposed of.

   It is a condition to the closing under the merger agreement that each of Blank Rome LLP and Faegre & Benson LLP render a tax opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Code. This discussion is, and the opinions of counsel will be, subject to certain assumptions, limitations and qualifications, and are based upon the truth and accuracy of certain factual representations made by NCO and RMH.

   Assuming the merger constitutes a reorganization within the meaning of
Section 368(a) of the Code, the following federal income tax consequences will result to RMH shareholders:

   o No Gain or Loss. Subject to the discussion below regarding cash received in lieu of fractional shares of NCO common stock, RMH shareholders receiving NCO common stock in the merger will not recognize any gain or loss as a result of the receipt of NCO common stock in the merger.

   o Tax Basis and Holding Period. A shareholder's aggregate tax basis in the NCO common stock, including any fractional shares deemed received, as described below, will be equal to the aggregate tax basis of the RMH common stock surrendered in the exchange. An RMH shareholder's holding period for the NCO common stock received will include the holding period for the RMH common stock surrendered in exchange therefor.

   o Cash Payments Received in Lieu of Fractional Shares. Cash payments received by RMH shareholders in lieu of fractional shares of NCO common stock will be treated as if such fractional shares had been issued in the merger and then redeemed by NCO. An RMH shareholder receiving such cash will generally recognize capital gain or loss upon such payment, equal to the difference, if any, between such RMH shareholder's tax basis in the fractional share and the amount of cash received.


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
   RMH shareholders receiving NCO common stock in the merger should file a statement with their U.S. federal income tax returns for the year in which the merger occurs setting forth the tax basis in the RMH common stock exchanged in the merger and the fair market value of the NCO common stock and the amount of cash, if any, received in the merger.

   No ruling from the Internal Revenue Service has been or will be requested in connection with the merger. In addition, shareholders of RMH should be aware that the tax opinion discussed in this section is not binding upon the Internal Revenue Service. Moreover, the Internal Revenue Service could adopt a contrary position which could be sustained by a court.

   The preceding discussion is intended only as a summary of the material U.S. federal income tax consequences of the merger and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, RMH shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment

   Following the completion of the merger, NCO will include the fair value of the assets and liabilities of RMH in NCO's consolidated balance sheet and will include income of RMH after the closing date in NCO's consolidated statement of income. See "Pro Forma Combined Condensed Financial Statements."

Listing of NCO Common Stock on Nasdaq

   NCO will cause the shares of NCO common stock to be issued in connection with the merger to be listed on the Nasdaq National Market.


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
                           Information Concerning RMH

Business

   General

   RMH is a provider of outsourced customer relationship management, referred to as CRM, services, offering customer interaction solutions that permit its clients to more effectively manage their relationships with their customers. RMH has developed strategic relationships with market leaders in the telecommunications, financial services, insurance, technology, retail and logistics industries. Its client base includes Aegon, AT&T, MCI, Microsoft, Nextel, SBC, UPS and others. RMH distinguishes itself through its industry expertise, well-trained workforce and integrated customized technology solutions designed to meet the rigorous demands of its clients. At December 31, 2003 and September 30, 2003, RMH operated over 7,800 and 7,600 workstations, respectively, in its network of 14 customer interaction centers in the United States, Canada and the Philippines.

   The CRM industry provides a broad range of customer relationship management services to its clients on both an inbound and outbound basis. Inbound services typically include product service and support, response to customer inquiries and order processing. Outbound services may include direct sales, product inquiry and lead generation and appointment setting. These services are designed to improve the overall customer experience and build closer relationships between companies and their customers.

   RMH believes that the continued growth in outsourced CRM services is driven by the following factors:

Intensifying Competition in Many Industries. The deregulation of industries such as telecommunications and financial services has increased the number of participating companies and the variety of products and services available to consumers. As companies in these competitive industries attempt to maintain their existing customer base and acquire new customers they are increasingly outsourcing their customer care activities to skilled providers.

Focus on the Customer. Consumers are increasingly able to quickly and easily choose among multiple competitors for various services and enjoy reduced costs by switching from one vendor to another. At the same time, competition is increasing across industries and companies see greater value in retaining existing customers. Consequently, companies are devoting an increasing amount of resources toward maintaining their existing customers.

Trend Toward Outsourcing. Many businesses lack the expertise, resources and infrastructure necessary to efficiently provide optimal customer support. As businesses find they are unable to effectively meet their customer care needs, they are increasingly turning to experienced providers of outsourced services. Outsourcing their customer care needs to dedicated CRM providers affords companies access to the skills, expertise and technology necessary for proper customer care and allows them to focus on the delivery of their products and services.

   Growth Strategy

   RMH's objective is to become the market leader in outsourced CRM solutions in the markets it targets. RMH plans to capitalize on the substantial opportunities in the CRM industry and position its company for continued revenue growth by:


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

   Targeting Top-Tier Clients in Key Industries

   RMH targets larger companies in the industries it serves and focuses on becoming their preferred provider of CRM services. The larger contract size associated with such clients allows RMH to operate efficiently, and it expects its high level of service to allow it to obtain additional business from its existing clients, most of which have substantial and growing CRM needs. RMH focuses its sales efforts on current and future clients in targeted industries with potentially significant needs for outsourced CRM services, primarily in the telecommunications, insurance, financial services, technology, retail and logistics industries. RMH believes that by developing and cultivating industry-specific expertise in-house, it is able to offer more customized and relevant solutions to its clients. As part of this approach, RMH continues to evaluate opportunities in other industries that have a substantial, long-term need for outsourced solutions.

   Providing High Quality CRM Services on a Cost-Effective Basis

   RMH's strategy is to provide high quality, cost-effective CRM services that meet its clients' high standards. RMH has operations in medium to large-sized facilities in areas with substantial, well-qualified labor pools. Prior to opening a customer interaction center, RMH analyzes the demographics of the targeted geographic area in order to determine the quality and availability of the local labor pool. Where appropriate, RMH will locate facilities in markets where it can obtain financial incentives from local and state governments to open and operate facilities in their respective jurisdictions. During fiscal 2003, significant capacity increases included:

Surrey, British Columbia -- 270 workstation expansion
Saulte St. Marie, Ontario -- 125 workstation expansion
Oromocto, New Brunswick -- 90 workstation expansion
Yuma, Arizona -- 75 workstation expansion
Allentown, Pennsylvania -- 50 workstation expansion

   RMH also opened 60 workstations in a call center in Manila, the Philippines. These capacity increases were offset by the closure of outbound call centers in Clearwater, Florida; Harlingen, Texas; and York, Pennsylvania. For further discussion regarding RMH's restructuring activities, see "-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

   For financial information relating to the geographic distribution of RMH's assets, see RMH's consolidated financial statements included in this proxy statement/prospectus.

   RMH evaluates additional regions in which to locate new customer interaction centers on an ongoing basis. This careful attention to site selection has allowed RMH to lower its employee turnover and reduce the overall costs associated with operating a customer interaction center. RMH continued efforts in fiscal 2003 to reduce its cost structure by closing three of its older, higher-cost customer interaction centers in the United States. In addition, RMH has invested in quality assurance practices and personnel. RMH operates one quality assurance center that monitors all CRM representatives to ensure compliance with performance standards.

   Diversifying Revenue Base

   Over the past several years RMH has worked to increase the predictability of its revenue stream by transitioning its revenue base from outbound to inbound. For example RMH has increased its inbound services revenues, which are more predictable due to the longer-term nature of inbound contracts, from 36.9% of net revenues in fiscal 2001 to 59.8% of net revenues in fiscal 2003.


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

   However, RMH relies on several clients for a significant portion of its revenues. The following table summarizes the percent of net revenues from each client that represented at least 10% of net revenues in the three months ended December 31, 2003 and 2002:

                                                              Percentage of net revenues
                                                            Three Months Ended December 31,
                                                            -------------------------------
                                                               2003                2002
                                                              ------              ------
    MCI                                                       32.0%               32.5%
    AT&T                                                      11.4%                 *
    UPS                                                       15.4%               13.2%
    Microsoft                                                 10.2%                 *
    Nextel                                                    15.6%               11.9%

* Less than 10% for the three month period.

   The following table summarizes the percent of net revenues from each client that represented at least 10% of net revenues in 2003, 2002 and 2001:

                                                              Percentage of net revenues
                                                               Year Ended September 30,
                                                              --------------------------
                                                              2003       2002       2001
                                                              -----      -----     -----
    MCI                                                       34.2%      25.8%     19.2%
    Aegon                                                         *      10.9%     11.6%
    UPS                                                       12.6%          *         *
    Microsoft                                                     *      11.3%     10.3%
    Nextel                                                    13.1%      11.6%         *


* Less than 10% for the fiscal year.

   RMH provides inbound and outbound CRM services to MCI WORLDCOM Communications, Inc. and MCI WORLDCOM Network Services, Inc., each a subsidiary of WorldCom, Inc. and collectively referred to as MCI, under several agreements that expire through October 31, 2007. MCI accounted for 32.0% and 32.5% of RMH's net revenues in the three months ended December 31, 2003 and 2002, respectively. MCI accounted for 34.2%, 25.8%, and 19.2 % of RMH's net revenues in 2003, 2002, and 2001, respectively. On July 21, 2002, WorldCom announced that it had filed for voluntary relief under Chapter 11 of the United States Bankruptcy Code.

   While RMH has continued to provide services to MCI, these events create uncertainty about its future business relationship with MCI, which, if not resolved in a manner favorable to RMH, could have a significant adverse impact on its future operating results and liquidity. In the event that RMH's business relationship with MCI were to terminate, its contracts with MCI call for certain wind-down periods and the payment by RMH of certain termination fees, as defined in such contracts, during which time RMH would seek new business volume. However, replacing lost MCI business volume is subject to significant uncertainty, could take substantially longer than the wind-down periods, and would be dependent on a variety of factors that RMH's management cannot predict at this time.

   For additional discussion about RMH's relationship with MCI, see
"-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

   RMH's Services

   RMH's services allow its clients to strengthen their customer relationships by providing a high level of support to their customers and generate incremental sales by acquiring new customers. RMH designs and implements customized outsourced customer care solutions designed to optimize quality, price and satisfaction in building customer relationships.

   RMH's CRM services are generally classified as either inbound or outbound services, which are described as follows:

   Inbound Services

   RMH's inbound CRM services consist primarily of customer service and technical support programs, although some acquisition and retention services are also performed on an inbound basis. Inbound services involve the processing of incoming calls, often placed by its clients' customers using


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
toll-free numbers, to a customer service representative for service, order fulfillment or information. RMH's system receives an inbound call and directs it, together with scripting, pricing data, reference databases and any other relevant information, to an available CRM representative's workstation.

   RMH's customer service programs are designed to maintain and extend the customer relationship and maximize the long-term value of its clients' relationships with their customers. RMH responds to billing and other account inquiries from its clients' customers and manages customer complaints and product or service problems to promote faster resolution and follows predetermined procedures to ensure that the problems have been resolved. RMH offers help desk, product or service support, including troubleshooting and other first- and second-tier support services. RMH also confirms that products or services requested by customers have been delivered or provided and that changes requested by customers in products or services have been effected. In addition to these customer service initiatives, RMH uses its inbound services to secure new customers for its clients by making direct sales in connection with providing traditional inbound services, by receiving orders for and processing purchases of products or services and by fulfilling information requests for product or service offerings. Finally, RMH uses its inbound services to assist clients in regaining business from customers who have allowed their service to lapse. Inbound services represented 59.9% of RMH's net revenues for fiscal 2003.

   Outbound Services

   RMH also provides outbound CRM services, which consist of customer acquisition and customer retention services. In providing outbound services, RMH's system receives data for target customers electronically from clients. The data is retained in RMH's database management systems and is then distributed for calling by a predictive dialing system. Once a live connection is established, the system transfers the call, along with the customer data and scripting information, to the workstation of a CRM representative trained for that specific client's program. RMH's customer acquisition services are designed to secure new customers for RMH's clients and can include a wide range of activities depending on the clients' needs, including direct sales services, order processing, product inquiry and lead generation and appointment setting whereby information provided by RMH's clients is used to identify and prioritize customer leads and schedule customer interactions with client representatives. RMH's customer retention services enable its clients to respond more effectively to their customers' needs and concerns, reward customers for their continued patronage and reinstate customers who have previously canceled their service. These services include conducting satisfaction assessments to ascertain customer opinions regarding the quality of client product or service offerings and interacting with clients' customers who have allowed their service to lapse in an attempt to regain their business and learn their reasons for discontinuing service. Outbound services represented 40.1% of RMH's net revenues for fiscal 2003.

   For a summary of the operating results for each of RMH's segments, see note 18 to RMH's consolidated financial statements included with this proxy statement/prospectus.

   Client Contracts

   RMH's client contracts are generally for terms of up to five years. Contracts are typically terminable by either party upon 60 days notice; however, in some cases, particularly in longer term inbound contracts which often require substantial capital expenditures on RMH's part, a client may be required to pay RMH a termination fee in connection with an early termination of the contract. RMH's contract with Aegon contains a termination clause under which it would be required to pay a penalty for terminating the contract, without cause, prior to its July 31, 2007 termination date. The amount of the termination payment to Aegon would vary based on the terms of the contract. As a result of an amendment to RMH's Canadian services agreement with MCI that became effective on October 1, 2003,


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

in the event MCI terminates the services agreement due to a material breach by RMH or a transaction in which a competitor of MCI acquired control of RMH or in the event RMH terminates the services agreement for convenience after October 1, 2004, RMH is required to pay a minimum termination fee of $153,061 for each month remaining in the agreement (or $7,040,806 at December 31, 2003). In most other instances (as defined in the services agreement) in which either party terminates the services agreement, RMH is required to pay a termination fee of $76,531 for each month remaining in the services agreement (or $3,520,426 at December 31, 2003).

   In addition, certain of RMH's inbound contracts may contain minimum volume commitments requiring its clients to provide RMH with agreed-upon levels of calls during the terms of the contracts. RMH's fees for services rendered under these contracts are based on pre-determined contracted chargeable rates that may include a base rate per hour plus a higher rate or "bonus" rate if RMH meets pre-determined objective performance criteria. These objective performance criteria include such items as sales generated during a defined period. Additionally, RMH may receive additional discretionary client determined bonuses based upon criteria established by its clients.

   RMH has begun to negotiate amendments of certain customer contracts to provide for limited currency rate protection below certain pre-determined exchange rate levels and limited gain sharing above certain pre-determined exchange rate levels. Such changes may mitigate certain currency risks, however, there can be no assurance that contracts will be successfully negotiated or that the amendments will result in the elimination of currency risk for such contracts. RMH's Canadian services agreement with MCI was amended effective October 1, 2003 to provide limited foreign currency rate protection below certain pre-determined exchange rate levels and limited gain sharing above certain pre-determined exchange rate levels.

   Technology

   RMH's staff of skilled information technology professionals is focused on technological integration to meet its clients' needs. RMH integrates its clients' existing systems with its own systems to provide cost-effective, timely solutions that allow them to maximize their investment and minimize their costs.

   RMH's customer interaction centers and network systems both use a flexible database architecture permitting the easy sharing of data among users of the system. As a result, it is able to configure its scalable systems to work cost-effectively at low and high volumes and permit the efficient addition of capacity. These technologies improve sales and customer service by providing its CRM representatives with enhanced access to real-time customer and product information. RMH has implemented procedures to protect its systems against power loss, fire and other disasters.

   Sales and Marketing

   RMH's sales and marketing team is comprised of six sales executives, all of whom have sales experience in the customer care outsourcing industry. In addition, members of its executive management team, including its chief executive officer and leaders of its operations and technology and quality assurance departments, are active participants in the sales process. Their involvement enables RMH to better manage its clients' expectations and its ability to meet or exceed their expectations. A portion of the compensation of RMH's core sales and marketing team is commission-based.


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
   Quality Assurance

   RMH has consolidated its quality assurance program into one quality assurance center that has dedicated quality assurance personnel who monitor CRM representatives to ensure compliance with performance standards. Sales confirmations are digitally recorded with the customer's consent to ensure accuracy and to provide a record of each sale. Personnel review the audio file of certain completed sales for compliance with client specifications. This system is designed to respond to client requests to review details of a particular sale within minutes and is able to identify the program, the date and time of the interaction and the CRM representative who made the sale. Clients also participate in the monitoring process and are able to electronically access relevant information.

   RMH's information systems enable it to provide its clients with customized reports on the status of their CRM programs. Access to this data enables RMH's clients to modify or enhance an ongoing campaign in order to improve its effectiveness.

   Competition

   RMH's primary competitors are large customer care outsourcing service providers. Secondary competitors include specialized outsourcing firms with focused capabilities in areas such as technical support, direct marketing and human resources. RMH also competes with the internal operations of many of its existing clients and prospects. The outsourced customer care industry is highly fragmented and competitive. RMH distinguishes itself from the competition by providing high quality customer care outsourcing services at affordable prices that meet its clients' needs for satisfaction, scalability and time to market. The principal competitive factors in the industry are price, quality of service, performance, experience and reporting capabilities.

   Government Regulation

   Telemarketing sales practices are regulated in the United States and Canada as discussed below.

   United States

   In the United States, there are two major federal laws that specifically address telemarketing. In 1991, Congress passed the Telephone Consumer Protection Act, or the TCPA, which authorized the Federal Communications Commission, or the FCC, to adopt rules implementing the TCPA. In 1994, Congress passed the Telemarketing and Consumer Fraud and Abuse Prevention Act, referred to as the Fraud Prevention Act, which authorized the Federal Trade Commission, or the FTC, to adopt the Telemarketing Sales Rule, referred to as the TSR, which became effective on December 31, 1995. Within the past year, the TSR has been amended to include several new restrictions on telemarketing activities. In addition, the states have various regulatory restrictions and requirements for telemarketing companies.

   The TCPA places restrictions on unsolicited automated telephone calls to residential telephone subscribers by means of automatic telephone dialing systems, prerecorded or artificial voice messages and telephone fax machines. In addition, the regulations require CRM firms to develop a "do not call" list and to train their CRM personnel to comply with these restrictions. The TCPA creates a right of action for both consumers and state attorneys general. A court may award damages or impose penalties of $500 per violation, which may be trebled for willful or knowing violations. Currently, RMH trains its service representatives to comply with the regulations of the TCPA. On March 11, 2003, the Do-Not-Call Implementation Act, or the Do-Not-Call Act, was signed into law. The Do-Not-Call Act required the FCC to issue final rules under the TCPA to maximize the consistency of the TCPA with the FTC's December 18, 2002 amendments to the TSR, as discussed below. Accordingly, on July 3, 2003, the FCC issued rules regarding the national do-not-call registry, call abandonment and "caller id" requirements.


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
   The FTC regulates both general sales practices and telemarketing specifically and has broad authority to prohibit a variety of advertising or marketing practices that may constitute unfair or deceptive acts or practices. Pursuant to its general enforcement powers, the FTC can obtain a variety of types of equitable relief, including injunctions, refunds, disgorgement, the posting of bonds and bars from continuing to do business for a violation of the acts and regulations it enforces.

   The FTC also administers the Fraud Prevention Act under which the FTC has issued the TSR, prohibiting a variety of deceptive, unfair or abusive practices in direct telephone sales. Generally, these rules prohibit misrepresentations of the cost, quantity, terms, restrictions, performance or characteristics of products or services offered by telephone solicitation or of refund, cancellation or exchange policies. The regulations also regulate the use of prize promotions in direct telephone sales to prevent deception and require that a telemarketer identify promptly and clearly the seller on whose behalf the CRM representative is calling, the purpose of the call, the nature of the goods or services offered and that no purchase or payment is necessary to win a prize. The regulations also require that providers of services maintain records on various aspects of their businesses.

   On December 18, 2002, the FTC amended the TSR. The major change was the creation of a centralized national "do not call" registry. Federal enforcement of the National Do Not Call Registry began on October 1, 2003. A consumer who receives a telemarketing call despite being on the registry will be able to file a complaint with the FTC, either online or by calling a toll free number. Violators could be fined up to $11,000 per incident. In addition, the amended TSR restricts call abandonment (with certain safe harbors) and unauthorized billing. Further, as of January 29, 2004, the amended TSR will require telemarketers to transmit their telephone numbers and, if possible, their names to consumers' "caller id" services.

   At the state level, most states have enacted consumer protection statutes prohibiting unfair or deceptive acts or practices as they relate to telemarketing sales. For example, telephone sales in certain states are not final until a written contract is delivered to and signed by the buyer, and such a contract often may be canceled within three business days. At least one state also prohibits parties conducting direct telephone sales from requesting credit card numbers in certain situations, and several other states require certain providers of such services to register annually, post bonds or submit sales scripts to the state's attorney general. Under these general enabling statutes, depending on the willfulness and severity of the violation, penalties can include imprisonment, fines and a range of equitable remedies such as consumer redress or the posting of bonds before continuing in business.

   Additionally, some states have enacted laws and others are considering enacting laws targeted at direct telephone sales practices. Some examples include laws regulating electronic monitoring of telephone calls and laws prohibiting any interference by direct telephone sales with "caller id" devices. Most of these statutes allow a private right of action for the recovery of damages or provide for enforcement by state agencies permitting the recovery of significant civil or criminal penalties, costs and attorneys' fees. There can be no assurance that any such laws, if enacted, will not adversely affect or limit RMH's current or future operations.

   A growing number of states have also established statewide "do not call" lists. According to the FCC, as of July 2003, 36 states had passed "do not call" statutes and a number of other states have considered similar bills.

   The industries RMH serves are also subject to government regulation, and, from time to time, bills are introduced in Congress, which, if enacted, could affect RMH's operations. RMH, and its employees who sell insurance products, are required to be licensed by various state and provincial


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
insurance commissions for the particular type of insurance product to be sold and are required to participate in regular continuing education programs.

   Telecommunications is another industry that RMH serves that is subject to government regulation. For example, "slamming" is the illegal practice of changing a consumer's telephone service without permission. The FCC has promulgated regulations regarding slamming rules that apply solely to the telecommunications carrier and not the telemarketer or the independent party verifying the service change. However, some state slamming rules may extend liability for violations to agents and other representatives of telecommunications carriers, such as telemarketers.

   RMH's representatives undergo an extensive training program, part of which is designed to educate them about applicable laws and regulations and to try to ensure their compliance with such laws and regulations. Also, RMH programs its call management system to avoid initiating telephone calls during restricted hours or to individuals maintained on its "do not call" list. Management of RMH believes that RMH operates in compliance with all applicable laws and regulations, but there is no guarantee that it will be in compliance with all applicable laws and regulations at all times.

   Canada

   In Canada, the Canadian Radio-Television and Telecommunications Commission enforces rules regarding unsolicited communications using automatic dialing and announcing devices, live voice and fax. Companies that violate any of the restrictions on unsolicited calls may have their telephone service terminated after two business days' notice from the telephone company.

   In 2001, the federal government of Canada enacted the Personal Information Protection and Electronic Documents Act, or the Federal Act. Effective January 1, 2004, the Federal Act requires all commercial enterprises to obtain consent for the collection, use, and disclosure of an individual's personal information. Failure to comply with the Federal Act could result in significant fines and penalties or possible damage awards for the tort of public humiliation. In addition to the foregoing sanctions, the Federal Act also contemplates that any finding of an improper use of personal information will be subject to public disclosure by the Privacy Commissioner. The Federal Act permits any Province of Canada to enact substantially similar legislation governing the subject matter of the Federal Act, in which case the legislation of the Province will override the provisions of the Federal Act. RMH's Canadian operations are located primarily in the Provinces of Ontario, British Columbia and New Brunswick. British Columbia has enacted legislation, or the B.C. Act, governing the subject matter of the Federal Act. The federal government of Canada has not yet declared the B.C. Act substantially similar to the Federal Act. Until such time as the federal government of Canada makes such declaration, both the B.C. Act and the Federal Act will apply concurrently to RMH's operations in British Columbia. The B.C. Act is presently scheduled to come into effect on January 1, 2004. Though neither has yet enacted legislation which is substantially similar to the Federal Act, both Ontario and New Brunswick have indicated that they may enact legislation governing the subject matter of the Federal Act. Failure to comply with the Federal Act, the B.C. Act, as well as any such future legislation enacted by Ontario, New Brunswick or any other provinces in which RMH operates, may have an adverse affect on, or limit RMH's current or future, operations.

   The Competition Act (Canada) contains a number of provisions that regulate the conduct of telemarketers in Canada, in particular the manner in which outbound calls are to be conducted. Failure to comply with such legislation could adversely affect RMH's business.


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

   Employees

   As of January 12, 2004, RMH employed 11,337 people, 5,692 of whom were employed on a full-time basis and 5,645 of whom were employed on a part-time basis. None of RMH's employees are currently covered by collective bargaining agreements, although efforts have been made by some employees in support of such an agreement. RMH believes that its relations with its employees are good.

   History

   RMH was founded in 1983 and completed an initial public offering of shares of common stock in September 1996. RMH is a Pennsylvania corporation and its principal business office is located at 15 Campus Boulevard, Newtown Square, Pennsylvania 19073. RMH's telephone number is (610) 325-3100.

   Properties

   RMH's corporate headquarters facility is located in Newtown Square, Pennsylvania. The approximately 50,000 square-foot building is leased to RMH through 2012. RMH also maintains an 8,672 square-foot corporate office in Frisco, Texas, which is leased to RMH through July 31, 2007.

   RMH does not own any real property. RMH leases all of the facilities used for its customer interaction centers, except for Greensboro, North Carolina and San Antonio, Texas, which are client facilities. RMH believes that its existing facilities are suitable and adequate for its current operations, but additional facilities will be required to support growth. As of September 30, 2003, RMH operated five customer interaction centers in the United States with 2,427 workstations, eight customer interaction centers in Canada with 5,204 workstations and one customer interaction center in the Philippines with 60 workstations. RMH believes that suitable additional or alternative space will be available as needed on commercially reasonable terms.

   Legal Proceedings

   On December 3, 2003, a shareholder class action suit was filed against RMH and certain of RMH's directors and officers in the Delaware County, Pennsylvania Court of Common Pleas seeking the recovery of damages and other remedies caused by the alleged violation of fiduciary duties by members of RMH's board of directors relating to the proposed merger with NCO. The suit alleges that the defendants favored interests other than those of RMH's public shareholders and failed to take reasonable steps designed to maximize shareholder value with respect to the proposed merger with NCO. At this time, it is too early to form a definitive opinion concerning the ultimate outcome of this litigation. Management of RMH believes that the case is without merit and plans to vigorously defend RMH against this claim.

   RMH has from time to time become involved in litigation incidental to its business activities. However, RMH is not currently subject to any material legal proceedings, other than as described above.

Management's Discussion and Analysis of Financial Condition and Results of Operations

   The following discussion should be read in conjunction with RMH's financial statements and notes thereto appearing elsewhere in this proxy statement/prospectus.

   Overview

   RMH is a provider of outsourced customer relationship management, referred to as CRM, services, offering customer interaction solutions that permit its clients to more effectively manage their relationships with their customers. RMH has developed strategic relationships with market leaders in the telecommunications, financial services, insurance, technology, retail and logistics industries. RMH's client base includes Aegon, AT&T, MCI, Microsoft, Nextel, SBC, UPS and others. RMH distinguishes itself through its industry expertise, well-trained workforce and integrated customized technology solutions designed to meet the rigorous demands of its clients. At December 31, 2003 and September 30, 2003, RMH operated


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

over 7,800 and 7,600 workstations, respectively, in its network of 14 customer interaction centers in the United States, Canada and the Philippines.

   On November 18, 2003, RMH signed a definitive merger agreement under which RMH agreed to be acquired by NCO. The definitive merger agreement was subsequently amended on January 22, 2004 and March 1, 2004. NCO is one of the largest providers of accounts receivable collection services in the world. NCO provides services to clients in the financial services, healthcare, retail, commercial, utilities, education, telecommunications and government sectors. Its common stock is traded on The NASDAQ National Market under the symbol "NCOG." Under the terms of the original definitive merger agreement, the acquisition provided that RMH's shareholders would receive $5.50 worth of NCO common stock for each share of RMH's common stock, as long as NCO's stock price, based on NCO's twenty day average stock price prior to the closing, was valued between $22.00 and $27.00 per share. Based on the terms of the January 22, 2004 amendment to the definitive merger agreement, RMH's shareholders will receive
0.2150 shares of NCO common stock for each share of RMH's common stock, as long as NCO's stock price, based on NCO's twenty-day average stock price prior to closing, is valued between $18.75 and $26.75 per share. Within this range, the acquisition will be funded with approximately 3.4 million shares of NCO common stock.

   The transaction is subject to approval by RMH's shareholders. NCO has entered into voting agreements with certain of RMH's shareholders holding approximately 38% of RMH's outstanding shares pursuant to which such shareholders have agreed to vote their shares in favor of the acquisition. RMH's board of directors has unanimously voted to approve the transaction and recommend that RMH shareholders vote to approve the merger. The merger is subject to normal regulatory review and the expiration of applicable waiting periods.

   Customers

   RMH relies on several clients for a significant portion of its revenues. The following table summarizes the percent of net revenues from each client that represented at least 10% of net revenues in the three months ended December 31, 2003 and 2002:

                                                             Percentage of net revenues
                                                           Three Months Ended December 31,
                                                           -------------------------------
                                                               2003                2002
                                                              ------              ------
    MCI                                                       32.0%               32.5%
    AT&T                                                      11.4%                 *
    UPS                                                       15.4%               13.2%
    Microsoft                                                 10.2%                 *
    Nextel                                                    15.6%               11.9%

* Less than 10% for the three month period.

   The following table summarizes the percent of net revenues from each client that represented at least 10% of net revenues in 2003, 2002 and 2001:

                                                              Percentage of net revenues
                                                               Year Ended September 30,
                                                              --------------------------
                                                              2003       2002       2001
                                                              -----      -----     -----
    MCI                                                       34.2%      25.8%     19.2%
    Aegon                                                         *      10.9%     11.6%
    UPS                                                       12.6%          *         *
    Microsoft                                                     *      11.3%     10.3%
    Nextel                                                    13.1%      11.6%         *


* Less than 10% for the fiscal year.

   MCI WORLDCOM

   RMH provides inbound and outbound CRM services to MCI WORLDCOM Communications, Inc. and MCI WORLDCOM Network Services, Inc., each a subsidiary of WorldCom, Inc. and collectively referred to as MCI, under several agreements that expire through October 31, 2007. MCI accounted for 32.0% and 32.5% of RMH's net revenues in the three months ended December 31, 2003 and 2002, respectively. MCI

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accounted for 34.2%, 25.8%, and 19.2% of RMH's net revenues in 2003, 2002, and
2001, respectively. On July 21, 2002, WorldCom announced that it had filed for voluntary relief under Chapter 11 of the United States Bankruptcy Code. The following table summarizes the MCI related charges in 2002 (in thousands of dollars):

    Charges recorded as a reduction in revenues:
    Write-off of MCI related sales incentives                                 $2,116
    Charges recorded in selling, general and administrative
    expenses:
    Reserve for loan due from Specialized Teleservices, Inc.          1,011
    Impairment charge -- voice response unit                            745
                                                                      -----
                                                                               1,756
    Increase in provision for losses on receivables                            3,797
                                                                              ------
    Total charges                                                             $7,669
                                                                              ======

   Up-front cash payments and non-cash concessions were made to MCI to secure the execution of certain contracts. Due to the WorldCom bankruptcy filing, a portion of these sales incentives was determined to be impaired and no longer recoverable and a $2,116,000 charge was recorded as a reduction of revenues in accordance with the provisions of EITF No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)," referred to as EITF 01-09. The $1,011,000 reserve against a loan due from Specialized Teleservices, Inc, which reduced the carrying value of the loan to $0, was required because that client derives all of its revenues from MCI (see note 21 to RMH's consolidated financial statements). A $745,000 charge was recorded in selling, general and administrative expense to write off the remaining carrying value of a voice response unit application developed solely for MCI, referred to as the MCI VRU, since its carrying value was determined to be unrecoverable due to the WorldCom bankruptcy filing. As discussed below, RMH sold the MCI VRU in March 2003 and recorded a gain of $473,000.

   While RMH has continued to provide services to MCI, these events create uncertainty about RMH's future business relationship with MCI, which, if not resolved in a manner favorable to RMH, could have a significant adverse impact on RMH's future operating results and liquidity. In the event that RMH's business relationship with MCI were to terminate, its contracts with MCI call for certain wind-down periods and the payment by RMH of certain termination fees, as defined in such contracts, during which time RMH would seek new business volume. However, replacing lost MCI business volume is subject to significant uncertainty, could take substantially longer than the wind-down periods, and would be dependent on a variety of factors that RMH's management cannot predict at this time. Management of RMH believes that it has adequately reserved for all exposure created as a result of the WorldCom bankruptcy, however, there can be no assurance that additional charges will not be required in the future. At December 31, 2003 and September 30, 2003, RMH had $2,991,000 and $2,374,000, respectively, in accounts receivable from MCI, all of which was for services provided subsequent to the bankruptcy filing. As discussed below, RMH received a $4,652,000 payment from MCI in August 2003 for final settlement of all pre-petition receivables. On January 17, 2003, RMH sold $3,286,000 of pre-petition accounts receivable from MCI to a third party for a cash payment of $1,314,000 that was received on February 3, 2003. No additional charges were recorded in


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
connection with this sale of MCI receivables since the sale price was equal to the carrying value of the receivables.

   Four of RMH's customer interaction centers provide all or a significant portion of their services to MCI. While management of RMH does not presently believe the property and equipment at these customer interaction centers is impaired, a decline in the level of services being provided to MCI as a result of the WorldCom bankruptcy filing could result in RMH incurring substantial operating costs with no related revenues and a significant charge associated with property and equipment impairment. The carrying value of property and equipment at the four customer interaction centers at December 31, 2003 and September 30, 2003 was $15,669,000 and $15,934,000, respectively. Future operating lease commitments for the four customer interaction centers was $14,483,000 and $15,163,000 at December 31, 2003 and September 30, 2003,
respectively.

   In the first quarter of fiscal 2003, an existing contract with MCI related to the provision of inbound CRM services was modified. Under the original contract, RMH billed MCI a seat utilization charge to cover the costs associated with the customer interaction center where services were provided. The seat utilization charge was subject to scheduled decreases over the term of the contract and was being accounted for on a straight-line basis over the term of the contract. At the date of the contract modification, $1,906,000 in revenue related to the seat utilization charge had been deferred. Under the modified contract, RMH no longer bills MCI for the seat utilization charge. The $1,906,000 in revenue deferred under the original contract is being recognized on a straight-line basis through the January 2006 termination date of the modified contract. At December 31, 2003 and September 30, 2003, respectively, $1,279,000 and $1,436,000 are included in other long-term liabilities related to the seat utilization charge. In addition, RMH received a prepayment in the amount of $2,552,000 under the original contract that is included in other long-term liabilities at December 31, 2003 and September 30, 2003.

   On April 1, 2003, all contracts with MCI for the provision of third party verification services were assigned to an unrelated third party, referred to as the Assignee, effective April 27, 2003. In the first quarter of fiscal 2003, these contracts accounted for $2,138,000 of RMH's consolidated net revenues. In 2003, 2002 and 2001, these contracts accounted for $3,912,000, $11,134,000 and
$16,747,000 respectively, of RMH's consolidated net revenues. RMH entered into a sublease agreement with the Assignee effective April 27, 2003 under which up to 250 seats in one of its customer interaction centers will be subleased to the Assignee for $95,000 per month. The Assignee has the option to reduce the number of seats being leased in 50-seat increments by providing 60 days notice. Each 50-seat reduction results in a decrease in the monthly sublease payment of $19,000 per month. The sublease agreement with the Assignee expires on April 27, 2006 and may be terminated by either party with 30 days written notice. Revenue from the sublease agreement is being reflected in results of operations as a reduction of operating expenses to the extent of RMH's related sublease operating expenses with the landlord. Any excess of sublease revenues over sublease expenses resulting from the sublease agreement would be included in other income. At December 31, 2003 and September 30, 2003, the Assignee continued to lease 150 and 245 seats, respectively.

   RMH had previously made up-front cash payments and non-cash incentives to MCI in connection with the third party verification contracts assigned. The remaining carrying value of these intangible assets was no longer recoverable by RMH due to the assignment of the contracts and a charge of $1,326,000 was recorded as a reduction of consolidated net revenues in the quarter ended March 31, 2003 in accordance with the provisions of EITF 01-09.

   In March 2003, RMH sold the MCI VRU, which was written off in the third quarter of 2002, to the Assignee in exchange for a $500,000, non-interest bearing note. The note is payable to RMH in 12 monthly installments commencing in June 2003. RMH recorded a gain in selling, general and administrative expense equal to the present value of the note of $473,000 and interest income will be imputed until the note matures in May 2004. RMH originally acquired the MCI VRU to provide third party verification services to MCI.

   On July 25, 2003, RMH entered into a settlement agreement and mutual release with WorldCom, which was approved by the United States Bankruptcy Court Southern District of New York on August 5, 2003, under which:

   o WorldCom assumed two existing contracts with RMH for the provision of CRM services and made a cure payment of $4,652,000 in August 2003 for full and final satisfaction of any and all pre-petition claims, referred to as the MCI Payment;

   o RMH executed a new agreement with MCI for the provision of telecommunication services, referred to as the New MCI Contract, to replace certain prior agreements for the provision of telecommunication services, referred to as the Old MCI Contracts; and


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
   o RMH paid WorldCom an aggregate payment of $3,494,000, referred to as the RMH Payment, in September 2003, which includes $1,800,000 for volume shortfalls under the Old MCI Contracts.

   Based on the above settlement, RMH had a net gain of approximately $3,065,000 resulting from the reversal of the allowance for doubtful accounts on MCI receivables and accruals that were in excess of the agreed upon settlement amounts. Since the New MCI Contract was predicated upon the settlement agreement approved by the Bankruptcy Court and due to the concurrent execution of these agreements, the gain will be amortized as a reduction to cost of services and general and administrative expense over the two-year term of the New MCI Contract. The remaining unamortized gain of $2,438,000 and $2,820,000 is included in other long-term liabilities in the accompanying consolidated balance sheet at December 31, 2003 and September 30, 2003, respectively.

   The New MCI Contract, which was executed on July 25, 2003, is for a term of two years and contains a minimum purchase requirement of $1,500,000 in the first year that may be increased to $1,800,000 in the second year. Management of RMH currently projects that its call volume will be sufficient to meet the minimum purchase requirements under the New MCI Contract.

   Effective October 1, 2003, RMH amended its existing Canadian services agreement with MCI, referred to as the MCI Amendment. The terms of the MCI Amendment include, but are not limited to, the following:

   o The term of the services agreement was extended from November 27, 2006 to October 31, 2007;

   o Provision for limited foreign currency rate protection below certain pre-determined exchange rate levels and limited gain sharing above certain pre-determined exchange rate levels was established;

   o MCI may terminate the services agreement for convenience upon 90 days written notice to RMH;

   o RMH may terminate the services agreement for convenience upon 12 months written notice to MCI; and

   o In the event MCI terminates the services agreement due to a material breach by RMH or a transaction in which a competitor of MCI acquired control of RMH or in the event RMH terminates the services agreement for convenience after October 1, 2004, RMH is required to pay a minimum termination fee of $153,061 for each month remaining in the agreement (or $7,040,806 at December 31, 2003). In most other instances (as defined in the services agreement) in which either party terminates the services agreement, RMH is required to pay a termination fee of $76,531 for each month remaining in the services agreement (or $3,520,426 at December 31, 2003).


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
   Restructuring and Other Charges

   During 2003 RMH completed a plan to close three customer interaction centers and a quality center in the United States due to a decline in outbound CRM services. Asset impairment charges of $1,919,000 and $8,000 were recorded in the second quarter and third quarter of fiscal 2003, respectively, for the amount by which the carrying amount of the property and equipment at these customer interaction centers exceeded their respective fair values. RMH also incurred one-time termination benefits of $349,000, contract termination costs of $233,000 and other associated costs of $393,000. All of these costs relate to RMH's outbound segment.

   During the quarter ended June 30, 2002, RMH recorded a $4,607,000 restructuring charge in connection with a plan designed to reduce its cost structure by closing six customer interaction centers, resulting in the abandonment of fixed assets and a reduction in workforce. No severance was paid to employees in connection with this restructuring. In the fourth quarter of 2002, the restructuring charge was adjusted by $572,000 since alternative uses were found for certain assets that were previously written off. The restructuring plan was completed in 2002. The restructuring costs include customer interaction center closure costs, which are the estimated costs for closing the customer interaction centers, including obligations under signed real estate lease agreements and the write-off of leasehold improvements and the net book value of certain fixed assets. In 2002 RMH also reduced an accrual for future lease payments from its December 2000 restructuring, discussed below, by $302,000 since the termination of a customer interaction center lease was settled for less than originally estimated. In 2003 RMH reduced an accrual for future telecommunication costs by $36,000 since no future payments were required under the related contracts.

   An $868,000 restructuring charge was recorded in the quarter ended December 31, 2000 related to customer interaction center closures.

   RMH has previously entered into agreements with its telephone long distance carriers that are subject to annual minimum purchase requirements. For certain agreements, RMH projected that it would fail to meet the annual minimum purchase requirements. These shortfalls have arisen primarily as a result of the site closures discussed above and the decline in the amount of outbound CRM services provided by RMH. RMH recorded charges to cost of services of $2,322,000 and $86,000 in the second and third quarters of 2003, respectively, for obligations related to total projected shortfalls of $608,000 with one of RMH's carriers, referred to as Carrier A and $1,800,000 with MCI.

   During the third quarter of fiscal 2003, RMH amended its contract with Carrier A to extend the contract for a period of two years and received a waiver of the $608,000 volume shortfall under the original contract. The $608,000 volume shortfall waived is being amortized as a reduction to cost of services over the two year term of the amended contract. While the amended contract with Carrier A contains a monthly minimum purchase requirement of $175,000, RMH currently projects that its call volume will be sufficient to meet this monthly minimum. To the extent RMH purchases new services in excess of the $175,000 minimum purchase requirement, 35% of the amount exceeding the minimum must be purchased from Carrier A to the extent Carrier A provides such services at rates that are competitive with the industry.

   On July 25, 2003, RMH executed the New MCI Contract for the provision of telecommunication services to replace the Old MCI Contracts under which the $1,800,000 shortfall had arisen. In connection with the settlement agreement approved by the Bankruptcy Court, RMH paid WorldCom the RMH Payment of $3,494,000, which included $1,800,000 for the volume shortfalls under the Old MCI Contracts. The New MCI Contract is for a term of two years and contains a minimum purchase requirement of $1,500,000 in the first year that may be increased to $1,800,000 in the second year.


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
Management of RMH currently projects that the call volume will be sufficient to meet the minimum purchase requirements under the New MCI Contract.

   During the quarter ended December 31, 2001, RMH recorded a $2,123,000 charge to general and administrative expense associated with the sale of common stock and warrants in October 2001 at a discount to three companies controlled by an existing significant shareholder and family member of one of RMH's directors as approved by a special committee of the RMH board of directors. See note 12 to RMH's consolidated financial statements.

   Provision for Losses on Receivables

   Following an evaluation of amounts due from BrandDirect Marketing, Inc., $12,922,000 of bad debt expense was recorded during the three months ended June 30, 2001 to write off amounts due from BrandDirect and service levels were reduced such that services were being provided on a cash basis. BrandDirect represented 0.0%, 0.3% and 5.3% of RMH's net revenues in 2003, 2002 and 2001, respectively.

   On May 9, 2002, Provell, Inc. filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. A charge of $2,762,000 was recorded in the second quarter of 2002 to write off amounts due from Provell. Provell represented 0.0%, 1.8% and 6.6% of RMH's net revenues in 2003, 2002 and 2001, respectively. During the three months ended December 31, 2003, RMH received a settlement of $443,000 related to the bankruptcy proceedings of Provell. The $443,000 settlement related to certain Provell receivables that had been written off in fiscal year 2002 and was recorded as a reduction of bad debt expense for the three months ended December 31, 2003, which is included in general and administrative expense in RMH's condensed consolidated financial statements.

   Critical Accounting Policies

   In preparing RMH's financial statements and accounting for the underlying transactions and balances, RMH applies the accounting policies as disclosed in the notes to RMH's consolidated financial statements. RMH considers the policies discussed below to be critical accounting policies, which are those that are most important to the portrayal of its financial condition and results of operations and require management's most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

   Revenue recognition--RMH recognizes revenues from CRM services under hourly and performance based models:

   Hourly. Revenue is recognized based on the billable hours of each CRM representative as defined in the client contract. The rate per billable hour charged is based on a predetermined contractual rate, as agreed in the underlying contract. The contractual rate can fluctuate based on certain pre-determined objective performance criteria related to quality and performance. The impact of the performance criteria on the rate per billable hour is continually updated as revenue is recognized. Some clients are contractually entitled to penalties when RMH is out of compliance with certain obligations as defined in the client contract. Penalties are recorded as a reduction to revenues as incurred based on a measurement of RMH's obligation under the terms of the client contract.

   Performance-based. Under performance-based arrangements, RMH is paid by its customers based on achievement of certain levels of sales or other client-determined criteria specified in the client contract. RMH recognizes performance-based revenue by measuring its actual results against the performance criteria specified in the contracts. Amounts collected from customers prior to the performance of services are recorded as deferred revenues.

   The EITF reached a consensus in EITF 00-14, "Accounting for Certain Sales Incentives," or EITF 00-14. EITF 00-14 requires that when recognized, the reduction in or refund of the selling price of


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
a product or service resulting from certain sales incentives should be classified as a reduction in revenues. RMH adopted EITF 00-14, as codified by EITF No. 01-09, "Accounting for Consideration Given By a Vendor to a Customer (Including a Reseller of the Vendor's Products)," on October 1, 2001.

   In connection with the provision of inbound and outbound CRM services to its customers, RMH incurs costs to train its CRM representatives. Training programs relate to both program start-up training in connection with new CRM programs and attrition related training for existing CRM programs. RMH may bill some of its customers for the costs incurred under these training programs based on the terms in the contract. Training revenue is integral to CRM revenues being generated over the course of a contract and cannot be separated as a discrete earning process under SEC Staff Accounting Bulletin No. 101. As a result, all training revenues are deferred. Startup training revenues are amortized over the term of the customer contract, except for customers with contracts of less than one year, for which startup training is amortized over the estimated period of benefit to RMH, which approximates 12 months. Attrition training revenues are amortized over the average employment of a telephone service representative. Direct costs associated with providing startup training and attrition training, which consist exclusively of salary and benefit costs, are also deferred and amortized over a time period consistent with the deferred training revenues. When a business relationship is terminated with one of RMH's customers, the unamortized deferred training revenue and unamortized deferred direct costs associated with that customer are immediately recognized.

   Allowance for doubtful accounts--RMH assesses the likelihood of collection based on a number of factors including a client's collection history and credit-worthiness. If collection is not reasonably assured, the revenue is deferred and recognized when collection becomes reasonably assured. RMH makes estimates of potential future charges against current period revenue. Similarly, RMH's management must make estimates of the collectibility of its accounts receivable. Management specifically analyzes accounts receivable and analyzes historical bad debt, customer concentrations, customer credit- worthiness, current economic trends and changes in RMH's customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts.

   Impairment of long-lived assets--RMH reviews the recoverability of its long-lived assets, including property and equipment, internal use software and other intangible assets each reporting period to determine if events or changes in circumstances have occurred that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on RMH's ability to recover the carrying value of the asset from the expected future pre-tax cash flow (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between the estimated fair value and carrying value of the asset. The measurement of impairment requires management to makes estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

   Accounting for income taxes--RMH accounts for income taxes under the asset and liability method whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits, which are not expected to be realized.

   Stock-based compensation--As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123, Accounting for Stock-Based Compensation," RMH measures compensation cost in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. RMH grants stock options to employees and directors at an exercise price equal to fair market value on the date of grant. Accordingly, RMH has not recognized compensation cost for stock options issued to employees and directors in its consolidated financial statements. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' equity. Stock options issued to non-employees are recorded at fair value at the date of grant. Fair value is determined using the Black-Scholes method and the expense is amortized over the vesting period.

   Contractual Obligations

   RMH is committed to making cash payments in the future in connection with its operating leases, capital lease obligations (including principal and interest) and revolving credit facility. RMH has no off-balance sheet debt or other unrecorded obligations and has not guaranteed the debt of any other party. Below is a schedule of the future payments that RMH is obligated to make based on agreements in place as of September 30, 2003 (amounts in thousands):


                                                           Total       2004      2005       2006       2007      2008    Thereafter
Minimum lease payments under capital leases               $ 21,978   $12,725    $ 7,898   $ 1,355    $    --    $   --     $    --
Operating leases                                            73,021    10,635     10,154    10,082     10,071     9,596      22,483
Revolving credit facility                                    6,030     6,030         --        --         --        --          --
                                                          --------   -------    -------   -------    -------    ------   ---------
Total                                                     $101,029   $29,390    $18,052   $11,437    $10,071    $9,596     $22,483
                                                          ========   =======    =======   =======    =======    ======   =========



   In October 1999 RMH issued a letter of credit in favor of the landlord of one its Canadian customer interaction centers for $1,500,000 Canadian dollars (approximately $1,108,000 and $950,000 U.S. dollars at September 30, 2003 and 2002, respectively) as security for rents payable. Under the terms of the lease agreement, RMH is required to keep a $1,500,000 Canadian dollar letter of credit in place through October 31, 2002, at which point it declined to $1,286,000 Canadian dollars. The amount required declines by $214,000 Canadian dollars each year through October 31, 2007. The outstanding letter of credit was $1,286,000 Canadian dollars (approximately $950,000 U.S. dollars) and $1,500,000 Canadian dollars (approximately $1,108,000 U.S. dollars) at September 30, 2003, and 2002, respectively. The lease terminates in January 2010.

   RMH has entered into agreements with its telephone long distance carriers that are subject to annual minimum purchase requirements. Its contract with Carrier A, which expires in fiscal 2005, contains a monthly minimum purchase requirement of $175,000. Management of RMH currently projects that RMH's call volume will be sufficient to meet this monthly minimum. To the extent RMH purchases new services in excess of the $175,000 minimum purchase requirement, 35% of the amount exceeding the minimum must be purchased from Carrier A to the extent Carrier A provides such services at rates that are competitive with the industry.

   On July 25, 2003 RMH executed the New MCI Contract for the provision of telecommunication services. The New MCI Contract is for a term of two years and contains a minimum purchase requirement of $1,500,000 in the first year that may be increased to $1,800,000 in the second year. Management of RMH currently projects that RMH's call volume will be sufficient to meet the minimum purchase requirements under the New MCI Contract.

   RMH's contract with Aegon contains a termination clause under which RMH would be required to pay a penalty for terminating the contract, without cause, prior to its July 31, 2007 termination date. The amount of the termination payment to Aegon would vary based on the terms of the contract. As a result of an amendment to RMH's Canadian services agreement with MCI that became effective on October 1, 2003, in the event MCI terminates the services agreement due to a material breach by RMH or a transaction in which a competitor of MCI acquired control of RMH or in the event RMH terminates the services agreement for convenience after October 1, 2004, RMH is required to pay a minimum termination fee of $153,061 for each month remaining in the agreement (or $7,040,806 at December 31, 2003). In most other instances (as defined in the services agreement) in which either party terminates the services agreement, RMH is required to pay a termination fee of $76,531 for each month remaining in the services agreement (or $3,520,426 at December 31, 2003).

   If the NCO transaction is terminated under certain circumstances, RMH is required to pay NCO a termination fee and expenses of up to $4,000,000.

   Results of Operations

   Three Months Ended December 31, 2003 Compared to Three Months Ended December 31, 2002

   Net Revenues--Net revenues decreased $13,781,000 or 17.7% to $63,865,000 in the first quarter of fiscal 2004 from $77,646,000 in the first quarter of fiscal 2003. The decrease in net revenues is due primarily to a 19.4% decrease in billable hours resulting from the timing of telemarketing campaigns, reductions in outsourcing associated with recent economic conditions, and the impact of the Do-Not-Call Act which has resulted in a continued decline in outbound customer relationship management services.

   RMH's net revenues from MCI were $20,387,000 and $25,215,000 during the quarters ended December 31, 2003 and 2002, respectively. While RMH has continued to provide services to MCI and expects to do so in the future, the WorldCom bankruptcy filing creates uncertainty about the future business relationship with MCI, which, if not resolved in a manner favorable to RMH, could have an adverse impact on its future operating results.

   Cost of Services--Cost of services increased $5,000 to $59,222,000 in the first quarter of fiscal 2004 from $59,217,000 in the first quarter of fiscal 2003. As a percentage of net revenues, cost of services were 92.7% and 76.3% of net revenues in first quarter of fiscal 2004 and 2003, respectively. This increase is due primarily to unfavorable currency exchange rates between the United States and Canada that have resulted in higher operating costs in Canada to support clients in the United States and a decline in utilization related to the decrease in billable hours.

   Selling, General and Administrative--Selling, general and administrative expenses declined $2,229,000 or 17.0% to $10,916,000 in the first quarter of fiscal 2004 from $13,145,000 in the first quarter of fiscal 2003. Selling, general and administrative expense as a percentage of net revenues was 17.1% and 16.9% in the first quarter of fiscal 2004 and 2003, respectively. A portion of the increase as a percentage of net revenues is due to a $594,000 severance charge and $232,000 charge related to the modification of stock options and a restricted stock award related to an employee termination. This was offset by a bad debt recovery on a $443,000 settlement in the first quarter of fiscal 2004 related to the bankruptcy proceedings of Provell, Inc. The $443,000 settlement related to certain Provell receivables that had been written off in fiscal year 2002 due to Provell's May 9, 2002 filing for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code.

   Operating (Loss) Income -- RMH incurred an operating loss of $6,273,000 in the first quarter of fiscal 2004 and operating income of $5,254,000 in the first quarter of fiscal 2003. This change was the result of a decline in RMH's revenue base and higher cost of services related to unfavorable currency exchange rates between the United States and Canada that have resulted in higher operating costs in Canada to support clients in the United States.

   Other Expense --The $265,000 in other expense in the first quarter of fiscal 2004 and $86,000 in other expense in the first quarter of fiscal 2003 relate entirely to the change in the time value of RMH's foreign currency call options in accordance with the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. RMH initially entered into foreign currency call options during the first quarter of fiscal 2002.

   Interest Expense--Interest expense decreased $92,000 or 11.0% to $745,000 in the first quarter of fiscal 2004 from $837,000 in the first quarter of fiscal 2003. The decrease is primarily attributable to a reduction in amounts outstanding under RMH's capital leases during the first quarter of fiscal 2004 compared with the first quarter of fiscal 2003.

   Income Tax Expense--Due to the magnitude of RMH's losses in 2001 and a number of other factors, it was concluded that the available objective evidence created sufficient uncertainty regarding the realizability of its deferred tax assets and a full valuation allowance was recorded during the third quarter of fiscal 2001. As a result of the valuation allowance on its deferred tax assets, RMH continued to have minimal tax expense or benefit for the first quarter of fiscal 2004 and 2003.

   Fiscal Year Ended September 30, 2003 Compared to Fiscal Year Ended September 30, 2002

   Net Revenues--Net revenues increased $44,731,000 or 18.7% to $283,923,000 in 2003 from $239,192,000 in 2002. This increase was the result of the following:

Increased billable hours to RMH's top five customers                $ 86,382,000
Decline in business volume with six customers in the financial
  services industry                                                  (23,081,000)
Termination of business with Provell, Inc.                            (4,272,000)
Termination of business with Qwest                                    (2,025,000)
Decline in rate per hour                                             (10,980,000)
Other, net                                                            (1,293,000)
                                                                    ------------
                                                                    $ 44,731,000
                                                                    ============

   The primary driver for the increase in RMH's net revenues was a 20.2% increase in billable hours. The decline in business volume with six customers in the financial services industry is primarily due to the timing of telemarketing campaigns, reductions in outsourcing associated with current economic conditions, the Do-Not-Call Act and RMH's strategic shift from outbound to inbound services.

   RMH's net revenues from MCI were $97,296,000 and $59,504,000 in 2003 and 2002, respectively. While RMH has continued to provide services to MCI and expects to do so in the future, the WorldCom bankruptcy filing creates uncertainty about RMH's future business relationship with MCI, which, if not resolved in a manner favorable to RMH, could have an adverse impact on its future operating results.

   Net revenues from RMH's inbound segment increased $72,958,000 or 61.5% to $191,648,000 in 2003 from $118,690,000 in 2002. This increase was due to a 71%
increase in inbound segment billable hours driven by RMH's focus on shifting its revenue base to include more inbound services. During the same period, revenues from RMH's outbound segment decreased $28,574,000 or 23.7% to $91,928,000 from $120,502,000. Outbound segment billable hours decreased by 21%.

   Cost of Services--Cost of services increased $47,817,000 or 24.9% to $240,059,000 in 2003 from $192,242,000 in 2002. The increase is primarily the result of the increased direct labor and telecommunications costs to support RMH's increased net revenues. As a percentage of net revenues, cost of services were 84.6% and 80.4% of net revenues in 2003 and 2002, respectively. This increase is due primarily to unfavorable currency exchange rates between the United States and Canada that have resulted in higher operating costs in Canada to support clients in the United States. Cost of services in 2003 also includes $2,408,000 to accrue for projected shortfalls in annual minimum purchase requirements with RMH's telephone long distance carriers which arose during the second quarter of 2003. See note 9 to RMH's consolidated financial statements. There were no similar telecommunication charges in 2002.

   Selling, General and Administrative -- Selling, general and administrative expenses decreased $485,000 or 1.0% to $48,880,000 in 2003 from $49,365,000 in
2002. Included in 2002 was a $2,123,000 charge associated with the sale of common stock and warrants in October 2001 at a discount to three companies controlled by an existing significant shareholder and family member of one of RMH's directors as approved by a special committee of the RMH board of directors (see note 12 to RMH's consolidated financial statements), a $1,011,000 charge in the third quarter of fiscal 2002 to reserve against a loan due from Specialized Teleservices, Inc. (see note 21 to RMH's consolidated financial statements), and a $745,000 charge in the third quarter of fiscal 2002 to write off the remaining carrying value of a voice response unit application since its carrying value was determined to be unrecoverable due to the WorldCom bankruptcy filing (see note 6 to RMH's consolidated financial statements).

   Provision for Losses on Receivables--The provision for losses on receivables declined from $7,942,000 in 2002 to $738,000 in 2003 due to significant provisions recorded in 2002 for specific customers. The 2002 provisions are primarily due to a charge of $2,762,000 recorded in the second quarter of fiscal 2002 to write off amounts due from Provell, Inc. due to its May 9, 2002 filing for bankruptcy and a charge of $3,797,000 to reserve for amounts due from MCI in the third quarter of fiscal 2002.

   Impairment and Restructuring Charges-- In 2003, RMH recorded $2,866,000 in net impairment and restructuring charges associated primarily with the closure of three outbound customer interaction centers and a quality center in the United States. In 2002, RMH recorded $3,733,000 in net impairment and restructuring charges in connection with the closure of six outbound customer interaction centers in the United States (see note 8 to RMH's consolidated financial statements).

   Operating Loss-- RMH's operating loss declined $5,470,000 to $8,620,000 in 2003 from $14,090,000 in 2002. The improvement is due primarily to the previously discussed charges in 2002 of $7,669,000 in MCI related charges in the third quarter of fiscal 2002, a charge of $2,762,000 recorded in the second quarter of fiscal 2002 to write off amounts due from Provell, Inc., a $2,123,000 charge associated with the sale of common stock and warrants in October 2001 at a discount to three companies controlled by an existing significant shareholder and family member of one of RMH's directors, and an $831,000 decline in restructuring charges from fiscal 2002 to fiscal 2003. RMH's 2003 operating loss includes higher cost of services related to unfavorable currency exchange rates between the United States and Canada that have resulted in higher operating costs in Canada to support clients in the United States and $2,322,000 to accrue for projected shortfalls in annual minimum purchase requirements with RMH's telephone long distance carriers.

   RMH's inbound segment had operating income of $12,589,000 and $3,052,000 in 2003 and 2002, respectively. This growth is due to the 61.5% growth in inbound segment revenues and $7,669,000 in MCI related charges in 2002 that were attributable to the inbound segment. These factors were offset by unfavorable exchange rates between the United States and Canada. RMH's outbound segment had operating losses of $19,576,000 and $17,142,000 in 2003 and 2002, respectively. While there was a $831,000 decline in restructuring costs in the outbound segment, this was offset by declining margins and unfavorable exchange rates between the United States and Canada.

   Other Income (Expense)-- The $334,000 in other expense in 2003 relates entirely to the change in the time value of RMH's foreign currency call options in accordance with the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. RMH initially entered into foreign currency call options during the first quarter of fiscal 2002 (see note 16 to RMH's consolidated financial statements). In 2002, other income includes a $409,000 government incentive (see note 20 to RMH's consolidated financial statements) offset by $319,000 in expense related to the change in the time value of RMH's foreign currency call options.

   Interest Expense--Interest expense decreased $594,000 or 16.6% to $2,975,000 in 2003 from $3,569,000 in 2002. The decrease is primarily attributable to lower interest rates and fees under RMH's revolving credit facility that was secured in September 2002 and a reduction in amounts outstanding under RMH's capital leases. See further discussion under "-- Liquidity and Capital Resources."

   Income Tax Expense--Due to the magnitude of RMH's losses in 2001 and a number of other factors, it was concluded that the available objective evidence created sufficient uncertainty regarding the realizability of RMH's deferred tax assets and a full valuation allowance was recorded during the third quarter of fiscal 2001. As a result of the valuation allowance on RMH's deferred tax assets, RMH continued to have minimal tax expense in 2003. The $476,000 in tax expense for 2003 relates to RMH's Canadian operations.

   Fiscal Year Ended September 30, 2002 Compared to Fiscal Year Ended September 30, 2001

   Net Revenues -- Net revenues increased $65,209,000 or 37.5% to $239,192,000 in fiscal 2002 from $173,983,000 in fiscal 2001. This increase was the result of the following:

Increased billable hours to RMH's top five customers                $ 80,826,000
Increased billable hours to UPS                                       12,126,000
Decline in business with Provell, Inc.                                (7,151,000)
Decline in business with BrandDirect Marketing, Inc.                  (8,660,000)
Decline in business with a former telecommunications client          (14,413,000)
Other, net                                                             2,481,000
                                                                    ------------
                                                                    $ 65,209,000
                                                                    ============


   The primary driver for the increase in RMH's net revenues was a 34.6% increase in billable hours. While the rate per billable hour increased slightly from 2001 to 2002, this was offset by the deferral of training revenues (see discussion under "-- Critical Accounting Policies"). The decline in business volume with Provell, Inc. is due to its May 9, 2002 bankruptcy filing. RMH stopped providing services to BrandDirect Marketing, Inc. during fiscal 2002 due to the continued deterioration of its financial condition. RMH no longer provides services to the former telecommunications client referenced above due to the termination of its outbound telemarketing campaigns.

   RMH's net revenues from MCI were $59,504,000 and $32,401,000 in 2002 and 2001, respectively.

   Revenues from RMH's inbound segment increased $68,681,000 or 137.3% to $118,690,000 in 2002 from $50,009,000 in 2001. This increase was due to a 142.8%
increase in inbound billable hours driven by its focus on shifting revenue base to include more inbound services. Revenues from RMH's outbound segment decreased $3,472,000 or 2.8% to $120,502,000 in 2002 from $123,974,000 in 2001. Outbound billable hours increased by 2.6%, but this was offset by a decline in the average rate per billable hour.

   Cost of Services -- Cost of services increased $52,600,000 or 37.7% to $192,242,000 in fiscal 2002 from $139,642,000 in fiscal 2001. The increase is primarily the result of the increased direct labor and telecommunications costs to support RMH's increased net revenues. As a percentage of net revenues cost of services were 80.4% and 80.3% of net revenues in 2002 and 2001, respectively.

   Selling, General and Administrative -- Selling, general and administrative expenses increased $14,934,000 or 43.4% to $49,365,000 in 2002 from $34,431,000 in 2001. Included in 2002 was a $2,123,000 charge associated with the sale of common stock and warrants in October 2001 at a discount to three companies controlled by an existing significant shareholder and family member of one of RMH's directors, a $1,011,000 charge in the third quarter of fiscal 2002 to reserve against a loan due from Specialized Teleservices, Inc. (see note 21 to RMH's consolidated financial statements), and a $745,000 charge in the third quarter of fiscal 2002 to write off the remaining carrying value of a voice response unit application since its carrying value was determined to be unrecoverable due to the WorldCom bankruptcy filing. The remaining increase represents costs associated with increased infrastructure to support RMH's increased revenue volume.

   Provision for Losses on Receivables--The provision for losses on receivables declined $5,685,000 or 41.7% to $7,942,000 in 2002 from $13,627,000 in 2001. The decline is primarily due to a 2001 charge of $12,922,000 charge to write- off amounts due from BrandDirect Marketing, Inc. The significant provisions in fiscal 2002 related primarily to $2,762,000 recorded in the second quarter to write off amounts due from Provell, Inc. and a charge of $3,797,000 to reserve for amounts due from MCI in the third quarter of fiscal 2002.

   Impairment and Restructuring Charges -- RMH recorded a $3,733,000 restructuring charge during fiscal 2002, which is net of a $302,000 accrual reversal that was established in fiscal 2001, in connection with a plan designed to reduce its cost structure by closing six inefficient sites, resulting in the abandonment of fixed assets and a reduction in workforce. The restructuring plan was completed in fiscal 2002. The restructuring costs include site closure costs, which are the estimated costs for closing the customer interaction centers, including obligations under signed equipment and real estate lease agreements and the write-off of leasehold improvements and certain fixed asset balances and severance costs for terminated employees. An $868,000 restructuring charge was recorded in the quarter ended December 31, 2000 related to call center closures. In the first quarter of fiscal 2002, the termination of a customer interaction center lease was settled for $302,000 less than the balance of the lease payments that had been accrued, resulting in the reversal of the remaining accrual.

   Operating Loss-- RMH's operating loss declined $495,000 to $14,090,000 in 2002 from $14,585,000 in 2001. While there was a decline in the provision for losses on receivables of $5,685,000, this was offset by a $2,865,000 increase in impairment and restructuring charges, a $2,123,000 charge associated with the sale of common stock and warrants in October 2001 at a discount to three companies controlled by an existing significant shareholder and family member of one of RMH's directors, a $1,011,000 charge in the third quarter of fiscal 2002 to reserve against a loan due from Specialized Teleservices, Inc. (see note 21 to RMH's consolidated financial statements), and a $745,000 charge in the third quarter of fiscal 2002 to write off the remaining carrying value of a voice response unit application since its carrying value was determined to be unrecoverable due to the WorldCom bankruptcy filing.

   RMH's inbound segment had operating income of $3,052,000 and $3,954,000 in 2002 and 2001, respectively. While there was a 137.3% increase in inbound segment revenues, this was offset by $7,669,000 in MCI related charges in 2002 that were attributable to the inbound segment. RMH's outbound segment had operating losses of $17,142,000 and $18,539,000 in 2002 and 2001, respectively. The improvement was primarily attributable to an $831,000 decline in restructuring costs in the outbound segment.

   Equity in Loss of Joint Venture -- Equity in loss of joint venture reflects RMH's portion of the losses of its startup Internet joint venture, 365biz.com, under the equity method of accounting. During fiscal 2001, the joint venture's operations were discontinued and RMH's remaining net investment in/advances to the joint venture were written-off. As such, RMH incurred no equity losses in 2002 (see note 15 to RMH's consolidated financial statements).

   Other Income -- The $90,000 in other income in fiscal 2002 relates primarily to a $409,000 government incentive (see note 20 to RMH's consolidated financial statements) offset by $319,000 in expenses related to the change in the time value of RMH's foreign currency call options in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." RMH entered into foreign currency call options during the first quarter of fiscal 2002 (see note 16 to RMH's consolidated financial statements), so there was no related amount of expense in fiscal 2001.

   Interest Expense -- Interest expense increased $506,000 or 16.5% to $3,569,000 in 2002 from $3,063,000 in fiscal 2001. The increase is primarily attributable to interest costs related to $4,401,000 in additional capital lease obligations in fiscal 2002.

   Income Tax Expense (Benefit) -- Due to the magnitude of RMH's losses in 2001 and a number of other factors, it was concluded that the available objective evidence created sufficient uncertainty regarding the realizability of its deferred tax assets and a full valuation allowance was recorded during the third quarter of fiscal 2001. As a result, RMH had no tax expense or benefit in fiscal 2002 (see note 17 to RMH's consolidated financial statements).

   Liquidity and Capital Resources

   RMH incurred significant losses in fiscal 2003, 2002 and 2001 primarily as a result of bad debt expenses, impairment and restructuring charges, a charge associated with projected minimum purchase requirements under agreements with telephone long distance carriers related to the migration from outbound to inbound CRM services, underutilization of capacity, and unfavorable currency exchange rates between the United States and Canada which have resulted in higher operating costs in Canada to support clients in the United States. RMH incurred a significant loss in the first quarter of fiscal 2004 primarily as a result of a decline in billable hours resulting from the timing of telemarketing campaigns, reductions in outsourcing associated with recent economic conditions, the impact of the Do-Not-Call Act which has resulted in a continued decline in outbound customer relationship management services and continued unfavorable currency exchange rates between the United States and Canada. In addition, RMH had a working capital deficit of $17,241,000 and $14,569,000 at December 31, 2003 and September 30, 2003, respectively. RMH's ability to meet financial obligations and make planned capital expenditures will depend on its future operating performance, which will be subject to financial, economic and other factors affecting its business and operations, including factors beyond RMH's control, and RMH's ability to remain in compliance with the restrictive covenants under the revolving credit facility. RMH was not in compliance with the minimum EBITDA requirement at September 30, 2003 (as defined) under the revolving credit facility, the covenants requiring audited financial statements, an independent auditors' report without a going concern emphasis paragraph, and a debt compliance letter within 90 days of the fiscal year ended September 30, 2003, the covenant requiring that RMH file its annual report on Form 10-K in a timely manner, or the covenant requiring that RMH pledge the stock of certain of its wholly owned subsidiaries to the lender. RMH received a waiver for these violations in January 2004 and also amended the EBITDA requirement so that its quarterly measurement period, which was previously for a trailing twelve-month period, will be for a trailing three-month period for each quarterly measurement period through the quarter ending September 30, 2004 and a trailing twelve-month period for each quarterly measurement period thereafter. RMH was in compliance with the restrictive covenants under its revolving credit facility at December 31, 2003. In the event that there are future violations of restrictive convenants, management of RMH will be required to either obtain a waiver or amend the covenant requirement.

   In order to improve RMH's operating performance and to provide for additional liquidity to fund its operations and additional capital expansion, management of RMH undertook a number of initiatives in fiscal 2004. While RMH incurred an operating loss of $6,273,000 for the first quarter of fiscal year 2004, RMH's business plan for fiscal 2004 projects an improvement in operating performance in subsequent quarters that is the result of the expansion of services provided to existing customers, the negotiation of rate increases with certain customers, and an improvement in the efficiency of its operations. In addition, there will be a reduction in start-up costs associated with the Philippine operations in fiscal 2004 when compared with fiscal 2003, which was the first year of operations for that location. On October 3, 2003, RMH raised net proceeds of $6,520,000 through the sale of common stock in a private placement financing, referred to as the 2003 Placement. RMH issued 2,205,000 shares of common stock and warrants to purchase an additional 551,250 shares of common stock pursuant to the 2003 Placement. In addition, RMH's revolving credit facility, as amended in October 2003, November 2003 and January 2004, permits RMH to borrow up to $3,000,000 in excess of the borrowing base through March 1, 2004.


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

   The accompanying financial statements have been prepared assuming RMH will continue as a going concern with the realization of assets and the settlement of liabilities in the normal course of business. RMH's ability to continue as a going concern is dependent upon, among other things, successful execution of its business plan for 2004, its ability to remain in compliance with restrictive covenants under the revolving credit facility, and its ability to obtain additional financing to fund its operations and capital requirements. There can be no assurance that RMH will be able to successfully execute its business plan for 2004, remain in compliance with restrictive covenants under the revolving credit facility or obtain additional financing, or complete the NCO transaction, all of which creates substantial doubt about RMH's ability to continue as a going concern through September 30, 2004. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

                                     * * *

   Historically, RMH's primary sources of liquidity have been cash flow from operations, borrowings under its credit and lease facilities and proceeds from sales of securities in the capital markets. On September 4, 2002, RMH entered into a three-year $25,000,000 revolving credit facility with Foothill Capital Corporation, a wholly owned subsidiary of Wells Fargo & Company. RMH performs services for Wells Fargo & Company, which amounted to less than 1% of consolidated net revenues in 2003, 2002 and 2001.

   Amounts available under the revolving credit facility are subject to a borrowing base calculation (as defined) based on a percentage of eligible accounts receivable (as defined). Based on RMH's borrowing base, and its ability to borrow up to $3,000,000 in excess of the borrowing base through March 1, 2004, as of December 31, 2003 and September 30, 2003, RMH could borrow up to an additional $500,000 and $1,366,000, respectively, under the revolving credit facility. Foothill has been granted a continuing security interest in substantially all of RMH's assets. The revolving credit facility contains certain restrictive covenants including a minimum EBITDA requirement (as defined) and places limits on the amount of capital expenditures that can be made by RMH (excluding capital leases). RMH was not in compliance with the EBITDA requirement at September 30, 2003, or the covenants requiring audited financial statements and a debt compliance letter within 90 days of RMH's fiscal year ended September 30, 2003, but has received a waiver from Foothill for these violations. RMH was in compliance with the restrictive covenants under the revolving credit facility at December 31, 2003. In the event that there are future violations of restrictive covenants, management of RMH will be required to either obtain a waiver or amend the covenant requirement.

   Interest under the revolving credit facility is at Foothill's prime rate plus 150 basis points, or the base rate margin, or 5.50% at December 31, 2003 and September 30, 2003. In the event that RMH achieves certain levels of EBITDA (as defined) during its fiscal years, beginning with the fiscal year ended September 30, 2002, RMH is eligible for a reduction in the base rate margin. Where EBITDA for the immediately preceding fiscal year exceeds $25,000,000 RMH has the option to have interest on all or a portion of the advances under the revolving credit facility charged at a rate of interest equal to LIBOR plus 275 basis points. RMH was not eligible for this option based on its fiscal 2002 or 2003 operating results. Outstanding borrowings under the revolving credit facility are guaranteed by RMH's subsidiaries. RMH had $8,905,000 and $6,030,000 in outstanding borrowings under the revolving credit facility at December 31, 2003 and September 30, 2003, respectively. Letters of credit can be issued under the revolving credit facility up to a maximum of $1,500,000. At December 31, 2003 and September 30, 2003, respectively, $1,221,000 and $1,436,000 Canadian dollars (approximately $943,000 and $1,109,000 U.S. dollars, respectively) were outstanding under letters of credit, of which $1,071,000 and $1,286,000 Canadian dollars, respectively, (approximately $828,000 and $993,000 U.S. dollars, respectively) were for a guarantee of rental payments as required under the terms of a customer interaction center lease.

   Amounts initially borrowed under the revolving credit facility were used to pay down RMH's credit facility with PNC Bank, National Association. RMH leases certain property and equipment from


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
an affiliate of PNC under the terms of a separate master lease agreement. Under the terms of the master lease, the restrictive covenants in the credit facility with PNC became incorporated into the provisions of the master lease upon termination of the credit facility with PNC in September 2002. RMH entered into a separate agreement with PNC under which PNC agreed not to enforce any of the financial covenants that became incorporated into the provisions of the master lease until March 1, 2003. In the event the master lease was still in effect at March 1, 2003, PNC agreed to permanently waive the covenants when RMH pledged and delivered cash collateral of $1,000,000. Under the terms of a separate agreement, PNC waived any covenant violations and the requirement that RMH deliver cash collateral during March 2003. RMH provided PNC with $1,000,000 in cash collateral on April 3, 2003 and the covenants were permanently waived. In June 2003, the $1,000,000 in cash collateral was utilized to fund, in part, a $1,014,000 payment to PNC to extinguish obligations under certain capital leases.

   RMH's operating activities used cash of $4,175,000 and provided cash of $10,186,000 in the first quarter of fiscal 2004 and fiscal 2003, respectively. This $14,361,000 decrease was primarily due to the $11,600,000 decline in RMH's operating results from income of $4,306,000 in the first quarter of fiscal 2003 to a loss of $7,294,000 in the first quarter of fiscal 2004. Net cash provided by operating activities was $18,012,000 and $17,065,000 in 2003 and 2002, respectively. This $947,000 increase was primarily due to a $5,193,000 decrease in RMH's net loss, $5,502,000 improvement in cash flow from accounts receivable, $4,448,000 improvement in cash generated from other assets, a $2,268,000 decrease in cash flow related to refundable income taxes, a $4,527,000 decrease in cash flow from accounts payable and accrued expenses and other current liabilities, and a $13,585,000 decline in non-cash expenses. The most significant non-cash expenses during 2003 included $16,336,000 in depreciation and amortization, $2,866,000 in impairment and restructuring charges associated with the closure of three customer interaction centers and a quality center in the United States, and $1,824,000 in amortization related to up-front cash payments and non-cash concessions to customers. The most significant non-cash expenses during 2002 included $14,733,000 in depreciation and amortization, a $7,942,000 provision for bad debts, $6,772,000 in impairment and restructuring charges, $3,242,000 in amortization related to up-front cash payments and non-cash concessions to customers, and a $2,123,000 charge associated with the sale of common stock and warrants in October 2001 at a discount to three companies controlled by an existing significant shareholder and family member of one of RMH's directors as approved by a special committee of the board of directors of RMH (see discussion below).

   RMH's net cash used in investing activities was $3,338,000 in the first quarter of fiscal 2004 compared to $1,985,000 in the first quarter of fiscal 2003. RMH's net cash used in investing activities was $10,980,000 in 2003 compared to $14,207,000 in 2002. Investing activities consisted almost entirely of capital expenditures that will continue to be required in connection with the growth of RMH's CRM operations.

   Financing activities provided cash of $6,682,000 in the first quarter of fiscal 2004 and used cash of $4,246,000 in the first quarter of fiscal 2003. This change is due primarily to $6,520,000 of cash proceeds from the sale of common stock in the 2003 Placement. In addition, in the first quarter of fiscal 2004, RMH borrowed $2,875,000 under the revolving credit facility whereas in the first quarter of fiscal 2003, RMH repaid $3,546,000 under the revolving credit facility. Financing activities used $7,193,000 and $7,946,000 of cash in 2003 and 2002, respectively. In 2002, RMH raised $3,206,000 through the sale of its common stock and related warrants, as discussed below, and the exercise of 121,349 warrants in April 2002 (see note 12 to RMH's consolidated financial statements). RMH also repaid $5,000,000 to a related party (see note 21 to RMH's consolidated financial statements). In 2003 and 2002 RMH paid capital lease obligations of $12,001,000 and $9,432,000, respectively. In addition, net borrowings under the revolving credit facility were $2,484,000 and $3,546,000 in 2003 and 2002, respectively.

   On October 26, 2001, three companies controlled by an existing significant shareholder and family member of one of RMH's directors acquired 217,804 shares of common stock for a purchase price per share of $9.64 with warrants to purchase an additional 72,601 shares of common stock as approved by a special committee of the board of directors, generating net cash proceeds of $1,750,000. Additional warrants to purchase 10,890 shares of common stock were also issued to the respective investors to cover a portion of the transaction costs. The warrants have an exercise price of $12.00 per share and expire in 2006. Based on RMH's closing stock price of $14.83 on October 25, 2001, the acquiring shareholders received a total discount of $1,139,000 on the transaction. The fair market value of the 83,491 warrants issued was calculated as $984,000 using a Black-Scholes option pricing model based on the following assumptions: weighted-average risk-free interest rate of 3.89%; expected weighted-average life of 5.0


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
years; dividend yield of zero; and volatility of 104.5%. The stock discount and fair value of the warrants issued resulted in a total charge of $2,123,000 which is reflected in selling, general and administrative expense in the accompanying statements of operations.

   In the fourth quarter of 2003, RMH entered into a 24 month note payable for $777,000 to partially finance a software licensing agreement. The note is secured by the underlying software license and bears interest at 9.4%. An initial payment of $232,000 was required in the first month, with payments of $26,000 per month thereafter through June 2005. The outstanding balance on the note was $506,000 at September 30, 2003.

   In the first quarter of 2003, RMH entered into an unsecured note payable with the landlord of one of its customer interaction centers for $600,000 Canadian dollars (approximately $463,000 and $443,000 U.S. dollars at December 31, 2003 and September 31, 2003, respectively) to finance leasehold improvements. The note bears interest at 8% and is payable monthly through December 2007. The outstanding balance on the note was approximately $384,000 and $387,000 U.S. dollars at December 31, 2003 and September 31, 2003, respectively.

   On July 19, 2001, RMH issued a $5,000,000 note to an affiliate of a shareholder/member of the board of directors of RMH. The note bore interest at 8.5% and matured on October 4, 2001 at which point the principal balance and accrued interest were paid.

   On December 21, 2000, RMH International issued a $800,000 Canadian dollar note ($591,000 U.S. dollars at September 30, 2003). The funds were used to construct a customer interaction center. The note bears interest at 6% and is payable monthly. The note matures in March 2006. RMH has guaranteed the outstanding payments on the note. At September 30, 2003 the outstanding balance was $318,000 U.S. dollars.

   Recent Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board, or the FASB, issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long- lived assets and the associated asset retirement costs. RMH adopted SFAS No. 143 on October 1, 2002, which had no impact on its consolidated financial position, results of operations or disclosures.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement retains the previously existing accounting requirements related to the recognition and measurement of the impairment of long-lived assets to be held and used while expanding the measurement requirements of long-lived assets to be disposed of by sale to include discontinued operations. It also expands the previously existing reporting requirements for discontinued operations to include a component of an entity that either has been disposed of or is classified as held for sale. RMH adopted SFAS No. 144 effective October 1, 2002 (see discussion above under
"-- Restructuring and Other Charges").

   In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement nullifies Emerging Issues Task Force, or EITF, Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," which applied through December 31, 2002. This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than the date of an entity's commitment to an exit plan. RMH adopted the


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
provisions of SFAS No. 146 for exit or disposal activities initiated after December 31, 2002 (see discussion above under "-- Restructuring and Other Charges").

   In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," or FIN 45. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. This guidance does not apply to certain guarantee contracts, such as those issued by insurance companies or for a lessee's residual value guarantee embedded in a capital lease. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor's obligations would not apply to product warranties or to guarantees accounted for as derivatives. RMH adopted the disclosure requirements of FIN 45 in RMH's quarter ended December 31, 2002, which had no impact on its consolidated financial statements. RMH adopted the initial recognition and initial measurement provisions of FIN 45 in the quarter ended March 31, 2003, which had no impact on its consolidated financial position or results of operations.

   In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123, Accounting for Stock-Based Compensation." This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for annual periods ending after December 15, 2002 and interim periods beginning after December 15, 2002. RMH has adopted the disclosure-only provisions of SFAS No. 148 and will continue to account for stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees." The adoption of SFAS No. 148 had no impact on RMH's financial position or results of operations.

   In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," or FIN 46, with the objective of improving financial reporting by companies involved with variable interest entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51 to certain entities, defined as variable interest entities, in which equity investors do not have characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. In December 2003, the FASB issued a revision to FIN 46, or FIN 46R to clarify some of the provisions of FIN
46. FIN 46 has not had an impact on RMH's financial statements. Furthermore, RMH does not expect the adoption of the remaining provisions of FIN 46R in the quarter ending March 31, 2004 will have an impact on RMH's financial statements.

   In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, which should continue to be applied in accordance with their respective effective dates. RMH adopted the provisions of SFAS No. 149 in the fourth quarter of 2003 which had no impact on its financial position, results of operations or disclosures.


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
   In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which establishes standards of how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) and is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. RMH adopted the provisions of SFAS No. 150 in the fourth quarter of 2003 which had no impact on its financial position, results of operations or disclosures. The FASB is addressing certain implementation issues associated with the application of SFAS No. 150 including those related to mandatorily redeemable financial instruments representing noncontrolling interests in subsidiaries included in consolidated financial statements. RMH will monitor the actions of the FASB and assess the impact, if any, that these actions may have on its financial statements.

   In December 2003, the SEC issued Staff Accounting Bulletin No. 104, referred to as SAB 104, which revised or rescinded portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The principal revisions relate to the rescission of material no longer necessary because of private sector developments in accounting principles generally accepted in the United States. SAB 104 has not changed RMH's current revenue recognition policies.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

   Effective July 1, 2002, RMH dismissed Arthur Andersen LLP as its independent accountant and engaged Deloitte & Touche LLP to serve as its independent accountant for the fiscal year ending September 30, 2002. The decision to engage Deloitte & Touche LLP was approved by RMH's board of directors, upon the recommendation of the audit committee of RMH's board of directors.

   During the two fiscal years and the subsequent interim period preceding July 1, 2002, RMH did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on RMH's financial statements, or any other matters or reportable events as set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

   The report of Arthur Andersen LLP on RMH's financial statement for the years ended September 30, 2001 and 2000 did not contain any adverse opinion, disclaimer of opinion, or qualification as to opinion, and there were no disagreements of the type referred to in Regulation S-K Item 304(a)(1)(iv) between RMH and Arthur Andersen LLP.

Quantitative and Qualitative Disclosures About Market Risk

   Interest rate risk--RMH has exposure to changing interest rates and is not currently engaged in hedging activities to mitigate this risk. Interest on the variable rate debt outstanding under the revolving credit facility bears interest at Foothill's prime rate plus 150 basis points. At December 31, 2003 and September 30, 2003 there were $8,905,000 and $6,030,000, respectively, of outstanding borrowings under the revolving credit facility. At RMH's borrowing level under the revolving credit facility at December 31, 2003 and September 30, 2003, a 1% change in the interest rate will have an effect of $89,050 and $60,300, respectively, on its interest expense on an annual basis. RMH's obligations under capital leases represent fixed rate indebtedness with rates ranging from 4.8% to 17.0%. RMH had $7,167,000 and $8,741,000 in long-term capital lease obligations outstanding at December 31, 2003 and September 30, 2003, respectively. Changes in prevailing interest rates will not impact the amounts of expense RMH records under its existing capital lease obligations.

   Foreign currency exchange rate risk--RMH is exposed to foreign currency fluctuations relating to its Canadian subsidiary, RMH Teleservices International Inc., or RMH International, and its subsidiaries and RMH's Philippine operations. In order to partially hedge its cash flow economic exposure in Canada, in November 2001 RMH entered into a collar arrangement with a commercial bank for a series of puts and calls for a fixed amount of Canadian dollars, referred to as the collar, for an up-front payment of $335,000. Under this arrangement RMH had the option to purchase $3,000,000 Canadian dollars at a fixed rate in two-week intervals covering 52 weeks in the event the exchange rate dropped below a set minimum or "floor" rate. Conversely, RMH was required to sell the same amount of Canadian dollars to the bank if the exchange rate were to increase above a set maximum or "ceiling" rate. As a result of this arrangement, RMH's foreign currency risk for the fixed amount outside the collar was eliminated. RMH designated the collar as a cash flow hedge and recorded it at its estimated fair value. Changes in the time value component of the collar were excluded from the measurement of hedge effectiveness and are reported directly in earnings.

   The collar expired in November 2002, at which time RMH entered into a series of call options to buy $2,000,000 Canadian dollars every two weeks through May 2003, referred to as the 2003 call options. Under this arrangement, RMH had the option to purchase a fixed amount of Canadian dollars at a fixed rate in two-week intervals. RMH made a $162,000 up-front payment in connection with the 2003 call options, which were designated as a cash flow hedge. Changes in the time value component of the 2003 call options were excluded from the measurement of hedge effectiveness and were reported directly in earnings.

   Upon the expiration of the 2003 call options in May 2003, RMH entered into a series of call options with varying expiration dates to acquire $7,000,000 Canadian dollars on a bi-weekly basis through November 2003 to fund payroll, $1,000,000 Canadian dollars on a monthly basis to fund customer interaction center rent payments through May 2004, $500,000 Canadian dollars on a weekly


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

basis to fund accounts payable through May 2004, and $1,100,000 Canadian dollars on a periodic basis to fund equipment lease payments through May 2004. Since August 2003, RMH has executed a strategy of purchasing call options for its Canadian payroll so that it has the majority of its Canadian dollar payroll requirements hedged for at least 90 days. These contracts are purchased on a bi-weekly basis, upon the expiration of an existing contract. During the three months ended December 31, 2003, RMH entered into a series of call options with varying expiration dates to acquire $3,000,000 Canadian dollars on a bi-weekly basis through March 5, 2004 and made up-front payments of $180,000. During fiscal year 2003, RMH made up-front payments of $459,000 in connection with the call options. Changes in the time value component of the call options are excluded from the measurement of hedge effectiveness and are reported directly in earnings. The carrying value of the call options is approximately $336,000 and $339,000 at December 31, 2003 and September 30, 2003, respectively, and is recorded in prepaid expenses and other current assets. The effective portion of the change in the fair value of the call options of approximately $116,000 and $34,000 at December 31, 2003 and September 30, 2003, respectively, is included in accumulated other comprehensive loss.

   In connection with changes in currency rates experienced during 2003, RMH began to negotiate amendments of certain customer contracts, and amended its Canadian services agreement with MCI effective October 1, 2003, to provide for limited currency rate protection below certain pre-determined exchange rate levels and limited gain sharing above certain pre-determined exchange rate levels. Such changes may mitigate certain currency risks, however, there can be no assurance that additional contract amendments will be successfully negotiated or that such amendments will result in the elimination of currency risk for such contracts.

   Despite the hedging actions described herein, unfavorable changes in the U.S. to Canadian dollar exchange rate will continue to negatively impact RMH's financial results. Without the benefit of any hedging activity including amendments to customer contracts, a 1% change in the Canadian dollar to U.S. dollar exchange rate given RMH's current level of Canadian dollar requirements could impact the annual operating loss by approximately $1,600,000. While RMH's hedging activities reduce this effect, there can be no assurance that its existing strategy will eliminate the impact of currency fluctuations.

Principal Shareholders of RMH

   The following table shows information concerning the beneficial ownership of the outstanding shares of common stock of RMH as of February 18, 2004 by (i) each person who is known to RMH to be the beneficial owner of more than 5% of the outstanding shares of RMH's common stock, (ii) each person who served as chief executive officer of RMH during the fiscal year ended September 30, 2003, referred to as Fiscal 2003, the four most highly compensated executive officers of RMH (other than the chief executive officer) who were executive officers on the last day of Fiscal 2003 and whose salary, bonus and commission for Fiscal 2003 exceeded $100,000 for all services rendered in all capacities to RMH, and two additional individuals for whom disclosures would have been provided but for the fact that such individuals were not serving as executive officers of RMH at the end of Fiscal 2003, (iii) each director and (iv) all directors and executive officers as a group. The number of shares beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power as well as any shares which the person has the right to acquire within 60 days after February 18, 2004 through the exercise of any stock options, warrants or otherwise.


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


                                          Number of Shares        Percent of
  Executive Officers, Directors and       of Common Stock        Common Stock
           Beneficial Owners             Beneficially Owned   Beneficially Owned
 ------------------------------------    ------------------   ------------------
SAFECO Asset Management Company(1)(2) .      1,353,044(3)            8.4%
SAFECO Corporation(2) (4) .............      1,353,044(3)            8.4%
Jeffrey J. Jensen(5)(6) ...............      1,321,998               8.2%
Julie J. Jensen(5) ....................        954,700               6.0%
James J. Jensen(5) ....................        902,247               5.6%
Jami J. Jensen(5) .....................        868,500               5.4%
SAFECO Common Stock Trust(2)(7) .......        856,524(3)            5.3%
Ronald L. Jensen(5)(8) ................        824,435               5.1%
Gladys M. Jensen(5)(9) ................        813,000               5.1%
Janet J. Jensen(5) ....................        768,500               4.8%
John A. Fellows(10) ...................        394,765               2.4%
Paul W. Little(11) ....................        108,000                 *
J. Scot Brunke(12) ....................              -                 -
Clint F. Streit(13) ...................        100,000                 *
Steven K. Richards(14) ................         16,667                 *
Gregory Lakin(15) .....................         14,000                 *
David P. Madigan(16) ..................         12,000                 *
Steven P. Dussek(17) ..................          6,667                 *
All current Executive Officers and
  Directors as a Group (9 persons)
  (6)(10)(11)(14)(15)(16)(17) .........      1,872,237              11.5%

---------------
*     Less than 1%
(1) The address of this entity is 610 Union St., Suite 2500, Seattle, Washington 98101.
(2) In furnishing the beneficial ownership information regarding these entities, RMH has relied on the Schedule 13G/A filed with the SEC on February 6, 2004.
(3) This entity has shared voting power and shared dispositive power over all of these shares.
(4)     The address of this entity is SAFECO Plaza, Seattle, Washington 98185.
(5) The address of each of the aforementioned individuals is 6500 Belt Line Road, Suite 170, Irving, Texas 75063.
(6) Includes 14,000 shares issuable pursuant to the exercise of options, and 77,860 shares issuable pursuant to the exercise of warrants owned by Texas Margins, LLC.
(7)     The address of this entity is 4854 154th Place NE, Redmond, Washington
        98052.
(8) Does not include 23,122 shares of common stock and 7,674 shares issuable pursuant to the exercise of warrants owned by Gladshare 1, LLC or 77,860 shares issuable pursuant to the exercise of warrants owned by Texas Margins, LLC. Gladshare 1, LLC and Texas Margins, LLC are entities organized by an affiliate of Ronald L. Jensen and to which Ronald L. Jensen loaned funds used to purchase the shares and warrants referenced above. Ronald L. Jensen owns no equity interest in, and disclaims beneficial ownership of, the shares of common stock owned by Gladshare 1, LLC and the shares of common stock issuable upon the exercise of warrants owned by Gladshare 1, LLC and Texas Margins, LLC. Includes 313,000 shares held jointly with Gladys M. Jensen.
(9)     Includes 313,000 shares held jointly with Ronald L. Jensen.


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

(10)    Includes 120,000 shares issuable pursuant to the exercise of options.
(11)    Includes 58,000 shares issuable pursuant to the exercise of options.
(12)    Mr. Brunke is no longer an executive officer of RMH.
(13) Includes 50,000 shares issuable pursuant to the exercise of options. Mr. Streit is no longer an executive officer of RMH.
(14)    Includes 16,667 shares issuable pursuant to the exercise of options.
(15)    Includes 14,000 shares issuable pursuant to the exercise of options.
(16)    Represents 12,000 shares issuable pursuant to the exercise of options.
(17)    Represents 6,667 shares issuable pursuant to the exercise of options.

              Comparison of Rights of Shareholders of NCO and RMH


   Both NCO and RMH are Pennsylvania corporations governed by their respective articles and bylaws and the Pennsylvania Business Corporation Law of 1988, as amended, referred to as the PBCL. Because NCO and RMH are both Pennsylvania corporations, the differences in the rights of NCO and RMH shareholders will generally consist of differences found in each company's articles and bylaws. In addition, certain provisions of RMH's articles and bylaws are subject to the Amended and Restated Shareholder Agreement dated as of March 30, 2001, as amended, referred to as the Shareholder Agreement, between RMH and the seven shareholders named therein, each referred to as a Shareholder or collectively as the Shareholders. See "-- RMH Shareholder Agreement."

   The following is a summary of the material differences between the rights of NCO shareholders and the rights of RMH shareholders. This summary is not intended to be complete, and is qualified in its entirety by reference to the applicable provisions of the PBCL, NCO's articles and bylaws and RMH's articles, bylaws and the Shareholder Agreement.

Authorized Capital

   NCO. NCO is authorized to issue 50,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

   RMH. RMH is authorized to issue 20,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, par value $1.00 per share. RMH's articles provide that Section 1521(d) of the PBCL, which requires that each share of a corporation be equal in all respects to every other share, does not apply to RMH's shares.

Special Meetings of Shareholders; Action by Written Consent

   NCO. Special meetings of shareholders may be called at any time by NCO's board of directors, chairman of the board or chief executive officer. No action may be authorized by the shareholders of NCO without a meeting by less than unanimous written consent.

   RMH. Special meetings of the shareholders may be called at any time by RMH's board of directors or the chairman of the board, if any, and otherwise by RMH's chief executive officer. Any action required or permitted to be taken at a meeting of RMH shareholders may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast at least the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. Any action taken by partial written consent may become effective immediately upon its authorization, but prompt notice of the action must be given to shareholders entitled to vote thereon who have not consented.

Size, Classification and Qualifications of the Board

   NCO. NCO's board of directors must consist of not less than three nor more than seven directors, with the number of directors to be elected determined by the board. The NCO board of directors is currently fixed at six directors. The directors are divided into three classes as nearly equal in number as possible, with one class to be elected annually.

   RMH. The number of RMH directors is five, or such other greater number as determined by the board of directors or set forth in a notice of a meeting of shareholders called for the election of a full board of directors. The RMH board of directors is currently fixed at five directors. The board of


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
directors of RMH is divided into three classes as nearly equal in number as possible, with one class to be elected annually.

   The Shareholder Agreement requires that the board of directors consist of (i) two persons designated by the Shareholders and reasonably acceptable to the "independent directors" and the chief executive officer, (ii) the chief executive officer and (iii) at least three other persons who are independent directors. Under the bylaws and the Shareholder Agreement, "independent director" means a director who is not (i) an officer, director, "affiliate" (within the meaning set forth in Rule 12b-2 of the Exchange Act), employee, shareholder, consultant or partner of a Shareholder or of any affiliate of a Shareholder or any entity that was dependent upon a shareholder or any affiliate of a shareholder for more than 5% of its revenues or earnings in its most recent fiscal year, or (ii) an officer, employee, consultant or partner of RMH or any affiliate of RMH or an officer, employee, shareholder, consultant or partner of an entity that was dependent upon RMH or any affiliate of RMH for more than 5% of its revenues or earnings in its most recent fiscal year.

Removal of Directors

   NCO. NCO's articles provide that the entire board, or a class of the board, or any individual director may be removed from office only for "cause" and only by the affirmative vote of shareholders entitled to cast at least 65% of the votes entitled to be cast by all shareholders at any annual or regular election of directors. The term "cause" includes only the following: the conviction of a director of a felony, a declaration by order of court that a director is of unsound mind, or a gross abuse of trust which is proved by clear and convincing evidence to have been committed in bad faith. The board of directors, without shareholder approval, may declare vacant the office of any director for any proper cause.

   RMH. RMH's bylaws provide that RMH's board of directors, any class of the board or any individual director may be removed from office by the shareholders entitled to vote thereon only for cause. This provision of the bylaws may only be modified by amendment adopted by the shareholders. In addition, the PBCL provides that the board of directors may remove a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or any other proper cause which the bylaws may specify.

Amendment of Governing Documents

   NCO. Any amendment to, or repeal of, any provision of NCO's articles which has not previously received the approval of at least a majority of the "incumbent directors" requires for adoption the affirmative vote of the shareholders entitled to cast at least 65% of the votes entitled to be cast by all shareholders, in addition to any other approval which is required by law, NCO's articles, NCO's bylaws or otherwise. The term "incumbent directors" means, generally, those directors on the board who were directors on the date NCO's articles were adopted and any other director whose election or appointment by NCO's board of directors, or whose nomination for election by NCO's shareholders, was approved by a vote of at least a majority of the directors then in office who either were directors on the date NCO's articles were adopted or whose election or appointment or nomination for election was previously so approved.

   In addition, NCO's bylaws may be amended or repealed without shareholder approval by a majority vote of the incumbent directors, as defined above, subject to any other approval which is required by law, NCO's articles, NCO's bylaws or otherwise. Any amendment to, or repeal of, any provision of NCO's bylaws which has not previously received the approval of at least a majority of the incumbent directors on the board of directors will require for adoption the affirmative vote of the shareholders entitled to cast at least 65% of the votes entitled to be cast by all shareholders, in addition to any other approval which is required by law, NCO's articles, NCO's bylaws or otherwise. An amendment or repeal which has previously received the approval of at least a majority of the incumbent directors will require for adoption the affirmative vote of a majority of the votes cast by shareholders at a duly convened meeting.

   RMH. Under the PBCL, an amendment to RMH's articles that requires shareholder approval will be adopted upon the affirmative vote of a majority of the votes cast by all shareholders entitled to vote. RMH's bylaws provide that a majority of the independent directors (as defined above in "-- Size, Classification and Qualifications of the Board -- RMH") must approve any amendment to RMH's articles that would contravene or otherwise alter the terms of the Shareholder Agreement.

   Except as provided below, the shareholders have the power to alter, amend or repeal the bylaws by the vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon at any regular or special meeting. A majority of the board of directors may amend or repeal the bylaws, regardless of whether the shareholders have previously adopted the bylaw being amended or repealed, subject to the power of the shareholders to change such action, provided that the board of directors shall not have the power to amend the bylaws on any subject that is expressly committed to the shareholders by the bylaws, the PBCL or otherwise. The approval of at least a majority of the independent directors (as defined above in "-- Size, Classification and Qualifications of the Board -- RMH") is required to amend RMH's bylaws in such a way that would contravene or otherwise alter the terms of the Shareholder Agreement. Any amendment to the provision in the bylaws related to the classification of RMH's board of directors requires the vote of the shareholders entitled to cast at least three-fourths of the votes all shareholders are entitled to cast thereon at any regular or special meeting. In addition, RMH's bylaws set forth restrictions to amending the bylaw provisions relating to the limitation of directors' liability.

Anti-Takeover Provisions

   NCO. NCO's articles provide that the NCO board of directors may oppose a tender offer or other offer for NCO's securities, whether the offer is in cash or in securities of a corporation or otherwise. In considering whether to oppose an offer, the NCO board of directors may, but is not legally obligated to, consider any pertinent issues. By way of illustration, but not of limitation, the NCO board of directors may, but will not be legally obligated to, consider any and all of the following:

   o whether the offer price is acceptable based on the historical and present operating results or financial conditions of NCO;

   o whether a more favorable price could be obtained for NCO's securities in the future;

   o the effects of any proposed transaction upon any or all groups affected by the action, including among others, shareholders, employees, suppliers, customers and creditors of NCO and its subsidiaries and on the communities served by NCO and its subsidiaries;

   o the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, suppliers and customers of NCO and its subsidiaries and the future value of NCO's stock;

   o the value of the securities, if any, which the offeror is offering in exchange for NCO's securities, based on an analysis of the worth of NCO as compared to the corporation or other entity whose securities are being offered; and

   o any antitrust or other legal and regulatory issues that are raised by the offer.

   If NCO's board of directors determines that an offer should be rejected, NCO's articles provide that it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; commencing litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring NCO's securities and/or the offeror's securities; selling or otherwise acquiring any assets; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; selling or otherwise issuing any debt securities or options therefor; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

   If the NCO board of directors determines to sell NCO or any subsidiary to a third party, or to merge or consolidate NCO or any subsidiary with a third party, the NCO board of directors will not be legally obligated to create an auction and may negotiate with only one acquiror.

   NCO's articles and bylaws contain additional provisions that may have an impact upon a person's decision to implement a takeover of NCO, including the following provisions:

   o special meetings of shareholders may be called at any time only by the board of directors, its chairman or the chief executive officer;

   o the board of directors is classified, with each director having a three-year term;

   o shareholders must provide the board of directors with advance notice of proposals and director nominations and provide certain specified related information in the proposal;

   o the board of directors is able to issue additional shares of common stock without shareholder approval; and

   o the board of directors is authorized to issue preferred stock and designate the rights and terms thereof.

   The overall effect of the foregoing provisions, including the provisions under "-- Removal of Directors" and "-- Amendment of Governing Documents," may be to deter a future tender offer or other offer to acquire NCO or its shares. NCO shareholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of NCO common stock at that time. In addition, these provisions may have the effect of assisting NCO's management to retain its position and place it in a better position to resist changes that NCO shareholders may want to make if dissatisfied with the conduct of NCO's business.

   In addition, Pennsylvania has adopted anti-takeover provisions from which a corporation may exempt itself. NCO has not exempted itself from the following anti-takeover provision of the PBCL:

   o Business Combinations with Interested Shareholders. Subject to certain exceptions, a business combination between a Pennsylvania corporation that has a class or series of shares registered under the Exchange Act, and a beneficial owner of 20% or more of such corporation's voting stock, referred to as an "interested shareholder," may be accomplished only if:
     (i) the business combination is approved by the corporation's directors prior to the date on which such interested shareholder acquired 20% or more of such stock or if the board approved such interested shareholder's acquisition of 20% or more of such stock prior to such acquisition; (ii) where the interested shareholder owns shares entitled to cast at least 80% of the votes all shareholders would be entitled to cast in an election of directors, the business combination is approved by the vote of shareholders entitled to cast a majority of the votes that all shareholders would be entitled to cast in an election of directors, excluding shares held by the interested shareholder, which vote may occur no earlier than three months after the interested shareholder acquired its 80% ownership, and the consideration received by shareholders in the business combination satisfied certain minimum conditions; (iii) the business combination is approved by the affirmative vote of all outstanding shares of common stock; (iv) the business combination is approved by the vote of shareholders entitled to cast a majority of the votes that all shareholders would be entitled to cast in the election of directors, excluding shares held by the interested shareholder, which vote may occur no earlier than five years after the interested shareholder became an interested shareholder; or (v) the business combination that meets certain minimum conditions is approved at a shareholder's meeting called for such purpose no earlier than five years after the interested shareholder became an interested shareholder.

   Pennsylvania has adopted other anti-takeover legislation from which NCO has elected to exempt itself in its articles.

   RMH. RMH's articles of incorporation and bylaws contain provisions that may have an impact upon a person's decision to implement a takeover of RMH, including the following provisions:

   o special meetings of shareholders may be called at any time only by the board, its chairman, if any, or otherwise by, the chief executive officer;

   o the board of directors is classified, with each director having a three-year term;

   o shareholders generally must provide the board of directors with advance notice of proposals and director nominations and provide certain specified related information in the proposal;

   o the board of directors is able to issue additional shares of common stock without shareholder approval; and

   o the board of directors is authorized to issue preferred stock and designate the rights and terms thereof without shareholder approval.

   The overall effect of the foregoing provisions, including the provisions under "-- Removal of Directors" and "-- Amendment of Governing Documents," may be to deter a future tender offer or other offers to acquire RMH or its shares. RMH shareholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of RMH common stock at that time. In addition, these provisions may have the effect of assisting RMH's management to retain its position and place it in a better position to resist changes that RMH shareholders may want to make if dissatisfied with the conduct of RMH's business.

   In addition, Pennsylvania has adopted anti-takeover provisions from which a corporation may exempt itself. RMH has not exempted itself from the following anti-takeover provisions of the PBCL:

   o Business Combinations with Interested Shareholders. See "-- Anti-Takeover Provisions -- NCO -- Business Combinations with Interested Shareholders" above.


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
   Pennsylvania has adopted other anti-takeover legislation from which RMH has elected to exempt itself in its articles.

Approval of Transactions with Interested Shareholders

    RMH is subject to a provision of the PBCL that requires certain approvals for transactions between it and certain significant stockholders. NCO has exempted itself from this PBCL provision.

   The affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the "interested shareholder" are entitled to cast without counting the vote of the interested shareholder is required to approve, generally, the following transactions: (i) any merger, consolidation, share exchange and sale of assets between a corporation or its subsidiary and a shareholder of the corporation; (ii) any division of the corporation in which the interested shareholder receives a disproportionate amount of any shares or other securities of the surviving corporation; (iii) any voluntary dissolution or winding up of the corporation in which a shareholder is treated differently from other shareholders of the same class; and (iv) any amendment of the articles of incorporation in which the percentage of voting or economic share interest in the corporation of a shareholder is materially increased relative to substantially all other shareholders. An "interested shareholder" includes: (i) any shareholder who is a party to the transaction or who is treated differently from other shareholders; (ii) any person or group of persons acting jointly or in concert with the interested shareholder; and (iii) any person who, directly or indirectly controls, is controlled by or is under common control with, the interested shareholder. This approval requirement does not apply to a transaction that has been approved by a majority vote of the board of directors of the corporation without counting the vote of directors who
(i) are directors, officers or who have a material equity interest in the interested shareholder, or (ii) were nominated for election as a director by the interested shareholder, and first elected as a director, within 24 months of the date of the vote on the proposed transaction.

RMH Shareholder Agreement

   RMH is also a party to a shareholder agreement with certain members of the Jensen family, collectively referred to as the Shareholders. The Shareholder Agreement will not continue in effect following consummation of the merger. The Shareholder Agreement provides, among other things, that: (i) the Shareholders are entitled to designate two persons to serve as directors on an RMH board consisting of five members; (ii) certain business combination transactions between RMH and the Shareholders will require the approval of RMH's independent board members and the approval of a majority of the RMH outstanding shares not held by the Shareholders; and (iii) in the event that a third party initiates a takeover proposal for RMH and such proposal is recommended by RMH's board of directors, the Shareholders would agree to vote that portion of the RMH shares they own in excess of 32% of the total voting power of RMH in the same proportion (either for or against the takeover proposal) as the RMH shares not owned by the Shareholders are voted. See also "The Merger -- Amendment to RMH Shareholder Agreement."


                                  Legal Matters


   The validity of the shares of NCO common stock offered hereby will be passed upon for NCO by Blank Rome LLP. The federal income tax consequences of the merger will be passed upon for NCO by Blank Rome LLP and for RMH by Faegre & Benson LLP.


                                     Experts

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of NCO Group, Inc. included in the NCO Group Annual Report on Form 10-K for the year ended December

31, 2002, as set forth in their report (which contains an explanatory paragraph related to the change in method of accounting for goodwill and its related amortization as described in Note 2 to the consolidated financial statements and an explanatory paragraph related to the restatement of the consolidated financial statements for the years ended December 31, 2001 and 2000 for the correction of an error as described in Note 3 to the consolidated financial statements), which is incorporated by reference in this proxy statement/prospectus. NCO Group, Inc.'s consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The consolidated financial statements of RMH Teleservices, Inc. and Subsidiaries as of September 30, 2003 and 2002, and for each of the three years in the period ended September 30, 2003, included in this proxy statement/prospectus and included in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to RMH Telservices, Inc.'s recurring losses from operations, uncertainty regarding the ability to remain in compliance with restrictive debt covenants under the revolving credit facility, and uncertainty regarding the ability to obtain additional financing to fund RMH Teleservices Inc.'s operations and capital requirements which raise substantial doubt about RMH Teleservices Inc.'s ability to continue as a going concern), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Great Lakes Collection Bureau, Inc. and subsidiary as of December 31, 2001 and 2000 and for the years then ended, have been incorporated by reference in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of NCO Portfolio Management, Inc. included in the NCO Portfolio Management, Inc. Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus. NCO Portfolio Management, Inc.'s consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

               Pro Forma Combined Condensed Financial Statements


                             Basis of Presentation

   The unaudited pro forma combined condensed balance sheet as of September 30, 2003 and the unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002 are based on historical financial statements of the entities included therein. All of NCO's acquisitions included in the unaudited combined condensed financial statements have been accounted for using the purchase method of accounting, with the results of the acquired companies included in NCO's historical statements of operations beginning on the date of acquisition.

   The unaudited pro forma combined condensed balance sheet and statements of operations does not purport to represent what NCO's actual results of operations or financial position would have been had the acquisitions occurred as of such dates, or to project NCO's results of operations or financial position for any period or date, nor does it give effect to any matters other than those described in the accompanying notes. In addition, the allocations of purchase price to the assets and liabilities of RMH and NCPM are preliminary and the final allocations may differ from the amounts reflected herein.

   The unaudited pro forma combined condensed statement of operations for the twelve months ended December 31, 2002 has been prepared assuming the acquisition of Great Lakes, which was completed on August 18, 2002, the pending acquisition of RMH and the pending acquisition of the minority interest of NCPM each occurred on January 1, 2002.

   The unaudited pro forma combined condensed balance sheet as of September 30, 2003 has been prepared assuming the pending acquisitions of RMH and the minority interest of NCPM occurred on September 30, 2003. The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2003 has been prepared assuming the pending acquisitions of RMH and the minority interest of NCPM occurred on January 1, 2003.

   The fiscal year end of RMH is September 30. In order to present the unaudited pro forma combined condensed financial information in a comparable manner, the twelve months ended December 31, 2002 and the nine months ended September 30, 2003 for RMH were combined with the comparable periods of NCO.

   The following data should be read in conjunction with NCO's historical consolidated financial statements and the accompanying notes; the historical financial statements of RMH, Great Lakes and NCPM; and NCO's and RMH's "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are either incorporated into or included elsewhere in this proxy statement/prospectus. See "Where You Can Find More Information," "Information Concerning RMH -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to Financial Statements of RMH Teleservices, Inc."

                                 NCO Group, Inc.
                   Pro Forma Combined Condensed Balance Sheet
                               September 30, 2003
                                   (Unaudited)
                             (dollars in thousands)



                                                                                                            NCPM
                                                                                                          Minority
                                                                              RMH                          Interest
                                                                          Acquisition       NCO/RMH      Acquisition
ASSETS                                          NCO Group      RMH      Adjustments(1)     Pro Forma    Adjustments(2)    Pro Forma
                                                ---------    --------   --------------    ----------    --------------   ----------
Current assets:
 Cash and cash equivalents                       $ 44,027    $  1,112       $(6,030)      $   39,109       $      -      $   39,109
 Restricted cash                                      900          50             -              950              -             950
 Accounts receivable, trade, net                   86,076      22,058             -          108,134              -         108,134
 Purchased accounts receivable, current
  portion                                          54,852           -             -           54,852         (1,793)         53,059
 Deferred income taxes                             14,802           -         3,876           18,678              -          18,678
 Bonus receivable, current portion                  5,488           -             -            5,488              -           5,488
 Prepaid expenses and other current assets         16,189       4,594             -           20,783              -          20,783
                                                 --------    --------       -------       ----------       --------      ----------
Total current assets                              222,334      27,814        (2,154)         247,994         (1,793)        246,201

Property and equipment, net                        75,445      51,512          (675)         126,282              -         126,282

Other assets:
 Goodwill                                         531,666           -        46,981          578,647         18,577         597,224
 Other intangibles, net of accumulated
  amortization                                     13,384         445        29,354           43,183              -          43,183
 Purchased accounts receivable, net of
  current portion                                  86,729           -             -           86,729         (2,831)         83,898
 Bonus receivable, net of current portion             138           -             -              138              -             138
 Other assets                                      37,062       8,678        (7,386)          38,354              -          38,354
                                                 --------    --------       -------       ----------       --------      ----------
Total other assets                                668,979       9,123        68,949          747,051         15,746         762,797
                                                 --------    --------       -------       ----------       --------      ----------
Total assets                                     $966,758    $ 88,449       $66,120       $1,121,327       $ 13,953      $1,135,280
                                                 ========    ========       =======       ==========       ========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Long-term debt, current portion                 $ 46,802    $ 18,136       $(5,741)      $   59,197       $      -      $   59,197
 Income taxes payable                               5,144          23             -            5,167              -           5,167
 Accounts payable                                   6,013       6,355             -           12,368              -          12,368
 Accrued expenses                                  31,336       7,412        13,059           51,807          1,835          53,642
 Accrued compensation and related expenses         16,175      10,432             -           26,607              -          26,607
 Deferred revenue, current portion                 14,272          25             -           14,297              -          14,297
                                                 --------    --------       -------       ----------       --------      ----------
Total current liabilities                         119,742      42,383         7,318          169,443          1,835         171,278

Long-term liabilities:
 Long-term debt, net of current portion           274,687       9,471           220          284,378              -         284,378
 Deferred revenue, net of current portion          13,262       9,376        (9,376)          13,262              -          13,262
 Deferred income taxes                             53,365           -          (566)          52,799         (1,734)         51,065
 Other long-term liabilities                        2,655       7,570             -           10,225              -          10,225

Minority interest                                  26,046           -             -           26,046        (26,046)              -

Shareholders' equity
 Preferred stock                                        -           -             -                -              -               -
 Common stock                                     320,654      84,234        (1,301)         403,587         39,898         443,485
 Common stock warrants                              2,562       6,736        (4,718)           4,580              -           4,580
 Stock options issued for business
  combination                                           -           -         3,222            3,222              -           3,222
 Deferred compensation                                  -        (299)          299                -              -               -
 Other comprehensive income (loss)                  3,779        (178)          178            3,779              -           3,779
 Retained earnings (deficit)                      150,006     (70,844)       70,844          150,006              -         150,006
                                                 --------    --------       -------       ----------       --------      ----------
Shareholders' equity                              477,001      19,649        68,524          565,174         39,898         605,072
                                                 --------    --------       -------       ----------       --------      ----------
Total liabilities and shareholders' equity       $966,758    $ 88,449       $66,120       $1,121,327       $ 13,953      $1,135,280
                                                 ========    ========       =======       ==========       ========      ==========


   See accompanying notes to Pro Forma Combined Condensed Financial Statements.

                                 NCO Group, Inc.
              Pro Forma Combined Condensed Statement of Operations
                  For the Nine Months Ended September 30, 2003
                                   (Unaudited)
                (amounts in thousands, except per share amounts)



                                                                                                            NCPM
                                                                                                          Minority
                                                                                 RMH                      Interest
                                                         NCO                 Acquisition     NCO/RMH     Acquisition
                                                        Group     RMH (3)    Adjustments    Pro Forma    Adjustments   Pro Forma
                                                      --------    --------   -----------    ---------    -----------   ---------
Revenue ...........................................   $566,210    $206,277     $    --       $772,487      $   --      $ 772,487

Operating costs and expenses:
 Payroll and related expenses .....................    264,506     158,025          --        422,531          --        422,531
 Selling, general, and administrative expenses ....    210,299      46,680          --        256,979          --        256,979
 Depreciation and amortization expense ............     23,746      12,610       4,396(4)      40,752          --         40,752
 Impairment and restructuring charges .............         --       2,836          --          2,836          --          2,836
                                                      --------    --------     -------       --------      ------      ---------
Total operating costs and expenses ................    498,551     220,151       4,396        723,098          --        723,098
                                                      --------    --------     -------       --------      ------      ---------
Income (loss) from operations .....................     67,659     (13,874)     (4,396)        49,389          --         49,389

Other income (expense):
 Interest and investment income ...................      2,952          92         (39)(5)      3,005          --          3,005
 Interest expense .................................    (17,267)     (2,138)        960 (6)    (18,445)         --        (18,445)
 Other income (expense) ...........................      1,128        (248)         --            880          --            880
                                                      --------    --------     -------       --------      ------      ---------
                                                       (13,187)     (2,294)        921        (14,560)         --        (14,560)
                                                      --------    --------     -------       --------      ------      ---------
Income (loss) before income tax expense ...........     54,472     (16,168)     (3,475)        34,829                     34,829

Income tax expense (benefit) ......................     20,661         436      (7,311)(7)     13,786          --         13,786
                                                      --------    --------     -------       --------      ------      ---------
Income (loss) before minority interest ............     33,811     (16,604)      3,836         21,043          --         21,043

Minority interest .................................     (1,619)         --          --         (1,619)      1,619(10)         --
                                                      --------    --------     -------       --------      ------      ---------
Net income (loss) .................................   $ 32,192    $(16,604)    $ 3,836       $ 19,424      $1,619      $  21,043
                                                      ========    ========     =======       ========      ======      =========
Net income per share:
 Basic ............................................   $   1.24                               $   0.66                  $    0.68
                                                      ========                               ========                  =========
 Diluted ..........................................   $   1.17                               $   0.66                  $    0.67
                                                      ========                               ========                  =========
Weighted average shares outstanding:
 Basic ............................................     25,919                                 29,362(8)                  31,163(11)
                                                      ========                               ========                  =========
 Diluted ..........................................     29,811                                 29,469(9)                  31,313(12)
                                                      ========                               ========                  =========


  See accompanying notes to Pro Forma Combined Condensed Financial Statements.

                                 NCO Group, Inc.
              Pro Forma Combined Condensed Statement of Operations
                 For the Twelve Months Ended December 31, 2002
                  (Unaudited) (amounts in thousands, except per
                                 share amounts)



                                                                                                            NCPM
                                                                                                          Minority
                                                        Great                                             Interest
                                              NCO       Lakes                Acquisition     NCO/RMH     Acquisition      Pro
                                             Group       (13)     RMH (14)   Adjustments    Pro Forma    Adjustments     Forma
                                           --------   --------    --------   -----------    ---------    -----------   ---------
Revenue..................................   $703,450   $28,185    $258,274    $       --     $989,909      $   --      $ 989,909

Operating costs and expenses:
 Payroll and related expenses............    335,405    19,264     178,804            --      533,473          --        533,473
 Selling, general, and administrative
  expenses...............................    249,672    12,765      68,846            --      331,283          --        331,283
 Depreciation and amortization expense...     27,324       815      15,190         6,095(15)   49,424          --         49,424
Impairment and restructuring charges.....         --        --       4,065            --        4,065          --          4,065
                                            --------   -------    --------    ----------     --------      ------      ---------
Total operating costs and expenses.......    612,401    32,844     266,905         6,095      918,245          --        918,245
                                            --------   -------    --------    ----------     --------      ------      ---------
Income (loss) from operations............     91,049    (4,659)     (8,631)       (6,095)      71,664          --         71,664

Other income (expense):
 Interest and investment income..........      3,222        --          78           (98)(16)   3,202          --          3,202
 Interest expense........................    (20,976)   (3,713)     (3,612)        1,312 (17) (26,989)         --        (26,989)
 Other income (expense)..................       (216)       --          71            --         (145)         --           (145)
                                            --------   -------    --------    ----------     --------      ------       ---------
                                             (17,970)   (3,713)     (3,463)        1,214      (23,932)         --        (23,932)
                                            --------   -------    --------    ----------     --------      ------      ---------
Income (loss) before income tax expense..     73,079    (8,372)    (12,094)       (4,881)      47,732          --         47,732

Income tax expense (benefit).............     27,702    (2,930)         40        (5,998)(18)  18,814          --         18,814
                                            --------   -------    --------    ----------     --------      ------      ---------
Income (loss) before minority interest...     45,377    (5,442)    (12,134)        1,117       28,918          --         28,918

Minority interest........................     (3,218)       --          --         1,423(19)   (1,795)      1,795(20)         --
                                            --------   -------    --------    ----------     --------      ------      ---------
Net income (loss)........................   $ 42,159   $(5,442)   $(12,134)   $    2,540     $ 27,123      $1,795      $  28,918
                                            ========   =======    ========    ==========     ========      ======      =========
Net income per share:
 Basic...................................   $   1.63                                         $   0.92                  $    0.93
                                            ========                                         ========                  =========
 Diluted.................................   $   1.54                                         $   0.92                  $    0.92
                                            ========                                         ========                  =========
Weighted average shares outstanding:
 Basic...................................     25,890                                           29,333(8)                  31,134(11)
                                            ========                                         ========                  =========
 Diluted.................................     29,829                                           29,487(9)                  31,331(12)
                                            ========                                         ========                  =========


   See accompanying notes to Pro Forma Combined Condensed Financial Statements.

           Notes to Pro Forma Combined Condensed Financial Statements
                                   (Unaudited)


(1) Gives effect to the following acquisition related adjustments: (i) the recognition of goodwill and customer list; (ii) the stock issued to finance the RMH acquisition; (iii) the adjustment of RMH's capital leases based on NCO's incremental borrowing rate; (iv) the required repayment of RMH's credit line due to the change in control; (v) the elimination of deferred financing fees; (vi) the elimination of deferred rent; (vii) the elimination of deferred revenue; (viii) the elimination of deferred costs;
     (ix) the elimination of leasehold improvements attributable to facilities which are scheduled to be closed upon completion of the RMH acquisition;
     (x) the elimination of RMH's valuation allowance for its net operating losses and certain deferred taxes; (xi) recording deferred taxes resulting from the acquisition adjustments; and (xii) the accrual of acquisition related expenses. The accrual of acquisition related expenses includes: (i) professional fees related to the acquisition; (ii) termination costs relating to certain redundant personnel scheduled to be eliminated upon the completion of the RMH acquisition; and (iii) certain future rental obligations attributable to facilities which are scheduled to be closed upon the completion of the RMH acquisition. The RMH customer list is expected to be amortized on a straight-line basis over five years. The allocation of the purchase price paid for RMH is as follows (dollars in thousands):

                                                                               RMH
                                                                            --------
  Net tangible assets acquired                                              $ 24,452
  Acquisition related adjustments:
        Accrued acquisition expenses                                         (13,059)
        Goodwill                                                              46,981
        Customer list                                                         29,799
                                                                            --------
    Consideration paid*                                                     $ 88,173
                                                                            ========


   --------------------
     * The consideration paid for RMH includes approximately 3.4 million shares of NCO common stock valued at approximately $82.9 million, based on the average closing price for the two days prior to and the two days after the public announcement of the first amendment to agreement and plan of merger, stock options to purchase approximately 254,000 shares of NCO common stock valued at approximately $3.2 million, and warrants to purchase approximately 339,000 shares of NCO common stock valued at approximately $2.0 million.

(2) Gives effect to the following acquisition related adjustments: (i) the recognition of goodwill; (ii) the adjustment of 36.7% (the acquired share) of the carrying values of the purchased accounts receivable to fair value;
     (iii) the stock issued to finance the purchase of the NCPM minority interest; (iv) the elimination of the minority interest; (v) the reduction in deferred tax liability accrued on the fair value adjustment to the carrying value of the purchased accounts receivable; and (vi) the accrual of professional fees related to the acquisition. The fair value of the purchased accounts receivable was based on a discounted cash flow analysis. The discounted cash flow analysis was based on collections, net of projected servicing fees and costs, projected interest or participations due secured lenders, and projected cost of funds. The discount rate used was comparable to discount rates used on similar purchases and took into consideration NCO's existing experience with the acquired portfolios. The allocation of the purchase price paid for minority interest of NCPM is as follows (dollars in thousands):

                                                                       NCPM Minority
                                                                          Interest
                                                                       -------------
    Net tangible assets acquired                                          $23,156
    Acquisition related adjustments:
        Accrued acquisition expenses                                       (1,835)
        Goodwill                                                           18,577
                                                                          -------
    Consideration paid*                                                   $39,898
                                                                          =======

   --------------------
     * The consideration paid for the minority interest of NCPM includes approximately 1.8 million shares of NCO common stock valued at approximately $39.9 million, based on the average closing price for the two days prior to and the two days after the public announcement of the acquisition.

(3) Represents the historical results of operations of RMH from January 1, 2003 to September 30, 2003.

(4) Gives effect to the amortization expense from the customer list assuming a five-year estimated life and the elimination of depreciation expense for leasehold improvements attributable to an RMH facility scheduled to be closed upon completion of the RMH acquisition as if the RMH acquisition had occurred on January 1, 2003.

(5) Gives effect to the elimination of interest income on the funds assumed to be used to repay RMH's line of credit using an estimated interest income rate of approximately 0.9% as if it occurred on January 1, 2003.

(6) Gives effect to the elimination of interest expense on borrowings under RMH's line of credit repaid in connection with the acquisition and the adjustment to interest expense from RMH's capital leases based on NCO's incremental borrowing rate as if the RMH acquisition had occurred on January 1, 2003.

(7) Adjusts the income tax expense to give effect to the RMH acquisition as if it had occurred on January 1, 2003.

(8) Gives effect to the issuance of approximately 3.4 million shares of common stock to finance the RMH acquisition.

(9) Gives effect to: (i) the issuance of approximately 3.4 million shares of common stock to finance the RMH acquisition; and (ii) the dilutive effect, if any, resulting from options and warrants to purchase shares of NCO common stock issued in connection with the RMH acquisition. The 3.8 million shares that would have been issued assuming NCO's $125 million of 4.75% convertible notes were converted into common stock were excluded from the calculation because they were anti-dilutive.

(10) Gives effect to the elimination of minority interest assuming the acquisition of the minority interest of NCPM had occurred on January 1, 2003.

(11) Gives effect to the issuance of approximately 1.8 million shares of common stock to finance the acquisition of the minority interest of NCPM.

(12) Gives effect to: (i) the issuance of approximately 1.8 million shares of common stock to finance the acquisition of the minority interest of NCPM; and (ii) the dilutive effect resulting from options to purchase shares of NCO common stock issued in connection with the acquisition of the minority interest of NCPM. The 3.8 million shares that would have been issued assuming NCO's $125 million of 4.75% convertible notes were converted into common stock were excluded from the calculation because they were anti-dilutive.

(13) Represents the historical results of operations of Great Lakes from January 1, 2002 to August 18, 2002, the date that the Great Lakes acquisition was completed.

(14) Represents the historical results of operations of RMH from January 1, 2002 to December 31, 2002.

(15) Gives effect to the adjustment to depreciation of property and equipment and the amortization expense from the customer lists assuming a five-year estimated life and the elimination of depreciation expense for leasehold improvements attributable to an RMH facility scheduled to be closed upon completion of the RMH acquisition as if the Great Lakes and RMH acquisitions had occurred on January 1, 2002, as follows (dollars in thousands):


                                                                                    Adjustment to   Adjustment to       Net
                                     Acquisition                                    Amortization     Depreciation    Adjustment
    ----------------------------------------------------------------------------    -------------   -------------    ----------
    Great Lakes.................................................................       $  512           $(271)         $  241
    RMH.........................................................................        5,960            (106)          5,854
                                                                                       ------           -----          ------
                                                                                       $6,472           $(377)         $6,095
                                                                                       ======           =====          ======


(16) Gives effect to the elimination of interest income on the funds assumed to be used to repay RMH's line of credit using an estimated interest income rate of 1.7% as if it occurred on January 1, 2002.

(17) Gives effect to the elimination of interest expense on borrowings under RMH's line of credit repaid in connection with the acquisition and the adjustment to interest expense from RMH's capital leases based on NCO's incremental borrowing rate as if the RMH acquisition occurred on January 1, 2002.

(18) Adjusts the income tax expense to give effect to the Great Lakes and RMH acquisitions as if they had occurred on January 1, 2002.

(19) Reflects the minority interest on the income from the Great Lakes purchased accounts receivable that were acquired by NCPM as if it had occurred on January 1, 2002.

(20) Gives effect to the elimination of minority interest assuming the acquisition of the minority interest of NCPM occurred on January 1, 2002.

            Index to Financial Statements of RMH Teleservices, Inc.

Consolidated Financial Statements
  Independent Auditors' Report ..............................................  F-2
  Consolidated Balance Sheets at September 30, 2003 and September 30, 2002 ..  F-3
  Consolidated Statements of Operations for the Years Ended September 30,
    2003, 2002 and 2001 .....................................................  F-4
  Consolidated Statements of Shareholders' Equity for the Years Ended
    September 30, 2003, 2002 and 2001 .......................................  F-5
  Consolidated Statements of Cash Flows for the Years Ended September 30,
    2003, 2002 and 2001 .....................................................  F-6
  Notes to Consolidated Financial Statements ................................  F-7
Condensed Consolidated Financial Statements (unaudited)
  Condensed Consolidated Balance Sheets at December 31, 2003 and September
    30, 2003 ................................................................ F-44
  Condensed Consolidated Statements of Operations for the Three Months
    Ended December 31, 2003 and 2002 ........................................ F-45
  Condensed Consolidated Statements of Cash Flows for the Three Months
    Ended December 31, 2003 and 2002 ........................................ F-46
  Condensed Consolidated Statement of Shareholders' Equity for the
    Three Months Ended December 31, 2003 .................................... F-47
  Notes to Condensed Consolidated Financial Statements ...................... F-48

                          Independent Auditors' Report

The Board of Directors
RMH Teleservices, Inc.:

   We have audited the accompanying consolidated balance sheets of RMH Teleservices, Inc. and Subsidiaries (the "Company") as of September 30, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of RMH Teleservices, Inc. and Subsidiaries as of September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the recurring losses from operations, uncertainty regarding the ability to remain in compliance with restrictive debt covenants under the revolving credit facility, and uncertainty regarding the ability to obtain additional financing to fund the Company's operations and capital requirements raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Deloitte & Touche LLP

Philadelphia, Pennsylvania
January 22, 2004

                    RMH Teleservices, Inc. and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)



                                                                September 30,
                                                            --------------------
                                                              2003        2002
                                                            --------   ---------
Assets
Current assets:
 Cash and cash equivalents                                  $  1,112   $   1,390
 Restricted cash                                                  50       1,000
 Accounts receivable, net of allowance for doubtful
   accounts of $247 and $5,490, respectively                  22,058      28,558
 Other receivables                                             1,471         750
 Refundable income taxes                                         106          54
 Prepaid expenses and other current assets                     3,017       2,693
                                                            --------   ---------
   Total current assets                                       27,814      34,445
                                                            --------   ---------
Property, plant & equipment, net                              51,512      52,898
Other assets                                                   9,123       7,348
                                                            --------   ---------
                                                            $ 88,449   $  94,691
                                                            ========   =========
Liabilities and shareholders' equity
Current liabilities:
 Credit line                                                $  6,030   $   3,546
 Current portion of obligation under capital leases           11,346      10,393
 Current portion of notes payable                                760          98
 Accounts payable                                              6,355       7,570
 Accrued expenses and other current liabilities               17,892      14,730
                                                            --------   ---------
   Total current liabilities                                  42,383      36,337
                                                            --------   ---------

Long-term liabilities:
 Notes payable                                                   730         272
 Obligation under capital leases                               8,741      17,351
 Other long-term liabilities                                  16,946       9,842
                                                            --------   ---------
   Total long-term liabilities                                26,417      27,465
                                                            --------   ---------

Commitments and contingencies (note 19)
Shareholders' equity:
 Preferred stock, $1.00 par value; 5,000,000 shares
   authorized, no shares issued and outstanding                   --          --
 Common stock, no par value; 20,000,000 shares
   authorized, 13,805,580 and 13,740,990 shares issued
   and outstanding, respectively                              84,234      83,878
   Common stock warrants                                       6,736       6,736
   Deferred compensation                                        (299)    (1,231)
   Accumulated deficit                                       (70,844)   (58,546)
   Accumulated other comprehensive (loss) income                (178)         52
                                                            --------   ---------
   Total shareholders' equity                                 19,649      30,889
                                                            --------   ---------
                                                            $ 88,449   $  94,691
                                                            --------   ---------



The accompanying notes are an integral part of these consolidated financial statements.

                    RMH Teleservices, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands except per share amounts)



                                                                                                        Year ended September 30,
                                                                                                    -------------------------------
                                                                                                      2003        2002       2001
                                                                                                    --------    --------   --------
Net revenues                                                                                        $283,923    $239,192   $173,983
                                                                                                    --------    --------   --------
Operating expenses:
 Cost of services                                                                                    240,059     192,242    139,642
 Selling, general and administrative                                                                  48,880      49,365     34,431
 Provision for losses on receivables                                                                     738       7,942     13,627
 Impairment and restructuring charges                                                                  2,866       3,733        868
                                                                                                    --------    --------   --------
   Total operating expenses                                                                          292,543     253,282    188,568
                                                                                                    --------    --------   --------
   Operating loss                                                                                     (8,620)    (14,090)   (14,585)
Equity in loss of joint venture                                                                           --          --      1,161
Other (expense) income                                                                                  (334)         90         --
Interest income                                                                                          107          78        427
Interest expense                                                                                       2,975       3,569      3,063
                                                                                                    --------    --------   --------
   Loss before income taxes                                                                          (11,822)    (17,491)   (18,382)
Income tax expense (benefit)                                                                             476          --       (752)
                                                                                                    --------    --------   --------
Net loss                                                                                            $(12,298)   $(17,491)  $(17,630)
                                                                                                    ========    ========   ========
Basic loss per common share                                                                         $  (0.90)   $  (1.32)  $  (1.89)
Diluted loss per common share                                                                       $  (0.90)   $  (1.32)  $  (1.89)
Shares used in computing basic and diluted loss per common share                                      13,594      13,218      9,344


The accompanying notes are an integral part of these consolidated financial statements.

                    RMH Teleservices, Inc. and Subsidiaries
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                       (in thousands except share amounts)

                                     Preferred Stock        Common Stock         Common
                                     ---------------    --------------------     Stock       Deferred      Accumulated
                                     Shares   Amount      Shares      Amount    Warrants   Compensation      Deficit
                                     ------   ------    ----------   -------    --------   ------------    -----------
Balance, September 30, 2000              --       --     8,437,711   $49,772     $   --       $  (118)      $(23,425)
                                      -----     ----    ----------   -------     ------       -------       --------
Comprehensive loss:
Net loss                                 --       --            --        --         --            --        (17,630)
Foreign currency translation
  adjustment                              -        -            --        --         --            --             --
                                      -----     ----    ----------   -------     ------       -------       --------
Total comprehensive loss                 --       --            --        --         --            --        (17,630)
Exercise of common stock options         --       --        89,645       302         --            --             --
Tax benefit from exercise of
  common options                         --       --            --      (223)        --            --             --
Issuance of restricted stock to
  employees                              --       --       420,000     2,699         --        (2,699)            --
Amortization of deferred
  compensation                           --       --            --        --         --           677             --
Capital contribution                     --       --            --        71         --            --             --
Issuance of common stock and
  warrants, net                          --       --     4,245,164    25,204      6,608            --             --
                                      -----     ----    ----------   -------     ------       -------       --------
Balance, September 30, 2001              --       --    13,192,520   $77,825     $6,608       $(2,140)      $(41,055)
                                      -----     ----    ----------   -------     ------       -------       --------
Comprehensive loss:
Net loss                                 --       --            --        --         --            --        (17,491)
Foreign currency translation
  adjustment                             --       --            --        --         --            --             --
                                      -----     ----    ----------   -------     ------       -------       --------
Total comprehensive loss                 --       --            --        --         --            --        (17,491)
Issuance of common stock and
  warrants, net                          --       --       217,804     2,878        995            --             --
Exercise of common stock warrants        --       --       121,349     2,323       (867)           --             --
Exercise of common stock options         --       --       212,650       815         --            --             --
Stock compensation charge                --       --            --       132         --           (15)            --
Capital contribution                     --       --            --        12         --            --             --
Issuance of restricted stock to
  employees                              --       --        50,000       234         --          (234)            --
Forfeiture of restricted stock           --       --       (53,333)     (341)        --           341             --
Amortization of deferred
  compensation                           --       --            --        --         --           817             --
                                      -----     ----    ----------   -------     ------       -------       --------
Balance, September 30, 2002              --       --    13,740,990    83,878      6,736        (1,231)       (58,546)
                                                                                                            --------
Comprehensive loss:
Net loss                                 --       --            --        --         --            --        (12,298)
Change in fair value of cash flow
  hedge                                  --       --            --        --         --            --             --
Foreign currency translation
  adjustment                             --       --            --        --         --            --             --
                                      -----     ----    ----------   -------     ------       -------       --------
Total comprehensive loss                 --       --            --        --         --            --        (12,298)
Exercise of common stock options         --       --        81,257       337         --            --             --
Stock compensation charge                --       --            --       129         --            31             --
Forfeiture of restricted stock           --       --       (16,667)     (110)        --           110             --
Amortization of deferred
  compensation                           --       --            --        --         --           791             --
                                      -----     ----    ----------   -------     ------       -------       --------
Balance, September 30, 2003              --       --    13,805,580   $84,234     $6,736       $  (299)      $(70,844)
                                      =====     ====    ==========   =======     ======       =======       ========

The accompanying notes are an integral part of these consolidated financial statements.

                    RMH Teleservices, Inc. and Subsidiaries
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                       (in thousands except share amounts)



                                         Other           Total
                                     Comprehensive   Shareholders'
                                     Income (Loss)       Equity
                                     -------------   -------------

Balance, September 30, 2000              $(196)         $ 26,033
                                         -----          --------
Comprehensive loss:
Net loss                                    --           (17,630)
Foreign currency translation
  adjustment                               116               116
                                         -----          --------
Total comprehensive loss                   116           (17,514)
Exercise of common stock options            --               302
Tax benefit from exercise of
  common options                            --              (223)
Issuance of restricted stock to
  employees                                 --                --
Amortization of deferred
  compensation                              --               677
Capital contribution                        --                71
Issuance of common stock and
  warrants, net                             --            31,812
                                         -----          --------
Balance, September 30, 2001                (80)           41,158
                                         -----          --------
Comprehensive loss:
Net loss                                    --           (17,491)
Foreign currency translation
  adjustment                               132               132
                                         -----          --------
Total comprehensive loss                   132           (17,359)
Issuance of common stock and
  warrants, net                             --             3,873
Exercise of common stock warrants           --             1,456
Exercise of common stock options            --               815
Stock compensation charge                   --               117
Capital contribution                        --                12
Issuance of restricted stock to
  employees                                 --                --
Forfeiture of restricted stock              --                --
Amortization of deferred
  compensation                              --               817
                                         -----          --------
Balance, September 30, 2002                 52            30,889
                                         -----          --------
Comprehensive loss:
Net loss                                    --           (12,298)
Change in fair value of cash flow
  hedge                                     34                34
Foreign currency translation
  adjustment                              (264)             (264)
                                         -----          --------
Total comprehensive loss                  (230)          (12,528)
Exercise of common stock options            --               337
Stock compensation charge                   --               160
Forfeiture of restricted stock              --                --
Amortization of deferred
  compensation                              --               791
                                         -----          --------
Balance, September 30, 2003              $(178)         $ 19,649
                                         =====          ========


The accompanying notes are an integral part of these consolidated financial statements.

                    RMH Teleservices, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)



                                                                                                    Year Ended September 30,
                                                                                                 -------------------------------
                                                                                                  2003        2002        2001
                                                                                                --------    --------    --------
Operating activities:
   Net loss                                                                                     $(12,298)   $(17,491)   $(17,630)
   Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities --
      Restructuring charge                                                                           939       3,733         868
      Asset impairments                                                                            1,927       3,039          --
      Discount on common stock issuance                                                               --       2,123          --
      Loss on disposal of fixed assets                                                               433         987          61
      Amortization of deferred compensation                                                          791         817         677
      Amortization of sales incentives                                                             1,824       3,242       1,349
      Other stock-based compensation charge                                                          160         117          --
      Depreciation and amortization                                                               16,336      14,733       9,796
      Provision for bad debts                                                                        738       7,942      13,627
      Equity in losses of joint venture                                                               --          --       1,161
      Deferred income taxes                                                                           --          --          39
   Changes in operating assets and liabilities--
      Accounts receivable                                                                          4,707        (795)    (25,677)
      Prepaid expenses and other current assets                                                     (372)     (1,205)        880
      Other receivables                                                                               --         272        (765)
      Refundable income taxes                                                                        (52)      2,216      (2,270)
      Other assets                                                                                (3,430)     (7,878)     (3,739)
      Accounts payable                                                                            (9,576)        755       3,342
      Accrued expenses and other current liabilities                                               9,162       3,358       2,303
      Income taxes payable                                                                            --          --        (934)
      Other liabilities                                                                            6,723       1,100       3,975
                                                                                                --------    --------    --------
      Net cash provided by (used in) operating activities                                         18,012      17,065     (12,937)
                                                                                                --------    --------    --------
Investing activities:
   Capital expenditures                                                                          (11,597)    (13,589)    (14,916)
   Proceeds from sale of assets                                                                      617          65          --
   Investment in joint venture                                                                        --          --        (877)
   Issuance of employee notes                                                                         --        (695)         --
   Repayment of employee notes                                                                        --          12          --
                                                                                                --------    --------    --------
      Net cash used in investing activities                                                      (10,980)    (14,207)    (15,793)
                                                                                                --------    --------    --------
Financing activities:
   Restricted cash                                                                                   950      (1,000)         --
   Proceeds from (repayment of) line of credit                                                     2,484       3,546          --
   Proceeds from (repayment of) related-party note payable                                            --      (5,000)      5,000
   Proceeds from notes payable                                                                     1,037          --         463
   Repayments of note payable                                                                         --         (93)         --
   Capital lease payments                                                                        (12,001)     (9,432)     (7,898)
   Proceeds from issuance of common stock and warrants                                                --       3,206      31,812
   Exercise of common stock options                                                                  337         815         302
   Capital contributions                                                                              --          12          71
                                                                                                --------    --------    --------
Net cash (used in) provided by financing activities                                               (7,193)     (7,946)     29,750
                                                                                                --------    --------    --------
Effect of exchange rate changes                                                                     (117)        132         116
                                                                                                --------    --------    --------
Net (decrease) increase in cash and cash equivalent                                                 (278)     (4,956)      1,136
Cash and cash equivalents, beginning of year                                                       1,390       6,346       5,210
                                                                                                --------    --------    --------
Cash and cash equivalents, end of year                                                          $  1,112    $  1,390    $  6,346
                                                                                                ========    ========    ========


The accompanying notes are an integral part of these consolidated financial statements.

                    RMH TELESERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (Dollars in thousands, except share and per-share data unless otherwise indicated)

1. Background

   RMH Teleservices, Inc. and Subsidiaries (the "Company") is a provider of outsourced customer relationship management ("CRM") services. Founded in 1983, the Company is headquartered in Newtown Square, Pennsylvania, and operated over 7,600 workstations within a network of 14 customer interaction centers at September 30, 2003. The Company has five customer interaction centers located in the United States, eight located in Canada and one in the Philippines.

   On November 18, 2003, the Company signed a definitive merger agreement under which the Company agreed to be acquired by NCO Group, Inc. ("NCO") (the "NCO Transaction"). The definitive merger agreement was subsequently amended on January 22, 2004. NCO is one of the largest providers of accounts receivable collection services in the world. NCO provides services to clients in the financial services, healthcare, retail, commercial, utilities, education, telecommunications and government sectors. Its common stock is traded on The NASDAQ National Market under the symbol "NCOG." Under the terms of the original definitive merger agreement, the acquisition provided that the Company's shareholders would receive $5.50 worth of NCO common stock for each share of the Company's common stock, as long as NCO's stock price, based on NCO's twenty day average stock price prior to the closing, was valued between $22.00 and $27.00 per share. Based on the terms of the January 22, 2004 amendment to the definitive merger agreement, the Company's shareholders will receive 0.2150 shares of NCO common stock for each share of the Company's common stock, as long as NCO's stock price, based on NCO's twenty-day average stock price prior to closing, is valued between $18.75 and $26.75 per share. Within this range, the acquisition will be funded with approximately 3.4 million shares of NCO common stock.

   Under the amendment to the definitive merger agreement, the exchange ratio may fluctuate if NCO's average common stock value is less than $18.75 or more than $26.75 (based upon the average NCO closing price over a 20 day period ending shortly before the effective time of the merger). Once such average common stock value is below $18.75, NCO can elect to either maintain the exchange ratio at 0.2150 or adjust the exchange ratio upward so that each Company share would receive $4.00 worth (calculated using such average value) of NCO common stock in the merger. If NCO does not elect to increase the exchange ratio, the Company has the option to terminate the merger agreement without being required to pay a termination fee. If such average common stock value is above $26.75, the exchange ratio will be reduced so that each Company share would receive $5.75 worth (calculated using such average value) of NCO common stock in the merger.

   The NCO Transaction is subject to approval by the Company's shareholders. NCO has entered into voting agreements with certain of the Company's shareholders holding approximately 38% of the Company's outstanding shares pursuant to which such shareholders have agreed to vote their shares in favor of the NCO Transaction. The Company's board of directors has unanimously voted to approve the transaction and recommend that the Company's shareholders vote to approve the merger. The NCO Transaction is subject to normal regulatory review and the expiration of applicable waiting periods. If the NCO Transaction is terminated under certain circumstances, the Company is required to pay NCO a termination fee of up to $6,000.

2. Summary of Significant Accounting Policies

Principles of consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries (collectively, the "Subsidiaries"), Teleservices Management Company, Teleservices Technology Company, RMH Teleservices Asia Pacific, Inc., RMH Teleservices International Inc. ("RMH International") and RMH International's subsidiaries, 515963 N.B. Inc. and 516131 N.B. Inc. All intercompany transactions have been eliminated.

Use of estimates and assumptions

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

   The Company maintains cash accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses from maintaining cash accounts in excess of such limits. Management believes that it is not exposed to any significant credit risks on its cash accounts.

   At September 30, 2002, $1,000 of the Company's cash was classified as restricted because it was securing an outstanding letter of credit. In June 2003, such amount was utilized to fund a payment to the lessor to extinguish the obligation (see note 10).

Property and equipment

   Property and equipment are recorded at cost. Repairs and maintenance are charged to expense as incurred, while additions and betterments are capitalized. Gains or losses on the disposition of property and equipment are charged to operations. Depreciation and amortization are provided over the estimated useful lives of the applicable assets using the straight-line method. The lives used are as follows:

        Communications equipment            5 years
        Computer equipment                  5 years
        Computer software                   2 years
        Furniture and fixtures              7 years
        Leasehold improvements              Lesser of lease term or useful life

   On October 1, 2001, the Company changed its useful life for new software purchases from three years to two years. A three-year useful life continued to be used for software acquired in prior years.

   Under the provisions of American Institute of Certified Public Accountants Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," the Company capitalizes the costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and management has authorized funding for the project, which it deems probable to be completed and used to perform the function intended. Capitalized costs may include only (i) external direct costs of materials and services consumed in developing or obtaining internal-use software, (ii) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project, and
(iii) interest costs incurred, when material, while developing internal-use software. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

Fair value of financial instruments

   Management believes that the carrying amounts of the Company's financial instruments, including cash equivalents, accounts receivable, accounts payable, and accrued expenses, approximate fair value due to the short-term nature of those instruments. The carrying amount of the Company's credit facility (see note 10) approximates fair value since it is variable rate debt.

Impairment of long-lived assets

   The Company reviews the recoverability of its long-lived assets, including property and equipment, internal use software and other intangible assets each reporting period to determine if events or changes in circumstances have occurred that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the Company's ability to recover the carrying value of the asset from the expected future pre-tax cash flow (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between the estimated fair value and carrying value of the asset.

Revenue recognition

   The Company recognizes revenues from its CRM services under hourly and performance-based models:

   Hourly -- Revenue is recognized based on the billable hours of each CRM representative as defined in the client contract. The rate per billable hour charged is based on a predetermined contractual rate, as agreed in the underlying contract. The contractual rate can fluctuate based on certain pre-determined objective performance criteria related to quality and performance. The impact of the performance criteria on the rate per billable hour is continually updated as revenue is recognized. Some clients are contractually entitled to penalties when the Company is out of compliance with certain obligations as defined in the client contract. Penalties are recorded as a reduction to revenues as incurred based on a measurement of the Company's obligation under the terms of the client contract.

   Performance-based -- Under performance-based arrangements, the Company is paid by its customers based on its achieving certain levels of sales or other client determined criteria specified in the client contract. The Company recognizes performance-based revenue by measuring its actual performance against the performance criteria specified in the contracts.

   Amounts invoiced to customers prior to the performance of services are recorded as deferred revenues.

   The terms of the Company's contracts with its clients typically range from a few months to five years and are generally cancelable by either party upon 60 days prior written notice. Certain of the contracts have penalties for early cancellation by the Company's clients. In addition, the Company also has a contract with Aegon that contains a termination clause under which the Company would be required to pay a penalty for terminating the contract, without cause, prior to its July 31, 2007 termination date. The amount of the termination payment to Aegon would vary based on the terms of the contract. As of September 30, 2003, no other Company contracts included similar termination penalties. As a result of an amendment to the Company's Canadian services agreement with MCI (as defined below) that became effective on October 1, 2003, in the event MCI terminates the services agreement due to the Company's material breach or a transaction in which a competitor of MCI acquired control of the Company or in the event the Company terminates the services agreement for convenience after October 1, 2004, the Company is required to pay a minimum termination fee of $153 for each month remaining in the agreement (or $7,500 at October 1, 2003). In most other instances (as defined in the services agreement) in which either party terminates the services agreement, the Company is required to pay a termination fee of $77 for each month remaining in the services agreement (or $3,750 at October 1, 2003).

   In prior years, certain clients have paid discretionary bonuses that were recognized when the client made the determination to make the payment and communicated the bonus to the Company. Performance-based discretionary bonuses of $4,355 were recognized in 2001. There were no performance-based discretionary bonuses in 2003 or 2002.

   The Emerging Issues Task Force ("EITF") reached a consensus on accounting for certain sales incentives ("EITF 00-14"). EITF 00-14 requires that when recognized, the reduction in or refund of the selling price of a product or service resulting from certain sales incentives should be classified as a reduction in revenues. The Company adopted EITF 00-14, as codified by EITF No. 01-09 on October 1, 2001. Amortization of capitalized costs for 2001 have been reclassified from cost of services to a reduction of net revenues to conform to the current presentation as required. Revenues in 2003, 2002, and 2001 are net of $1,824, $3,242, and $1,349, respectively, of amortization of cash incentives (see note 6).

   In connection with the provision of inbound and outbound CRM services to its customers, the Company incurs costs to train its CRM representatives. Training programs relate to both program start-up training in connection with new CRM programs ("Startup Training") and attrition-related training for existing CRM programs ("Attrition Training"). The Company may bill some of our customers for the costs incurred under these training programs based on the terms in the contract. Training revenue is integral to CRM revenues being generated over the course of a contract and cannot be separated as a discrete earning process under SEC Staff Accounting Bulletin No. 101 ("SAB 101"). As a result, all training revenues are deferred. Startup Training revenues are amortized over the term of the customer contract, except for customers with contracts of less than one year, for which Startup Training is amortized over the estimated period of benefit to the Company, which approximates 12 months. Attrition Training revenues are amortized over the average employment of a telephone service representative. Direct costs associated with providing Startup Training and Attrition Training, which consist exclusively of salary and benefit costs, are also deferred and amortized over a time period consistent with the deferred training revenues. When a business relationship is terminated with one of the Company's customers, the unamortized deferred training revenue and unamortized deferred direct costs associated with that customer are immediately recognized. The following table summarizes deferred training revenues and costs in 2003 and 2002:

                                                                       Year Ended
                                                                      September 30,
                                                                     ---------------
                                                                       2003     2002
                                                                     ------   ------
    Training revenue deferred                                        $8,677   $4,786
    Training costs deferred                                           6,264    3,569


                                                                      September 30,
                                                                     ---------------
                                                                       2003     2002
                                                                     ------   ------
    Deferred training revenue liability                              $7,920   $3,848
    Deferred training cost asset                                      5,525    2,845


   The deferred training asset and liability are included in other long-term assets and other long-term liabilities, respectively, in the accompanying consolidated balance sheets. The Company did not have significant training revenues prior to 2002.

Allowance for doubtful accounts

   The Company assesses the likelihood of collection based on a number of factors including the client's collection history and credit-worthiness. If collection is not reasonably assured, the revenue is deferred and recognized at the time collection becomes reasonably assured. Estimates are made of potential future charges against current period revenue. Similarly, management must make estimates of the collectibility of accounts receivable. Management specifically analyzes accounts receivable and analyzes historical bad debt, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts.

Government incentives

   The Company receives incentive payments from certain state, provincial and local governments in the United States and Canada to offset payroll and start-up costs associated with opening new customer interaction centers and creating employment at existing customer interaction centers. These incentive payments are required to be refunded to the grantor in the event that the Company does not meet certain performance criteria as defined in the incentive agreement, such as, opening a new customer interaction center, creating new jobs, or maintaining certain levels of employment over a period of time.

   Incentive payments are recognized as a reduction to payroll and start-up costs when the contractually defined performance criteria are satisfied. When an incentive payment is subject to refund based on a future event the incentive payment is deferred. In the event that performance criteria have been satisfied prior to the receipt of the incentive payment, operating expenses are reduced and a receivable from the government is recorded. If the incentive payment is received prior to the satisfaction of the performance criteria, the incentive payment is deferred and recorded as a liability.

Income taxes

   Income taxes are accounted for under the asset and liability method whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits, which are not expected to be realized.

Stock-based compensation

   As permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as Amended by SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123, Accounting for Stock-Based Compensation," the Company measures compensation costs in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. The Company grants stock options to employees and directors at an exercise price equal to fair market value on the date of grant. Accordingly, the Company has not recognized compensation cost for stock options issued to employees and directors in its consolidated financial statements. Upon exercise, net proceeds, including tax benefits realized, are recorded in shareholders' equity. Stock options issued to non-employees are recorded at fair value at the date of grant. Fair value is determined using the Black-Scholes method and the expense is amortized over the vesting period.

   Had the Company recognized compensation cost for the stock option plan consistent with the provisions of SFAS No. 123, the Company's net income (loss) and basic and diluted net income (loss) per common share for the years ended September 30, 2003, 2002 and 2001 would have been as follows:

                                                                                                Year Ended September 30,
                                                                                            -------------------------------
                                                                                              2003        2002       2001
                                                                                            --------    --------   --------
    Net loss as reported                                                                    $(12,298)   $(17,491)  $(17,630)
    Add: Stock-based employee compensation expense included in net loss net of related
      tax effects                                                                                160         117         --
    Deduct: Total stock-based employee compensation expense determined under fair value
      based method for all awards, net of related tax effects                                 (1,349)     (1,482)    (1,076)
                                                                                            --------    --------   --------
    Pro forma net loss                                                                      $(13,487)   $(18,856)  $(18,706)
                                                                                            ========    ========   ========
    Loss per share:
        Basic -- as reported                                                                $  (0.90)   $  (1.32)  $  (1.89)
                                                                                            --------    --------   --------
        Basic -- pro forma                                                                  $  (0.99)   $  (1.43)  $  (2.00)
                                                                                            --------    --------   --------
        Diluted -- as reported                                                              $  (0.90)   $  (1.32)  $  (1.89)
                                                                                            --------    --------   --------
        Diluted -- pro forma                                                                $  (0.99)   $  (1.43)  $  (2.00)
                                                                                            --------    --------   --------


   The weighted-average fair value of the stock options granted during the years ended September 30, 2003, 2002 and 2001 was $5.15, $5.15, and $8.52,
respectively. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                                                                              Year ended September 30,
                                                                                         ----------------------------------
                                                                                            2003        2002         2001
                                                                                         ---------    ---------   ---------
    Risk free interest rate                                                                    3.1%         4.0%        5.3%
    Volatility                                                                                82.6%        99.8%      101.5%
    Expected dividend yield                                                                    0.0%         0.0%        0.0%
    Expected life                                                                        7.0 years    7.0 years   7.0 years


Income (loss) per common share

   Basic income (loss) per share is computed by dividing income (loss) available to common shareholders (the numerator) by the weighted average number of common shares outstanding (the denominator) for the period. Diluted income per share assumes that outstanding common shares are increased by shares issuable upon the exercise of stock options and warrants for which the market price exceeds the exercise price, less shares which the Company could have purchased with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

Foreign currency translation

   Pursuant to SFAS No. 52, "Foreign Currency Translation," the assets and liabilities of the Company's foreign operations are translated into U.S. dollars at current exchange rates as of the balance sheet date, and revenues and expenses are translated at average exchange rates for the period. Resulting translation adjustments are included in accumulated other comprehensive income
(loss) within shareholders' equity. The functional currency of RMH International and its subsidiaries is the Canadian dollar. The functional currency of the Company's Philippine operations is the Philippine peso. For the years ended September 30, 2003 and 2002, the Company recognized foreign currency translation gains (losses) of ($264) and $132, respectively. Net foreign currency transaction gains (losses) in 2003, 2002 and 2001 were $863, ($243), and ($213), respectively, and are included in general and administrative expense in the accompanying consolidated statements of operations.

Derivative instruments

   All derivatives are recorded at fair value on the balance sheet. Effective changes in fair value of derivatives designated as cash flow hedges are recorded in net unrealized gain (loss) on derivatives, a separate component of accumulated other comprehensive income (loss). Amounts are reclassified from accumulated other comprehensive income (loss) when the underlying hedged item impacts earnings and any ineffective changes in fair value are recorded currently in earnings. Changes in fair value of derivatives designated as fair value hedges are recorded currently in earnings offset to the extent the derivative was effective by changes in fair value of the hedged item. Changes in fair values of derivatives not designated as hedging instruments are recorded currently in earnings.

Comprehensive income (loss)

   Comprehensive income (loss) is comprised of net income (loss), foreign currency translation gains and losses, and the change in the fair value of cash flow hedges and was ($12,528), ($17,359), and ($17,514) in 2003, 2002, and 2001,
respectively. Accumulated other comprehensive income (loss) at September 30, 2003 and 2002 was composed of the following:


                                                                        September 30,
                                                                        ------------
                                                                        2003    2002
                                                                        -----   ----
    Foreign currency translation (loss) gain                            $  34    $52
    Change in fair value of cash flow hedge                              (212)    --
                                                                        -----    ---
                                                                        $(178)   $52
                                                                        -----    ---


Supplemental cash flow information

   Cash paid for interest and income taxes were as follows:

                                                           2003     2002      2001
                                                          ------   ------    ------
    Interest                                              $2,929   $3,549    $2,403
    Income Taxes                                              90       --     1,178


   In 2002, the Company received a net tax refund of $2,187. The Company also granted certain non-cash incentives in the form of credits during 2002 and 2001(see note 6). The Company entered into capital lease obligations of $2,617, $4,401, and $25,244 in 2003, 2002 and 2001, respectively.

Reclassifications

   Certain prior year amounts have been reclassified to conform with the current year presentation.

Recent accounting pronouncements

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company adopted SFAS No. 143 on October 1, 2002, which had no impact on its consolidated financial position, results of operations or disclosures.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement retains the previously existing accounting requirements related to the recognition and measurement of the impairment of long-lived assets to be held and used while expanding the measurement requirements of long-lived assets to be disposed of by sale to include discontinued operations. It also expands the previously existing reporting requirements for discontinued operations to include a component of an entity that either has been disposed of or is classified as held for sale. The Company adopted SFAS No. 144 effective October 1, 2002 (see note 8).

   In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," which applied through December 31, 2002. This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than the date of an entity's commitment to an exit plan. The Company adopted the provisions of SFAS No. 146 for exit or disposal activities initiated after December 31, 2002 (see note 8).

   In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. This guidance does not apply to certain guarantee contracts, such as those issued by insurance companies or for a lessee's residual value guarantee embedded in a capital lease. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor's obligations would not apply to product warranties or to guarantees accounted for as derivatives. The Company adopted the disclosure requirements of FIN 45 in its quarter ended December 31, 2002, which had no impact on its consolidated financial statements. The Company adopted the initial recognition and initial measurement provisions of FIN 45 in its quarter ended March 31, 2003, which had no impact on its consolidated financial position or results of operations.

   In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123, Accounting for Stock-Based Compensation." This Statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for annual periods ending after December 15, 2002 and interim periods beginning after December 15, 2002. The Company has adopted the disclosure-only provisions of SFAS No. 148 and will continue to account for stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees." The adoption of SFAS No. 148 had no impact on the Company's financial position or results of operations.

   In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") with the objective of improving financial reporting by companies involved with variable interest entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51 to certain entities, defined as variable interest entities, in which equity investors do not have characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. In December 2003, the FASB issued a revision to FIN 46 ("FIN 46R") to clarify some of the provisions of FIN
46. FIN 46 has not had an impact on the Company's financial statements. Furthermore, the Company does not expect the adoption of the remaining provisions of FIN 46R will have an impact on its financial statements.

   In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, which should continue to be applied in accordance with their respective effective dates. The Company adopted the provisions of SFAS No. 149 in the fourth quarter of 2003 which had no impact on its financial position, results of operations or disclosures.

   In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which establishes standards of how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) and is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted the provisions of SFAS No. 150 in the fourth quarter of 2003 which had no impact on its financial position, results of operations or disclosures. The FASB is addressing certain implementation issues associated with the application of SFAS No. 150 including those related to mandatorily redeemable financial instruments representing noncontrolling interests in subsidiaries included in consolidated financial statements. The Company will monitor the actions of the FASB and assess the impact, if any, that these actions may have on its financial statements.

3. Operations and Financing

   The Company incurred significant losses in fiscal 2003, 2002 and 2001 primarily as a result of bad debt expenses, impairment and restructuring charges, a charge associated with projected minimum purchase requirements under agreements with telephone long distance carriers (see note 9) related to the migration from outbound to inbound CRM services, underutilization of capacity, and unfavorable currency exchange rates between the United States and Canada which have resulted in higher operating costs in Canada to support clients in the United States. In addition, the Company had a working capital deficit of $14,569 at September 30, 2003. The Company's ability to meet its financial obligations and make planned capital expenditures will depend on its future operating performance, which will be subject to financial, economic and other factors affecting the business and operations of the Company, including factors beyond its control, and the Company's ability to remain in compliance with the restrictive covenants under its revolving credit facility. The Company was not in compliance with the minimum EBITDA requirement (as defined) at September 30, 2003 under the Company's revolving credit facility, the covenants requiring audited financial statements, an independent auditors' report without a going concern emphasis paragraph, and a debt compliance letter within 90 days of the Company's fiscal year ended September 30, 2003, the covenant requiring that its Annual Report on Form 10-K be filed in a timely manner, or the covenant requiring that it pledge the stock of certain of its wholly-owned subsidiaries to the lender. The Company received a waiver for these violations in January 2004 and also amended the EBITDA requirement so that its quarterly measurement period, which was previously for a trailing twelve-month period, will be for a trailing three-month period for each quarterly measurement period through the quarter ending September 30, 2004 and a trailing twelve-month period for each quarterly measurement period thereafter. In the event that there are future violations of the EBITDA requirement, management will be required to either obtain a waiver or amend the covenant requirement.

   In order to improve the Company's operating performance and to provide for additional liquidity to fund its operations and additional capital expansion, management undertook a number of initiatives in fiscal 2004. While an operating loss will be incurred for the first quarter of fiscal year 2004, the Company's business plan for fiscal 2004 projects an improvement in operating performance in subsequent quarters that is the result of the expansion of services provided to existing customers, the negotiation of rate increases with certain customers, and an improvement in the efficiency of the Company's operations. In addition, there will be a reduction in start-up costs associated with the Company's Philippine operations in fiscal 2004 when compared with fiscal 2003, which was the first year of operations for that location. On October 3, 2003, the Company raised net proceeds of $6,555 through the sale of common stock in a private placement financing (the "2003 Placement"). The Company issued 2,205,000 shares of its common stock and warrants to purchase an additional 551,250 shares of its common stock pursuant to the private placement (see note 12). In addition, the revolving credit facility, as amended in October 2003, November 2003 and January 2004, permits the Company to borrow up to $3,000 in excess of the borrowing base through March 1, 2004.

   The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern with the realization of assets and the settlement of liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent upon, among other things, successful execution of its business plan for 2004, its ability to remain in compliance with restrictive covenants under the Revolver, and its ability to obtain additional financing to fund its operations and capital requirements. There can be no assurance that the Company will be able to successfully execute its business plan for 2004, remain in compliance with restrictive covenants under the Revolver, obtain additional financing, or complete the NCO Transaction, all of which creates substantial doubt about its ability to continue as a going concern through September 30, 2004. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

4. Major Clients and Concentration of Credit Risk

   The Company is dependent on several large clients for a significant portion of net revenues. The loss of one or more of these clients, or an inability to collect amounts owed by such clients, could have a material adverse effect on the financial position and results of operations of the Company. The following table summarizes the percent of net revenues from each client that represented at least 10% of net revenues in 2003, 2002 and 2001 and related accounts receivable as of September 30, 2003 and 2002 for those clients that were at least 10% of net revenues in 2003 and 2002:

                                                                                                                   Accounts
                                                                                           Percentage of        receivable at
                                                                                           net revenues         September 30,
                                                                                        -------------------    ----------------
                                                                                        2003   2002    2001    2003      2002
                                                                                        ----   ----    ----   ------    -------
    MCI                                                                                 34.2%  25.8%   19.2%  $2,243    $13,152
    Aegon                                                                                *     10.9%   11.6%     *        2,464
    UPS                                                                                 12.6%    *      *      3,330       *
    Microsoft                                                                            *     11.3%   10.3%     *        1,947
    Nextel                                                                              13.1%  11.6%    *      5,348      2,464

---------------
* Less than 10% for the fiscal year.

   The Company provides inbound and outbound CRM services to MCI WORLDCOM Communications, Inc. and MCI WORLDCOM Network Services, Inc. (collectively, "MCI"), a subsidiary of WorldCom, Inc. ("WorldCom"), under several agreements that expire through October 31, 2007. MCI accounted for 34.2%, 25.8%, and 19.2% of the Company's net revenues in 2003, 2002, and 2001, respectively. On July 21, 2002, WorldCom announced that it had filed for voluntary relief under Chapter 11 of the United States Bankruptcy Code. The following table summarizes the Company's MCI related charges in 2002:

    Charges recorded as a reduction in revenues:
      Write-off of MCI related sales incentives                               $2,116
    Charges recorded in selling, general and administrative
      expenses:
      Reserve for loan due from Specialized Teleservices, Inc.        1,011
      Impairment charge -- voice response unit                          745
                                                                      -----
                                                                               1,756
    Increase in provision for losses on receivables                            3,797
                                                                              ------
      Total charges                                                           $7,669
                                                                              ======


   Up-front cash payments and non-cash concessions were made to MCI to secure the execution of certain contracts. Due to the WorldCom bankruptcy filing, a portion of these sales incentives was determined to be impaired and no longer recoverable and a $2,116 charge was recorded as a reduction of revenues in accordance with the provisions of EITF No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)" ("EITF 01-09"). The $1,011 reserve against a loan due from Specialized Teleservices, Inc, which reduced the carrying value of the loan to $0, was required because that client derives all of its revenues from MCI (see note 21). A $745 charge was recorded in selling, general and administrative expense to write off the remaining carrying value of a voice response unit application developed solely for MCI (the "MCI VRU") since its carrying value was determined to be unrecoverable due to the WorldCom bankruptcy filing. As discussed below, the Company sold the MCI VRU in March 2003 and recorded a gain of $473.

   While the Company has continued to provide services to MCI, these events create uncertainty about the Company's future business relationship with MCI, which, if not resolved in a manner favorable to the Company, could have a significant adverse impact on the Company's future operating results and liquidity. In the event that the Company's business relationship with MCI were to terminate, the Company's contracts with MCI call for certain wind-down periods, as defined in such contracts, during which time the Company would seek new business volume. However, replacing lost MCI business volume is subject to significant uncertainty, could take substantially longer than the wind-down periods, and would be dependent on a variety of factors which management of the Company cannot predict at this time.

   Management believes that it has adequately reserved for all exposure created as a result of the WorldCom bankruptcy, however, there can be no assurance that additional charges will not be required in the future. At September 30, 2003, the Company had $2,374 in accounts receivable from MCI, all of which was for services provided subsequent to the bankruptcy filing. As discussed below, the Company received a $4,652 payment from MCI in August 2003 for final settlement of all pre-petition receivables. On January 17, 2003, the Company sold $3,286 of pre-petition accounts receivable from MCI to a third party for a cash payment of $1,314 that was received on February 3, 2003. No additional charges were recorded in connection with the sale of the receivables since the sale price was equal to the carrying value of the receivables.

   Four of the Company's customer interaction centers provide all or a significant portion of their services to MCI. While management does not presently believe the property and equipment at these customer interaction centers is impaired, a decline in the level of services being provided to MCI as a result of the WorldCom bankruptcy filing could result in the Company incurring substantial operating costs with no related revenues and a significant charge associated with property and equipment impairment. The carrying value of property and equipment at the four customer interaction centers at September 30, 2003 was $15,934. Future operating lease commitments for the four customer interaction centers was $15,163 at September 30, 2003.

   In the first quarter of 2003, an existing contract with MCI related to the provision of inbound CRM services was modified. Under the original contract, the Company billed MCI a seat utilization charge to cover the costs associated with the customer interaction center where services were provided. The seat utilization charge was subject to scheduled decreases over the term of the contract and was being accounted for on a straight-line basis over the term of the contract. At the date of the contract modification, $1,906 in revenue related to the seat utilization charge had been deferred. Under the modified contract, the Company no longer bills MCI for the seat utilization charge. The $1,906 in revenue deferred under the original contract is being recognized on a straight-line basis through the January 2006 termination date of the modified contract. At September 30, 2003 and 2002, respectively, $1,436 and $1,668 are included in other long-term liabilities related to the seat utilization charge. In addition, the Company received a prepayment in the amount of $2,552 under the original contract that is included in other long- term liabilities at September 30, 2003 and 2002.

   On April 1, 2003, all contracts with MCI for the provision of third party verification services were assigned to an unrelated third party (the "Assignee") effective April 27, 2003. In 2003, 2002 and 2001, these contracts accounted for $3,912, $11,134, and $16,747, respectively, of the Company's consolidated net revenues. The Company entered into an agreement with the Assignee effective April 27, 2003 under which up to 250 seats in one of its customer interaction centers will be subleased to the Assignee (the "Sublease Agreement") for $95 per month. The Assignee has the option to reduce the number of seats being leased in 50 seat increments by providing 60 days notice. Each 50-seat reduction results in a decrease in the monthly sublease payment of $19 per month. The Sublease Agreement expires on April 27, 2006 and may be terminated by either party with 30 days written notice. Revenue from the Sublease Agreement is being reflected in results of operations as a reduction of operating expenses to the extent of the Company's related sublease operating expenses with the landlord. Any excess of sublease revenues over sublease expenses resulting from the Sublease Agreement would be included in other income. At September 30, 2003, the Assignee continued to lease 245 seats.

   The Company had previously made up-front cash payments and non-cash incentives to MCI in connection with the third party verification contracts assigned. The remaining carrying value of these intangible assets was no longer recoverable by the Company due to the assignment of the contracts and a charge of $1,326 was recorded as a reduction of consolidated net revenues in the quarter ended March 31, 2003 in accordance with the provisions of EITF 01-09.

   In March 2003, the Company sold the MCI VRU, which was written off in the third quarter of 2002, to the Assignee in exchange for a $500, non-interest bearing note. The note is payable to the Company in 12 monthly installments commencing in June 2003. The Company recorded a gain in selling, general and administrative expense equal to the present value of the note of $473 and interest income will be imputed until the note matures in May 2004. The Company originally acquired the MCI VRU to provide third party verification services to MCI.

   On July 25, 2003, the Company and WorldCom entered into a Settlement Agreement and Mutual Release (the "Settlement Agreement"), which was approved by the United States Bankruptcy Court Southern District of New York (the "Bankruptcy Court") on August 5, 2003, under which:

   o WorldCom assumed two existing contracts with the Company for the provision of CRM services and made a cure payment of $4,652 in August 2003 for full and final satisfaction of any and all pre-petition claims (the "MCI Payment");

   o The Company executed a new agreement with MCI for the provision of telecommunication services (the "New MCI Contract") to replace certain prior agreements for the provision of telecommunication services (the "Old MCI Contracts"); and

   o The Company paid WorldCom an aggregate payment of $3,494 (the "RMH Payment") in September 2003, which includes $1,800 for volume shortfalls under the Old MCI Contracts.

   Based on the settlement, the Company had a net gain of approximately $3,065 resulting from the reversal of the allowance for doubtful accounts on MCI receivables and accruals that were in excess of the agreed upon settlement amounts. Since the New MCI Contract was predicated upon the Settlement Agreement and due to the concurrent execution of these agreements, the gain will be amortized into the statement of operations over the two-year term of the New MCI Contract. The remaining unamortized gain of $2,820 is included in other long-term liabilities in the accompanying consolidated balance sheet at September 30, 2003.

   The New MCI Contract, which was executed on July 25, 2003, is for a term of two years and contains a minimum purchase requirement of $1,500 in the first year that may be increased to $1,800 in the second year. Management currently projects that the Company's call volume will be sufficient to meet the minimum purchase requirements under the New MCI Contract.

   Effective October 1, 2003, the Company amended its existing Canadian services agreement with MCI (the "MCI Amendment"). The terms of the MCI Amendment include, but are not limited to the following:

   o The term of the services agreement was extended from November 27, 2006 to October 31, 2007;

   o Provision for limited foreign currency rate protection below certain pre-determined exchange rate levels and limited gain sharing above certain pre-determined exchange rate levels was established;

   o MCI may terminate the services agreement for convenience upon 90 days written notice to the Company;

   o The Company may terminate the services agreement for convenience upon 12 months written notice to MCI; and

   o In the event MCI terminates the services agreement due to the Company's material breach or a transaction in which a competitor of MCI acquired control of RMH or in the event the Company terminates the services agreement for convenience after October 1, 2004, the Company is required to pay a minimum termination fee of $153 for each month remaining in the agreement (or $7,500 at October 1, 2003). In most other instances (as defined in the services agreement) in which either party terminates the services agreement, the Company is required to pay a termination fee of $77 for each month remaining in the services agreement (or $3,750 at October 1, 2003).

   Following an evaluation of amounts due from BrandDirect Marketing, Inc. ("BrandDirect"), $12,922 of bad debt expense was recorded during the three months ended June 30, 2001 to write off amounts due from BrandDirect and service levels were reduced such that services were being provided on a cash basis. BrandDirect represented 0.0%, 0.3% and 5.3% of the Company's net revenues in 2003, 2002 and 2001, respectively.

   On May 9, 2002, Provell, Inc. ("Provell") filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. A charge of $2,762 was recorded in the second quarter of 2002 to write off amounts due from Provell. Provell represented 1.8% and 6.6% of the Company's net revenues in 2002 and 2001, respectively.

5. Property and Equipment

   Following are the components of property and equipment at September 30, 2003 and 2002:

                                                                    September 30,
                                                                 -------------------
                                                                   2003       2002
                                                                 --------   --------
    Property and equipment
    Communications and computer equipment                        $ 55,070   $ 48,375
    Computer software                                               9,696      6,311
    Furniture and fixtures                                          9,892      9,464
    Leasehold improvements                                         19,100     16,831
    Construction-in-progress                                          625         --
                                                                 --------   --------
                                                                   94,383     80,981
    Accumulated depreciation                                      (42,871)   (28,083)
                                                                 --------   --------
    Property and equipment, net                                  $ 51,512   $ 52,898
                                                                 ========   ========


   At September 30, 2003 and 2002, the Company had $48,134 and $42,077, respectively, of assets under capital leases that are included in the amounts above and that related primarily to communications and computer equipment. The Company recorded net losses of $433, $987 and $61 on the disposal and abandonment of property and equipment during 2003, 2002 and 2001, respectively, which are included in general and administrative expense in the accompanying consolidated statement of operations.

6. Sales Incentives

   Up-front cash payments and non-cash concessions in the form of credits were made to MCI (the "MCI Intangibles") to secure the execution of contracts. These amounts were refundable to the Company on a pro-rata basis based on the remaining term of the contract and were being amortized over the remaining life of the contract. Due to the WorldCom bankruptcy filing, a portion of the MCI Intangibles was no longer recoverable and a $2,116 charge was recorded in the third quarter of 2002 and is included as a reduction of revenues in the accompanying statements of operations.

   At September 30, 2002, the net carrying value of the MCI intangibles was $1,824 (net of accumulated amortization of $2,776), and was included in other assets in the accompanying consolidated balance sheets. In the quarter ended March 30, 2003, the net carrying value of the MCI intangibles was no longer recoverable by the Company due to the assignment of the related third party verification contracts to a third party (see note 4) and a charge of $1,326 was recorded as a reduction of revenues in the accompanying consolidated statements of operations.

   The Company was obligated to acquire the MCI VRU for use in providing certain services to MCI. In the third quarter of 2002, a $745 charge was recorded to write off the remaining carrying value of the MCI VRU since its carrying value was not recoverable due to the WorldCom bankruptcy filing. In March 2003, the Company sold the MCI VRU, which was written off in the third quarter of 2002, to the Assignee in exchange for a $500, non-interest bearing note. The note is payable to the Company in 12 monthly installments commencing in June 2003. The Company recorded a gain in selling, general and administrative expense equal to the present value of the note of $473 and interest income will be imputed until the note matures in May 2004.

7. Valuation Accounts

                                                                                                    Year ended September 30,
                                                                                                  -----------------------------
                                                                                                   2003       2002       2001
                                                                                                  -------   -------    --------
    Allowance for doubtful accounts:
    Balance at beginning of year                                                                  $ 5,490   $   753    $     97
      Additions charged to expense                                                                    738     7,942      13,627
      Reclassification                                                                             (2,791)       --          --
      Accounts written off against allowance                                                       (3,190)   (3,205)    (12,971)
                                                                                                  -------   -------    --------
    Balance at end of year                                                                        $   247   $ 5,490    $    753
                                                                                                  =======   =======    ========


   Under the Settlement Agreement with MCI (see note 4), the Company received full payment from MCI for its pre-petition accounts receivable, executed the New MCI Contract and settled certain liabilities with MCI. Due to the concurrent execution of the New MCI Contract, the net gain of $3,065 related to the Settlement Agreement is being amortized into the statement of operations over the two-year term of the New MCI Contract. The $3,065 net gain includes a $2,791 reduction in the allowance for doubtful accounts related to MCI pre-petition accounts receivable that has been reclassified to other long- term liabilities in the accompanying consolidated balance sheets.

8. Corporate Restructuring

   During the quarter ended March 31, 2003, the Company commenced a plan to close three customer interaction centers in the United States due to a decline in outbound CRM services. The restructuring plan was completed in the fourth quarter of fiscal 2003. Asset impairment charges of $1,919 and $8 were recorded in the second and third quarters of fiscal 2003, respectively, for the amount by which the carrying amount of the property and equipment at these customer interaction centers exceeded fair value and are included in impairment and restructuring charges in the accompanying condensed consolidated statement of operations. A summary of restructuring costs related to these site closures, all of which relate to our outbound segment and are included in impairment and restructuring charges in the accompanying condensed consolidated statement of operations, is as follows:


                                                                                         One-time       Contract       Other
                                                                                        Termination   Termination    Associated
                                                                                         Benefits        Costs         Costs
                                                                                        -----------   -----------    ----------
    Incurred - 2003                                                                        $349           $203          $393
    To be incurred - future periods                                                          --             --            --
                                                                                           ----           ----          ----
    Total expected to be incurred                                                          $349           $203          $393
                                                                                           ====           ====          ====


   In 2002, the Company recorded a $4,035 restructuring charge in connection with a plan designed to reduce its cost structure by closing six customer interaction centers, resulting in the abandonment of fixed assets and a reduction in workforce. No severance was paid to employees in connection with this restructuring. The restructuring costs included customer interaction center closure costs, which are the estimated costs for closing the customer interaction centers, including obligations under signed real estate lease agreements and the write-off of leasehold improvements and the net book value of certain fixed assets. During the three months ended December 31, 2002, the Company closed a quality center and recorded a $30 charge for future payments associated with the termination of the facility lease and related utility costs.

   Restructuring activity during 2003 is summarized as follows:


                                                                                                         Non-Cash
                                                    Accrual at                                             Items        Accrual at
                                                  September 30,    Restructuring              Cash       Expensed     September 30,
                                                       2002           Charge       Other    Payments    Immediately        2003
                                                  -------------    -------------   -----    --------    -----------   -------------
March 2003 site closures:
 Asset impairments                                    $   --          $1,927       $  --     $    --      $(1,927)         $ --
 One time termination benefits                            --             349          --        (349)          --            --
 Contract termination costs                               --             203          --        (151)         145           197
 Other associated costs                                   --             393          --        (291)         (20)           82
June 2002 site closures:
 Contract termination costs                            1,413              (6)       (156)       (830)          --           421
                                                      ------          ------       -----     -------      -------          ----
                                                      $1,413          $2,866       $(156)    $(1,621)     $(1,802)         $700
                                                      ======          ======       =====     =======      =======          ====


   The $156 other adjustment in 2003 represents a balance sheet reclassification to reduce the carrying value of property and equipment that had been impaired in connection with the June 2002 restructuring.

   An $868 restructuring charge was recorded in the quarter ended December 31, 2000 related to call center closures. In the quarter ended December 31, 2001, the termination of a customer interaction center lease was settled for $302 less than the balance of the lease payments that had been accrued in the quarter ended December 31, 2000, resulting in the reversal of the remaining accrual and a reduction in impairment and restructuring charges in the accompanying statement of operations.

   Restructuring activity during 2002 is summarized as follows:


                                                                                              Non-Cash
                                                            Accrual at                         Items                    Accrual at
                                                           September 30,   Restructuring      Expensed       Cash     September 30,
                                                               2001            Charge       Immediately    Payments        2002
                                                           -------------   -------------    -----------    --------   -------------
June 2002 site closures                                        $ --            $4,035         $(2,269)      $(353)        $1,413
December 2000 site closures                                     593              (302)             --        (291)            --
                                                               ----            ------         -------       -----         ------
                                                               $593            $3,733         $(2,269)      $(644)        $1,413
                                                               ====            ======         =======       =====         ======


   The Company also incurred severance costs of $393 and $1,114 in 2003 and 2002, respectively, in connection with a workforce reduction and other employee terminations at its corporate offices that are included in selling, general and administrative expenses in the accompanying consolidated statement of operations. At September 30, 2003 and 2002, $207 and $640, respectively, are included in accrued expenses in the accompanying consolidated balance sheet for future severance payments. Severance had been fully paid to all but three employees as of September 30, 2003.

9. Accrued Expenses and Other Liabilities

   The Company's accrued expenses and other current liabilities were composed of the following:

                                                                     September 30,
                                                                   -----------------
                                                                    2003       2002
                                                                   -------   -------
    Payroll and related benefits                                   $11,217   $ 8,156
    Deferred revenue                                                    25       989
    Telecommunications expense                                         858       498
    Other                                                            5,792     5,087
                                                                   -------   -------
                                                                   $17,892   $14,730
                                                                   =======   =======


   The Company has entered into agreements with its telephone long distance carriers that are subject to annual minimum purchase requirements. For certain agreements, the Company projected that it would fail to meet the annual minimum purchase requirements. These projected shortfalls arose during the second quarter of fiscal 2003 primarily as a result of the site closures discussed in note 8, and the decline in the amount of outbound CRM services provided by the Company. The Company recorded accruals of $2,322 and $86 in the second and third quarters of 2003, respectively, for obligations related to total projected shortfalls of $608 with one of its carriers (Carrier A) and $1,800 with MCI.

   During the third quarter of fiscal 2003, the Company amended its contract with Carrier A to extend the contract for a period of two years and received a waiver for the $608 volume shortfall under the original contract. The $608 volume shortfall waived is being amortized as a reduction to cost of services over the two-year term of the amended contract. The remaining unamortized credit of $507 at September 30, 2003 is included in other long-term liabilities. While this amended contract with Carrier A contains a monthly minimum purchase requirement of $175, management currently projects that its call volume will be sufficient to meet this monthly minimum. To the extent the Company purchases services in excess of the $175 minimum purchase requirement, 35% of the amount exceeding the minimum must be purchased from Carrier A to the extent Carrier A provides such services at rates that are competitive with the industry.

   As further discussed in note 4, on July 25, 2003 the Company executed the New MCI Contract for the provision of telecommunication services to replace the Old MCI Contracts under which a $1,800 shortfall had arisen. In connection with the Settlement Agreement, the Company paid WorldCom the RMH Payment of $3,494, which included $1,800 for the volume shortfalls under the Old MCI Contracts. The New MCI Contract is for a term of two years and contains a minimum purchase requirement of $1,500 in the first year that may be increased to $1,800 in the second year. Management currently projects that the Company's call volume will be sufficient to meet the minimum purchase requirements under the New MCI Contract.

   The Company also recorded an accrual of $520 during the second quarter of fiscal 2003 upon the resolution of a billing dispute with MCI.

   The Company's other long-term liabilities were composed of the following:

                                                                     September 30,
                                                                    ----------------
                                                                     2003      2002
                                                                    -------   ------
    Deferred rent payments under SFAS No. 13                        $   450   $1,540
    Deferred revenue, training                                        7,920    3,848
    MCI deferred, other (see note 4)                                  3,988    4,220
    Tecommunications credit -- Carrier A                                507       --
    MCI deferred gain                                                 2,820       --
    Other                                                             1,261      234
                                                                    -------   ------
                                                                    $16,946   $9,842
                                                                    =======   ======


10.   Credit Facility

   On September 4, 2002, the Company entered into a three-year, $25,000 revolving credit facility (the "Revolver") with Foothill Capital Corporation ("Foothill"), a wholly-owned subsidiary of Wells Fargo & Company. The Company performs services for Wells Fargo & Company which amounted to less than 1% of consolidated net revenues for the year ended September 30, 2003. Proceeds from the Revolver were used to pay down the Company's credit facility (the "Credit Facility") with PNC Bank, National Association ("PNC"). Foothill has been granted a continuing security interest in substantially all of the Company's assets.

   The Revolver is subject to a borrowing base (as defined) calculation based on a percentage of eligible accounts receivable (as defined). Based on the Company's borrowing base, as of September 30, 2003, it could borrow up to an additional $1,366 under the Revolver. The Revolver was amended in October 2003 to increase the borrowing base available to the Company. The Revolver was amended in October 2003, November 2003 and January 2004 to permit the Company to borrow up to $3,000 in excess of the borrowing base through March 1, 2004.

   The Revolver contains certain restrictive covenants including a minimum EBITDA requirement (as defined) and places limits on the amount of capital expenditures that can be made by the Company (excluding capital leases). The Company was not in compliance with the EBITDA requirement at September 30, 2003 or the covenants requiring audited financial statements, an independent auditors' report without a going concern emphasis paragraph, and a debt compliance letter within 90 days of the Company's fiscal year ended September 30, 2003, the covenant requiring that its Annual Report on Form 10-K be filed in a timely manner, or the covenant requiring that it pledge the stock of certain of its wholly-owned subsidiaries to the lender. The Company received a waiver for these violations in January

2004 and also amended the EBITDA requirement so that its quarterly measurement period, which was previously for a trailing twelve-month period, will be for a trailing three-month period for each quarterly measurement period through the quarter ending September 30, 2004 and a trailing twelve-month period for each quarterly measurement period thereafter. In the event that there are future violations of the EBITDA requirement, management will be required to either obtain a waiver or amend the covenant requirement. In 2002, the Company was in compliance with all covenants except for those requiring audited financial statements and a debt compliance letter within 90 days of its fiscal year ended September 30, 2002. The Company received a waiver from Foothill for the 2002 covenant violations.

   Interest under the Revolver is at Foothill's prime rate plus 150 basis points (the "Base Rate Margin") or 5.50% and 6.25% at September 30, 2003 and 2002, respectively. In the event that the Company achieves certain levels of EBITDA (as defined) during its fiscal years, beginning with the fiscal year ended September 30, 2002, the Company is eligible for a reduction in the Base Rate Margin. Where EBITDA for the immediately preceding fiscal year exceeds $25,000, the Company has the option to have interest on all or a portion of the advances under the Revolver charged at a rate of interest equal to LIBOR plus 275 basis points. The Company was not eligible for this option based on its 2002 or 2003 operating results. The Company had $6,030 and $3,546 in outstanding borrowings under the Revolver at September 30, 2003 and 2002, respectively. Due to Foothill's ability to suspend advances under the Revolver in the event of a Material Adverse Change (as defined), the outstanding borrowings under the Revolver are classified as a current liability. Letters of credit can be issued under the Revolver up to a maximum of $1.5 million. At September 30, 2003, $1,436 Canadian dollars (approximately $1,061 U.S. dollars) was outstanding under letters of credit, of which $1,286 Canadian dollars (approximately $950 U.S. dollars) is for a guarantee of rental payments as required under the terms of a customer interaction center lease (see note 19). The letters of credit were not recorded as a liability on the Company's balance sheet at September 30, 2003 since no amounts had been drawn against them.

   The Company's Subsidiaries guarantee outstanding borrowings under the Revolver.

   The Credit Facility, as amended, expired on September 30, 2002. While there were no outstanding borrowings under the Credit Facility at September 30, 2002, $1,500 Canadian dollars (approximately $950 U.S. dollars) was outstanding under a letter of credit with PNC used as a guarantee for rental payments as required under the terms of a customer interaction center lease (see note 19). The letter of credit was not recorded as a liability on the Company's balance sheet at September 30, 2002 since no amounts had been drawn against it and it was subsequently replaced with a letter of credit under the Revolver as discussed above. On September 4, 2002, the Company provided $1,000 to PNC as collateral against the outstanding letter of credit. The $1,000 is reflected as restricted cash on the accompanying balance sheet and was returned to the Company on October 23, 2002. During 2002 the maximum amount outstanding under the Credit Facility was $16,229 at a weighted-average interest rate of 5.4%.

   The Company incurred $2,975, $3,569, and $3,063 in interest expense in 2003, 2002 and 2001, respectively.

   The Company leases certain property and equipment from an affiliate of PNC under the terms of a separate master lease agreement ("Master Lease"). Under the terms of the Master Lease, the restrictive covenants in the Credit Facility became incorporated into the provisions of the Master Lease upon termination of the Credit Facility in September 2002. The Company entered into a separate agreement with PNC under which PNC agreed not to enforce any of the financial covenants that became incorporated into the provisions of the Master Lease until March 1, 2003. In the event the Master Lease was still in effect at March 1, 2003, PNC agreed to permanently waive the covenants when the Company pledged and delivered cash collateral of $1,000. Under the terms of a separate agreement, PNC waived any covenant violations and the requirement that the Company deliver cash collateral until April 3, 2003. The Company provided PNC with $1,000 in cash collateral on April 3, 2003 and the covenants were permanently waived.

   In June 2003, the $1,000 in cash collateral was utilized to fund, in part, a $1,014 payment to PNC to extinguish obligations under certain capital leases. The $117 difference between the $1,014 payment and the remaining obligation under the capital leases was recorded as an adjustment to the carrying value of the related property and equipment in accordance with FASB Interpretation No. 26, "Accounting for Purchase of a Leased Asset by the Lessee during the Term of the Lease."

11.   Notes Payable

   In the fourth quarter of 2003, the Company entered into 24 month note payable for $777 to partially finance a software licensing agreement. The note is secured by the underlying software license and bears interest at 9.4%. An initial payment of $232 was required in the first month, with payments of $26 per month thereafter through June 2005. The outstanding balance on the note was $506 at September 30, 2003 and future principal payments are as follows: $279 in 2004 and $227 in 2005.

   In the first quarter of 2003, the Company entered into an unsecured note payable with the landlord of one of its customer interaction centers for $600 Canadian dollars ($443 U.S. dollars at September 30, 2003) to finance leasehold improvements. The note bears interest at 8% and is payable monthly through December 2007. The outstanding balance on the note was $387 U.S. dollars at September 30, 2003, and future principal payments are as follows: $80 in 2004; $86 in 2005; $93 in 2006; $101 in 2007; and $27 in 2008.

   On July 19, 2001, the Company issued a $5,000 note to an affiliate of a shareholder/member of the Board of Directors. The note bore interest at 8.5% and matured on October 4, 2001 at which point the principal balance and accrued interest were paid.

   On December 21, 2000, RMH International issued a $800 Canadian dollar note ($591 U.S. dollars at September 30, 2003). The funds were used to construct a customer interaction center. The note bears interest at 6% and is payable monthly. The note matures in March 2006. The Company has guaranteed the outstanding payments on the note. At September 30, 2003 the outstanding balance was $318 U.S. dollars, and future principal payments were as follows: $121 in 2004; $129 in 2005; and $68 in 2006.

12.   Shareholders' Equity

Stock option plan

   The Company established the 1996 Stock Incentive Plan (the "Plan"), which, as amended, reserves 1,950,000 shares of common stock for issuance in connection with a variety of awards including stock options, stock appreciation rights, and restricted and unrestricted stock grants. The Plan is administered by a committee, which is composed of two or more non-employee directors as designated by the Board of Directors. The committee determines the price and other terms upon which awards are made. The exercise price of incentive stock options may not be less than the fair market value of common stock on the date of grant and the options have a ten-year term. As of September 30, 2003, 260,391 options were available for future grants. Information relative to the Plan is as follows:


                                                                                                       Weighted-average
                                                                                     Exercise price     exercise price    Aggregate
                                                                         Options       (per share)       (per share)       proceeds
                                                                        ---------    --------------    ----------------   ---------
Balance as of September 30, 2000                                          913,235    $1.41 - $18.63          3.75          $ 3,406
   Granted                                                                436,000      4.19 - 16.40          5.19            2,263
   Exercised                                                              (89,645)     2.00 - 12.50          3.36             (302)
   Terminated                                                            (126,480)     2.00 - 18.63          3.56             (450)
                                                                        ---------    --------------         -----          -------
Balance as of September 30, 2001                                        1,133,110      1.41 - 18.63          4.34            4,917
   Granted                                                                441,000      4.68 - 17.79          6.72            2,964
   Exercised                                                             (212,650)      2.00 - 7.00          3.83             (815)
   Terminated                                                            (154,874)     2.94 - 18.63          8.93           (1,383)
                                                                        ---------    --------------         -----          -------
Balance as of September 30, 2002                                        1,206,586      1.41 - 18.63          4.71            5,683
   Granted                                                                237,167      4.32 - 11.54          6.72            1,594
   Exercised                                                              (81,257)      2.00 - 7.00          4.16             (337)
   Terminated                                                            (132,304)     2.00 - 14.85          5.93             (785)
                                                                        ---------    --------------         -----          -------
Balance as of September 30, 2003                                        1,230,192    $1.41 - $18.63         $5.00          $ 6,155
                                                                        =========    ==============         =====          =======
Options exercisable as of September 30, 2003                              813,671                           $4.70
                                                                        ---------                           -----
Options exercisable as of September 30, 2002                              690,428                           $4.13
                                                                        ---------                           -----
Options exercisable as of September 30, 2001                              441,284                           $3.53
                                                                        ---------                           -----


   The weighted-average remaining contractual term of all options outstanding at September 30, 2003, is 7.5 years. The following table summarizes information relating to the Plan at September 30, 2003, based upon each exercise price:


                                            Weighted-                                              Weighted-
                           Options           average           Weighted-          Options           average
      Range of         outstanding at       remaining           average       exercisable at       remaining       Weighted-average
   exercise prices      September 30,    contractual life   exercise price     September 30,    contractual life    exercise price
     (per share)            2003             (years)          (per share)          2003             (years)           (per share)
 -------------------   --------------    ----------------   --------------    --------------    ----------------   ----------------
$1.41 - $2.00              182,750             5.3              $ 1.92            182,750             5.3               $ 1.92
$2.94 - $3.69              119,825             4.8              $ 3.50            119,825             4.8               $ 3.50
$3.94 - $5.75              694,834             8.3              $ 4.49            364,723             7.5               $ 4.38
$6.03 - $7.02               44,183             7.0              $ 6.44             34,026             7.0               $ 6.47
$8.39 - $12.50             150,100             9.0              $ 9.38             86,472             8.9               $ 9.85
$13.78 - $18.63             38,500             7.9              $14.95             25,875             7.9               $14.98


   All stock option grants made during 2003, 2002, and 2001 were to employees and directors. During 2002, in connection with the termination of certain employees, certain stock option and restricted stock awards were modified. The intrinsic value of these options was measured at the modification date and a charge to earnings of $117 was recorded for the excess of the intrinsic value at the modification date over the intrinsic value at the original grant date. During 2003, in connection with the termination of an employee, a stock option grant and a restricted stock award were modified. The intrinsic value of the stock options and restricted stock award were measured at the modification date and a charge to earnings of $160 was recorded for the excess of the intrinsic value at the modification date over the intrinsic value at the original grant date.

Common stock and warrants

   On October 3, 2003, the Company raised net proceeds of $6,520 through the sale of common stock to a group of unrelated investors in a private placement financing. The Company issued 2,205,000 shares of its common stock at $3.15 per share and warrants to purchase an additional 551,250 shares of its common stock pursuant to the private placement. The warrants have an exercise price of $4.00 per share and are exercisable beginning April 3, 2004, and until October 3, 2008. Due to anti-dilution provisions under the terms of the 892,482 outstanding warrants issued in 2001 (the "2001 Placement Warrants"), upon the closing of the 2003 Placement, the number of shares issuable upon exercise of the 2001 Placement Warrants was adjusted from 892,482 to 914,326 and the exercise price of the 2001 Placement Warrants was adjusted from $12.00 to $11.71.

   On September 28, 2001, the Company sold 2,426,982 shares of common stock at the then-current market price of $9.64 per share with warrants to purchase an additional 808,991 shares of common stock to a group of unrelated investors, generating net proceeds of $21,936. Additional warrants to purchase 121,349 shares of common stock were also issued to an unrelated third party to cover a portion of the transaction costs. The warrants have an exercise price of $12.00 per share and expire in 2006. The fair value of the 930,340 warrants issued was calculated as $6,647 using the Black-Scholes option pricing model based on the following assumptions: weighted-average risk-free interest rate of 4.0%; expected weighted-average life of 5.0 years; dividend yield of zero; and volatility of 101.5%. In April 2002, 121,349 of the warrants were exercised, generating $1,456 in proceeds.

   On October 26, 2001, three companies controlled by an existing significant shareholder and family member of one of the Company's directors acquired 217,804 shares of common stock for $9.64 with warrants to purchase an additional 72,601 shares of common stock as approved by a special committee of the board of directors, generating net cash proceeds of $1,750. Additional warrants to purchase 10,890 shares of common stock were also issued to the respective investors to cover a portion of the transaction costs. The warrants have an exercise price of $12.00 per share and expire in 2006. Based on the Company's closing stock price of $14.83 on October 25, 2001, the acquiring shareholders received a total discount of $1,139 on the transaction. The fair value of the 83,491 warrants issued was calculated as $984 using a Black- Scholes option pricing model based on the following assumptions: weighted-average risk-free interest rate of 3.89%; expected weighted-average life of 5.0 years; dividend yield of zero; and volatility of 104.5%. The stock discount and fair value of the warrants issued resulted in a total charge of $2,123 which is reflected in selling, general and administrative expense in the accompanying statements of operations.

   On March 30, 2001, the Company sold 1,818,182 shares of common stock at the then-current market price of $5.50 per share in a private placement financing resulting in net proceeds of $9,876. The shares were sold to a shareholder/ director of the Company and his related family members.

Restricted stock

   Under the terms of the Company's 2001 Stock Award Plan (the "Restricted Plan"), the Company was permitted to grant up to 420,000 shares of common stock to certain executives based on forfeiture conditions as established by the Administrative Committee of the Board of Directors. In January 2001, the Administrative Committee agreed to grant 420,000 shares of restricted common stock to certain executives under the Restricted Plan. The primary restriction is the executive's continued employment over a three-year period, with the restriction lapsing an aggregate of 140,000 shares per year on each anniversary of the issue date. Upon the satisfaction of certain contingencies, including the filing of a registration statement and shareholder approval, 370,000 shares were measured at $6.40 per share and 50,000 shares were measured at $6.62 resulting in total deferred compensation of $2,699. In March 2003, 16,667 shares of unvested restricted stock were forfeited by a former employee and the remaining $110 of unamortized deferred compensation associated with these shares was reversed through a reduction in common stock.

   Under the terms of the Restricted Plan, the Company is permitted to provide a loan to the grantee of a restricted stock award for the grantee's tax liability under a valid election under Section 83(b) of the Internal Revenue Code. The Company granted $790 in loans in December 2001. The majority of the loans are secured by the restricted common stock held by the employees and provide for personal recourse against the assets of each of the employees. Interest on each loan accrues at a variable rate which is adjusted as required to equal the then-current prime rate of interest as published by The Wall Street Journal and is due and payable annually commencing on December 15, 2002. The loans are due November 30, 2010 unless (i) a portion of the shares are sold in which case a pro-rata portion of the proceeds must be used to repay the 83(b) loans; or (ii) the grantee resigns, leaves the employment of the Company, or is terminated in which case the loan is due 12 months after the employment terminates. In the event an employee is terminated without cause the outstanding balance of the employee's loan is forgiven. At September 30, 2003 and 2002, respectively, $508 and $598 remained outstanding under these 83(b) loans. The $508 outstanding at September 30, 2003 is net of a $90 reserve for amounts not deemed collectible.

   In April 1999, the Company issued 100,000 shares of restricted common stock that it had previously agreed to award to its Chief Executive Officer (CEO). The primary restriction is the officer's continued employment over the five- year period commencing on his original hire date, with the restriction lapsing on 20,000 shares per year on each anniversary of his hire date. The $200 value of the stock was established using the market price on the date of grant with deferred compensation recorded at that time. The deferred compensation is presented as a reduction of shareholders' equity in the accompanying consolidated balance sheet, and is being amortized over the restriction period. In connection with this restricted stock grant, in December 1999 the Company loaned the CEO $85 in connection with a tax liability under a valid election under Section 83(b) of the Internal Revenue Code. Interest on the loan accrues at an annual rate of 7.5% and is due and payable annually, on January 1 of each year, commencing on January 1, 2000. The principal balance of the loan and all accrued and unpaid interest thereon are due and payable in full on the earlier of December 14, 2004, or the date of the CEO's termination. The loan is secured by the underlying shares of restricted stock.

   In August 2002, 50,000 shares of restricted common stock were granted to the Company's Chief Operating Officer. The $234 value of the stock was established using the market price on the date of grant with deferred compensation recorded at that time. The primary restriction is the executive's continued employment over a three-year period, with the restriction lapsing one-third per year on each anniversary of the issue date.

Accumulated deficit

   In fiscal 1996, the Company completed a leveraged recapitalization transaction. The Company redeemed shares of common stock held by the Company's founders for $19,214 and made a distribution of $4,600 to the founders. In addition, the founders were paid a bonus of $6,000 upon completion of the Company's initial public offering in September 1996. The redemption and distribution payments totaling $23,814 were recorded as a reduction of retained earnings. The leveraged recapitalization transaction, along with the impact of the bonus payment, resulted in an accumulated deficit of $30,772 at September 30, 1996.

Shareholder agreement

   In connection with the sale of common stock in March 2001, the Company entered into an amended and restated shareholder agreement. The shareholders, as defined, and the Company agree that the Board of Directors shall consist of (i) two persons designated by the shareholders and reasonably acceptable to the independent directors and the CEO of the Company, (ii) the CEO of the Company, and (iii) at least three other persons who are independent directors. The shareholder agreement further provides that the shareholders (including affiliates) will not consummate any tender offer, exchange offer, merger or other business combination, recapitalization, or similar transaction involving the Company or any of its subsidiaries unless approved by (i) a majority of members of a special committee consisting of all of the Company's independent directors and (ii) a majority of the shares voted by the shareholders or their affiliates or, in the case of a tender offer or exchange offer, the offer has a minimum condition that a majority of the shares not owned by the shareholders or affiliates of the shareholders shall have been validly tendered and not withdrawn and the offer provides that it will be extended for ten business days after the shareholders have publicly announced that such minimum condition has been satisfied.

   In connection with the NCO Transaction, the shareholder agreement was amended to render certain provisions of the shareholder agreement inapplicable to the transactions relating to the NCO merger, including the voting agreements entered into in connection with the merger (see note 1).

13.   Loss per Common Share

   The following is a reconciliation of the numerators and denominators of the basic and diluted loss per common share computations (share amounts are in thousands):

                                                                                          Year ended September 30, 2003
                                                                                  ---------------------------------------------
                                                                                                         Shares       Per share
                                                                                  Loss (numerator)   (denominator)     amount
                                                                                  ----------------   -------------    ---------
    Basic loss per common share:
      Net loss                                                                        $(12,298)          13,594         $(.90)
                                                                                                                        =====
    Effect of dilutive securities:
      Stock warrants                                                                        --               --
      Stock options                                                                         --               --
      Restricted stock                                                                      --               --
                                                                                      --------          -------
    Diluted loss per common share:
    Net loss and assumed conversions                                                  $(12,298)          13,594         $(.90)
                                                                                      ========          =======         =====


                                                                                          Year ended September 30, 2002
                                                                                  ---------------------------------------------
                                                                                                         Shares       Per share
                                                                                  Loss (numerator)   (denominator)     amount
                                                                                  ----------------   -------------    ---------
    Basic loss per common share:
      Net loss                                                                        $(17,491)          13,218        $(1.32)
                                                                                                                       ======
    Effect of dilutive securities:
      Stock warrants                                                                        --               --
      Stock options                                                                         --               --
      Restricted stock                                                                      --               --
                                                                                      --------          -------
    Diluted loss per common share:
    Net loss and assumed conversions                                                  $(17,491)          13,218        $(1.32)
                                                                                      ========          =======        ======


                                                                                          Year ended September 30, 2001
                                                                                  ---------------------------------------------
                                                                                                         Shares       Per share
                                                                                  Loss (numerator)   (denominator)     amount
                                                                                  ----------------   -------------    ---------
    Basic loss per common share:
      Net loss                                                                        $(17,630)          9,344         $(1.89)
                                                                                                                       ======
    Effect of dilutive securities:
      Stock warrants                                                                        --              --
      Stock options                                                                         --              --
      Restricted stock                                                                      --              --
                                                                                      --------           -----
    Diluted loss per common share:
    Net loss and assumed conversions                                                  $(17,630)          9,344         $(1.89)
                                                                                      ========           =====         ======

   The following potential common shares outstanding at September 30, 2003, 2002 and 2001 were not included in the computation of diluted loss per share as the effect would have been antidilutive:


                                                                                                               September 30,
                                                                                                       ----------------------------
                                                                                                         2003      2002       2001
                                                                                                       -------    -------   -------
Common stock options                                                                                   399,212    617,776   606,246
Unvested restricted common shares                                                                       53,874    214,645   188,773
Common stock warrants                                                                                       --    167,144        --
                                                                                                       -------    -------   -------
                                                                                                       453,086    999,565   795,019
                                                                                                       =======    =======   =======


14.   Defined Contribution Plan

   The Company has a defined contribution savings plan available to certain United States employees under Section 401(k) of the Internal Revenue Code. Employee contributions are generally limited to 15% of compensation. On an annual basis, the Company may match a portion of the participating employee's contribution. The Company's contributions in 2003, 2002, and 2001, were $72, $129, and $115, respectively. Employees are fully vested in their contributions. As amended on January 1, 2001, vesting in the Company's contributions occurs ratably over four years. Prior to 2001, vesting in the Company's contributions occurred ratably over seven years beginning in year three.

   The Company also has a defined contribution retirement savings plan, which became effective during fiscal year 2000 and is available to substantially all Canadian employees under the guidelines set by Canada Customs and Revenue Agency. Employee contributions are limited to 18% of the employee's previous year's compensation. The Company matches 25% of each employee's contribution, up to a maximum of 4%. The Company's contributions in 2003, 2002, and 2001 were $23, $14, and $9, respectively.

15.   Joint Venture

   The Company had a joint venture, 365biz.com LP, with Advanta Partners to provide web design, hosting, and membership services to small- and medium- sized businesses that do not currently have a web presence. Additionally, the joint venture provided a variety of online options and features, including Internet access, e-mail accounts, search engine posting, and e-commerce- related services. Advanta Partners was a related party given its previously held stock interest in the Company. Based on the terms of the limited partnership agreement, in order to obtain a 49% minority ownership interest in the joint venture, the Company provided the joint venture capital funding of $1,099. In addition, the Company extended trade credits for services the Company provided to the joint venture.

   The Company accounted for the joint venture under the equity method of accounting, thereby recognizing its share of the joint venture's losses to date per the limited partnership agreement. During the year ended September 30, 2000, the Company elected to increase its investment in the joint venture above its original commitment and to reduce by an equal amount the trade credits available to the venture. During fiscal 2001, the joint venture's operations were discontinued, and the remaining net investment in/advances to the joint venture were written off. The joint venture provided $25 of net revenues to the Company for the year ended September 30, 2001.

16.   Foreign Currency Transactions

   A significant portion of the Company's business is performed in Canada, primarily with clients in the United States, which exposes the Company's earnings, cash flows, and financial position to risk from foreign currency denominated transactions. The Company also commenced operations in the Philippines during 2003, which creates exposure from foreign currency denominated transaction that will increase as these operations grow. Due to the growth of the Canadian operations, a policy was established to minimize cash flow exposure to adverse changes in currency exchange rates by identifying and evaluating the risk that cash flows would be affected due to changes in exchange rates and by determining the appropriate strategies necessary to manage such exposures. The Company's objective is to maintain economically balanced currency risk management strategies that provide adequate downside protection.

   In order to partially hedge cash flow economic exposure in Canada, in November 2001 the Company entered into a collar arrangement with a commercial bank for a series of puts and calls for a fixed amount of Canadian dollars (the "Collar") for an up-front payment of $335. Under this arrangement the Company had the option to purchase $3,000 Canadian dollars at a fixed rate in two-week intervals covering 52 weeks in the event the exchange rate dropped below a set minimum or "floor" rate. Conversely, the Company was required to sell the same amount of Canadian dollars to the bank if the exchange rate increased above a set maximum or "ceiling" rate. As a result of this arrangement, the Company's foreign currency risk for the fixed amount outside the collar was eliminated. The Company designated the Collar as a cash flow hedge and recorded it at its estimated fair value. Changes in the time value component of the Collar were excluded from the measurement of hedge effectiveness and were reported directly in earnings. The fair value of the Collar at September 30, 2002 was $18 and is included in prepaid and other current assets in the accompanying consolidated balance sheet.

   The Collar expired in November 2002 at which time the Company entered into a series of call options to buy $2,000 Canadian dollars every two weeks through May 2003 (the "Options"). Under this arrangement the Company had the option to purchase a fixed amount of Canadian dollars at a fixed rate in two-week intervals. The Company made a $162 up-front payment in connection with the Options, which were designated as a cash flow hedge. Changes in the time value component of the Options were excluded from the measurement of hedge effectiveness and were reported directly in earnings.

   Upon the expiration of the Options in May 2003, the Company entered into a series of call options with varying expiration dates to acquire $7,000 Canadian dollars on a bi-weekly basis through November 2003 to fund payroll, $1,000 Canadian dollars on a monthly basis to fund customer interaction center rent payments through May 2004, $500 Canadian dollars on a weekly basis to fund accounts payable through May 2004, and $1,100 Canadian dollars on a periodic basis to fund equipment lease payments through May 2004 (the "Call Options"). The Company made a $459 up-front payment in connection with the Call Options, which have been designated as a cash flow hedge. Changes in the time value component of the Call Options are excluded from the measurement of hedge effectiveness and are reported directly in earnings. The carrying value of the Call Options at September 30, 2003 is $339 and is recorded in prepaid expenses and other current assets. The effective portion of the change in the fair value of the Call Options of $34 is included in accumulated other comprehensive loss.

   During 2003 and 2002, the Company incurred losses of $334 and $319, respectively, related to the time value of the Collar, Options, and Call Options which are included in other income (expense) in the accompanying condensed consolidated statements of operations.

   By exercising certain of its rights under the Collar, Options, and Call Options, the Company was able to purchase Canadian dollars for $753 and $323 less than the market rate in 2003 and 2002, respectively.

17.   Income Taxes

   Loss before income taxes consists of the following:

                                                                                                For the year ended September 30,
                                                                                                -------------------------------
                                                                                                  2003       2002        2001
                                                                                                --------   --------    --------
    United States                                                                               $(12,447)  $(14,635)   $(18,858)
    Foreign                                                                                          625     (2,856)        476
                                                                                                --------   --------    --------
                                                                                                $(11,822)  $(17,491)   $(18,382)
                                                                                                ========   ========    ========


   Income tax (expense) benefit is as follows:

                                                                                                        For the year ended
                                                                                                          September 30,
                                                                                                   ----------------------------
                                                                                                    2003       2002      2001
                                                                                                   -------   -------    -------
    Current:
    United States federal                                                                          $    --   $    --    $ 1,264
    United States state                                                                                 --        --         --
    Foreign                                                                                           (476)       --       (250)
                                                                                                   -------   -------    -------
                                                                                                      (476)       --      1,014
                                                                                                   -------   -------    -------
    Deferred:
    United States federal                                                                            3,201     4,679      4,210
    United States state                                                                                 --        --         62
    Foreign                                                                                             --       207         36
    Valuation allowance                                                                             (3,201)   (4,886)    (4,570)
                                                                                                   -------   -------    -------
                                                                                                        --        --       (262)
                                                                                                   -------   -------    -------
                                                                                                   $  (476)  $    --    $   752
                                                                                                   =======   =======    =======


   A reconciliation of the U.S. federal income tax rate to the effective income tax rate is as follows:

                                                                                                           For the year ended
                                                                                                             September 30,
                                                                                                         ----------------------
                                                                                                         2003     2002    2001
                                                                                                         -----   -----    -----
    United States federal statutory rate                                                                  34.0%   34.0%    34.0%
    United States federal state taxes                                                                       --      --      0.3
    Foreign tax items                                                                                      4.0     3.0     (1.2)
    Jobs credit                                                                                             --      --       --
    Other                                                                                                   --      --      0.6
    Valuation allowance                                                                                  (34.0)  (37.0)   (29.6)
                                                                                                         -----   -----    -----
                                                                                                           4.0%    0.0%     4.1%
                                                                                                         =====   =====    =====


   In the third quarter of 2001, a full valuation allowance was recorded against the Company's net deferred tax asset. Management reassessed the realizability of the Company's deferred tax assets and, based on a number of factors, concluded that it was more likely than not that the benefit of its deferred tax assets would not be realized.

   Deferred income tax assets and liabilities are classified as current and noncurrent based on the financial reporting classification of the related assets and liabilities that give rise to the temporary difference. Significant components of the deferred income tax assets and liabilities are as follows:

                                                                   September 30,
                                                               ------------------
                                                                2003       2002
                                                              --------    -------
    Deferred income tax assets:
    Net operating loss carryforward                           $  8,309    $ 4,891
    Deferred losses in joint venture                                --         11
    Allowance for doubtful accounts                              1,033      2,180
    Restructuring                                                1,622        430
    Employee benefits                                              225        200
    Deferred revenue                                             2,170      2,667
    Other                                                          252        694
                                                              --------    -------
                                                                13,611     11,073
    Valuation allowance                                        (13,166)    (9,796)
                                                              --------    -------
                                                                   445      1,277
                                                              --------    -------
    Deferred income tax liabilities
    Grant reimbursements                                            --         14
    Depreciation and amortization of property and
      equipment                                                   (445)    (1,008)
    Other                                                           --       (283)
                                                              --------    -------
                                                                  (445)    (1,277)
                                                              --------    -------
    Net deferred tax (liability) asset                        $     --    $    --
                                                              ========    =======


   As of September 30, 2003, the Company has a net operating loss carry forward of approximately $23,750 for income tax purposes available to offset future U.S. federal income. These carry forwards are subject to examination by tax authorities and may be limited as to their annual use under Internal Revenue Code Section 382. The Company's net operating loss carry forward begins expiring in the fiscal year ending 2021. A change in ownership in connection with the NCO Transaction may put additional limits on the Company's ability to utilize its net operating loss carry forwards.

18.   Business Segments

   The Company's reportable segments, using the "management approach" under SFAS No. 131, "Disclosures About Segments of a Business Enterprise and Related Information," consist of two operating segments: Inbound and Outbound.

   Commencing with an internal reorganization during the fourth quarter of 2002, the Company's chief operating decision maker began reviewing the results of operations of the business based on these two segments, each of which has a separate management team. While each of the Company's customer interaction centers is classified as either inbound or outbound based on the type of service that constitutes the majority of its revenues, centers may provide a mix of both inbound and outbound services. Outbound revenues may be classified as part of the inbound division when they are provided by a customer interaction center that is classified as inbound. Similarly, inbound revenues may be classified as part of the outbound division when they are provided by a customer interaction center that is classified as outbound. In the fourth quarter of 2003, the offshore segment was added, which represents the Company's inbound operations in the Philippines. A summary of net revenues by type of service, rather than by operating segment, is as follows:

                                                                                                  2003       2002        2001
                                                                                                --------   --------    --------
    Inbound                                                                                     $170,156   $113,537    $ 64,263
    Outbound                                                                                     113,767    125,655     109,720
                                                                                                --------   --------    --------
                                                                                                $283,923   $239,192    $173,983
                                                                                                ========   ========    ========


   The segment operating information is accumulated based on the results of all of the customer interaction centers within the segment plus an allocation for corporate expenses.

   Customer interaction centers included in the inbound division provide services consisting primarily of customer service programs, although some outbound acquisition and retention services are also performed. Inbound customer interaction centers also process calls, often placed by the customers of the Company's clients using toll-free numbers, to a CRM representative for service, order fulfillment or information.

   Customer interaction centers included in the outbound division provide primarily customer acquisition and customer retention services. Customer acquisition services are designed to secure new customers and can include a wide range of activities depending on the needs of the Company's clients, including direct sales services, order processing and lead generation. Customer retention services include conducting satisfaction assessments and interacting with client customers who have allowed their service to lapse in an attempt to regain their business and determine their reasons for discontinuing service. Some inbound customer service work is also performed by customer interaction centers in the outbound division.

   The following tables summarize selected financial information related to the Company's segments. The accounting policies of the segments are the same as those of the consolidated organization.

                                                                                                  2003       2002        2001
                                                                                                --------   --------    --------
    Net revenues:
    Inbound                                                                                     $191,648   $118,690    $ 50,009
    Outbound                                                                                      91,928    120,502     123,974
    Offshore                                                                                         347         --          --
                                                                                                --------   --------    --------
    Total net revenues                                                                          $283,923   $239,192    $173,983
                                                                                                ========   ========    ========


                                                                                                  2003       2002        2001
                                                                                                --------   --------    --------
    Operating income (loss):
    Inbound                                                                                     $ 12,589   $  3,052    $  3,954
    Outbound                                                                                     (19,576)   (17,142)    (18,539)
    Offshore                                                                                      (1,633)        --          --
                                                                                                --------   --------    --------
    Total operating loss                                                                          (8,620)   (14,090)    (14,585)
    Equity in loss of joint venture                                                                   --         --       1,161
    Other (expense) income                                                                          (334)        90          --
    Interest income                                                                                  107         78         427
    Interest expense                                                                               2,975      3,569       3,063
                                                                                                --------   --------    --------
    Loss before income taxes                                                                    $(11,822)  $(17,491)   $(18,382)
                                                                                                ========   ========    ========


                                                                                                  2003        2002        2001
                                                                                                 -------    -------      ------
    Depreciation and amortization:
    Inbound                                                                                      $10,373    $ 6,581      $2,493
    Outbound                                                                                       5,920      8,152       7,303
    Offshore                                                                                          43         --          --
                                                                                                 -------    -------      ------
    Total depreciation and amortization                                                          $16,336    $14,733      $9,796
                                                                                                 =======    =======      ======


                                                                                                  2003        2002       2001
                                                                                                 -------    -------     -------
    Capital expenditures:
    Inbound                                                                                      $ 6,690    $ 6,070     $ 3,795
    Outbound                                                                                       3,818      7,519      11,121
    Offshore                                                                                       1,089         --          --
                                                                                                 -------    -------     -------
    Total capital expenditures                                                                   $11,597    $13,589     $14,916
                                                                                                 =======    =======     =======


                                                                     September 30,
                                                                   -----------------
                                                                    2003       2002
                                                                   -------   -------
    Total assets:
    Inbound                                                        $55,483   $48,012
    Outbound                                                        31,664    46,679
    Offshore                                                         1,302        --
                                                                   -------   -------
                                                                   $88,449   $94,691
                                                                   =======   =======


                                                                     September 30,
                                                                   -----------------
                                                                    2003       2002
                                                                   -------   -------
    Geographic Information:
    Property and equipment:
    United States                                                  $23,723   $28,418
    Canada                                                          26,718    24,480
    Philippines                                                      1,071        --
                                                                   -------   -------
                                                                   $51,512   $52,898
                                                                   =======   =======


   The Company's revenues during the years ended September 30, 2003, 2002 and 2001 were generated primarily from clients within the United States.

19.   Commitments and Contingencies

Leases

   The Company leases its customer interaction centers, corporate offices, and communications and computer equipment under capital and noncancelable operating leases that expire at various dates through April 2012. The rental payments under the operating leases, which relate primarily to the Company's corporate offices and customer interaction centers, for the years ended September 30, 2003, 2002 and 2001, were approximately $10,729, $9,856, and $9,739, respectively. The interest rates on the capital leases range from 4.8% to 17.0%.

   Future minimum lease payments at September 30, 2003, are as follows:

                                                   Capital leases   Operating leases
                                                   --------------   ----------------
    2004                                              $ 12,725           $10,635
    2005                                                 7,898            10,154
    2006                                                 1,355            10,082
    2007                                                    --            10,071
    2008                                                    --             9,596
    Thereafter                                              --            22,483
                                                      --------           -------
    Total minimum lease payments                        21,978           $73,021
                                                                         =======
    Less- Amount representing interest                  (1,891)
                                                      --------
    Present value of net minimum lease
    payments                                            20,087
    Less- Current maturities of capital lease
    obligations                                        (11,346)
                                                      --------
    Capital lease obligations                         $  8,741
                                                      ========


   In October 1999, the Company issued a letter of credit in favor of the landlord of one of RMH International's customer interaction centers for $1,500 Canadian dollars (approximately $1,108 and $950 U.S. dollars at September 30, 2003 and 2002, respectively) as security for rents payable. Under the terms of the lease agreement, the Company was required to keep a $1,500 Canadian dollar letter of credit in place through October 31, 2002, at which point it declined to $1,286 Canadian dollars. The amount required declines by $214 Canadian dollars each year through October 31, 2007. The outstanding letter of credit was $1,286 Canadian dollars (approximately $1,108 U.S. dollars) and $1,500 Canadian dollars (approximately $950 U.S. dollars) at September 30, 2003, and 2002, respectively. The lease terminates in January 2010.

Contingencies

   As previously discussed in note 2, the Company's contract with Aegon contains a termination clause under which the Company would be required to pay a penalty for terminating the contract, without cause, prior to its July 31, 2007 termination date. The amount of the termination payment to Aegon would vary based on the terms of the contract. As of September 30, 2003, no other Company contracts include similar termination penalties.

   As a result of an amendment to the Company's Canadian services agreement with MCI that became effective on October 1, 2003, in the event MCI terminates the services agreement due to the Company's material breach or a transaction in which a competitor of MCI acquired control of the Company or in the event the Company terminates the services agreement for convenience after October 1, 2004, the Company is required to pay a minimum termination fee of $153 for each month remaining in the agreement (or $7,500 at October 1, 2003). In most other instances (as defined in the services agreement) in which either party terminates the services agreement, the Company is required to pay a termination fee of $77 for each month remaining in the services agreement (or $3,750 at October 1, 2003).

   If the NCO Transaction is terminated under certain circumstances, the Company is required to pay NCO a termination fee of up to $6,000.

Purchase commitments

   The Company has entered into agreements with its telephone long distance carriers that are subject to annual minimum purchase requirements. The Company's contract with Carrier A, which expires in fiscal 2005, contains a monthly minimum purchase requirement of $175. Management currently projects that its call volume will be sufficient to meet this monthly minimum. To the extent the Company purchases services in excess of the $175 minimum purchase requirement, 35% of the amount exceeding the minimum must be purchased from Carrier A to the extent Carrier A provides such services at rates that are competitive with the industry.

   On July 25, 2003 the Company executed the New MCI Contract for the provision of telecommunication services to replace the Old MCI Contracts under which a $1,800 shortfall had arisen. In connection with the Settlement Agreement, the Company paid WorldCom the RMH Payment of $3,494, which included $1,800 for the volume shortfalls under the Old MCI Contracts. The New MCI Contract is for a term of two years and contains a minimum purchase requirement of $1,500 in the first year that may be increased to $1,800 in the second year. Management currently projects that the Company's call volume will be sufficient to meet the minimum purchase requirements under the New MCI Contract.

Employment agreements

   The Company has employment agreements with seven executive officers. These agreements provide an aggregate base compensation of $2,335,000, plus incentive compensation based on the performance of the Company. These agreements also provide for certain other fringe benefits and payments upon termination of the agreements or upon a change in control of the Company.

Litigation

   On December 3, 2003 a shareholder class action was filed against the Company and certain of our officers and directors in the Delaware County Court of Common Pleas seeking the recovery of damages and other remedies caused by our alleged violation of fiduciary duty relating to the NCO Transaction. The suit alleges that the defendants favored interests other than those of the Company's public shareholders and failed to take reasonable steps designed to maximize shareholder value with respect to the NCO Transaction. At this time it is too early to form a definitive opinion concerning the ultimate outcome. Management believes that the case is without merit and plans to vigorously defend itself against this claim.

   From time to time, the Company is involved in certain legal actions arising in the ordinary course of business. In management's opinion, the outcome of such actions will not have a material adverse effect on the Company's financial position, results of operations, or liquidity.

20.   Government Incentives

   A summary of incentive payment activity for 2003, 2002 and 2001 is as follows:

                                                        2003      2002      2001
                                                        -----   -------    -------
    Beginning balance -- net liability                  $(430)  $  (410)   $  (919)
    Incentive payments received                           (98)   (1,795)    (1,767)
    Expense reduction recognized                          706     1,366      2,276
    Other income recognized                                --       409         --
                                                        -----   -------    -------
    Ending balance -- net asset (liability)             $ 178   $  (430)   $  (410)
                                                        =====   =======    =======


   Our incentive payment receivable and liability at September 30, 2003 and 2002 were as follows, and are included in prepaid expenses and other current assets and accrued expenses and other current liabilities, respectively, in the accompanying consolidated balance sheets:


                                                                        September 30,
                                                                        -------------
                                                                        2003     2002
                                                                        ----    -----
    Incentive payment receivable                                        $178    $  34
    Incentive payment liability                                           --     (464)
                                                                        ----    -----
    Net asset (liability)                                               $178    $(430)
                                                                        ====    =====


21. Related Party and Certain Other Relationships

   As further discussed in note 12, on October 26, 2001, three companies controlled by an existing significant shareholder and family member of one of the Company's directors acquired 217,804 shares of common stock along with warrants to purchase an additional 72,601 shares of common stock as approved by a special committee of the board of directors. Additional warrants to purchase 10,890 shares of common stock were also issued to the respective investors to cover a portion of the transaction costs. The common stock and warrants were acquired for a total discount of $2,123 which is reflected in selling, general and administrative expense in the accompanying consolidated statements of operations.

   The Company made full recourse loans to several members of the senior management team to pay the income taxes in connection with an Internal Revenue Code Section 83(b) election ("83(b) Election") related to restricted stock grants (see note 12).

   In connection with a 100,000 share restricted stock grant to the Company's Chief Executive Officer ("CEO") in April 1999, the Company loaned the CEO $85 to pay the income taxes in connection with an 83(b) Election. Interest on the loan accrues at an annual rate of 7.5% and is due and payable annually, on January 1 each year, commencing on January 1, 2000. The principal balance of the loan and all accrued and unpaid interest thereon is due and payable in full on the earlier of December 14, 2004, or the date of the CEO's termination. The loan is secured by the underlying shares of restricted stock.

   On July 19, 2001, the Company issued a $5,000 note to an affiliate of a shareholder/member of the Company's Board of Directors. The note bore interest at 8.5% and matured on October 4, 2001 at which point the principal balance and accrued interest were paid.

   The Company entered into a business and financial consulting services agreement with Specialized Teleservices, Inc. ("STI"). STI is a telemarketing company that supplies third party verification services exclusively to MCI. The Company provided STI with services such as business consulting, development of internal financial systems, the identification of telemarketing clients, and assistance in reviewing proposed pricing and contract agreements. As compensation for these services, the Company was entitled to receive 10% of STI's gross revenues on a monthly basis plus any out-of-pocket expenses incurred. On December 28, 2001, the Company agreed to lower its compensation to 3% of STI's gross revenues. The agreement with STI is for successive one- year periods and automatically renews yearly unless either party gives written notice of termination to the other party at least 60 days prior to any such automatic renewal date. In 2003 and 2002, the Company recorded revenues of $0 and $116, respectively, for services rendered to STI. STI was incorporated on February 28, 2001 and the Company loaned STI approximately $515 for start-up costs. At September 30, 2002, outstanding principal and interest under the STI loan was $923 and was fully-reserved due to significant uncertainties created by the WorldCom bankruptcy filing. In 2003, the remaining outstanding principal and interest under the STI loan was written off. John A. Fellows, the Company's chief executive officer and a member of the Board of Directors, is a former member of the board of directors of STI.

   In June 2003, the Company entered into an agreement with Excell Agent Services, L.L.C. ("Excell") to provide certain inbound CRM services to Excell for a period of six months (the "Excell Preliminary Agreement"). In August 2003, the Company entered into an agreement with Excell to provide inbound CRM services to Excell for a term ending June 30, 2006 (the "Excell Agreement"). In 2003, the Company recognized $347 in net revenues under the Excell Preliminary Agreement and the Excell Agreement. The majority shareholder of Excell is a significant shareholder of the Company. The Excell Preliminary Agreement and the Excell Agreement were reviewed by a special committee of disinterested directors of the Company's Board of Directors (the "Special Committee").

22. Supplemental Quarterly Financial Data (unaudited):

   Summarized quarterly financial data for the years ended September 30, 2003 and 2002 is summarized in the tables below. Basic and diluted income (loss) per share for each quarterly period is calculated on a stand-alone basis. As a result, the sum of basic and diluted income (loss) per share for the four quarters may not equal the per share amount calculated for the entire fiscal year.


                                                                              December 31,    March 31,    June 30,   September 30,
                                                                                  2002           2003        2003          2003
                                                                              ------------    ---------    --------   -------------
Net Revenues                                                                     $77,646       $73,736     $68,714       $63,827
                                                                                 -------       -------     -------       -------
Operating expenses:
 Cost of services                                                                 59,217        63,648      59,632        57,562
 Selling, general, and administrative                                             13,145        12,148      12,036        12,289
 Restructuring charge                                                                 30         1,919         953           (36)
                                                                                 -------       -------     -------       -------
Total operating expense                                                           72,392        77,715      72,621        69,815
                                                                                 -------       -------     -------       -------
Operating income (loss)                                                            5,254        (3,979)     (3,907)       (5,988)
Other expense (income)                                                                86            94        (243)          397
Interest expense, net                                                                822           689         605           752
                                                                                 -------       -------     -------       -------
Income (loss) before income taxes                                                  4,346        (4,762)     (4,269)       (7,137)
Income tax expense (benefit)                                                          40           (40)         --           476
                                                                                 -------       -------     -------       -------
Net income (loss)                                                                $ 4,306       $(4,722)    $(4,269)      $(7,613)
                                                                                 =======       =======     =======       =======
Basic income (loss) per common share                                             $  0.32       $ (0.35)    $ (0.31)      $ (0.56)
                                                                                 =======       =======     =======       =======
Diluted income (loss) per common share                                           $  0.30       $ (0.35)    $ (0.31)      $ (0.56)
                                                                                 =======       =======     =======       =======



                                                                              December 31,    March 31,    June 30,   September 30,
                                                                                  2001           2002        2002          2002
                                                                              ------------    ---------    --------   -------------
Net Revenues                                                                     $58,564       $59,280     $ 56,607      $64,741
                                                                                 -------       -------     --------      -------
Operating expenses:
  Cost of services                                                                47,114        46,371       47,468       51,289
  Selling, general, and administrative                                            11,957        14,335       17,930       13,085
  Restructuring charge                                                              (302)           --        4,607         (572)
                                                                                 -------       -------     --------      -------
Total operating expense                                                           58,769        60,706       70,005       63,802
                                                                                 -------       -------     --------      -------
Operating income (loss)                                                             (205)       (1,426)     (13,398)         939
Other expense (income)                                                                67           150           85         (392)
Interest expense, net                                                                779           749          873        1,090
                                                                                 -------       -------     --------      -------
Income (loss) before income taxes                                                 (1,051)       (2,325)     (14,356)         241
Income tax expense (benefit)                                                          --            --           --           --
                                                                                 -------       -------     --------      -------
Net income (loss)                                                                $(1,051)      $(2,325)    $(14,356)     $   241
                                                                                 =======       =======     ========      =======
Basic income (loss) per common share                                             $ (0.08)      $ (0.18)    $  (1.07)     $  0.02
                                                                                 =======       =======     ========      =======
Diluted income (loss) per common share                                           $ (0.08)      $ (0.18)    $  (1.07)     $  0.02
                                                                                 =======       =======     ========      =======

                     RMH TELESERVICES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (unaudited)
               (in thousands, except share and per share amounts)

                                                                                   December 31,    September 30,
                                                                                       2003             2003
                                                                                   ------------    -------------
Assets
Current assets:
      Cash and cash equivalents                                                       $    383        $  1,112
      Restricted cash                                                                       50              50
      Accounts receivable, net of allowance for doubtful
           accounts of $147 and $247, respectively                                      21,536          22,058
      Other receivables                                                                  1,883           1,471
      Refundable income taxes                                                              131             106
      Prepaid expenses and other current assets                                          3,422           3,017
                                                                                      --------        --------
          Total current assets                                                          27,405          27,814
                                                                                      --------        --------

Property and equipment, net                                                             51,803          51,512

Other assets                                                                             9,278           9,123
                                                                                      --------        --------
          Total assets                                                                $ 88,486        $ 88,449
                                                                                      ========        ========

Liabilities and shareholders' equity

Current liabilities:
      Credit facility                                                                 $  8,905        $  6,030
      Current portion of obligation under capital leases                                11,224          11,346
      Current portion of notes payable                                                     717             760
      Accounts payable                                                                   7,638           6,355
      Accrued expenses and other current liabilities                                    16,162          17,892
                                                                                      --------        --------
          Total current liabilities                                                     44,646          42,383
                                                                                      --------        --------

Long-term liabilities:
      Notes payable                                                                        624             730
      Obligation under capital leases                                                    7,167           8,741
      Other long-term liabilities                                                       16,706          16,946
                                                                                      --------        --------
          Total long-term liabilities                                                   24,497          26,417
                                                                                      --------        --------


Commitments and contingencies
Shareholders' equity:
      Preferred stock, $1.00 par value; 5,000,000 shares
          authorized, no shares issued and outstanding                                    --              --
      Common stock, no par value; 20,000,000 shares authorized,
          16,011,830 and 13,805,580 shares issued and outstanding, respectively         89,404          84,234
      Common stock warrants                                                              8,193           6,736
      Deferred compensation                                                                (23)           (299)
      Accumulated deficit                                                              (78,138)        (70,844)
      Accumulated other comprehensive loss                                                 (93)           (178)
                                                                                      --------        --------
          Total shareholders' equity                                                    19,343          19,649
                                                                                      --------        --------
          Total liabilities and shareholders' equity                                  $ 88,486        $ 88,449
                                                                                      ========        ========



              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                     RMH TELESERVICES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                    (in thousands, except per share amounts)


                                                  Three Months Ended
                                                      December 31,
                                                    2003        2002
                                                 --------    --------

Net revenues                                     $ 63,865    $ 77,646
                                                 --------    --------

Operating expenses:
      Cost of services                             59,222      59,217
      Selling, general and administrative          10,916      13,145
      Impairment and restructuring charges           --            30
                                                 --------    --------
          Total operating expenses                 70,138      72,392
                                                 --------    --------

          Operating (loss) income                  (6,273)      5,254

Other expense                                         265          86
Interest income                                        21          15
Interest expense                                      745         837
                                                 --------    --------

          (Loss) income before income taxes        (7,262)      4,346

Income tax expense                                     32          40

                                                 --------    --------
Net (loss) income                                $ (7,294)   $  4,306
                                                 ========    ========


Basic (loss) income per common share             $  (0.46)   $   0.32

Diluted (loss) income per common share           $  (0.46)   $   0.30

Shares used in computing basic (loss) income
      per common share                             15,821      13,484

Shares used in computing diluted (loss) income
      per common share                             15,821      14,252


              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                     RMH TELESERVICES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)
                                 (in thousands)

                                                                              Three Months Ended
                                                                                 December 31,
                                                                               2003        2002
                                                                             --------    --------

Operating activities:
      Net (loss) income                                                      $ (7,294)   $  4,306
      Adjustments to reconcile net (loss) income to net
      cash provided by operating activities-
          Impairment and restructuring charges                                   --            30
          Stock-based compensation                                                232        --
          Loss on disposal of fixed assets                                          6         238
          Amortization of deferred compensation                                   149         214
          Amortization of sales incentives                                       --           249
          Depreciation and amortization                                         4,660       3,726
      Changes in operating assets and liabilities-
          Accounts receivable                                                     535         127
          Prepaid expenses and other current assets                              (649)       (439)
          Refundable income taxes                                                 (25)         54
          Other assets                                                           (129)     (1,903)
          Accounts payable, accrued expenses and other current liabilities     (1,365)      1,455
          Other liabilities                                                      (295)      2,129
                                                                             --------    --------
          Net cash (used in) provided by operating activities                  (4,175)     10,186
                                                                             --------    --------

Investing activities:
      Capital expenditures                                                     (3,338)     (1,993)
      Proceeds from sale of assets                                               --             8
                                                                             --------    --------
          Net cash used in investing activities                                (3,338)     (1,985)
                                                                             --------    --------

Financing activities:
      Restricted cash                                                            --         1,000
      Proceeds from (repayment of)  line of credit                              2,875      (3,546)
      (Repayment of) proceeds from notes payable                                 (180)        357
      Capital lease payments                                                   (2,535)     (2,333)
      Proceeds from issuance of common stock
          and warrants                                                          6,520        --
      Exercise of common stock options                                              2         276
                                                                             --------    --------
          Net cash provided by (used in) financing activities                   6,682      (4,246)
                                                                             --------    --------

Effect of exchange rate changes                                                   102        (170)
                                                                             --------    --------

Net (decrease) increase in cash and cash equivalents                             (729)      3,785

Cash and cash equivalents, beginning of period                                  1,112       1,390
                                                                             --------    --------
Cash and cash equivalents, end of period                                     $    383    $  5,175
                                                                             ========    ========




              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                     RMH TELESERVICES, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                      THREE MONTHS ENDED DECEMBER 31, 2003
                                   (unaudited)
                      (in thousands, except share amounts)



                                                                                                        Accumulated
                             Preferred Stock        Common Stock     Common                                Other        Total
                             ---------------    ------------------    Stock      Deferred   Accumulated Comprehensive Shareholders'
                             Shares   Amount    Shares       Amount  Warrants  Compensation   Deficit   Income (Loss)    Equity
-----------------------------------   ------    ------       ------  --------  ------------ ----------- ------------- -------------

Balance, September 30, 2003     -   $      -    13,805,580  $ 84,234   $ 6,736     $ (299)  $ (70,844)     $ (178)    $ 19,649
                              ---   --------    ----------  --------   -------     ------   ---------      ------     --------
Comprehensive loss:
Net loss                        -          -            -        -          -           -      (7,294)          -       (7,294)
Change in fair value of cash
    flow hedge                  -          -            -        -          -           -           -          82           82
Foreign currency translation
    adjustment                  -          -            -        -          -           -           -           3            3
                              ---   --------    ----------  --------   -------     ------   ---------      ------     --------

Total comprehensive loss        -          -            -        -          -           -      (7,294)         85       (7,209)
Issuance of common stock and
    warrants in private
    placement                   -          -     2,205,000     5,063     1,457          -           -           -        6,520
Exercise of common
    stock options               -          -         1,250         2        -           -           -           -            2
Stock compensation charge       -          -            -        105        -         127           -           -          232
Amortization of deferred
    compensation                -          -            -        -          -         149           -           -          149
                              ---   --------    ----------  --------   -------     ------   ---------      ------     --------
Balance, December 31, 2003      -   $      -    16,011,830  $ 89,404   $ 8,193     $  (23)  $ (78,138)     $  (93)    $ 19,343
                              ===   ========    ==========  ========   =======     ======   =========      ======     ========




              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                     RMH TELESERVICES, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

               (Dollars in thousands, except share and per-share
                        data unless otherwise indicated)

1.  Basis of Presentation

The Company (as defined below) is a provider of outsourced customer relationship management ("CRM") services. Founded in 1983, the Company is headquartered in Newtown Square, Pennsylvania, and as of December 31, 2003, operated over 7,800 workstations within a network of 14 customer interaction centers. The Company has five customer interaction centers located in the United States, eight located in Canada and one in the Philippines. The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary to present fairly the Company's financial position, results of operations and cash flows. Operating results for the three months ended December 31, 2003 are not necessarily indicative of the results that may be expected for the full fiscal year. The Company may experience quarterly variations in net revenues and operating income (loss) as a result of the timing of clients' telemarketing campaigns, the commencement and expiration of contracts, the amount of new business generated, restructuring activities, currency exchange rates between the United States and Canada, selling, general and administrative expenses to acquire and support such new business and changes in the revenue mix among various customers. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to SEC rules and regulations. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

Certain prior year amounts have been reclassified to conform with the current year presentation.

The condensed consolidated financial statements include the accounts of RMH Teleservices, Inc. and its wholly-owned subsidiaries (collectively, the "Subsidiaries"), Teleservices Management Company, Teleservices Technology Company, RMH Teleservices Asia Pacific, Inc., RMH Teleservices International Inc. ("RMH International") and RMH International's subsidiaries, 515963 N.B. Inc. and 516131 N.B. Inc. All intercompany transactions have been eliminated in consolidation. References herein to the Company mean RMH Teleservices, Inc. together with the Subsidiaries unless the context requires otherwise.

On November 18, 2003, the Company signed a definitive merger agreement under which the Company agreed to be acquired by NCO Group, Inc. ("NCO") (the "NCO Transaction"). The definitive merger agreement was subsequently amended on January 22, 2004. NCO is one of the largest providers of accounts receivable collection services in the world. NCO provides services to clients in the financial services, healthcare, retail, commercial, utilities, education, telecommunications and government sectors. Its common stock is traded on The NASDAQ National Market under the symbol "NCOG." Under the terms of the original definitive merger agreement, the acquisition provided that the Company's shareholders would receive $5.50 worth of NCO common stock for each share of the Company's common stock, as long as NCO's stock price, based on NCO's twenty day average stock price prior to the closing, was valued between $22.00 and $27.00 per share. Based on the terms of the January 22, 2004 amendment to the definitive merger agreement, the Company's shareholders will receive 0.2150 shares of NCO common stock for each share of the Company's common stock, as long as NCO's stock price, based on NCO's twenty-day average stock price prior to closing, is valued between $18.75 and $26.75 per share. Within this range, the acquisition will be funded with approximately 3.4 million shares of NCO common stock.

Under the amendment to the definitive merger agreement, the exchange ratio may fluctuate if NCO's average common stock value is less than $18.75 or more than $26.75 (based upon the average NCO closing price over a 20 day period ending shortly before the effective time of the merger). Once such average common stock value is below $18.75, NCO can elect to either maintain the exchange ratio at
0.2150 or adjust the exchange ratio upward so that each Company share would receive $4.00 worth (calculated using such average value) of NCO common stock in the merger. If NCO does not elect to increase the exchange ratio, the Company has the option to terminate the merger agreement without being required to pay a termination fee. If such average common stock value is above $26.75, the exchange ratio will be reduced so that each Company share would receive $5.75 worth (calculated using such average value) of NCO common stock in the merger.

The NCO Transaction is subject to approval by the Company's shareholders. NCO has entered into voting agreements with certain of the Company's shareholders holding approximately 38% of the Company's outstanding shares pursuant to which such shareholders have agreed to vote their shares in favor of the NCO Transaction. The Company's board of directors has unanimously voted to approve the transaction and recommend that the Company's shareholders vote to approve the merger. The NCO Transaction is subject to normal regulatory review and the expiration of applicable waiting periods. If the NCO Transaction is terminated under certain circumstances, the Company is required to pay NCO a termination fee of up to $6,000.

2.  Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company adopted SFAS No. 143 on October 1, 2002, which had no impact on its consolidated financial position, results of operations or disclosures.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement retains the previously existing accounting requirements related to the recognition and measurement of the impairment of long-lived assets to be held and used while expanding the measurement requirements of long-lived assets to be disposed of by sale to include discontinued operations. It also expands the previously existing reporting requirements for discontinued operations to include a component of an entity that either has been disposed of or is classified as held for sale. The Company adopted SFAS No. 144 effective October 1, 2002 (see note 7).

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," which applied through December 31, 2002. This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than the date of an entity's commitment to an exit plan. The Company adopted the provisions of SFAS No. 146 for exit or disposal activities initiated after December 31, 2002 (see note 7).

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. This guidance does not apply to certain guarantee contracts, such as those issued by insurance companies or for a lessee's residual value guarantee embedded in a capital lease. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor's obligations would not apply to product warranties or to guarantees accounted for as derivatives. The Company adopted the disclosure requirements of FIN 45 in its quarter ended December 31, 2002, which had no impact on its consolidated financial statements. The Company adopted the initial recognition and initial measurement provisions of FIN 45 in its quarter ended March 31, 2003, which had no impact on its consolidated financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123, Accounting for Stock-Based Compensation." This Statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for annual periods ending after December 15, 2002 and interim periods beginning after December 15, 2002. The Company has adopted the disclosure-only provisions of SFAS No. 148 and will continue to account for stock-based compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees." The adoption of SFAS No. 148 had no impact on the Company's financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") with the objective of improving financial reporting by companies involved with variable interest entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51 to certain entities, defined as variable interest entities, in which equity investors do not have characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. In December 2003, the FASB issued a revision to FIN 46 ("FIN 46R") to clarify some of the provisions of FIN
46. FIN 46 has not had an impact on the Company's financial statements. Furthermore, the Company does not expect the adoption of the remaining provisions of FIN 46R in the quarter ending March 31, 2004 will have an impact on its financial statements.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, which should continue to be applied in accordance with their respective effective dates. The Company adopted the provisions of SFAS No. 149 in the fourth quarter of 2003 which had no impact on its financial position, results of operations or disclosures.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which establishes standards of how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) and is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted the provisions of SFAS No. 150 in the fourth quarter of 2003 which had no impact on its financial position, results of operations or disclosures. The FASB is addressing certain implementation issues associated with the application of SFAS No. 150 including those related to mandatorily redeemable financial instruments representing noncontrolling interests in subsidiaries included in consolidated financial statements. The Company will monitor the actions of the FASB and assess the impact, if any, that these actions may have on its financial statements.


In December 2003, the United States Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 104 ("SAB 104"), which revised or rescinded portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The principal revisions relate to the rescission of material no longer necessary because of private sector developments in accounting principles generally accepted in the United States of America. SAB 104 has not changed the Company's current revenue recognition policies.


3.  Operations and Financing


The Company incurred significant losses in fiscal 2003, 2002 and 2001 primarily as a result of bad debt expenses, impairment and restructuring charges, a charge associated with projected minimum purchase requirements under agreements with telephone long distance carriers related to the migration from outbound to inbound CRM services, underutilization of capacity, and unfavorable currency exchange rates between the United States and Canada which have resulted in higher operating costs in Canada to support clients in the United States. The Company incurred a significant loss in the first quarter of fiscal 2004 primarily as a result of a decline in billable hours resulting from the timing of telemarketing campaigns, reductions in outsourcing associated with recent economic conditions, the impact of the Do-Not-Call Implementation Act which has resulted in a continued decline in outbound customer relationship management services, and continued unfavorable currency exchange rates between the United States and Canada. In addition, the Company had a working capital deficit of $17,241 at December 31, 2003. The Company's ability to meet its financial obligations and make planned capital expenditures will depend on its future operating performance, which will be subject to financial, economic and other factors affecting the business and operations of the Company, including factors beyond its control, and the Company's ability to remain in compliance with the restrictive covenants under its revolving credit facility. The Company was not in compliance with the minimum EBITDA requirement (as defined) at September 30, 2003 under the Company's revolving credit facility, the covenants requiring audited financial statements, an independent auditors' report without a going concern emphasis paragraph, and a debt compliance letter within 90 days of the Company's fiscal year ended September 30, 2003, the covenant requiring that its Annual Report on Form 10-K be filed in a timely manner, or the covenant requiring that it pledge the stock of certain of its wholly-owned subsidiaries to the lender. The Company received a waiver for these violations in January 2004 and also amended the EBITDA requirement so that its quarterly measurement period, which was previously for a trailing twelve-month period, will be for a trailing three-month period for each quarterly measurement period through the quarter ending September 30, 2004 and a trailing twelve-month period for each quarterly measurement period thereafter. The Company was in compliance with restrictive covenants under the revolving credit facility at December 31, 2003. In the event that there are future violations of restrictive covenants, management will be required to either obtain a waiver or amend the covenant requirement.

In order to improve the Company's operating performance and to provide for additional liquidity to fund its operations and additional capital expansion, management undertook a number of initiatives in fiscal 2004. While the Company incurred an operating loss of $6,273 in the first quarter of fiscal 2004, the Company's business plan for fiscal 2004 projects an improvement in operating performance in subsequent quarters that is expected to be the result of the expansion of services provided to existing customers, the negotiation of rate increases with certain customers, and an improvement in the efficiency of the Company's operations. In addition, there will be a reduction in start-up costs associated with the Company's Philippine operations in fiscal 2004 when compared with fiscal 2003, which was the first year of operations for that location. On October 3, 2003, the Company raised net proceeds of $6,520 through the sale of common stock in a private placement financing (the "2003 Placement"). The Company issued 2,205,000 shares of its common stock and warrants to purchase an additional 551,250 shares of its common stock pursuant to the 2003 Placement (see note 10). In addition, the revolving credit facility, as amended in October 2003, November 2003 and January 2004, permits the Company to borrow up to $3,000 in excess of the borrowing base through March 1, 2004.


The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern with the realization of assets and the settlement of liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent upon, among other things, successful execution of its business plan for 2004, its ability to remain in compliance with restrictive covenants under the revolving credit facility, and its ability to obtain additional financing to fund its operations and capital requirements. There can be no assurance that the Company will be able to successfully execute its business plan for 2004, remain in compliance with restrictive covenants under the revolving credit facility, obtain additional financing, or complete the NCO Transaction, all of which creates substantial doubt about its ability to continue as a going concern through September 30, 2004. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

4.  Major Clients and Concentration of Credit Risk

The Company is dependent on several large clients for a significant portion of net revenues. The loss of one or more of these clients, or an inability to collect amounts owed by such clients, could have a material adverse effect on the financial position and results of operations of the Company. The following table summarizes the percent of net revenues from each client that represented at least 10% of net revenues in the first quarter of fiscal 2004 and 2003, and related accounts receivable as of December 31, 2003 and 2002 for those clients that were at least 10% of net revenues in the first quarter of fiscal 2004 and 2003:


                         Percentage of net revenues         Accounts receivable at
                       Three Months Ended December 31,           December 31,
                      ----------------------------------   --------------------------
                            2003             2002              2003         2002
                            ----             ----              ----         ----
MCI                        32.0%            32.5%           $  2,991      $ 11,633
AT&T                       11.4%              *                2,763           *
UPS                        15.4%            13.2%              2,587         3,723
Microsoft                  10.2%              *                4,660           *
Nextel                     15.6%            11.9%              3,456         3,095

*  Less than 10% for the three month period.



The Company provides inbound and outbound CRM services to MCI WORLDCOM Communications, Inc. and MCI WORLDCOM Network Services, Inc. (collectively, "MCI"), a subsidiary of WorldCom, Inc. ("WorldCom"), under several agreements that expire through October 31, 2007. MCI accounted for 32.0% and 32.5 %, respectively, of the Company's net revenues in the first quarter of fiscal 2004 and 2003, respectively. On July 21, 2002, WorldCom announced that it had filed for voluntary relief under Chapter 11 of the United States Bankruptcy Code.

While the Company has continued to provide services to MCI, these events create uncertainty about the Company's future business relationship with MCI, which, if not resolved in a manner favorable to the Company, could have a significant adverse impact on the Company's future operating results and liquidity. In the event that the Company's business relationship with MCI were to terminate, the Company's contracts with MCI call for certain wind-down periods and the payment by the Company of certain termination fees, as defined in such contracts, during which time the Company would seek new business volume. However, replacing lost MCI business volume is subject to significant uncertainty, could take substantially longer than the wind-down periods, and would be dependent on a variety of factors which management of the Company cannot predict at this time.

Management believes that it has adequately reserved for all exposure created as a result of the WorldCom bankruptcy, however, there can be no assurance that additional charges will not be required in the future. At December 31, 2003, the Company had $2,991 in accounts receivable from MCI, all of which was for services provided subsequent to the bankruptcy filing. Four of the Company's customer interaction centers provide all or a significant portion of their services to MCI. While management does not presently believe the property and equipment at these customer interaction centers is impaired, a decline in the level of services being provided to MCI as a result of the WorldCom bankruptcy filing could result in the Company incurring substantial operating costs with no related revenues and a significant charge associated with property and equipment impairment. The carrying value of property and equipment at the four customer interaction centers at December 31, 2003 was $15,669. Future operating lease commitments for the four customer interaction centers was $14,483 at December 31, 2003.

In the first quarter of fiscal 2003, an existing contract with MCI related to the provision of inbound CRM services was modified. Under the original contract, the Company billed MCI a seat utilization charge to cover the costs associated with the customer interaction center where services were provided. The seat utilization charge was subject to scheduled decreases over the term of the contract and was being accounted for on a straight-line basis over the term of the contract. At the date of the contract modification, $1,906 in revenue related to the seat utilization charge had been deferred. Under the modified contract, the Company no longer bills MCI for the seat utilization charge. The $1,906 in revenue deferred under the original contract is being recognized on a straight-line basis through the January 2006 termination date of the modified contract. At December 31, 2003 and September 30, 2003, respectively, $1,279 and $1,436 are included in other long-term liabilities related to the seat utilization charge. In addition, the Company received a prepayment in the amount of $2,552 under the original contract that is included in other long-term liabilities at December 31, 2003 and September 30, 2003.

On April 1, 2003, all contracts with MCI for the provision of third party verification services were assigned to an unrelated third party (the "Assignee") effective April 27, 2003. In the first quarter of fiscal 2003, these contracts accounted for $2,138 of the Company's consolidated net revenues. The Company entered into an agreement with the Assignee effective April 27, 2003 under which up to 250 seats in one of its customer interaction centers will be subleased to the Assignee (the "Sublease Agreement") for $95 per month. The Assignee has the option to reduce the number of seats being leased in 50 seat increments by providing 60 days notice. Each 50-seat reduction results in a decrease in the monthly sublease payment of $19 per month. The Sublease Agreement expires on April 27, 2006 and may be terminated by either party with 30 days written notice. Revenue from the Sublease Agreement is being reflected in results of operations as a reduction of operating expenses to the extent of the Company's related sublease operating expenses with the landlord. Any excess of sublease revenues over sublease expenses resulting from the Sublease Agreement would be included in other income. At December 31, 2003, the Assignee continued to lease 150 seats.

On July 25, 2003, the Company and WorldCom entered into a Settlement Agreement and Mutual Release (the "Settlement Agreement"), which was approved by the United States Bankruptcy Court Southern District of New York (the "Bankruptcy Court") on August 5, 2003, under which:

        o WorldCom assumed two existing contracts with the Company for the provision of CRM services and made a cure payment of $4,652 in August 2003 for full and final satisfaction of any and all pre-petition claims (the "MCI Payment");

        o The Company executed a new agreement with MCI for the provision of telecommunication services (the "New MCI Contract") to replace certain prior agreements for the provision of telecommunication services (the "Old MCI Contracts"); and

        o The Company paid WorldCom an aggregate payment of $3,494 (the "RMH Payment") in September 2003, which includes $1,800 for volume shortfalls under the Old MCI Contracts.

Based on the settlement, the Company had a net gain of approximately $3,065 resulting from the reversal of the allowance for doubtful accounts on MCI receivables and accruals that were in excess of the agreed upon settlement amounts. Since the New MCI Contract was predicated upon the Settlement Agreement and due to the concurrent execution of these agreements, the gain is being amortized as a reduction to cost of services and general and administrative expense over the two-year term of the New MCI Contract. The remaining unamortized gain of $2,438 and $2,820 is included in other long-term liabilities in the accompanying condensed consolidated balance sheets at December 31, 2003 and September 30, 2003, respectively.

The New MCI Contract, which was executed on July 25, 2003, is for a term of two years and contains a minimum purchase requirement of $1,500 in the first year that may be increased to $1,800 in the second year. Management currently projects that the Company's call volume will be sufficient to meet the minimum purchase requirements under the New MCI Contract.

Effective October 1, 2003, the Company amended its existing Canadian services agreement with MCI (the "MCI Amendment"). The terms of the MCI Amendment include, but are not limited to the following:

        o The term of the services agreement was extended from November 27, 2006 to October 31, 2007;

        o Provision for limited foreign currency rate protection below certain pre-determined exchange rate levels and limited gain sharing above certain pre-determined exchange rate levels was established;

        o MCI may terminate the services agreement for convenience upon 90 days written notice to the Company;

        o The Company may terminate the services agreement for convenience upon 12 months written notice to MCI; and

        o In the event MCI terminates the services agreement due to the Company's material breach or a transaction in which a competitor of MCI acquired control of RMH or in the event the Company terminates the services agreement for convenience after October 1, 2004, the Company is required to pay a minimum termination fee of $153 for each month remaining in the agreement (or $7,041 at December 31, 2003). In most other instances (as defined in the services agreement) in which either party terminates the services agreement, the Company is required to pay a termination fee of $77 for each month remaining in the services agreement (or $3,520 at December 31, 2003).

During the three months ended December 31, 2003, the Company received a settlement of $443 related to the bankruptcy proceedings of Provell, Inc. ("Provell"). The $443 settlement related to certain Provell receivables that had been written off in fiscal year 2002 due to Provell's May 9, 2002 filing for bankruptcy protection under Chapter 11 of the United States Bankruptcy code. The $443 settlement was recorded as a reduction of bad debt expense for the three months ended December 31, 2003, which is included in general and administrative expense in the accompanying condensed consolidated statement of operations.


5.  Supplemental Cash Flow Information

Cash paid for interest and income taxes for the three months ended December 31, 2003 and 2002 was as follows:

                                                 2003      2002
                                                 ----      ----
       Interest                                $  659     $  778
       Income taxes                                 5         17

The Company entered into capital lease obligations of $415 and $311 during the three months ended December 31, 2003 and 2002, respectively.

6.  Property and Equipment


During the three months ended December 31, 2003 and 2002, the Company recorded charges of $6 and $238, respectively, to write off the net book value of software developed for internal use. The software written off was utilized to provide services in connection with certain client relationships that were terminated during the period.


7.  Corporate Restructuring

During the quarter ended March 31, 2003, the Company commenced a plan to close three customer interaction centers in the United States due to a decline in outbound CRM services. The restructuring plan was completed in the fourth quarter of fiscal 2003. Asset impairment charges of $1,919 and $8 were recorded in the second and third quarters of fiscal 2003, respectively, for the amount by which the carrying amount of the property and equipment at these customer interaction centers exceeded fair value. In addition, one-time termination benefits, contract termination costs and other associated costs of $349, $203, and $393, respectively, were recorded in fiscal 2003.

In 2002, the Company recorded a $4,035 restructuring charge in connection with a plan designed to reduce its cost structure by closing six customer interaction centers, resulting in the abandonment of fixed assets and a reduction in workforce. No severance was paid to employees in connection with this restructuring. The restructuring costs included customer interaction center closure costs, which are the estimated costs for closing the customer interaction centers, including obligations under signed real estate lease agreements and the write-off of leasehold improvements and the net book value of certain fixed assets. During the three months ended December 31, 2002, the Company closed a quality center and recorded a $30 charge for future payments associated with the termination of the facility lease and related utility costs.

Restructuring activity during the three months ended December 31, 2003 is as follows:

                                   Accrual at                   Accrual at
                                  September 30,      Cash       December 31,
                                      2003         Payments        2003
                                  -------------   ------------  ------------
March 2003 site closures:
    Contract termination costs        $ 197          $ (96)           $ 101
    Other associated costs               82            (13)              69
June 2002 site closures:
    Contract termination costs          421            (78)             343
                                  ------------------------------------------
                                      $ 700          $(187)           $ 513
                                  ==========================================

Restructuring activity during the three months ended December 31, 2002 is as follows:

                                Accrual at                                               Accrual at
                               September 30,   Restructuring                  Cash       December 31,
                                   2002           Charge         Other       Payments       2002
                               -------------   ------------  ------------  ------------  -----------
June 2002 site closures:
    Contract termination costs      $ 1,413         $ 30        $ (156)       $ (206)     $ 1,081

The $156 other adjustment in 2003 represents a balance sheet reclassification to reduce the carrying value of property and equipment that had been impaired in connection with the June 2002 restructuring.

In the first quarter of fiscal 2004, the Company recorded a $594 charge for severance related to the termination of two employees that were not part of a larger restructuring which is included in general and administrative expense in the accompanying condensed consolidated statement of operations. At December 31, 2003, and September 30, 2003, $665 and $207, respectively, are included in accrued expenses in the accompanying condensed consolidated balance sheets for future severance payments. Severance has been fully paid to all but five employees at December 31, 2003.

8.  Accrued Expenses and Other Liabilities

The Company's accrued expenses and other current liabilities were composed of the following:


                                                  December 31,    September 30,
                                                      2003            2003
                                                      ----            ----
Payroll and related benefits                       $ 10,516         $ 11,217
Deferred revenue                                         54               25
Telecommunications expense                              863              858
Other                                                 4,729            5,792
                                                  -----------------------------
                                                   $ 16,162         $ 17,892
                                                  =============================


The Company has entered into agreements with its telephone long distance carriers that are subject to annual minimum purchase requirements. For certain agreements, the Company projected that it would fail to meet the annual minimum purchase requirements. These projected shortfalls arose during the second quarter of fiscal 2003 primarily as a result of the site closures discussed in note 7, and the decline in the amount of outbound CRM services provided by the Company. The Company recorded accruals of $2,322 and $86 in the second and third quarters of 2003, respectively, for obligations related to total projected shortfalls of $608 with one of its carriers (Carrier A) and $1,800 with MCI.

During the third quarter of fiscal 2003, the Company amended its contract with Carrier A to extend the contract for a period of two years and received a waiver for the $608 volume shortfall under the original contract. The $608 volume shortfall waived is being amortized as a reduction to cost of services over the two-year term of the amended contract. The remaining unamortized credit of $431 and $507 at December 31, 2003 and September 30, 2003, respectively, are included in other long-term liabilities. While this amended contract with Carrier A contains a monthly minimum purchase requirement of $175, management currently projects that its call volume will be sufficient to meet this monthly minimum. To the extent the Company purchases new services in excess of the $175 minimum purchase requirement, 35% of the amount exceeding the minimum must be purchased from Carrier A to the extent Carrier A provides such services at rates that are competitive with the industry.

As further discussed in note 4, on July 25, 2003 the Company executed the New MCI Contract for the provision of telecommunication services to replace the Old MCI Contracts under which a $1,800 shortfall had arisen. In connection with the Settlement Agreement, the Company paid WorldCom the RMH Payment of $3,494, which included $1,800 for the volume shortfalls under the Old MCI Contracts. The New MCI Contract is for a term of two years and contains a minimum purchase requirement of $1,500 in the first year that may be increased to $1,800 in the second year. Management currently projects that the Company's call volume will be sufficient to meet the minimum purchase requirements under the New MCI Contract.

The Company's other long-term liabilities were composed of the following:

                                                  December 31,   September 30,
                                                      2003           2003
                                                      ----           ----
Deferred revenue, training                         $  7,926       $  7,920
MCI deferred, other (see note 4)                      3,831          3,988
Tecommunications credit - Carrier A                     431            507
MCI deferred gain (see note 4)                        2,438          2,820
Other                                                 2,080          1,711
                                                  ---------------------------
                                                   $ 16,706       $ 16,946
                                                  ===========================

9.  Indebtedness

On September 4, 2002, the Company entered into a three-year, $25,000 revolving credit facility (the "Revolver") with Foothill Capital Corporation ("Foothill"), a wholly-owned subsidiary of Wells Fargo & Company. The Company performs services for Wells Fargo & Company which amounted to less than 0.1% of consolidated net revenues for the three months ended December 31, 2003. Proceeds from the Revolver were used to pay down the Company's credit facility (the "Credit Facility") with PNC Bank, National Association ("PNC"). Foothill has been granted a continuing security interest in substantially all of the Company's assets.

The Revolver is subject to a borrowing base (as defined) calculation based on a percentage of eligible accounts receivable (as defined). The Revolver was amended in October 2003 to increase the borrowing base available to the Company. The Revolver was amended in October 2003, November 2003 and January 2004 to permit the Company to borrow up to $3,000 in excess of the borrowing base through March 1, 2004. Based on the Company's borrowing base and its ability to borrow up to $3,000 in excess of the borrowing base through March 1, 2004, as of December 31, 2003, it could borrow up to an additional $500 under the Revolver.


The Revolver contains certain restrictive covenants including a minimum EBITDA requirement (as defined) and places limits on the amount of capital expenditures that can be made by the Company (excluding capital leases). The Company was not in compliance with the EBITDA requirement at September 30, 2003 or the covenants requiring audited financial statements, an independent auditors' report without a going concern emphasis paragraph, and a debt compliance letter within 90 days of the Company's fiscal year ended September 30, 2003, the covenant requiring that its Annual Report on Form 10-K be filed in a timely manner, or the covenant requiring that it pledge the stock of certain of its wholly-owned subsidiaries to the lender. The Company received a waiver for these violations in January 2004 and also amended the EBITDA requirement so that its quarterly measurement period, which was previously for a trailing twelve-month period, will be for a trailing three-month period for each quarterly measurement period through the quarter ending September 30, 2004 and a trailing twelve-month period for each quarterly measurement period thereafter. The Company was in compliance with restrictive covenants under the Revolver at December 31, 2003. In the event that there are future violations of restrictive covenants, management will be required to either obtain a waiver or amend the covenant requirement.


Interest under the Revolver is at Foothill's prime rate plus 150 basis points (the "Base Rate Margin") or 5.50% at December 31, 2003 and September 30, 2003. In the event that the Company achieves certain levels of EBITDA (as defined) during its fiscal years, beginning with the fiscal year ended September 30, 2002, the Company is eligible for a reduction in the Base Rate Margin. Where EBITDA for the immediately preceding fiscal year exceeds $25,000, the Company has the option to have interest on all or a portion of the advances under the Revolver charged at a rate of interest equal to LIBOR plus 275 basis points. The Company was not eligible for this option based on its 2002 or 2003 operating results. The Company had $8,905 and $6,030 in outstanding borrowings under the Revolver at December 31, 2003 and September 30, 2003, respectively. Due to Foothill's ability to suspend advances under the Revolver in the event of a Material Adverse Change (as defined), the outstanding borrowings under the Revolver are classified as a current liability. Letters of credit can be issued under the Revolver up to a maximum of $1.5 million. At December 31, 2003, $1,221 Canadian dollars (approximately $943 U.S. dollars) was outstanding under letters of credit, of which $1,071 Canadian dollars (approximately $828 U.S. dollars) is for a guarantee of rental payments as required under the terms of a customer interaction center lease. The letters of credit were not recorded as a liability on the Company's balance sheet at December 31, 2003 or September 30, 2003 since no amounts had been drawn against them.

The Company's Subsidiaries guarantee outstanding borrowings under the Revolver.

The Credit Facility, as amended, expired on September 30, 2002. While there were no outstanding borrowings under the Credit Facility at September 30, 2002, $1,500 Canadian dollars (approximately $950 U.S. dollars) was outstanding under a letter of credit with PNC used as a guarantee for rental payments as required under the terms of a customer interaction center lease. On September 4, 2002, the Company provided $1,000 to PNC as collateral against the outstanding letter of credit. The $1,000 was returned to the Company on October 23, 2002 when the letter of credit with PNC was replaced with a letter of credit under the Revolver.

In the first quarter of 2003, the Company entered into an unsecured note payable with the landlord of one of its customer interaction centers for $600 Canadian dollars ($463 U.S. dollars at December 31, 2003) to finance leasehold improvements. The note bears interest at 8% and is payable monthly through December 2007. The outstanding balance on the note was $384 and $387 U.S. dollars at December 31, 2003 and September 30, 2003, respectively.

10.  Shareholders' Equity


On October 3, 2003, the Company raised net proceeds of $6,520 through the sale of common stock to a group of unrelated investors in a private placement financing. The Company issued 2,205,000 shares of its common stock at $3.15 per share and warrants to purchase an additional 551,250 shares of its common stock pursuant to the private placement. Additional warrants to purchase 110,250 shares of common stock were also issued to an unrelated third party to cover a portion of the transaction costs. The warrants have an exercise price of $4.00 per share and are exercisable beginning April 3, 2004, and until October 3, 2008. The fair value of the warrants issued was calculated as $1,457 (or $2.20 per warrant) using the Black-Scholes option pricing model based on the following assumptions: weighted-average risk-free interest rate of 3.12%; expected weighted-average life of 5.0 years; dividend yield of zero; and volatility of 74%.


Due to anti-dilution provisions under the terms of 892,482 outstanding warrants issued in 2001 (the "2001 Placement Warrants"), upon the closing of the 2003 Placement, the number of shares issuable upon exercise of the 2001 Placement Warrants was adjusted from 892,482 to 914,326 and the exercise price of the 2001 Placement Warrants was adjusted from $12.00 to $11.71.

In connection with the termination of an employee during the three months ended December 31, 2003, a stock option grant and a restricted stock award were modified. The intrinsic value of the stock options and restricted stock award were measured at the modification date and a charge to earnings of $232 was recorded for the excess of the intrinsic value at the modification date over the intrinsic value at the original grant date.

Had the Company recognized compensation cost for its stock option plan consistent with the provisions of SFAS No. 123, the Company's net income (loss) and basic and diluted net income (loss) per common share would have been as follows:

                                                               Three Months Ended
                                                                  December 31,
                                                               2003         2002
                                                               ----         ----
Net (loss) income as reported                                $  (7,294)    $ 4,306
Add:  Stock-based employee compensation expense included
        in net (loss) income net of related tax effects            232          -
Deduct:  Total stock-based employee  compensation expense
        determined under fair value based method for all
        awards, net of related tax effects                        (254)       (324)
                                                            ----------------------
Pro forma net (loss) income                                  $  (7,316)    $ 3,982
                                                            ======================

(Loss) income per share:
        Basic - as reported                                  $   (0.46)    $  0.32
                                                            ======================
        Basic - pro forma                                    $   (0.46)    $  0.30
                                                            ======================

        Diluted - as reported                                $   (0.46)    $  0.30
                                                            ======================
        Diluted - pro forma                                  $   (0.46)    $  0.28
                                                            ======================

11.  Loss per Common Share

The following is a reconciliation of the numerators and denominators of the basic and diluted loss per common share computations (share amounts are in thousands).

                                                             Three Months Ended December 31, 2003
                                                                             Shares                Per share
                                                   Loss (numerator)       (denominator)              amount
                                                   ----------------       -------------            ----------
Basic loss per common share:
  Net loss                                           $   (7,294)               15,821              $  (0.46)
                                                                                                   =========
Effect of dilutive securities:
  Stock warrants                                              -                     -
  Stock options                                               -                     -
  Restricted stock                                            -                     -
                                                     --------------------------------
Diluted loss per common share:
  Net loss and assumed conversions                   $   (7,294)                15,821             $  (0.46)
                                                     =======================================================


                                                             Three Months Ended December 31, 2002
                                                                             Shares                Per share
                                                   Loss (numerator)       (denominator)              amount
                                                   ----------------       -------------            ----------
Basic loss per common share:
  Net loss                                           $    4,306                13,484              $   0.32
                                                                                                   =========
Effect of dilutive securities:
  Stock warrants                                              -                     -
  Stock options                                               -                   645
  Restricted stock                                            -                   123
                                                     --------------------------------
Diluted loss per common share:
Net loss and assumed conversions                     $    4,306                14,252              $   0.30
                                                     =======================================================


The following securities outstanding at December 31, 2003 and 2002 were not included in the computation of diluted (loss) income per share as the effect would have been antidilutive:


                                                               December 31,
                                                         2003               2002
                                                         ----               ----
Common stock options                                  1,182,058            69,360
Common stock warrants                                 1,575,826           892,482
Unvested restricted stock                                96,667                 -
                                                  --------------------------------
                                                      2,757,884           961,842
                                                  ================================


12.  Foreign Currency Transactions

A significant portion of the Company's business is performed in Canada, primarily with clients in the United States, which exposes the Company's earnings, cash flows, and financial position to risk from foreign currency denominated transactions. The Company also commenced operations in the Philippines during 2003, which creates exposure from foreign currency denominated transaction that will increase as these operations grow. Due to the growth of the Canadian operations, a policy was established to minimize cash flow exposure to adverse changes in currency exchange rates by identifying and evaluating the risk that cash flows would be affected due to changes in exchange rates and by determining the appropriate strategies necessary to manage such exposures. The Company's objective is to maintain economically balanced currency risk management strategies that provide adequate downside protection.

In order to partially hedge cash flow economic exposure in Canada, in November 2001 the Company entered into a collar arrangement with a commercial bank for a series of puts and calls for a fixed amount of Canadian dollars (the "Collar") for an up-front payment of $335. Under this arrangement the Company had the option to purchase $3,000 Canadian dollars at a fixed rate in two-week intervals covering 52 weeks in the event the exchange rate dropped below a set minimum or "floor" rate. Conversely, the Company was required to sell the same amount of Canadian dollars to the bank if the exchange rate increased above a set maximum or "ceiling" rate. As a result of this arrangement, the Company's foreign currency risk for the fixed amount outside the collar was eliminated. The Company designated the Collar as a cash flow hedge and recorded it at its estimated fair value. Changes in the time value component of the Collar were excluded from the measurement of hedge effectiveness and were reported directly in earnings.

The Collar expired in November 2002 at which time the Company entered into a series of call options to buy $2,000 Canadian dollars every two weeks through May 2003 (the "Options"). Under this arrangement the Company had the option to purchase a fixed amount of Canadian dollars at a fixed rate in two-week intervals. The Company made a $162 up-front payment in connection with the Options, which were designated as a cash flow hedge. Changes in the time value component of the Options were excluded from the measurement of hedge effectiveness and were reported directly in earnings.


Upon the expiration of the Options in May 2003, the Company entered into a series of call options with varying expiration dates to acquire $7,000 Canadian dollars on a bi-weekly basis through November 2003 to fund payroll, $1,000 Canadian dollars on a monthly basis to fund customer interaction center rent payments through May 2004, $500 Canadian dollars on a weekly basis to fund accounts payable through May 2004, and $1,100 Canadian dollars on a periodic basis to fund equipment lease payments through May 2004. Since August 2003, the Company has executed a strategy of purchasing call options for its Canadian payroll so that it has the majority of its Canadian Dollar payroll requirements hedged for at least 90 days. These contracts are purchased on a bi-weekly basis, upon the expiration of an existing contract. During the three months ended December 31, 2003, the Company entered into a series of call options with varying expiration dates to acquire $3,000 Canadian dollars on a bi-weekly basis through March 5, 2004 and made up-front payments of $180. Changes in the time value component of the call options are excluded from the measurement of hedge effectiveness and are reported directly in earnings. The carrying value of the call options is $336 and $339 at December 31, 2003 and September 30, 2003, respectively, and is recorded in prepaid expenses and other current assets. The effective portion of the change in the fair value of the call options of $116 and $34 at December 31, 2003 and September 30, 2003, respectively, is included in accumulated other comprehensive loss.

During the three months ended December 31, 2003 and 2002, the Company incurred losses of $265 and $86, respectively, related to the time value of its foreign currency cash flow hedges which are included in other expense in the accompanying condensed consolidated statements of operations.

By exercising certain of its rights under its foreign currency cash flow hedges, the Company was able to purchase Canadian dollars for $474 and $46 less than the market rate in the three months ended December 31, 2003 and 2002, respectively.


13.  Business Segments


The Company's reportable segments, using the "management approach" under SFAS No. 131, "Disclosures About Segments of a Business Enterprise and Related Information," consist of three operating segments: Inbound, Outbound, and Offshore.

Commencing with an internal reorganization during the fourth quarter of 2002, the Company's chief operating decision maker began reviewing the results of operations of the business based on these two segments, each of which has a separate management team. While each of the Company's customer interaction centers is classified as either inbound or outbound based on the type of service that constitutes the majority of its revenues, centers may provide a mix of both inbound and outbound services. Outbound revenues may be classified as part of the inbound division when they are provided by a customer interaction center that is classified as inbound. Similarly, inbound revenues may be classified as part of the outbound division when they are provided by a customer interaction center that is classified as outbound. In the fourth quarter of 2003, the offshore segment was added, which represents the Company's inbound operations in the Philippines. A summary of net revenues by type of service, rather than by operating segment, is as follows:
                                                        Three Months Ended
                                                            December 31,
                                                      2003            2002
                                                      ----            ----
Inbound                                            $ 43,168        $ 42,742
Outbound                                             20,697          34,904
                                                 ------------------------------
                                                   $ 63,865        $ 77,646
                                                 ==============================


Segment operating information is accumulated based on the results of all of the customer interaction centers within the segment plus an allocation for corporate expenses.

                                                        Three Months Ended
                                                            December 31,
                                                     2003                 2002
                                                     ----                 ----
Net Revenues:
Inbound                                                $ 46,156        $ 50,834
Outbound                                                 16,867          26,812
Offshore                                                    842               -
                                                 ------------------------------
          Total net revenues                           $ 63,865        $ 77,646
                                                 ==============================

                                                     2003                 2002
                                                     ----                 ----
Operating (loss) income:
Inbound                                                $ (1,622)        $ 8,511
Outbound                                                 (3,818)         (3,257)
Offshore                                                   (833)              -
                                                 ------------------------------
          Total operating (loss) income                  (6,273)          5,254
Other expense                                               265              86
Interest income                                              21              15
Interst expense                                             745             837
                                                 ------------------------------
          (Loss) income before income taxes            $ (7,262)       $  4,346
                                                 ==============================

                                                     2003                 2002
                                                     ----                 ----
Depreciation and amortization:
Inbound                                                $  2,860        $  1,915
Outbound                                                  1,708           1,811
Offshore                                                     92               -
                                                 ------------------------------
          Total depreciation and amortization          $  4,660        $  3,726
                                                 ==============================

                                                     2003                 2002
                                                     ----                 ----
Capital expenditures:
Inbound                                                $  1,587        $  1,025
Outbound                                                    949             968
Offshore                                                    802               -
                                                 ------------------------------
          Total capital expenditures                   $  3,338        $  1,993
                                                 ==============================

                                                  December 31,     September 30,
                                                     2003               2003
                                                     ----               ----
Total assets:
Inbound                                                $ 53,229        $ 55,483
Outbound                                                 31,806          31,664
Offshore                                                  3,451           1,302
                                                 ------------------------------
                                                       $ 88,486        $ 88,449
                                                 ==============================

                                                  December 31,     September 30,
                                                     2003               2003
                                                     ----               ----
Geographic Information:
Property and equipment:
          United States                                $ 22,970        $ 23,723
          Canada                                         27,091          26,718
          Philippines                                     1,742           1,071
                                                 -------------------------------
                                                       $ 51,803        $ 51,512
                                                 ===============================


The Company's net revenues during the three months ended December 31, 2003 and 2002 were generated predominantly from clients within the United States.

14.  Related Party and Certain Other Relationships


The Company made full recourse loans to several members of the senior management team to pay the income taxes in connection with an Internal Revenue Code Section 83(b) election ("83(b) Election") related to restricted stock grants in fiscal year 2001. The outstanding balance under these loans at December 31, 2003 and September 30, 2003 was $508, net of a $90 reserve for amounts not deemed collectible. The majority of the loans are secured by the restricted common stock held by the employees and provide for personal recourse against the assets of each of the employees.

In connection with a 100,000 share restricted stock grant to the Company's Chief Executive Officer ("CEO") in April 1999, the Company loaned the CEO $85 to pay the income taxes in connection with an 83(b) Election. Interest on the loan accrues at an annual rate of 7.5% and is due and payable annually, on January 1 each year, commencing on January 1, 2000. The principal balance of the loan and all accrued and unpaid interest thereon is due and payable in full on the earlier of December 14, 2004, or the date of the CEO's termination. The loan is secured by the underlying shares of restricted stock.


The Company entered into a business and financial consulting services agreement with Specialized Teleservices, Inc. ("STI"). STI is a telemarketing company that supplies third party verification services exclusively to MCI. The Company provided STI with services such as business consulting, development of internal financial systems, the identification of telemarketing clients, and assistance in reviewing proposed pricing and contract agreements. As compensation for these services, the Company was entitled to receive 10% of STI's gross revenues on a monthly basis plus any out-of-pocket expenses incurred. On December 28, 2001, the Company agreed to lower its compensation to 3% of STI's gross revenues. The agreement with STI is for successive one-year periods and automatically renews yearly unless either party gives written notice of termination to the other party at least 60 days prior to any such automatic renewal date. In the three months ended December 31, 2003 and 2002, the Company had no revenues from STI. STI was incorporated on February 28, 2001 and the Company loaned STI approximately $515 for start-up costs. At September 30, 2002, outstanding principal and interest under the STI loan was $923 and was fully-reserved due to significant uncertainties created by the WorldCom bankruptcy filing. In 2003, the remaining outstanding principal and interest under the STI loan was written off. John A. Fellows, the Company's CEO and a member of the Board of Directors, is a former member of the board of directors of STI.


In June 2003, the Company entered into an agreement with Excell Agent Services, L.L.C. ("Excell") to provide certain inbound CRM services to Excell for a period of six months (the "Excell Preliminary Agreement"). In August 2003, the Company entered into an agreement with Excell to provide inbound CRM services to Excell for a term ending June 30, 2006 (the "Excell Agreement"). During the three months ended December 31, 2003, the Company recognized $446 in net revenues under the Excell Agreement. The majority shareholder of Excell is a significant shareholder of the Company. The Excell Preliminary Agreement and the Excell Agreement were reviewed by a special committee of disinterested directors of the Company's Board of Directors (the "Special Committee").


15. Legal Proceedings

On December 3, 2003 a shareholder class action was filed against the Company and certain of its officers and directors in the Delaware County Court of Common Pleas seeking the recovery of damages and other remedies caused by the alleged violation of fiduciary duty relating to the NCO Transaction. The suit alleges that the defendants favored interests other than those of the Company's public shareholders and failed to take reasonable steps designed to maximize shareholder value with respect to the NCO Transaction. At this time it is too early to form a definitive opinion concerning the ultimate outcome. Management believes that the case is without merit and plans to vigorously defend itself against this claim.

From time to time, the Company is involved in certain legal actions arising in the ordinary course of business. In management's opinion, the outcome of such actions will not have a material adverse effect on the Company's financial position, results of operations, or liquidity.

                                    ANNEX A-I

================================================================================















                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                NCO GROUP, INC.,

                          NCOG ACQUISITION CORPORATION

                                       AND

                             RMH TELESERVICES, INC.



                          Dated as of November 18, 2003













================================================================================

                          AGREEMENT AND PLAN OF MERGER


                                TABLE OF CONTENTS
                                                                         Page


ARTICLE I  THE MERGER....................................................A-I-1

         1.1.     The Merger.............................................A-I-1

         1.2.     Articles of Incorporation..............................A-I-1

         1.3.     By-Laws................................................A-I-2

         1.4.     Directors and Officers.................................A-I-2

         1.5.     Effective Time.........................................A-I-2


ARTICLE II  CONVERSION OF SHARES.........................................A-I-2

         2.1.     Company Common Stock...................................A-I-2

         2.2.     Fractional Interests...................................A-I-3

         2.3.     Anti-Dilution Provisions...............................A-I-3

         2.4.     Purchaser Common Stock.................................A-I-3

         2.5.     Exchange of Shares.....................................A-I-3

         2.6.     Employee Stock Options.................................A-I-5

         2.7.     Warrants...............................................A-I-5


ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............A-I-6

         3.1.     Organization...........................................A-I-6

         3.2.     Capitalization.........................................A-I-6

         3.3.     Authorization of this Agreement........................A-I-7

         3.4.     Consents and Approvals; No Violation...................A-I-8

         3.5.     Financial Statements and Reports.......................A-I-8

         3.6.     Absence of Material Adverse Change.....................A-I-9

         3.7.     Information in Proxy Statement/Prospectus, Registration
                  Statement and HSR Filings..............................A-I-9

         3.8.     Undisclosed Liabilities................... ...........A-I-10

         3.9.     Taxes.................................................A-I-10

         3.10.    Litigation............................................A-I-11


                                      A-I-i

         3.11.    Compliance with Laws..................................A-I-11

         3.12.    Real and Personal Property; Assets....................A-I-11

         3.13.    Employment Agreements and Benefits, etc...............A-I-12

         3.14.    Opinion of Financial Advisor..........................A-I-13

         3.15.    Finders and Brokers...................................A-I-13

         3.16.    Certain Contracts and Arrangements....................A-I-13

         3.17.    Employee Relations....................................A-I-14

         3.18.    Intellectual Property; Software.......................A-I-14

         3.19.    Environmental Matters.................................A-I-15

         3.20.    Related Party and Affiliate Transactions..............A-I-15

         3.21.    Insurance.............................................A-I-15

         3.22.    Questionable Payments.................................A-I-15

         3.23.    Disclosure............................................A-I-16


ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE PARENT
         AND THE PURCHASER..............................................A-I-16

         4.1.     Organization..........................................A-I-16

         4.2.     Capitalization........................................A-I-16

         4.3.     Authorization of this Agreement.......................A-I-17

         4.4.     Consents and Approvals; No Violation..................A-I-17

         4.5.     Financial Statements and Reports......................A-I-18

         4.6.     Absence of Material Adverse Change....................A-I-18

         4.7.     Information in Proxy Statement/Prospectus, Registration
                  Statement and HSR Filings.............................A-I-19

         4.8.     Undisclosed Liabilities...............................A-I-19

         4.9.     Taxes.................................................A-I-19

         4.10.    Litigation............................................A-I-19

         4.11.    Compliance with Laws..................................A-I-20

         4.12.    Finders and Investment Bankers........................A-I-20

         4.13.    Disclosure............................................A-I-20


                                     A-I-ii

ARTICLE V  CONDUCT OF BUSINESS PENDING THE MERGER.......................A-I-20

         5.1.     Conduct of the Business of the Company................A-I-20

         5.2.     Conduct of the Business of Parent and the Purchaser...A-I-22

         5.3.     SEC Filings...........................................A-I-22


ARTICLE VI  ADDITIONAL AGREEMENTS.......................................A-I-23

         6.1.     Proxy Statement/Prospectus;
                  S-4 Registration Statement............................A-I-23

         6.2.     Access to Information.................................A-I-24

         6.3.     Consents..............................................A-I-24

         6.4.     Board Actions; Company Shareholder Meeting............A-I-25

         6.5.     Commercially Reasonable Efforts.......................A-I-26

         6.6.     Public Announcements..................................A-I-26

         6.7.     Consent of the Parent.................................A-I-26

         6.8.     No Solicitation.......................................A-I-26

         6.9.     Indemnification.......................................A-I-28

         6.10.    Employee Benefits.....................................A-I-29

         6.11.    Tax Covenants.........................................A-I-30

         6.12.    Section 16b-3.........................................A-I-30

         6.13.    Rule 145..............................................A-I-30

         6.14.    Nasdaq National Market................................A-I-30


ARTICLE VII  CLOSING CONDITIONS.........................................A-I-30

         7.1.     Conditions to the Obligations of the Parent, the
                  Purchaser and the Company.............................A-I-30

         7.2.     Conditions to the Obligations of the Parent and the
                  Purchaser.............................................A-I-31

         7.3.     Conditions to the Obligations of the Company..........A-I-32


ARTICLE VIII  CLOSING...................................................A-I-33

         8.1.     Time and Place........................................A-I-33

         8.2.     Filings at the Closing................................A-I-33


ARTICLE IX  TERMINATION AND ABANDONMENT.................................A-I-34

         9.1.     Termination...........................................A-I-34

         9.2.     Procedure and Effect of Termination...................A-I-35


                                     A-I-iii

ARTICLE X  MISCELLANEOUS................................................A-I-36

         10.1.    Amendment and Modification............................A-I-36

         10.2.    Waiver of Compliance; Consents........................A-I-36

         10.3.    Survival of Warranties................................A-I-37

         10.4.    Notices...............................................A-I-37

         10.5.    Assignment; Parties in Interest.......................A-I-38

         10.6.    Expenses..............................................A-I-38

         10.7.    Specific Performance..................................A-I-38

         10.8.    Governing Law.........................................A-I-38

         10.9.    Counterparts..........................................A-I-39

         10.10.   Interpretation........................................A-I-39

         10.11.   Entire Agreement......................................A-I-39

         10.12.   Severability..........................................A-I-39

         10.13.   Jurisdiction and Process..............................A-I-39

         10.14.   Interpretation of Representations;
                  Disclosure Letters....................................A-I-39

         10.15.   Reliance by Parent and Purchaser......................A-I-40

         10.16.   Tax Disclosure........................................A-I-40



                                     A-I-iv

ANNEX I:     Defined Terms .............................................. A-I-42
ANNEX II:    Forms of Voting Agreements ................ [intentionally omitted]
ANNEX IIA:   List of Shareholders signing Voting
               Agreement................................ [intentionally omitted]
ANNEX III:   Form of Parent Tax Certificate ............ [intentionally omitted]
ANNEX IV:    Form of Company Tax Certificate ........... [intentionally omitted]
ANNEX V: Form of Tax Opinion from Parent's Counsel . [intentionally omitted] ANNEX VI: Form of Tax Opinion from Company's Counsel. [intentionally omitted]



















                                       A-I-v

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of November 18, 2003, among NCO Group, Inc., a Pennsylvania corporation (the "Parent"), NCOG Acquisition Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of the Parent (the "Purchaser"), and RMH Teleservices, Inc., a Pennsylvania corporation (the "Company").

                  WHEREAS, the Boards of Directors of the Parent, the Purchaser and the Company have approved the merger of the Purchaser with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

                  WHEREAS, this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement each shareholder of the Company listed on Annex IIA, is entering into a Voting Agreement in one of the forms attached hereto as Annex II.

                  NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1. The Merger. (a) Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof, and in accordance with the provisions of this Agreement and the Business Corporation Law of the Commonwealth of Pennsylvania (the "BCL"), the parties hereto shall cause the Purchaser to be merged with and into the Company, and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. At the Effective Time, the separate existence of the Purchaser shall cease.

         (b) The Surviving Corporation shall retain the name of the Company and shall possess all the rights, privileges, immunities, powers and franchises of the Purchaser and the Company and shall by operation of law become liable for all the debts, liabilities and duties of the Company and the Purchaser.

         1.2. Articles of Incorporation. Subject to Section 6.9(a) hereof, the Articles of Incorporation of the Purchaser in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with provisions thereof and as provided by law.



                                      A-I-1

         1.3. By-Laws. Subject to Section 6.9(a) hereof, the By-Laws of the Purchaser in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended, altered or repealed as provided therein and by law.

         1.4. Directors and Officers. The directors and officers of the Purchaser immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation.

         1.5. Effective Time. The Merger shall become effective at the time when a properly executed certificate of merger (the "Certificate of Merger"), together with any other documents required by law to effectuate the Merger, shall be filed and recorded with the Secretary of State of the Commonwealth of Pennsylvania in accordance with the BCL. The Certificate of Merger shall be filed in accordance with the BCL as soon as practicable after the Closing. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

                                   ARTICLE II

                              CONVERSION OF SHARES

         2.1. Company Common Stock. (a) Each share (a "Share") of common stock, no par value per share (the "Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time (except for Shares then owned beneficially or of record by the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or the Company Subsidiaries), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive that number of fully paid and non-assessable shares of the common stock, no par value per share, of the Parent ("Parent Common Stock"), as determined by the following formula (hereinafter the "Exchange Ratio"): $5.50 divided by the Parent Common Stock Value (such fractional share, the "Merger Consideration"). The Exchange Ratio shall be rounded to five decimal places. Notwithstanding anything to the contrary contained herein, if the Parent Common Stock Value is between $27.00 and $31.91 inclusive, the Parent Common Stock Value shall be deemed to be $27.00, and if the Parent Common Stock Value is between $22.00 and $18.00 inclusive, the Parent Common Stock Value shall be deemed to be $22.00. Notwithstanding anything to the contrary contained herein, if the Parent Common Stock Value is less than $18.00, Parent may elect, at its sole option, to adjust the Exchange Ratio to an amount equal to (i) $4.50 divided by the Parent Common Stock Value, or (ii) remain at 0.25, and if the Parent Common Stock Value is more than $31.91, the Exchange Ratio shall automatically adjust to an amount equal to $6.50 divided by the Parent Common Stock Value.

         (b) Each Share issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or the Company Subsidiaries, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof.



                                      A-I-2

         (c) Each Share issued and held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof.

         (d) At the Effective Time the holders of certificates representing Shares shall cease to have any rights as shareholders of the Company, except for the right to receive the Merger Consideration and for such rights, if any, as they may have pursuant to the BCL.

         2.2. Fractional Interests. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights as a shareholder of the Parent. In lieu of a fractional interest in a share of Parent Common Stock, each holder of Shares exchanged pursuant to
Section 2.1 who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive cash (without interest) in an amount equal to the product of such fractional interest multiplied by the Parent Common Stock Value.

         2.3. Anti-Dilution Provisions. The Exchange Ratio shall be adjusted appropriately to reflect any stock dividends, splits, recapitalizations or other similar transactions with respect to the Shares and the shares of Parent Common Stock where the record date occurs prior to the Effective Time; provided that the Exchange Ratio shall not be adjusted as a result of Parent Common Stock issued in connection with the acquisition of NCO Portfolio Management, Inc. or any other acquisition.

         2.4. Purchaser Common Stock. Each share of common stock, no par value per share ("Purchaser Common Stock"), of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable share of common stock, no par value per share ("Surviving Corporation Common Stock"), of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Purchaser Common Stock shall be deemed for all purposes to evidence ownership of and to represent the same number of shares of Surviving Corporation Common Stock.

         2.5. Exchange of Shares. (a) Prior to the Effective Time, the Parent shall deposit in trust with an exchange agent designated by the Purchaser and reasonably satisfactory to the Company (the "Exchange Agent"), shares of Parent Common Stock in an amount sufficient to pay the Merger Consideration payable pursuant to Section 2.1(a) plus sufficient cash to make the payments required under Section 2.2 (such amount being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, issue the shares of Parent Common Stock out of the stock portion of the Exchange Fund and make the payments provided for in Section 2.2 of this Agreement out of the cash portion of the Exchange Fund. The Exchange Agent shall invest the cash portion of the Exchange Fund as the Parent directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $5,000,000,000. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.



                                      A-I-3

         (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder (other than the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or the Company Subsidiaries) as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Parent Common Stock equal to the product of the number of Shares represented by such Certificate and the Exchange Ratio plus cash in lieu of fractional shares, less any applicable withholding tax, and such Certificate shall forthwith be canceled. No interest shall be paid or accrued on the shares of Parent Common Stock or the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Shares owned beneficially or of record by the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or Company Subsidiaries) shall represent for all purposes the right to receive the number of shares of Parent Common Stock equal to the product of the number of Shares evidenced by such Certificate and the Exchange Ratio plus cash in lieu of fractional shares, without any interest thereon.

         (c) If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the Surviving Corporation or the Parent, the posting by such person of a bond in such reasonable amount as such entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger Consideration pursuant to this Agreement.

         (d) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable portion of the Merger Consideration pursuant to this Agreement.



                                      A-I-4

         (e) Any portion of the Exchange Fund which remains unclaimed by the shareholders of the Company for one year after the Effective Time (including any interest received with respect thereto) shall be repaid to the Surviving Corporation, upon demand. Any shareholders of the Company who have not theretofore complied with Section 2.5(b) and/or 2.5(c) shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of their proportionate claim for the Merger Consideration plus cash in lieu of fractional shares, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Pennsylvania law.

         2.6. Employee Stock Options. The Company's Stock Option Plan (the "Company Option Plan") and all options to acquire Shares granted pursuant to the Company Option Plan that are issued and outstanding immediately before the Effective Time (collectively, the "Options"), shall be assumed by the Parent on the Effective Time and shall continue in effect, as an option plan of Parent and as options issued by Parent, respectively, in accordance with the terms and conditions by which they are governed immediately before the Effective Time (and each Option that prior to the Effective Time is, or as a result of the Merger becomes, fully vested and exercisable as a result of the Merger shall continue as a fully vested and exercisable option of Parent), subject to the adjustments set forth in the next sentence. On the Effective Time, each Option shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically adjusted to provide that (a) the number and type of shares issuable upon exercise of such Option shall be that number of shares of Parent Common Stock (rounded off to the nearest whole number of shares) equal to the number of Shares issuable upon exercise of such Option immediately before the Effective Time, multiplied by the Exchange Ratio, and (b) the exercise price per share of Parent Common Stock under such Option shall be that amount (rounded up to the nearest whole cent) equal to the exercise price per Share under such Option immediately before the Effective Time, divided by the Exchange Ratio. As soon as practicable (but in no event later than thirty days) after the Effective Time, Parent shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to the Company Option Plan and that the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.6 after giving effect to the Merger). At or before the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed in accordance with this Section 2.6. Within thirty business days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Options held by all persons with respect to whom registration on Form S-8 is available and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

         2.7. Warrants. All Warrants to acquire Shares that are issued and outstanding immediately before the Effective Time, shall be assumed by the Parent on the Effective Time and shall continue in effect, as warrants of Parent and as warrants issued by Parent, respectively, in accordance with the terms and conditions by which they are governed immediately before the Effective Time (and each Warrant that becomes fully vested and exercisable as a result of the Merger

                                      A-I-5
shall continue as a fully vested and exercisable warrant of Parent), subject to the adjustments set forth in the next sentence. On the Effective Time, each Warrant shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically adjusted to provide that (a) the number and type of shares issuable upon exercise of such Warrant shall be that number of shares of Parent Common Stock (rounded off to the nearest whole number of shares) equal to the number of Shares issuable upon exercise of such Warrant immediately before the Effective Time, multiplied by the Exchange Ratio, and (b) the exercise price per share of Parent Common Stock under such Warrant shall be that amount (rounded up to the nearest whole cent) equal to the exercise price per Share under such Warrant immediately before the Effective Time, divided by the Exchange Ratio.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure letter delivered by the Company to the Parent prior to the date hereof (the "Company Disclosure Letter") and except as set forth in the Company SEC Filings, the Company represents and warrants to the Parent and the Purchaser as follows:

         3.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of the Company Subsidiaries which is a corporation is duly organized, and each of the Company Subsidiaries which is a limited partnership is duly formed, and each of the Company Subsidiaries is validly existing and in good standing, in each case under the laws of the jurisdiction of its incorporation or formation, as the case may be. Each of the Company and the Company Subsidiaries has all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Except as set forth in Section 3.1 of the Company Disclosure Letter each of the Company and the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect (as defined in Annex I). Each of the Company Subsidiaries is listed in Section 3.1 of the Company Disclosure Letter, and except as and to the extent set forth therein, the Company owns beneficially and of record directly or indirectly all of the issued and outstanding capital stock or limited partnership interests, as the case may be, of each of the Company Subsidiaries, free and clear of any liens, claims, charges, mortgages or other encumbrances (collectively, "Liens"). Except as set forth in Section 3.1 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any Person. The Company has heretofore delivered to the Parent accurate and complete copies of the Articles of Incorporation and By-Laws of the Company and each of the Company Subsidiaries, as currently in effect.

         3.2. Capitalization. (a) The authorized capital stock of the Company consists of (a) 20,000,000 shares of Common Stock of which, as of the date hereof, there are 16,011,830 shares issued and outstanding approximately 1,271,576 shares reserved for issuance in connection with the exercise of outstanding options (inclusive of 80,500 options to be issued as set forth in Section 5.1(f) of the Company Disclosure Letter) under the Company Option Plan, and no shares held in the Company's treasury, and (b) 5,000,000 shares of Preferred Stock, par value $1.00 per share ("Company Preferred Stock"), of which as of the date hereof, none were issued or outstanding. No other capital stock or other security of the Company is authorized, issued or outstanding. All issued and outstanding Shares and capital stock of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Except for


                                      A-I-6
outstanding options to acquire not more than 1,191,076 shares issued pursuant to the Company Option Plan and except for the Warrants as set forth in Section 3.2 of the Company Disclosure Letter, there are not now, and at the Effective Time there will not be, any securities, options, warrants, calls, subscriptions, preemptive rights, earn-outs or other rights or other agreements or commitments whatsoever obligating the Company or any of the Company Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any additional shares of capital stock or other securities of the Company or any of the Company Subsidiaries, or obligating the Company or any of the Company Subsidiaries to grant, extend or enter into any such agreement or commitment. There are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries. There are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to vote or to dispose of any shares of the capital stock of any of the Company Subsidiaries.

         (b) All issuances and grants of all outstanding Warrants and Options, and all offerings, sales and issuances by the Company and each of the Company Subsidiaries of any shares of capital stock, including the Shares, were conducted in compliance with all applicable laws and all requirements set forth in all applicable agreements or plans, except where the failure to comply with such applicable laws, agreements or plans would not have a Company Material Adverse Effect.

         (c) There is no shareholder rights plan (or similar plan commonly referred to as a "poison pill") or similar existing agreement or plan under which the Company or any of the Company Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

         3.3. Authorization of this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the shareholders of the Company, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors, the Board of Directors has declared the advisability of this Agreement and the consummation of the transactions contemplated hereby and thereby, and, except for the adoption of this Agreement by the shareholders of the Company, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and this Agreement constitutes a valid and binding agreement of the Company, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors, and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Assuming that none of the Parent, the Purchaser or any affiliate or associate of the Parent or Purchaser is an Interested Shareholder (as defined by Section 25F of the BCL) at the time of execution of this Agreement or the Voting Agreements, this Agreement, the Merger and the Voting Agreements have been approved by the Board of Directors of the Company so that Section 25F of the BCL will not apply to this Agreement, the Merger, the Voting Agreements or the transactions contemplated hereby and thereby.



                                      A-I-7

         3.4. Consents and Approvals; No Violation. Except for (i) filings required under the Securities Act of 1933, as amended (the "Securities Act"), the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of a Pre-Merger Notification and Report Form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and/or similar filings or notices under similar laws in Canada, if applicable, (iii) the filing and recordation of appropriate merger documents as required by the BCL and, if applicable, the laws of other states in which the Company is qualified to do business, and (iv) filings under securities or blue sky laws or takeover statutes of the various states, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, the failure to make or obtain which is reasonably likely to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or on the business or financial condition of the Company and the Company Subsidiaries taken as a whole. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the Articles of Incorporation or By-Laws of the Company, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, loss of material benefits or acceleration or give to any Person any interest in or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries, with or without notice or lapse of time, or both, under the Articles of Incorporation or By-Laws of the Company or any note, bond, mortgage, indenture, license, benefit plan, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets is bound or (iii) assuming the truth of the representations and warranties of the Parent and the Purchaser contained herein and their compliance with all agreements contained herein and assuming the due making or obtaining of all filings, permits, authorizations, consents and approvals referred to in the preceding sentence, violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which the Company or any of the Company Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (ii) and (iii) mortgages, leases and other agreements listed on Section 3.4 of the Company Disclosure Letter, and other conflicts, violations, breaches, defaults or rights which, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

         3.5. Financial Statements and Reports. (a) Since September 30, 2001, the Company has timely filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the Securities Act and the Exchange Act, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of such Company SEC Filings, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.



                                      A-I-8

         (b) The consolidated balance sheets and the related consolidated statements of income, cash flow and changes in shareholder equity of the Company and the Company Subsidiaries contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002, March 31, 2003 and June 30, 2003 and the Company's Annual Report on Form 10-K for the year ended September 30, 2002 (collectively, the "2003 Financial Statements"), and to be contained in Company SEC filings filed after the date hereof (collectively with the 2003 Financial Statements, the "Financial Statements"), when filed (i) complied or will comply in all material respects as to form with the published rules and regulations of the SEC and (ii) presented or will present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of such date, and the consolidated results of their operations and their cash flows for the periods presented therein, in conformity with GAAP, except as otherwise noted therein, and subject in the case of quarterly financial statements to normal year-end audit adjustments and except that the quarterly financial statements do not or will not contain all of the footnote disclosures required by GAAP.

         (c) The books and records of the Company and its Subsidiaries have been prepared and maintained in form and substance adequate in all material respects for preparing the Company's financial statements in accordance with GAAP.

         3.6. Absence of Material Adverse Change. Since September 30, 2002, except as reflected in the Company's 2003 Financial Statements or on Section 3.6 of the Company Disclosure Letter, (i) there has not been any Company Material Adverse Effect, (ii) the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business and in a manner consistent with past practice in all material respects, and (iii) neither the Company nor any of the Company Subsidiaries has taken any of the actions or done any of the things described in clauses (a) through (m) of Section 5.1.

         3.7. Information in Proxy Statement/Prospectus, Registration Statement and HSR Filings. The Proxy Statement/Prospectus (or any amendment thereof or supplement thereto), at the date mailed to Company shareholders and at the time of the Company Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser for inclusion in the Proxy Statement/Prospectus. None of the information supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement will, at the date it becomes effective and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. To the knowledge of the Company, none of the information supplied or to be supplied by or on behalf of the Company or any of the Company Subsidiaries for inclusion or incorporation by reference in the filing or filings required under the HSR Act, at the date filed, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made hereby with respect to statements made in such filing or filings based on information supplied by Parent for inclusion therein.



                                      A-I-9

         3.8. Undisclosed Liabilities. Except for liabilities or obligations reflected or reserved against in the 2003 Financial Statements, incurred in the ordinary course of business after September 30, 2002, or set forth in Section
3.8 of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries has any (i) liabilities or obligations (whether absolute, accrued, contingent or otherwise) which are required by GAAP to be so reflected or reserved against or (ii) liabilities or obligations (whether contingent or otherwise) which are not disclosed in the 2003 Financial Statements the failure of which to disclose to Parent could have a Company Material Adverse Effect. No other liabilities are required to be recorded by GAAP.

         3.9. Taxes. Except as set forth in Section 3.9 of the Company Disclosure Letter: (i) the Company and the Company Subsidiaries have filed with the appropriate governmental agencies all material Tax Returns required to be filed, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries; (ii) all material Taxes of the Company and the Company Subsidiaries required to be paid have been paid to the proper authorities, other than such Taxes that are being contested in good faith by appropriate proceedings and that are adequately reserved for in accordance with GAAP; (iii) no deficiency has been asserted or assessed against the Company or any of the Company Subsidiaries, and no examination of the Company or any of the Company Subsidiaries is pending or, to the knowledge of the Company, is threatened for any material amount of Tax by any taxing authority; (iv) no extension of the period for assessment or collection of any material Tax is currently in effect and none has been requested; (v) no material Tax Liens have been filed with respect to any Taxes except Liens which are disclosed in the balance sheet contained in the 2003 Financial Statements, Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith; (vi) since January 1, 2000, the Company and each of the Company Subsidiaries have not made any voluntary adjustments by reason of a change in their accounting methods for any taxable period on or before the Effective Time; and (vii) the Company and the Company Subsidiaries are not parties to any Tax sharing or Tax allocation agreement. Except as set forth in Section 3.9 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code ss. 280G. Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than any of the Company or any of the Company Subsidiaries) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. For purposes of this Agreement, "Tax" or "Taxes" shall mean all United States federal, state or local or foreign taxes and any other applicable taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable tax law), and also including all interest, penalties and additions imposed with respect to such amounts; and "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.



                                     A-I-10

         3.10. Litigation. Except as set forth in Section 3.10 of the Company Disclosure Letter and except for such matters as are not reasonably likely to result in a Company Material Adverse Effect, there are no (i) actions, suits or proceedings or investigations pending or, to the knowledge of the Company, threatened, or (ii) outstanding awards, judgments, orders, writs, injunctions or decrees, or, to the knowledge of the Company, applications, requests or motions therefor, against or affecting the assets, business, operations or financial condition of the Company or the Company Subsidiaries at law or in equity in any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

         3.11. Compliance with Laws. Except as set forth in Section 3.11 of the Company Disclosure Letter, there are no violations or defaults by the Company or any of the Company Subsidiaries under any statute, law, ordinance, rule, regulation, judgment, order, decree, permit, concession, grant, franchise, license or other governmental authorization or approval applicable to them or any of their properties or their operations which are reasonably likely to have a Company Material Adverse Effect.

         3.12. Real and Personal Property; Assets. (a) Section 3.12 of the Company Disclosure Letter lists all material items of real property either owned by the Company or the Company Subsidiaries (the "Company Owned Real Property") or leased by the Company or the Company Subsidiaries (the "Company Leased Real Property"). Except as set forth in Section 3.12 of the Company Disclosure Letter, the Company and the Company Subsidiaries have good and marketable title to the Company Owned Real Property listed on Section 3.12 of the Company Disclosure Letter and valid leasehold interests in the Company Leased Real Property listed on Section 3.12 of the Company Disclosure Letter, in each case, free and clear of all Liens, except as set forth on Section 3.12 of the Company Disclosure Letter and except for (i) Liens for taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business, (iii) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property which do not have a material adverse effect on the use of the properties or assets subject thereto or affected thereby, (iv) statutory Liens in favor of lessors arising in connection with any property leased to the Company or the Company Subsidiaries, excluding Liens arising from any default or breach by the Company or any of the Company Subsidiaries, (v) Liens reflected in the Financial Statements and (vi) any other Liens which are not material ("Permitted Company Liens").



                                     A-I-11

         (b) Each lease (including any option to purchase contained therein) pursuant to which the Company or any of the Company Subsidiaries leases any Company Leased Real Property listed on Section 3.12 of the Company Disclosure Letter or personal or intangible property (the "Company Leases") is in full force and effect and, to the knowledge of the Company, is enforceable against the landlord or lessor which is party thereto in accordance with its terms. To the Company's knowledge, there exists no material default (or any event with notice or lapse of time or both would become a material default) on the part of the Company or any of the Company Subsidiaries under any Company Leases. The Company has delivered to the Parent and the Purchaser complete and correct copies of all material Company Leases including all amendments thereto. Except as set forth in Section 3.12 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received any notice of any default under any material Company Lease nor any other termination notice with respect thereto.

         (c) Except as set forth in Section 3.12 of the Company Disclosure Letter, the Company and the Company Subsidiaries have legal and beneficial ownership of all of their respective material tangible personal property and assets reflected in the balance sheet forming part of the Financial Statements, except for properties and assets disposed of in the ordinary course of business since the date of such balance sheet, in each case, free and clear of all Liens, except as set forth on Section 3.12 of the Company Disclosure Letter and except for Permitted Company Liens.

         (d) The Company and the Company Subsidiaries have all of the assets which are necessary and material to the operation of their respective businesses consistent with past practices. The material assets of the Company and the Company Subsidiaries, wherever located, are generally in operating condition, ordinary wear and tear excepted, other than assets that are no longer used in the conduct of their businesses.

         3.13. Employment Agreements and Benefits, etc. (a) Section 3.13 of the Company Disclosure Letter lists each employee benefit plan, program, policy or form of contract of the Company or any of the Company Subsidiaries, or to which there is an obligation to contribute by the Company or any of the Company Subsidiaries, other than any such plans, programs, policies, contracts or obligations, that, in the aggregate, are not material to the Company and the Company Subsidiaries taken as a whole. Section 3.13 of the Company Disclosure Letter sets forth, as of the date hereof, the number of options issued and outstanding under the Company Option Plan, the vesting and exercisability of which, pursuant to the terms of such plan, would be accelerated by reason of or in connection with the execution of or consummation of the transactions contemplated by this Agreement.

         (b) ERISA. All Employee Benefit Plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and/or the Code, previously or currently maintained or contributed to, or to which there is an obligation to contribute, by the Company or any of the Company Subsidiaries comply in all respects with the requirements of ERISA and the Code, as applicable, and are, and have been operated in full compliance with their provisions and with all applicable laws, except for any failures to comply which would not have a Company Material Adverse Effect. True and correct copies and descriptions of all of Company's Employee Benefit Plans, all employees affected or covered by Company's Employee Benefit Plans and all liabilities and obligations thereunder have been provided to Parent and will be updated on the Closing Date. No employee benefit plan (other than a multiemployer plan as defined in section 3(37) of ERISA) to which the Company or any member of the same controlled group of corporations as the Company within the meaning of section 4001 of ERISA contributes or has an obligation to contribute and which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of section 302 of ERISA or section 412 of the Code and no material liability (other than for annual premiums) to the Pension Benefit Guaranty Corporation has been incurred by the Company or any of the Company Subsidiaries with respect to any such plan. None of the Company or any of the Company Subsidiaries has incurred any material liability for any tax or penalty imposed by section 4975 of the Code or section 502(i) of ERISA. None of the Company or any of the Company Subsidiaries currently contributes to, has contributed to, or withdrawn at any time within the preceding six years from any multiemployer plan, as defined in section 3(37)


                                     A-I-12
of ERISA. There are no material pending or, to the Company's knowledge, threatened claims by or on behalf of any of the Employee Benefit Plans or by any employee or otherwise involving any such Company Plan (other than routine claims for benefits). Favorable letters of determination of the Company's Employee Benefit Plans' tax-qualified status under the Code from the IRS have been provided to Parent. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from Company or any of its subsidiaries under any of Company's Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of Company's Employee Benefit Plans, or
(iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent. There are no investigations or audits of any of Company's Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any of Company's Employee Benefit Plans which have been threatened or instituted nor does Company or any of its subsidiaries have knowledge of facts which could form the basis for any such investigation or audit.

         3.14. Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion of Broadview International LLC, dated as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of the Shares.

         3.15. Finders and Brokers. Except for Broadview International LLC, whose fees are set forth in the engagement letters attached to Section 3.15 of the Company Disclosure Letter, no agent, investment banker, broker, finder, intermediary or other Person acting on behalf of the Company or any of the Company Subsidiaries, is or shall be entitled to any brokerage, or finder's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement. The Company has made available to Parent a copy of all commitments, agreements or other documentation in respect of which fees, commissions or other amounts may become payable to, and all indemnification and other contracts related to the engagement of, Broadview International LLC.

         3.16. Certain Contracts and Arrangements. Neither the Company nor any of the Company Subsidiaries is a party to or bound by any, is bound by, owns properties subject to, or receives benefits under: (a) any agreement, arrangement or contract not made in the ordinary course of business that (x) has been or would currently be required to be filed as an exhibit to any Company SEC Filing under the Exchange Act or (y) is or may reasonably be expected to be material to the financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole; (b) any agreement, indenture or other contract relating to the borrowing of money by the Company or any of the Company Subsidiaries or the guarantee by the Company or any of the Company Subsidiaries of any such obligation in each case, in an amount in excess of $50,000 currently outstanding or guaranteed or relating to future amounts which could reasonably be expected to exceed $50,000 (other than agreements and instruments relating to transactions between the Company and any of the Company Subsidiaries or between the Company Subsidiaries); (c) any agreement, arrangement or commitment (with respect to which there exist pending or future obligations) relating to the employment, election or retention of any present or


                                     A-I-13
former director, officer or any key employee with a base salary in excess of $100,000 of the Company or any of the Company Subsidiaries or providing for severance, termination or similar payments (other than amounts required by applicable law) to any such persons; and (d) any agreement containing covenants that limit, in any respect material to the Company and the Company Subsidiaries, the ability of the Company or any of the Company Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company or any of the Company Subsidiaries may carry on its business, other than standard agency or distribution agreements that provide for exclusive geographic territories. Set forth in Section 3.16 of the Company Disclosure Letter is a list of the employees that have a title of General Manager or above that have signed a non-compete for the benefit of the Company. Copies of such agreements have been provided to Parent. Except as set forth in Section 3.16 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in violation of or default under any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or to which the Company or any of the Company Subsidiaries or any of their respective properties, assets or business may be subject, except for such violations or defaults which would not, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.16 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has given or received written notice of a material default or notice of termination with respect to any contract listed in Section 3.16 of the Company Disclosure Letter or any contract which is an exhibit to any Company SEC Filing.

         3.17. Employee Relations. Except as set forth in Section 3.17 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to or bound by any union or collective bargaining contract, nor is any such contract currently being negotiated by or on behalf of Company or any of the Company Subsidiaries. There are no pending, nor, to the knowledge of the Company, threatened walkouts, strikes, union organizing efforts or labor disturbances or any pending arbitration, unfair labor practice, grievance, or other proceeding of any kind with respect to the Company's or any of the Company Subsidiaries' employees. Upon termination of the employment of any of its employees, neither the Company nor any of the Company Subsidiaries will by reason of any action taken or agreement, contract, arrangement or plan be liable to any of its employees for severance pay or any other payments, except as set forth in Section 3.17 of the Company Disclosure Letter and except as provided by applicable law. Since September 30, 2001, Company and the Company Subsidiaries have not had an "employment loss" within the meaning of the Workers' Adjustment and Retraining Notification Act ("WARN Act") or similar foreign law, and the respective regulations thereunder.

         3.18. Intellectual Property; Software. (a) Except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, and except as set forth in Section 3.18 of the Company Disclosure Letter, the conduct of the business of the Company and the Company Subsidiaries does not, to the knowledge of the Company, infringe upon any Intellectual Property (as defined below) right of any Person; and except as set forth in Section 3.18 of the Company Disclosure Letter and except for such matters as are not reasonably likely to result in liability to the Company or any of the Company Subsidiaries in excess of $20,000 individually or in the aggregate for all related claims, there are no pending or, to the knowledge of Company, threatened proceedings or litigation by any person against the use by


                                     A-I-14
the Company or the Company Subsidiaries of any name, corporate name, fictitious name, software, trademarks, trade names, service marks, service names, logos, assumed names, copyrights, trade secrets, patents and all registrations, and applications therefor, and all good will with respect to the foregoing, which are owned by the Company or any of the Company Subsidiaries or used in the operation of the Company's or any of the Company Subsidiaries' business as currently conducted (collectively, the "Intellectual Property").

         (b) Except as set forth in Section 3.18 of the Company Disclosure Letter, the Company owns or has valid licenses (including sufficient numbers of licenses) or other rights to use the Intellectual Property which are necessary to permit the Company to conduct its operations as currently conducted and which are material to its operations.

         3.19. Environmental Matters. To the knowledge of the Company, the Company and the Company Subsidiaries are in compliance with all applicable health, safety and environmental laws, except to the extent that non-compliance is not reasonably likely to result in a Company Material Adverse Effect. To the knowledge of the Company, except as set forth in Section 3.19 of the Company Disclosure Letter, there is no matter which is reasonably likely to expose the Company or any of the Company Subsidiaries to a material liability pursuant to environmental laws to clean-up or remedy any release of hazardous substances at any of the real property of the Company and the Company Subsidiaries.

         3.20. Related Party and Affiliate Transactions. Except as set forth in
Section 3.20 of the Company Disclosure Letter or in the Company SEC Filings, no event has occurred that would be required to be reported by Company pursuant to
Item 404 of Regulation S-K promulgated by the SEC. Section 3.20 of the Company Disclosure Letter identifies each person who is an "affiliate" (as that term is used in Rule 145 under the Securities Act) of Company as of the date of this Agreement.

         3.21. Insurance. The Company and the Company Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company or the Company Subsidiaries that are customary for companies of similar size and financial condition. All such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied in all material respects with the provisions of such policies. The Company has not been advised in writing within the year prior to the date of this Agreement of any defense to coverage in connection with any pending claim to coverage asserted or noticed by the Company under or in connection with any of its existing insurance policies, other than customary reservations of right. The Company has not within the twelve months prior to the date of this Agreement received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company and the Company Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders.



                                     A-I-15

         3.22. Questionable Payments. To the knowledge of the Company, within the last year no current or former director, executive, officer, representative, agent or employee of the Company or any of the Company Subsidiaries (when acting in such capacity or otherwise on behalf of the Company or any of the Company Subsidiaries or any of their predecessors) (a) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of the Company or any of the Company Subsidiaries; or (b) made any material gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of the Company or any of the Company Subsidiaries.

         3.23. Disclosure. No representation or warranty by the Company in this Agreement (including the Company Disclosure Letter) contains or will contain any untrue statement of a fact or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein, taken as a whole, not misleading in any material respect. There is no fact known to the Company which would reasonably be expected to have a Company Material Adverse Effect which has not been set forth in the Company SEC Filings or in this Agreement (including the Company Disclosure Letter).

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                         OF THE PARENT AND THE PURCHASER

         Except as set forth in the disclosure letter delivered by Parent and Purchaser to the Company prior to the date hereof ("Parent Disclosure Letter") and except as set forth in the Parent SEC Filings, the Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

         4.1. Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Purchaser and each of the other Parent Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Parent, the Purchaser and the other Parent Subsidiaries has all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of the Parent, the Purchaser and the other Parent Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Except as and to the extent set forth in the Parent Disclosure Letter delivered by the Parent and the Purchaser to the Company prior to the execution of this Agreement or in the Parent SEC Filings, the Parent owns beneficially and of record directly or indirectly all of the issued and outstanding capital stock of each of the Parent Subsidiaries, free and clear of any Liens.

         4.2. Capitalization. The authorized capital stock of the Parent consists of (a) 50,000,000 shares of Parent Common Stock of which, as of September 30, 2003, there are 25,973,850 shares issued and outstanding, approximately 8,113,000 shares reserved for issuance in connection with the exercise of outstanding options under Parent's stock option plans, outstanding warrants and outstanding convertible notes, and no shares held in the Parent's treasury, and (b) 5,000,000 shares of preferred stock, of which as of the date hereof, no shares were issued or outstanding. No other capital stock of the Parent is authorized, issued or outstanding. All issued and outstanding Shares and capital stock of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. The shares of Parent Common Stock that will be issued in connection with this Agreement will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and non-assessable.



                                     A-I-16

         4.3. Authorization of this Agreement. Each of the Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Parent's and the Purchaser's respective Board of Directors and, no other corporate proceedings on the part of the Parent and the Purchaser are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and the Purchaser, and this Agreement constitutes a valid and binding agreement of the Parent and the Purchaser, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors, and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.4. Consents and Approvals; No Violation. Except for (i) filings required under the Securities Act and the Exchange Act, (ii) the filing of a Pre-Merger Notification and Report Form by Parent under the HSR Act, and/or similar filings or notices under similar laws in Canada, if applicable, (iii) the filing and recordation of appropriate merger documents as required by the BCL and, if applicable, the laws of other states in which the Parent or the Purchaser is qualified to do business, and (iv) filings under securities or blue sky laws or takeover statutes of the various states, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement, the failure to make or obtain which is reasonably likely to have a material adverse effect on the ability of the Parent or the Purchaser to consummate the transactions contemplated hereby or on the business or financial condition of the Parent, the Purchaser and the other Parent Subsidiaries taken as a whole. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by either the Parent or the Purchaser with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the Articles of Incorporation or By-Laws of the Parent or the Purchaser, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, loss of material benefits or acceleration or give to any Person any interest in or result in the creation of any Lien upon any of the properties or assets of the Parent, the Purchaser or any of the other Parent Subsidiaries, with or without notice or lapse of time, or both, under the Articles of Incorporation or the By-Laws of the Parent or the Purchaser or any note, bond, mortgage, indenture, license, benefit plan, agreement or other instrument or obligation to which the Parent, the Purchaser or any of the other Parent Subsidiaries is a party or by which any of them or any of their properties or assets is bound or (iii) assuming the truth of the representations and warranties of the Company contained herein and their compliance with all agreements contained herein and assuming the due making or obtaining of all filings, permits, authorizations, consents and approvals referred to in the preceding sentence, violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which the Parent, the Purchaser or any of the other Parent Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (ii) and
(iii) mortgages, leases and other agreements listed on Section 4.4 of the Parent Disclosure Letter, and other conflicts, violations, breaches or defaults which, either individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.



                                     A-I-17

         4.5. Financial Statements and Reports. (a) The Parent has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act (collectively, the "Parent SEC Filings"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of such Parent SEC Filings, at the time filed or as subsequently amended by a Parent SEC Filing filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent SEC Filings filed after the date of this Agreement and prior to the Effective Time, (i) will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and (ii) will not at the time they will be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, except as set forth in Section 4.7 hereof, no representation is made by the Parent or the Purchaser with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus.

         (b) The consolidated balance sheets and the related consolidated statements of income, cash flow and changes in shareholder equity of the Parent and the Parent Subsidiaries (i) contained in the Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003 and the Parent's Annual Report on Form 10-K for the year ended December 31, 2002 (collectively, the "Parent 2002-2003 Financial Statements"), and (ii) to be contained in Parent SEC Filings filed after the date hereof (collectively with the Parent 2002-2003 Financial Statements, the "Parent Financial Statements"), when filed (i) complied or will comply in all material respects as to form with the published rules and regulations of the SEC and (ii) presented or will present fairly the consolidated financial position of the Parent and the Parent Subsidiaries as of such date, and the consolidated results of their operations and their cash flows for the periods presented therein, in conformity with GAAP, except as otherwise noted therein, and subject in the case of quarterly financial statements to normal year-end audit adjustments and except that the quarterly financial statements do not contain all of the footnote disclosures required by GAAP.

         (c) The books and records of the Parent and its Subsidiaries have been prepared and maintained in form and substance adequate in all material respects for preparing the Parent's financial statements in accordance with GAAP.



                                     A-I-18

         4.6. Absence of Material Adverse Change. Since December 31, 2002, except as reflected in the Parent 2002-2003 Financial Statements or on Section
4.6 of the Parent Disclosure Letter, there has not been a Parent Material Adverse Effect.

         4.7. Information in Proxy Statement/Prospectus, Registration Statement and HSR Filings. The S-4 Registration Statement (or any amendment thereof or supplement thereto), at the date it becomes effective and at the time of the Company Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in the S-4 Registration Statement. None of the information supplied by Parent or Purchaser for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date mailed to shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. To the knowledge of the Parent, none of the information supplied or to be supplied by or on behalf of any of the Parent and the Parent Subsidiaries for inclusion or incorporation by reference in the filing or filings required under the HSR Act, at the date filed, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made hereby with respect to statements made in such filing or filings based on information supplied by Company for inclusion therein.

         4.8. Undisclosed Liabilities. Except for liabilities or obligations reflected or reserved against in the Parent 2002-2003 Financial Statements, incurred in the ordinary course of business after September 30, 2002, or set forth in Section 4.8 of the Parent Disclosure Letter, none of the Parent or any of the Parent Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) which are required by GAAP to be so reflected or reserved against.

         4.9. Taxes. Except as set forth in Section 4.9 of the Parent Disclosure Letter, (i) the Parent and the Parent Subsidiaries have filed with the appropriate governmental agencies all material Tax Returns required to be filed, taking into account any extension of time to file granted to or obtained on behalf of the Parent and the Parent Subsidiaries; and (ii) all material Taxes of the Parent and the Parent Subsidiaries required to be paid have been paid to the proper authorities, other than such Taxes that are being contested in good faith by appropriate proceedings and that are adequately reserved for in accordance with GAAP.

         4.10. Litigation. Except as set forth in Section 4.10 of the Parent Disclosure Letter and except for such matters as are not reasonably likely to result in a Parent Material Adverse Effect, there are no (i) actions, suits or proceedings or investigations pending or, to the knowledge of the Parent, threatened, or (ii) outstanding awards, judgments, orders, writs, injunctions or decrees, or, to the knowledge of the Parent, applications, requests or motions therefor, against or affecting the assets, business, operations or financial condition of the Parent or the Parent Subsidiaries at law or in equity in any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.



                                     A-I-19

         4.11. Compliance with Laws. Except as set forth in Section 4.11 of the Parent Disclosure Letter, there are no violations or defaults by the Parent or any of the Parent Subsidiaries under any statute, law, ordinance, rule, regulation, judgment, order, decree, permit, concession, grant, franchise, license or other governmental authorization or approval applicable to them or any of their properties or their operations which are reasonably likely to have a Parent Material Adverse Effect.

         4.12. Finders and Investment Bankers. Except for Deutsche Bank Securities, Inc., no agent, investment banker, broker, finder, intermediary, or other Person acting on behalf of the Parent or any of the Parent Subsidiaries is or shall be entitled to any brokerage, or finder's or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

         4.13. Disclosure. No representation or warranty by the Parent or the Purchaser in this Agreement (including the Parent Disclosure Letter) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to the Parent or the Purchaser which would reasonably be expected to have a material adverse effect on the business or financial condition of the Parent and the Parent Subsidiaries taken as a whole which has not been set forth in the Parent SEC Filings or in this Agreement (including the Parent Disclosure Letter).

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         5.1. Conduct of the Business of the Company. Except as contemplated by this Agreement or as otherwise set forth on Section 5.1 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company and the Company Subsidiaries will each conduct its operations in all material respects according to its ordinary and usual course of business, and will use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers and others having business relationships with it and will take no action that could reasonably be deemed to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, or the timing thereof. The Company shall consult regularly with Parent on the management and business affairs of the Company and the Company Subsidiaries. The Company will promptly advise the Parent in writing of any change in the Company's or any of the Company Subsidiaries' business or financial condition which is materially adverse to it and the Company Subsidiaries taken as a whole. Without limiting the generality of the foregoing, except as set forth on Section
5.1 of the Company Disclosure Letter, and except as otherwise expressly contemplated by this Agreement, prior to the Effective Time, neither the Company nor any of the Company Subsidiaries will, without the prior written consent of the Parent:



                                     A-I-20

         (a) amend its Articles of Incorporation or By-Laws;

         (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into or exercisable for shares of capital stock of any class, except as required by any employee benefit or stock option plan or agreement or pursuant to the Warrants existing as of the date hereof, and listed in Section 5.1 of the Company Disclosure Letter;

         (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or partnership interest, or redeem or otherwise acquire any shares of its capital stock, except any distribution made by any of the Company Subsidiaries to the Company or any of the other Company Subsidiaries;

         (d) (i) create, incur, assume, maintain or permit to exist any debt (including obligations in respect of capital leases) other than as in existence on the date hereof (or which, in the ordinary course of business, replaces any such debt) in an aggregate amount for the Company and the Company Subsidiaries taken as a whole exceeding $50,000; (ii) except in the ordinary course of business and consistent with past practices assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person other than any of the Company Subsidiaries; or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than any of the Company Subsidiaries, except for customary advances to employees or trade credit in the ordinary course of business and consistent with past practices, which in any event will not exceed $25,000 in the aggregate;

         (e) except in the ordinary course of business or as otherwise contemplated by or described or referred to in the Company SEC Filings filed on or before the date hereof, sell, transfer, mortgage, lease, license or otherwise dispose of or encumber any assets, or cancel any indebtedness, of the Company or a Company Subsidiary which have a value on the Company's books, either individually or in the aggregate, in excess of $25,000;

         (f) (i) increase in any manner the compensation of any of its directors, officers or employees except in the ordinary course of business, consistent with past practice as part of their regularly scheduled review; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or amend or agree to enter into or amend any agreement or arrangement with any of its directors, officers or employees, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements and other than such additional severance and stay bonus plans as set forth in the Company Disclosure Letter; (iii) grant (other than as required pursuant to existing agreements or plans) any severance or termination pay to, or enter into or amend any employment, severance or change in control agreement with, any of its directors, officers or employees; or (iv) except as may be required to comply with applicable law, enter into or become obligated under any collective bargaining agreement or any agreement with, any labor union or association representing employees, pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any Person, or amend any of such plans or any of such agreements in existence on the date hereof;



                                     A-I-21

         (g) authorize or commit to make any material capital expenditures in excess of $50,000 per expenditure;

         (h) make any material change in the accounting methods or accounting practices followed by the Company, except as required by GAAP;

         (i) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) for an amount in excess of $50,000;

         (j) make any election under the Code;

         (k) enter into any contract that if entered into on or prior to the date hereof would be required to be disclosed on Section 3.16 of the Company Disclosure Letter;

         (l) merge with or into or consolidate with any other Person (other than between the Company Subsidiaries) or make any acquisition of all or any part of the assets or capital stock or business of any other Person except for tangible property acquired in the ordinary course of business; or

         (m) agree to do any of the foregoing.

         5.2. Conduct of the Business of Parent and the Purchaser. Except as contemplated by this Agreement or as otherwise set forth on Section 5.2 of the Parent Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Parent and the Parent Subsidiaries will take no action that could reasonably be deemed to have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement, or the timing thereof. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Effective Time, neither the Parent nor any of the Parent Subsidiaries will, without the prior written consent of the Company:

         (a) amend the Articles of Incorporation or By-Laws of Parent in a manner which would materially adversely change the rights of holders of Parent Common Stock;


         (b) during the period in which the Parent Common Stock Value is being determined, pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except any distribution made by any of the Parent Subsidiaries to the Parent or any of the other Parent Subsidiaries; or

         (c) agree to do any of the foregoing.



                                     A-I-22

         5.3. SEC Filings. All Company SEC filings filed after the date of this Agreement and prior to the Effective Time (i) will be timely filed and comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and (ii) will not at the time they will be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, except as set forth in Section 3.7 hereof, no representation is made by the Company with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1. Proxy Statement/Prospectus; S-4 Registration Statement. In connection with the solicitation of approval of the principal terms of this Agreement and the Merger by the Company's shareholders, the Company, the Parent and the Purchaser shall as promptly as practicable prepare and file with the SEC, on a confidential basis (if practicable), a preliminary proxy statement relating to the Merger and this Agreement and use commercially reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement/Prospectus (as hereinafter defined). The Company, after consultation with the Parent, shall respond as promptly as practicable to any comments made by the SEC with respect to the preliminary proxy statement and shall cause a definitive proxy statement to be mailed to its shareholders at the earliest practicable date after the S-4 Registration Statement (as hereinafter defined) has been declared effective. Such definitive proxy statement shall also constitute a prospectus of Parent with respect to the Parent Common Stock to be issued in the Merger (such proxy statement and prospectus are referred to herein as the "Proxy Statement/Prospectus"), which prospectus is to be filed with the SEC as part of a registration statement on Form S-4 (the "S-4 Registration Statement") for the purpose of registering under the Securities Act the Parent Common Stock to be issued pursuant to Section 2.1(a). The Parent shall as promptly as practicable prepare and file with the SEC the S-4 Registration Statement after the SEC has advised that it will not review, or has no further comments on, the Proxy Statement/Prospectus. The Parent, after consultation with the Company, shall respond as promptly as practicable to any comments made by the SEC with respect to the S-4 Registration Statement, and shall use all commercially reasonable efforts to have the S-4 Registration Statement declared effective by the SEC. The Parent shall also take any action required to be taken under applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger to shareholders of the Company; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction. The Company shall furnish all information concerning the Company and the holders of the Shares as may be reasonably requested by Parent in connection with such action. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officer or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the S-4 Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.



                                     A-I-23

         6.2. Access to Information. (a) Each party hereto will (i) give the other party hereto and its authorized representatives reasonable access during normal business hours to all offices and other facilities and to all books and records of such party and such parties subsidiaries, in order to permit such party to make such inspections as it may reasonably require and (ii) will furnish the other party with a copy of each report, schedule and other document filed or received by it, during the period between the date hereof and the Effective Date, pursuant to the requirements of federal and state securities laws and such financial and operating data and other information with respect to the business and properties of the other party and the other parties subsidiaries as such party may from time to time reasonably request. Furthermore, prior to the Effective Time, the Company shall use its best efforts to have delivered to Parent Deloitte & Touche's ("D&T's") uncleansed workpapers related to D&T's audit of the Company for the fiscal year ended September 30, 2003.

         (b) Parent will furnish the Company with a copy of each publicly available report, schedule and other document filed or received by it, during the period between the date hereof and the Effective Date, pursuant to the requirements of federal and state securities laws.

         (c) Parent and the Company and their respective authorized representatives shall continue to abide by the provisions of the Mutual Non-Disclosure Agreement, dated August 25, 2003 (the "Confidentiality Agreement"), by and between the Parent and the Company.

         6.3. Consents. (a) The Parent and the Company each shall use their commercially reasonable efforts to obtain all consents of third parties under the agreements set forth in Section 6.3 of the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, obtain all material consents of governmental authorities, and to make all governmental filings, necessary to the consummation of the transactions contemplated by this Agreement. The Company, the Parent and the Purchaser shall as soon as practicable file Pre-Merger Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

         (b) Each of the parties hereto agrees to furnish to each other party hereto such necessary information and commercially reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act, or any other federal, state, local or foreign statute or regulations. Each of the parties shall respond as promptly as practicable to (i) any inquiries or requests from the FTC or the Antitrust Division for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other governmental entity in connection with antitrust or related matters. Each of the parties shall (1) give the other party prompt notice of the commencement of any claim, action, suit or proceeding by or before

                                     A-I-24
any governmental entity with respect to the Merger or any of the transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such claim, action, suit or pending or proceeding, and (3) promptly inform the other party of any communication to or from the FTC or the Antitrust Division or any other governmental entity regarding the Merger or the transactions contemplated by this Agreement. Each of the parties will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any claim, action, suit or proceeding under or relating to the HSR or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any governmental entity or by any applicable federal, state, local or foreign laws, ordinances or regulations, in connection with any claim, action, suit or proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar claim, action, suit or proceeding, each of the parties will permit authorized representatives of the other party to be present, to the extent reasonably practicable, at each meeting or conference relating to any such claim, action, suit or proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with any such claim, action, suit or proceeding.

         (c) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or cause any of the Parent Subsidiaries to dispose of any assets, or to commit to cause the Company or any of the Company Subsidiaries to dispose of any assets; (ii) to discontinue or cause any of the Parent Subsidiaries to discontinue offering any product, or to commit to cause the Company or any of the Company Subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of the Parent Subsidiaries to license or otherwise make available, to any persons, any technology, intellectual property, software or other intangible assets, or to commit to cause the Company or any of the Company Subsidiaries to license or otherwise make available to any person any technology, intellectual property, software or other intangible assets to the extent reasonably practicable; (iv) to hold separate or cause any of the Parent Subsidiaries to hold separate any assets or operations, or to commit to cause the Company or any of the Company Subsidiaries to hold separate any assets or operations; or (v) to make or cause any of the Parent Subsidiaries to make any commitment (to any governmental entity or otherwise) regarding its future operations or the future operations of the Company or any of the Parent Subsidiaries or Company Subsidiaries, if any of the actions described in (i)-(v) above would materially interfere with Parent's anticipated benefits from the transactions contemplated hereby or have a material adverse effect on Parent.

         6.4. Board Actions; Company Shareholder Meeting. (a) The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of its shareholders and, subject to Section 6.8 hereof, (i) the Board of Directors of the Company will recommend to the Company's shareholders the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to the Company's shareholders in connection herewith and use its commercially reasonable efforts to obtain the necessary approvals by the Company's shareholders of this Agreement and the transactions contemplated hereby; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's shareholders vote in favor of the adoption and approval of the Merger at the Company's Shareholders Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company's shareholders vote in favor of and adopt and approve the Merger.



                                     A-I-25

                  (b) As soon as reasonably practicable after the date of the Agreement, the Company shall duly call, give notice of, convene and hold the Company Shareholder Meeting for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Company will convene the Company Shareholder Meeting, as promptly as practicable and in any event use its reasonable best efforts to convene such meeting within 45 days after the Form S-4 is declared effective by the SEC.

         6.5. Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable under applicable laws and regulations to ensure that the conditions set forth in Article VII hereof are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         6.6. Public Announcements. The Parent and the Company will obtain the prior written consent of the other before issuing any press release or otherwise making any public statements with respect to the Merger, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange in which case reasonable notice shall be given to the party not making such press release or other public announcement.

         6.7. Consent of the Parent. The Parent, as the sole shareholder of the Purchaser, by executing this Agreement consents to the execution and delivery of this Agreement by the Purchaser and the consummation of the Merger and the other transactions contemplated hereby, and such consent shall be treated for all purposes as a vote duly cast at a meeting of the shareholders of the Purchaser held for such purpose.

         6.8. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of the Company Subsidiaries to, nor shall it authorize or permit any of its, or the Company Subsidiaries', directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by or acting on behalf of it or any of the Company Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a "Company Acquisition Agreement") with respect to a Company Takeover Proposal, or (iv) approve, endorse or recommend a Company Takeover Proposal; provided, however, that if and to the extent that, at any time prior to the time of the adoption of this Agreement by the Company's shareholders, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failing to do so would violate its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to any

                                     A-I-26

Company Takeover Proposal which is reasonably likely to lead to a Company Superior Proposal (as hereinafter defined) and which was not solicited by it and which did not otherwise result from a breach of this Section 6.8(a); (x) furnish information with respect to the Company and the Company Subsidiaries to any Person inquiring about or making a Company Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company based on the advice of its outside counsel containing limitations no less restrictive than the limitations imposed on Parent pursuant to the Confidentiality Agreement); and (y) participate in discussions or negotiations regarding such Company Takeover Proposal; provided that prior to or at the time of furnishing any such information or entering into such discussions or negotiations, the Company shall: (1) inform Parent in writing as to the fact such information is to be provided, (2) furnish to Parent the identity of the recipient of such information and/or the potential acquirer and the terms of such Company Takeover Proposal and (3) furnish to or notify Parent of the availability of such written information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of the restrictions set forth in the preceding sentence by any director, officer, employee, investment banker, financial advisor, attorney, accountant or other representative of the Company or any of the Company Subsidiaries shall be deemed to constitute a breach of this Section 6.8(a) by the Company. The Company agrees that it will immediately cease and cause to be terminated any existing discussions with any person that relate to any Company Takeover Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any Company Takeover Event. For purposes of this Agreement, "Company Takeover Event" means any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or 10% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of any equity securities of the Company, or any sale, lease, exchange, transfer or license of assets, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Company Subsidiary) whose business constitutes 10% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries taken as a whole.

         (b) Except as expressly permitted by this Section 6.8(b), the Board of Directors of the Company shall not (i) withdraw or modify or propose publicly to withdraw or modify, in a manner adverse to the Parent and the Purchaser, its approval or recommendation of this Agreement, or (ii) approve or recommend, or propose publicly to approve or recommend any Company Takeover Proposal, unless
(x) such Company Takeover Proposal is a Company Superior Proposal, (y) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that in light of a Company Superior Proposal it is necessary to do so in order to comply with its fiduciary duties under applicable law, and (z) neither the Company nor any Company Subsidiary nor any representative of the Company or a Company Subsidiary shall have caused the Company Superior Proposal to be made in violation of Section 6.8(a). For purposes of this Agreement, the term "Company Superior Proposal" means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, that the Board of Directors of the Company determines in good faith, after taking into account advice from its financial advisor and counsel, to be more favorable from a financial point of view to the Company and its shareholders than the Merger.



                                     A-I-27

         (c) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is required under applicable law; provided that the Company does not amend, withdraw or modify, or propose to amend, withdraw or modify, its position with respect to the Merger, or approve, recommend or propose publicly to approve or recommend a Company Takeover Proposal, unless the Company and the Board of Directors has complied with the provisions of Section 6.8(b).

         (d) Anything in this Agreement to the contrary notwithstanding, the Company shall submit this Agreement for approval to the shareholders of the Company at the Company Shareholder Meeting whether or not the Board of Directors determines at any time subsequent to the date hereof that the Agreement is no longer advisable and recommends that the shareholders reject it.

         6.9. Indemnification. (a) For a period of six years after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and the Company Subsidiaries (collectively, the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from or arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under applicable law as of the Effective Time and, in the case of indemnification by the Surviving Corporation, to the extent permitted under the provisions of the Articles of Incorporation and the By-Laws of the Company in effect at the date hereof (which provisions shall not be amended in any manner which adversely affects any Indemnified Party, for a period of six years), including provisions relating to payment and advances of expenses incurred in the defense of any action or suit; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim. In the event of any dispute as to indemnification provided for herein which cannot be resolved within 30 days, the parties agree that the resolution of such dispute shall be made by independent counsel jointly selected by the Indemnified Party and the Parent.

         (b) For not less than six years after the Effective Time, the Parent and the Purchaser shall maintain in effect directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by the Company's existing directors' and officers' liability insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof; provided that the deductible thereunder (which shall be paid by the Parent) may be increased to no more than $1.0 million; and, provided, further, that in no event shall the Parent be required to expend in any one year an amount in excess of $190,000; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.



                                     A-I-28

         (c) Any Indemnified Party wishing to claim indemnification under
Section 6.9(a) shall provide notice to the Parent promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and (i) the Parent shall retain counsel satisfactory to the Parent, the Indemnified Party and the insurer under any applicable directors' and officers' liability insurance, (ii) the Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, and (iii) the Parent will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Parent nor the Company shall be liable for any settlement of any claims effected without its written consent, which consent, however, shall not be unreasonably withheld; and provided, further, that neither Parent nor Company shall be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action unless in the reasonable judgment of counsel to such Indemnified Party a conflict of interest exists between such Indemnified Party and any other Indemnified Parties with respect to any claims as determined by Rule 1.7(b) of the ABA Model Rules of Professional conduct. The omission by any Indemnified Party to give notice as provided herein shall not relieve the Parent of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Parent and the Parent is materially damaged as a result of such failure to give notice. The Parent and the Indemnified Party shall cooperate in the defense of any action or claim subject to this Section 6.9, including but not limited to furnishing all available documentary or other evidence as is reasonably requested by the other.

         (d) This Section 6.9 is intended for the benefit of the Indemnified Parties whether or not parties to this Agreement and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein. Subject to appropriate reimbursement assurances, Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys fees, that may be incurred by any Indemnified Party in enforcing the provisions of this
Section 6.9. The rights of the Indemnified Parties under this Section 6.9 are in addition to and not in limitation of any rights such Indemnified Parties may have under the Company's articles, by-laws, under any agreement, under the BCL, or otherwise.

         (e) If the Parent or the Surviving Corporation or any of their respective successors or assigns (i) reorganizes or consolidates with or merges into any other Person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person or Persons, then, and in such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assumes all of the obligations of the Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.9.

         6.10. Employee Benefits. The Parent shall maintain or caused to be maintained for the benefit of each employee of the Parent or any of its Subsidiaries who was an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time employee benefit plans and programs that provide such employee with benefits, rights and entitlements which are comparable to similarly situated employees of the Parent. Following the Effective Time, Parent shall cause the Surviving Company to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing on or prior to the execution of this Agreement which are between the Company and any of the Company Subsidiaries and any officer, director or employee thereof.



                                     A-I-29

         6.11. Tax Covenants. Whether before or after the Effective Time, neither the Parent nor the Company shall take (or permit any of their Affiliates to take) any action that could reasonably be expected to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Each of the Parent and the Company shall use its respective commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to cause its respective officers to furnish such customary and appropriate representations to Blank Rome LLP ("Parent's Counsel") and Faegre & Benson LLP ("Company's Counsel") as may be reasonably requested to enable such counsel to deliver the opinions described in Sections 7.2(d) and 7.3(c).

         6.12. Section 16b-3. Prior to the Effective Time, Parent and the Company shall take such steps as may be required to cause any acquisitions or dispositions of capital stock of Parent or the Company (including derivative securities thereof) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of
Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 of the 1934 Act.

         6.13. Rule 145. Parent and the Company shall cooperate and use their best efforts to identify those persons who may be deemed to be "Affiliates" of Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act. The Company shall use its best efforts to cause each person so identified to deliver to Parent, no later than 15 days prior to the Effective Date, a written agreement in form and substance reasonably satisfactory to Parent with respect to the resale of Parent Common Stock.

         6.14. Nasdaq National Market. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Options and Company Warrants to be approved for listing on the Nasdaq National Market prior to the Effective Time.

                                  ARTICLE VII

                               CLOSING CONDITIONS

         7.1. Conditions to the Obligations of the Parent, the Purchaser and the Company. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) There shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any governmental authority of competent jurisdiction that makes consummation of the Merger illegal and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall use their commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.



                                     A-I-30

         (b) This Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of shares of Common Stock in accordance with the Articles of Incorporation and By-Laws of the Company and the BCL.

         (c) Each of the Parent, the Company and any other person (as defined in the HSR Act and the rules and regulations thereunder) required in connection with the Merger to file a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division and/or similar filings or notices under similar laws in Canada, if applicable, shall have made such filing and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

         (d) The S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Merger. No order suspending trading of Parent Common Stock on the Nasdaq National Market shall have been issued or pending for that purpose.

         7.2. Conditions to the Obligations of the Parent and the Purchaser. The obligations of Parent and Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions.

         (a) The representations and warranties of the Company contained in this Agreement that are qualified by materiality or contained in Section 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date), except in each case where the failure of the representations and warranties (other than the representations and warranties set forth in Section 3.2) to be so true and correct (without giving effect to any qualification as to "material," "materiality," "material adverse effect" or similar qualifications) are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

         (b) The Company shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date. The Company shall deliver to Parent a certificate of its Chief Executive Officer, solely in his capacity as such, as to the satisfaction of the conditions in paragraphs (a) and (b) of this Section 7.2.



                                     A-I-31

         (c) There shall not be pending any actions, suits or proceeding: (i) which individually or in the aggregate, taking into account the totality of the facts and circumstance and the probability of an adverse judgment, are reasonably likely to have a Company Material Adverse Effect on the Parent and the Parent Subsidiaries taken as a whole and (ii) which (A) challenges or seeks to restrain or prohibit the consummation of the Merger; (B) relates to the Merger and seeks to obtain from Parent or any of its subsidiaries damages; (C) seeks to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company; or (D) affects adversely the right of Parent, the Company or any subsidiary of Parent to own the assets or operate the business of Company; provided, however, that to the extent that any damages payable in connection with any such claim, action, suit or proceeding will be fully reimbursed by insurance coverage pursuant to insurance policies held by Company or Parent, such damages shall be disregarded in determining the material adverse effect of such claim, action, suit or proceeding on the policy holder.

         (d) Parent shall have received from Parent's Counsel an opinion in substantially the form attached hereto as Annex V, dated on or about the date of mailing of the Proxy Statement/Prospectus, which opinion shall be reconfirmed at the Effective Time, substantially to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinion, Parent's Counsel shall be entitled to request and rely upon representations contained in certificates of officers of Parent and Company, which certificates are in substantially the form attached hereto as Annex III and Annex IV, as the case may be.

         (e) Since the date hereof, there shall not have been a Company Material Adverse Effect.

         (f) Neither the Parent nor the Purchaser may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the Parent's or the Purchaser's failure to use commercially reasonable efforts to consummate the transactions contemplated by this Agreement.

         (g) Parent shall have received all agreements, certificates, instruments, consents, estoppels, certifications and documents requested by Parent at or prior to the Effective Time in order to more fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement, other than those the failure of which to obtain would not have a Company Material Adverse Effect.

         7.3. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

         (a) The representations and warranties of the Parent and the Purchaser contained in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date and the representations and warranties of the Parent contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date), except in each case where the failure of the representations and warranties to be so true and correct (without giving effect to any qualification as to "material," "materiality," "material adverse effect" or similar qualifications) are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the Parent and the Parent Subsidiaries taken as a whole.



                                     A-I-32

         (b) The Parent and the Purchaser shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by the Parent and the Purchaser prior to or on the Closing Date. The Parent shall deliver to Company a certificate of its Chief Executive Officer, solely in his capacity as such, as to the satisfaction of the conditions in paragraphs (a) and (b) of this Section 7.3.

         (c) The Company shall have received from Company's Counsel an opinion in substantially the form attached hereto as Annex VI, dated on or about the date of mailing of the Proxy Statement/Prospectus, which opinion shall be reconfirmed at the Effective Time, substantially to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Company's Counsel shall be entitled to request and rely upon representations contained in certificates of officers of Parent and Company, which certificates are in substantially the form attached hereto as Annex III and Annex IV, as the case may be.

         (d) The shares of Parent Common Stock that will be issued in connection with the Merger shall have been approved for listing on the Nasdaq National Market.

         (e) The Company may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the Company's failure to use commercially reasonable efforts to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                                     CLOSING

         8.1. Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania, as soon as practicable following satisfaction or waiver, if permissible, of the conditions set forth in Article VII. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

         8.2. Filings at the Closing. At the Closing, the Parent, the Purchaser and the Company shall cause the Certificate of Merger, together with any other documents required by law to effectuate the Merger, to be filed and recorded with the Secretary of State of the Commonwealth of Pennsylvania in accordance with the provisions of the BCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.



                                     A-I-33

                                   ARTICLE IX

                           TERMINATION AND ABANDONMENT

         9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the
Company:

         (a) by mutual consent of the Board of Directors of the Parent and the Board of Directors of the Company;

         (b) by either the Parent or the Company if the Merger shall not have been consummated on or before June 30, 2004; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under or breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or before the aforesaid date;

         (c) by either the Parent or the Company, if any court of competent jurisdiction in the United States or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, permanently enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and non-appealable;

         (d) by either the Parent or the Company, if the approval of the Merger by the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

         (e) by the Company:

             (i) upon the breach of any representation, warranty, covenant or other agreement of Parent contained in this Agreement, or if any representation or warranty of Parent shall be or shall have become inaccurate, in either case such that Parent fails to cure such breach within fifteen (15) business days after receiving notice of such breach (but only if such breach is capable of being cured) and such breach would cause any of the conditions set forth in
Section 7.3(a) or (b) not to be satisfied at the time of such breach or at the time such representation or warranty was or shall have become inaccurate or, if capable of being cured, at the end of such cure period;

             (ii) if the Parent Company Stock Value is less than $18.00 and Parent has not elected to adjust the Exchange Ratio pursuant to Section 2.1(a)(i) hereof.

         (f) by the Company, at any time prior to the Effective Time, by action of the Company's Board of Directors, if the Company receives an unsolicited Superior Proposal, and the Company's Board of Directors reasonably determines in good faith in compliance with the provisions of Section 6.8(b) to withdraw its recommendation of the Merger in order to accept a Superior Proposal; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(f) unless Parent shall receive the fees set forth in Section 9.2(b) immediately prior to any termination pursuant to this Section 9.1(f) by wire transfer in same day funds;



                                     A-I-34

         (g) By Parent:

             (i) upon the breach of any representation, warranty, covenant or other agreement of the Company contained in this Agreement, or if any representation or warranty of the Company shall be or shall become inaccurate, in either case such that the Company fails to cure such breach within fifteen
(15) business days after receiving notice of such breach (but only if such breach is capable of being cured) and such breach would cause any of the conditions set forth in Section 7.2(a) or (b) not to be satisfied at the time of such breach or at the time such representation or warranty was or shall have become inaccurate, or, if capable of being cured, at the end of such cure period;

             (ii) if (a) the Board of Directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Merger provided that the reason for such withdrawal or failure is not due to conditions solely relating to Parent; (b) the Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Merger provided that the reason for such withdrawal or failure is not due to conditions solely relating to Parent; (c) the Company shall have entered into any Company Acquisition Agreement; or (d) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its shareholders and, if applicable, optionholders, within the required time in accordance with applicable SEC rules after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

         9.2. Procedure and Effect of Termination. (a) In the event of termination and abandonment of the Merger by the Parent, the Purchaser or the Company pursuant to Section 9.1, written notice thereof shall forthwith be given to the others, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. The Purchaser agrees that any termination by the Parent shall be conclusively binding upon it, whether given expressly on its behalf or not, and the Company shall have no further obligation with respect to it. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement; provided that any termination shall be without prejudice to the rights of any party hereto arising out of any grossly negligent or willful breach by any other party of any covenant or agreement contained in this Agreement, and provided, further, that the obligations set forth in Sections 9.2, 10.6 and 10.8 shall in any event survive any termination.

         (b) In the event of a termination of this Agreement by Parent pursuant to Section 9.1(g)(ii) or by the Company pursuant to Section 9.1(f), then contemporaneously with such termination, the Company shall pay to Parent by wire transfer of immediately available funds to an account specified by Parent a non-refundable termination fee in an amount equal to $5.0 million plus reimbursement of all documented out-of-pocket costs and expenses incurred by Parent in connection with the transactions contemplated by this Agreement (but excluding any investment banking fees) in an amount not to exceed $1.0 million.



                                     A-I-35

         (c) In the event of a termination of this Agreement by Parent or the Company pursuant to Section 9.1(b) or Section 9.1(d), then contemporaneously with such termination, the Company shall pay to Parent by wire transfer of immediately available funds to an account specified by Parent a non-refundable termination fee in an amount equal to $5.0 million plus reimbursement of all documented out-of-pocket costs and expenses incurred by Parent in connection with the transactions contemplated by this Agreement (but excluding any investment banking fees) in an amount not to exceed $1.0 million, provided, however, that such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, any Company Takeover Proposal shall have been publicly announced or shall have become publicly known and shall not have been withdrawn prior to such termination, and (B) within nine
(9) months following the termination of this Agreement, either a Company Takeover Proposal is consummated or the Company enters into an agreement providing for a Company Takeover Proposal and such Company Takeover Proposal is later consummated (with such payment to be made at or prior to the consummation of such Company Takeover Proposal). For purposes of this Section 9.2(c), the definition of "Company Takeover Proposal" and "Company Takeover Event" shall be modified (i) by replacing the 10% threshold used in Section 6.8(a) with 30%, and
(ii) to not apply to the issuance of any non-voting, non-convertible preferred securities.

                                   ARTICLE X

                                  MISCELLANEOUS

         10.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Parent, the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided that after this Agreement is adopted by the Company's shareholders, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Company's shareholders hereunder, without the further approval of such shareholders.

         10.2. Waiver of Compliance; Consents. Any failure of the Parent or the Purchaser, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or the Parent, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section
10.2. The Purchaser hereby agrees that any consent or waiver of compliance given by the Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.



                                     A-I-36

         10.3. Survival of Warranties. Each and every representation and warranty made in this Agreement shall survive the date of this Agreement but shall expire with, and be terminated and extinguished by, the Merger, or the termination of this Agreement pursuant to Section 9.1. This Section 10.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

         10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally or by overnight courier, (b) mailed by registered or certified mail, return receipt requested, postage prepaid, or (c) transmitted by email, and in each case, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

         (a) if to the Parent or the Purchaser, to

                      NCO Group, Inc.
                      507 Prudential Road
                      Horsham, PA  19044
                      Email:  mike.barrist@ncogroup.com
                      Attention: Michael J. Barrist

             with copies to

                      NCO Group, Inc.
                      507 Prudential Road
                      Horsham, PA  19044
                      Email:  josh.gindin@ncogroup.com
                      Attention: Joshua Gindin

                      Blank Rome LLP
                      One Logan Square
                      Philadelphia, PA  19103
                      Email:  wiseman@blankrome.com
                      Attention: Lawrence R. Wiseman, Esquire

         (b) if to the Company, to

                      RMH Teleservices, Inc.
                      15 Campus Boulevard
                      Newtown Square, PA 19073
                      Email:  jfellows@rmh.com
                      Attention: John Fellows, President and CEO



                                     A-I-37
             with a copy to

                      Faegre & Benson LLP
                      1900 15th Street
                      Boulder, CO 80302
                      Email: jcarroll@faegre.com
                      Attention:  James H. Carroll, Esquire

                      RMH Teleservices, Inc.
                      15 Campus Boulevard
                      Newtown Square, PA 19073
                      Email:  dlofton@rmh.com
                      Attention: Deborah Lofton, Esquire

Any notice so addressed shall be deemed to be given (x) three business days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (y) upon delivery, if transmitted by hand delivery, overnight courier or telecopy and (z) when the addressor receives e-mail delivery confirmation, if sent by e-mail.

         10.5. Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except for Section 6.9, which is intended for the benefit of the Company's directors, officers, employees and agents, and Section 6.11, which is intended for the benefit of the Company's shareholders, this Agreement is not intended to confer upon any other Person except the parties any rights or remedies under or by reason of this Agreement.

         10.6. Expenses. Except as provided in Section 9.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         10.7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, as provided in Section 10.13, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.8. Governing Law. This Agreement, and all matters arising out of or related to this Agreement, shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws rules thereof to the extent such rules would permit the application of the laws of another jurisdiction.



                                     A-I-38

         10.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.10. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         10.11. Entire Agreement. This Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, the Annexes hereto, the Voting Agreement, and the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

         10.12. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

         10.13. Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.4 and (e) the prevailing parties shall be entitled to recover their reasonable attorneys' fees and court costs from the other parties.

         10.14. Interpretation of Representations; Disclosure Letters. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Except as set forth herein, exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty. The parties acknowledge that the Company Disclosure Letter and the Parent Disclosure Letter (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or Parent, as the case may be, except to the extent required by this Agreement,
(iv) disclosure of the information contained in one section or part of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed as proper disclosure for all sections or parts of the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, only if appropriately cross-referenced or if the relevance thereof is reasonably manifest on its face

                                     A-I-39
to be relevant and responsive to the other section or sections where such disclosure is required; and (v) disclosure of the information contained in one section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed as proper disclosure for each provision in that section of the Agreement for which such disclosure is required, even if such provision is not qualified by a reference to the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, provided that the relevance thereof is reasonably manifest on its face to be relevant and responsive to the provisions in that section which are not qualified by a reference to the Company Disclosure Letter or Parent Disclosure Letter, as the case may be. The Disclosure Letters are each incorporated into and made a part of the Agreement, and are not intended to be an independent document.

         10.15. Reliance by Parent and Purchaser. Notwithstanding the right of Parent and Purchaser to investigate the business, assets and financial condition of the Company and the Company Subsidiaries, and notwithstanding any knowledge obtained or obtainable by Parent and Purchaser as a result of such investigation, Parent and Purchaser have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the Company in this Agreement or pursuant hereto.

         10.16. Tax Disclosure. Notwithstanding anything to the contrary in this Agreement or any other agreement relating to the transaction described in this Agreement, the parties hereto shall be permitted to disclose the U.S. federal income tax treatment and tax structure of the transaction described in this Agreement (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the date hereof. Moreover, notwithstanding any other provision of this agreement, there shall be no limitation on either party's ability to consult any tax adviser, whether or not independent from the parties, regarding the U.S. federal income tax treatment or tax structure of the transaction described in this Agreement. Except as otherwise required by law, any such disclosure as to tax structure or tax treatment shall be made in a manner that preserves confidentiality as to the parties and their business operations and any other non-tax related proprietary information with respect thereto.


     [remainder of page intentionally left blank - signature page to follow]




                                     A-I-40

         IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


PARENT:                        NCO GROUP, INC.


                               By:            /s/ Michael Barrist
                                        ----------------------------------
                               Name:    Michael Barrist
                                        ----------------------------------
                               Title:   Chairman, President & CEO
                                        ----------------------------------


PURCHASER:                     NCOG ACQUISITION CORPORATION

                               By:            /s/ Michael Barrist
                                        ----------------------------------
                               Name:    Michael Barrist
                                        ----------------------------------
                               Title:   Chairman, President & CEO
                                        ----------------------------------


THE COMPANY                    RMH TELESERVICES, INC.


                               By:            /s/ John Fellows
                                        ----------------------------------
                               Name:    John Fellows
                                        ----------------------------------
                               Title:   President and CEO
                                        ----------------------------------





                                     A-I-41

                     ANNEX I TO AGREEMENT AND PLAN OF MERGER

                                  DEFINED TERMS

         Antitrust Division: as defined in Section 6.3(a).

         BCL: as defined in Section 1.1(a).

         Certificate of Merger: as defined in Section 1.5.

         Certificates: as defined in Section 2.5(b).

         Closing: as defined in Section 8.1.

         Closing Date: as defined in Section 8.1.

         Code: as defined in the second recital of this Agreement.

         Common Stock: as defined in Section 2.1(a).

         Company: as defined in the first paragraph of this Agreement.

         Company Acquisition Agreement: as defined in Section 6.8(a).

         Company Disclosure Letter: as defined in the first paragraph of
Article III.

         Company Leases: as defined in Section 3.12(b).

         Company Leased Real Property: as defined in Section 3.12(a).

         Company Material Adverse Effect: means a Material Adverse Effect with respect to the Company or any Company Subsidiary.

         Company Option Plan: as defined in Section 2.6.

         Company Owned Real Property: as defined in Section 3.12(a).

         Company Preferred Stock: as defined in Section 3.2(a).

         Company SEC Filings: means all SEC filings of forms, reports and documents made by the Company since September 30, 2001 including all exhibits thereto (whether actually filed with such filings or incorporated by reference therein) such Company SEC Filings.

         Company Shareholder Meeting: the annual or special meeting of the shareholders of the Company to be held to vote on the approval of this Agreement and the transactions contemplated hereby.


                                     A-I-42

         Company Subsidiary: means any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by the Company or any limited partnership of which the Company or any Company Subsidiary is the general partner or the ownership of 50% or more of a limited partnership interest.

         Company Superior Proposal: as defined in Section 6.8(b).

         Company Takeover Event: as defined in Section 6.8(a).

         Company Takeover Proposal: as defined in Section 6.8(a).

         Confidentiality Agreement: as defined in Section 6.2(c).

         Effective Time: as defined in Section 1.5.

         Employee Benefit Plan: means (i) any employee benefit plan, as defined in Section 3(3) of ERISA, and (ii) any other plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, incentive or deferred compensation, pension or profit-sharing, retirement, payroll savings, stock option, equity compensation, group insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever, including those benefiting retirees or former employees.

         ERISA: as defined in Section 3.13(b).

         Exchange Act: as defined in Section 3.4.

         Exchange Agent: as defined in Section 2.5(a).

         Exchange Fund: as defined in Section 2.5(a).

         Exchange Ratio: as defined in Section 2.1(a)

         Financial Statements: as defined in Section 3.5(b).

         FTC: the Federal Trade Commission.

         GAAP: shall mean generally accepted accounting principles under current United States accounting rules and regulations, consistently applied throughout the periods covered. In no event shall the consistent application of the historical accounting policies used by the Company have priority over GAAP, regardless of materiality.

         HSR Act: as defined in Section 3.4.

         Indemnified Parties: as defined in Section 6.9(a).



                                     A-I-43

         Interested Shareholder: as defined in Section 3.3 (and Section 25F of the BCL ).

         Intellectual Property: as defined in Section 3.18(a).

         to the knowledge of the Company: or similar phrases shall mean that none of the officers of the Company listed on Schedule I to this Annex I has any actual knowledge or implied knowledge that the statement made is incorrect. For this purpose, "implied knowledge" means all information that any of the directors or listed officers of any of the Company should reasonably be expected to have actual knowledge of in the course of operating and managing the business and affairs of the Company and Company Subsidiaries.

         Liens:  as defined in Section 3.1.

         Material Adverse Effect: an event, occurrence, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the entity or an entity subsidiaries if such event, occurrence, violation, inaccuracy, circumstance or other matter (considered alone or together with any other matter or matters) had or could reasonably be expected to have a material adverse effect on (i) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations, revenues, results of operations, cash flows, financial performance or prospects of the entity or any entity subsidiary, or (ii) the ability of an entity to consummate the Merger or any of the other transactions contemplated by the Merger Agreement or to perform any of its obligations under the Merger Agreement; provided, however, that in determining whether there has been a Material Adverse Effect, (a) any adverse effects directly resulting from or directly attributable to general economic conditions or general conditions in the industry in which the entity and entity subsidiaries do business which conditions do not affect the entity and any entity subsidiaries in a materially disproportionate manner; (b) any change in the market price or trading volume of the Company's stock after the date hereof;
(c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; or (d) with respect to the Company only, the taking of any action by the Parent or any of the Parent's Subsidiaries, or the taking of any action approved or consented to by the Parent Acquiror shall be disregarded.

         Merger: as defined in the first recital of this Agreement.

         Merger Consideration: as defined in Section 2.1(a).

         Options: as defined in Section 2.6.

         Parent: as defined in the first paragraph of this Agreement.

         Parent Common Stock: as defined in Section 2.1(a).

         Parent Common Stock Value: means the mean average of the closing sale prices for Parent Common Stock as quoted in the Nasdaq National Market System, as reported by The Wall Street Journal, for the twenty business day period ending on the second business day immediately preceding the Closing Date.



                                       A-I-44

         Parent Disclosure Letter: as defined in the first paragraph of
Article IV.

         Parent Financial Statements: as defined in Section 4.5(b).

         Parent 2002-2003 Financial Statements: as defined in Section 4.5(b).

         Parent Material Adverse Effect: means a Material Adverse Effect with respect to the Parent or any Parent Subsidiary.

         Parent SEC Filings:  as defined in Section 4.5(a).

         Parent Subsidiary: means any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by Parent.

         Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

         Proxy Statement/Prospectus: as defined in Section 6.1.

         Purchaser: as defined in the first paragraph of this Agreement.

         Purchaser Common Stock: as defined in Section 2.4.

         S-4 Registration Statement: as defined in Section 6.1.

         Securities Act: as defined in Section 3.4.

         SEC:  as defined in Section 3.5(a).

         Shares: as defined in Section 2.1(a).

         Surviving Corporation: as defined in Section 1.1(a).

         Surviving Corporation Common Stock: as defined in Section 2.4.

         Tax or Taxes: as defined in Section 3.9.

         WARN Act: as defined in Section 3.17.

         Warrants: as defined in Section 2.7.


                                     A-I-45

                                   ANNEX A-II

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         THIS FIRST AMENDMENT TO THAT CERTAIN AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of January 22, 2004, by and among NCO GROUP, INC., a Pennsylvania corporation (the "Parent"), NCOG ACQUISITION CORPORATION, a Pennsylvania corporation and a wholly-owned subsidiary of the Parent (the "Purchaser"), and RMH TELESERVICES, INC., a Pennsylvania corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, Parent, Purchaser and the Company are parties to that certain Agreement and Plan of Merger dated as of November 18, 2003, and as the same is amended hereby and may be further amended, modified or supplemented from time to time (the "Merger Agreement");

         WHEREAS, the Company and the Parent desire to amend the Merger Agreement herein as follows;

         NOW, THEREFORE, in consideration of the agreements and provisions herein contained, the parties hereto do hereby agree as follows:


Section 1. Definitions. Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Section 2. Amendment to Merger Agreement. The Merger Agreement is hereby amended, effective as of the date hereof, as follows:

       2.1 Amendment and Restatement of Section 2.1(a). Section 2.1(a) of the Merger Agreement shall be deleted in its entirety, and a new Section 2.1(a), which shall read as set forth below, shall be added to the Merger Agreement:

                    2.1 Company Common Stock. (a) Each share (a "Share") of common stock, no par value per share (the "Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time (except for Shares then owned beneficially or of record by the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or the Company Subsidiaries), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive that number of fully paid and non-assessable shares of the common stock, no par value per share, of the Parent ("Parent Common Stock"), as determined as set forth in this Section 2.1(a) (hereinafter the "Exchange Ratio"). The Exchange Ratio shall be fixed at 0.2150 of a share of Parent Common Stock (such fractional share, the "Merger Consideration") so long as the Parent Common Stock Value is between $18.75 and $26.75 inclusive.


                                     A-II-1

           Notwithstanding anything to the contrary contained herein, if the Parent Common Stock Value is less than $18.75, Parent may elect, at its sole option, (i) to adjust the Exchange Ratio to an amount equal to $4.00 divided by the Parent Common Stock Value, or (ii) to have the Exchange Ratio remain at 0.2150, and if the Parent Common Stock Value is more than $26.75, the Exchange Ratio shall automatically adjust to an amount equal to $5.75 divided by the Parent Common Stock Value.

       2.2 Amendment to Article III. Article III of the Merger Agreement is hereby amended to (i) delete in its entirety Section 3.14 of the Merger Agreement and add a new Section 3.14 to the Merger Agreement, which shall read as set forth below, and (ii) add the following additional Company representations and warranties:

           3.14 Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion of Broadview International, LLC, dated January 20, 2004, that the Exchange Ratio is fair, from a financial point of view, to the holders of the Shares.

           3.24 Amendment to Loan and Security Agreement. The Company hereby represents and warrants to the Parent and Purchaser that on January 15, 2004, the Company and Wells Fargo Foothill, Inc. ("Lender") entered into an Eighth Amendment to, and Waiver and Consent Under, Loan and Security Agreement ("Eighth Amendment") pursuant to which, among other things, the Lender waived all of the Company's outstanding defaults under the Loan and Security Agreement between the Company and the Lender. As of the date hereof, after giving effect to the Eighth Amendment, no default or event of default exists and is continuing under the Loan and Security Agreement between the Company and the Lender.

           The Company had all requisite corporate power and authority to execute and deliver the Eighth Amendment and to consummate the transactions contemplated thereby. The execution and delivery of the Eighth Amendment and the consummation of the transactions contemplated thereby were duly and validly authorized and approved by the Company's Board of Directors. The Eighth Amendment was duly and validly executed and delivered by the Company, and the Eighth Amendment constitutes a valid and binding agreement of the Company, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors, and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           3.25 Disclosure of Issues Raised by Deloitte and Touche. The Company has disclosed to Parent and/or Purchaser any and all issues raised by or discussed with Deloitte & Touche ("D&T") in connection with (i) D&T's audit of the Company for the fiscal year ended September 30, 2003 or (ii) any period of time subsequent to the fiscal year ended September 30, 2003.


                                     A-II-2

       2.3 Amendment and Restatement of Section 5.3. Section 5.3 of the Merger Agreement shall be deleted in its entirety, and a new Section 5.3, which shall read as set forth below, shall be added to the Merger
           Agreement:

           5.3 Except as set forth in Section 5.3 of the Company Disclosure Letter and Supplement (as hereinafter defined), all Company SEC filings filed after the date of this Agreement and prior to the Effective Time (i) will be timely filed and comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and (ii) will not at the time they will be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, except as set forth in
               Section 3.7 hereof, no representation is made by the Company with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus.

       2.4 Amendment to Section 7.2. Section 7.2 of the Merger Agreement is hereby amended to add the following additional condition to the obligations of the Parent and the Purchaser to affect the Merger:

           (h) Provided that Parent has executed normal and customary access letters with D&T, prior to the Effective Time, the Company shall have secured access for Parent and its auditors of D&T's work papers related to D&T's audit and related auditor's report of the Company for the fiscal year ended September 30, 2003, including, without limitation, work papers related to subsequent event review procedures.

       2.5 Amendment and Restatement of Section 9.1(e)(ii). Section 9.1(e)(ii) of the Merger Agreement shall be deleted in its entirety, and a new
           Section 9.1(e)(ii), which shall read as set forth below, shall be added to the Merger Agreement:

           (ii) if the Parent Common Stock Value is less than $18.75 and Parent has not elected to adjust the Exchange Ratio pursuant to Section 2.1(a)(i) hereof.

       2.6 Amendment and Restatement of Certain Defined Terms in Annex I. The definition of Material Adverse Effect set forth in Annex I of the Merger Agreement shall be deleted in its entirety, and a new definition of Material Adverse Effect, which shall read as set forth below, shall be added to Annex I to the Merger Agreement:

                    Material Adverse Effect: an event, occurrence, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the entity or an entity subsidiaries if such event, occurrence, violation, inaccuracy, circumstance or other matter (considered alone or together with any other matter or matters) had or could reasonably be expected to have a material adverse effect on (i) the business, condition (financial or



                                     A-II-3
           otherwise), capitalization, assets, liabilities, operations, revenues, results of operations, cash flows, financial performance or prospects of the entity or any entity subsidiary, or (ii) the ability of an entity to consummate the Merger or any of the other transactions contemplated by the Merger Agreement or to perform any of its obligations under the Merger Agreement; provided, however, that in determining whether there has been a Material Adverse Effect,
           (a) any adverse effects directly resulting from or directly attributable to general economic conditions or general conditions in the industry in which the entity and entity subsidiaries do business which conditions do not affect the entity and any entity subsidiaries in a materially disproportionate manner; (b) any change in the market price or trading volume of the Company's stock after the date hereof;
           (c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (d) with respect to the Company only, the taking of any action by the Parent or any of the Parent's Subsidiaries, or the taking of any action approved or consented to by the Parent or Purchaser, or (e) such facts, as to which the executive officers of NCO have actual knowledge as of the date of this Amendment, shall be disregarded.

Section 3. Supplement to Company Disclosure Letter.

       3.1 Parent and Purchaser acknowledge receipt of, and accept and agree to, the Supplement to the Company Disclosure Letter attached hereto as Annex 1 (the "Supplement"). The parties hereby acknowledge with respect to the Supplement to the Company Disclosure Letter the same acknowledgments that the parties made with respect to the Company Disclosure Letter pursuant to Section 10.14 of the Merger Agreement. Subject to the foregoing, the matters set forth in Annex 1 shall be deemed to supplement and amend the Company's representations, warranties and covenants under the Agreement

Section 4. General Confirmations.

       4.1 Continuing Effect. Except as specifically provided herein, the Merger Agreement and all other documents executed in connection with the Merger Agreement shall remain in full force and effect in accordance with their respective terms and they are hereby ratified and confirmed in all respects.

       4.2 No Modification or Waiver. This Amendment is limited as specified herein and the execution, delivery and effectiveness of this Amendment shall not operate as a modification, acceptance or waiver of any provision of the Merger Agreement or any other document executed in connection with the Merger Agreement, except as specifically set forth herein.

       4.3 References.

           (a) From and after the date hereof, the Merger Agreement and all agreements, instruments and documents executed and delivered in


                                     A-II-4
               connection with the Merger Agreement shall be deemed amended hereby to the extent necessary, if any, to give effect to the provisions of this Amendment and all of the terms and provisions of this Amendment are hereby incorporated by reference into the Merger Agreement as if such terms and provisions were set forth in full therein, as applicable.

           (b) All of the provisions of Article X of the Merger Agreement are hereby incorporated into this Amendment as if specifically stated herein.

           (c) From and after the date hereof, all references in the Merger Agreement to "this Agreement", "hereto", "hereof", "hereunder", or words of like import referring to the Merger Agreement shall mean the Merger Agreement as amended hereby and all references in the Merger Agreement or any other agreement, instrument or document executed and delivered in connection therewith to "Merger Agreement", "thereto", "thereof", "thereunder", or words of like import referring to the Merger Agreement shall mean the Merger Agreement as hereby amended.

           (d) From and after the date hereof, all references in the Merger Agreement to "the Company Disclosure Letter" or words of like import referring to the Company Disclosure Letter shall mean the Company Disclosure Letter as supplemented by the Supplement and all references in the Merger Agreement or any other agreement, instrument or document executed and delivered in connection therewith to "the Company Disclosure Letter" or words of like import referring to the Company Disclosure Letter shall mean the Company Disclosure Letter as supplemented by the Supplement.





                                     A-II-5

                  IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Amendment to be signed by their respective duly authorized officers as of the date first above written.


         PARENT:                                   NCO GROUP, INC.


                                          By:    /s/ Michael J. Barrist
                                                 -----------------------------
                                          Name:  Michael J. Barrist
                                                 -----------------------------
                                          Title: Chairman, President & CEO
                                                 -----------------------------


         PURCHASER:                       NCOG ACQUISITION CORPORATION

                                          By:    /s/ Michael J. Barrist
                                                 -----------------------------
                                          Name:  Michael J. Barrist
                                                 -----------------------------
                                          Title: Chairman, President & CEO
                                                 -----------------------------


         THE COMPANY                      RMH TELESERVICES, INC.


                                          By:    /s/ John Fellows
                                                 -----------------------------
                                          Name:  John Fellows
                                                 -----------------------------
                                          Title: President and CEO
                                                 -----------------------------





                                     A-II-6

                                  ANNEX A-III

                SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         THIS SECOND AMENDMENT TO THAT CERTAIN AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of March 1, 2004, by and among NCO GROUP, INC., a Pennsylvania corporation (the "Parent"), NCOG ACQUISITION CORPORATION, a Pennsylvania corporation and a wholly-owned subsidiary of the Parent (the "Purchaser"), and RMH TELESERVICES, INC., a Pennsylvania corporation (the "Company") .

                                   WITNESSETH:

         WHEREAS, Parent, Purchaser and the Company are parties to that certain Agreement and Plan of Merger dated as of November 18, 2003, as the same was amended on January 22, 2004 and is amended hereby and may be further amended, modified or supplemented from time to time (the "Merger Agreement");

         WHEREAS, the Company and the Parent desire to amend the Merger Agreement herein as follows;

         NOW, THEREFORE, in consideration of the agreements and provisions herein contained, the parties hereto do hereby agree as follows:


Section 1. Definitions. Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Section 2. Amendment to Merger Agreement. The Merger Agreement is hereby amended, effective as of the date hereof, as follows:

         2.1 Amendment and Restatement of Section 9.2. Section 9.2 of the Merger Agreement shall be deleted in its entirety, and a new
                  Section 9.2, which shall read as set forth below, shall be added to the Merger Agreement:

                           9.2 Procedure and Effect of Termination. (a) In the
                  event of termination and abandonment of the Merger by the Parent, the Purchaser or the Company pursuant to Section 9.1, written notice thereof shall forthwith be given to the others, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. The Purchaser agrees that any termination by the Parent shall be conclusively binding upon it, whether given expressly on its behalf or not, and the Company shall have no further obligation with respect to it. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement; provided that any termination shall be without prejudice to the rights of any party hereto arising out of any grossly negligent or willful breach by any other party of any covenant or agreement contained in this Agreement, and provided, further, that the obligations set forth in Sections 9.2, 10.6 and 10.8 shall in any event survive any termination.


                                    A-III-1

                           (b) In the event of a termination of this Agreement
                  by Parent pursuant to Section 9.1(g)(ii) or by the Company pursuant to Section 9.1(f), then contemporaneously with such termination, the Company shall pay to Parent by wire transfer of immediately available funds to an account specified by Parent a non-refundable termination fee in an amount equal to $3.0 million plus reimbursement of all documented out-of-pocket costs and expenses incurred by Parent in connection with the transactions contemplated by this Agreement (but excluding any investment banking fees) in an amount not to exceed $1.0 million.

                           (c) In the event of a termination of this Agreement
                  by Parent or the Company pursuant to Section 9.1(b) or Section 9.1(d), then contemporaneously with such termination, the Company shall pay to Parent by wire transfer of immediately available funds to an account specified by Parent a non-refundable termination fee in an amount equal to $3.0 million plus reimbursement of all documented out-of-pocket costs and expenses incurred by Parent in connection with the transactions contemplated by this Agreement (but excluding any investment banking fees) in an amount not to exceed $1.0 million, provided, however, that such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, any Company Takeover Proposal shall have been publicly announced or shall have become publicly known and shall not have been withdrawn prior to such termination, and (B) within nine (9) months following the termination of this Agreement, either a Company Takeover Proposal is consummated or the Company enters into an agreement providing for a Company Takeover Proposal and such Company Takeover Proposal is later consummated (with such payment to be made at or prior to the consummation of such Company Takeover Proposal). For purposes of this Section 9.2(c), the definition of "Company Takeover Proposal" and "Company Takeover Event" shall be modified (i) by replacing the 10% threshold used in Section 6.8(a) with 30%, and (ii) to not apply to the issuance of any non-voting, non-convertible preferred securities.

Section 3.        General Confirmations.

         3.1 Continuing Effect. Except as specifically provided herein, the Merger Agreement and all other documents executed in connection with the Merger Agreement shall remain in full force and effect in accordance with their respective terms and they are hereby ratified and confirmed in all respects.


                                    A-III-2

         3.2 No Modification or Waiver. This Amendment is limited as specified herein and the execution, delivery and effectiveness of this Amendment shall not operate as a modification, acceptance or waiver of any provision of the Merger Agreement or any other document executed in connection with the Merger Agreement, except as specifically set forth herein.

         3.3      References.

                  (a) From and after the date hereof, the Merger Agreement and all agreements, instruments and documents executed and delivered in connection with the Merger Agreement shall be deemed amended hereby to the extent necessary, if any, to give effect to the provisions of this Amendment and all of the terms and provisions of this Amendment are hereby incorporated by reference into the Merger Agreement as if such terms and provisions were set forth in full therein, as applicable.

                  (b) All of the provisions of Article X of the Merger Agreement are hereby incorporated into this Amendment as if specifically stated herein.

                  (c) From and after the date hereof, all references in the Merger Agreement to "this Agreement", "hereto", "hereof", "hereunder", or words of like import referring to the Merger Agreement shall mean the Merger Agreement as amended and all references in the Merger Agreement or any other agreement, instrument or document executed and delivered in connection therewith to "Merger Agreement", "thereto", "thereof", "thereunder", or words of like import referring to the Merger Agreement shall mean the Merger Agreement as amended.


                                    A-III-3

                  IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Amendment to be signed by their respective duly authorized officers as of the date first above written.


         PARENT:                  NCO GROUP, INC.


                                  By:      /s/ Michael Barrist
                                           -----------------------------------
                                  Name:    Michael Barrist
                                           -----------------------------------
                                  Title:   Chairman, President & CEO
                                           -----------------------------------


         PURCHASER:               NCOG ACQUISITION CORPORATION

                                  By:      /s/ Michael Barrist
                                           -----------------------------------
                                  Name:    Michael Barrist
                                           -----------------------------------
                                  Title:   Chairman, President & CEO
                                           -----------------------------------


         THE COMPANY              RMH TELESERVICES, INC.


                                  By:      /s/ John Fellows
                                           -----------------------------------
                                  Name:    John Fellows
                                           -----------------------------------
                                  Title:   President and CEO
                                           -----------------------------------



                                    A-III-4

                                     ANNEX B

                   [LETTERHEAD OF BROADVIEW INTERNATIONAL LLC]



                                                                January 20, 2004

                                                                    CONFIDENTIAL
                                                                    ------------

Board of Directors
RMH Teleservices, Inc.
15 Campus Boulevard
Newton Square, PA 19073

Dear Members of the Board:

We understand that RMH Teleservices, Inc. ("RMH Teleservices" or the "Company"), NCO Group, Inc. ("NCO" or the "Parent") and NCOG Acquisition Corporation, a wholly-owned subsidiary of NCO ("Merger Sub"), propose to enter into an amendment ("the Amendment") to the Agreement and Plan of Merger dated November 18, 2003 among the parties (the "Agreement") pursuant to which Merger Sub will merge with and into the Company (the "Merger"). Pursuant to the Agreement (as amended by the Amendment), each issued and outstanding share of Company common stock will be converted into the right to receive 0.215 shares of Parent common stock, subject to adjustment as follows (the "Exchange Ratio"). In the event the average closing price for Parent common stock during the twenty trading-day period ending two trading days prior to the effective time of the Merger (the "NCO Share Price"), is (i) less than $18.75, the Company may elect to terminate the Agreement unless Parent agrees to adjust the Exchange Ratio to equal such number of shares of Parent common stock determined by dividing $4.00 by the NCO Share Price or (ii) greater than $26.75, the Exchange Ratio will equal such number of shares of Parent common stock determined by dividing $5.75 by the NCO Share Price. The terms and conditions of the Merger are more fully detailed in the Agreement as amended by the Amendment.

You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to holders of RMH Teleservices common stock.

Broadview International LLC ("Broadview") focuses on providing merger and acquisition advisory services to information technology ("IT"), communications, healthcare technology and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT,

RMH Teleservices, Inc. Board of Directors
Page 2                                                          January 20, 2004

communications and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to the Board of Directors of RMH Teleservices and will receive a fee from RMH Teleservices upon delivery of this opinion and upon the successful completion of the Merger. We also received a fee from the Company upon delivery of our November 17, 2003 opinion to the Board of Directors with respect to the merger consideration contemplated by the Agreement prior to the Amendment.

In rendering our opinion, we have, among other things:

1.) reviewed the terms of the Agreement, as well as the Amendment in draft form furnished to us by counsel to RMH Teleservices, which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the amendment to be executed;

2.) reviewed RMH Teleservices' annual report on Form 10-K for the fiscal year ended September 30, 2002, including the audited financial statements included therein, RMH Teleservices' annual report on Form 10-K in draft form for the fiscal year ended September 30, 2003, including the audited financial statements contained therein, RMH Teleservices' quarterly reports on Form 10-Q for the periods ended December 31, 2002, March 31, 2003 and June 30, 2003, including the unaudited financial statements included therein and the actual results for the quarters ended September 30, 2003 and December 31, 2003 in draft and unaudited form, prepared and furnished to us by RMH Teleservices management;

3.) reviewed certain internal financial and operating information for RMH Teleservices, including quarterly financial projections through September 30, 2004, furnished to us by Company management on November 3, 2003, revisions to the projections, prepared and furnished to us by RMH Teleservices management on January 15, 2004 and guidance for the quarter ending December 31, 2004, also prepared and furnished to us by RMH Teleservices management;

4.) participated in discussions with RMH Teleservices management concerning the operations, business strategy, financial performance and prospects for RMH Teleservices, which have been revised since our November 17, 2003 opinion;

5.) discussed with RMH Teleservices management its view of the strategic rationale for the Merger;

RMH Teleservices, Inc. Board of Directors
Page 3                                                          January 20, 2004

6.) reviewed the recent reported closing prices and trading activity for RMH Teleservices common stock;

7.) compared certain aspects of the financial performance of RMH Teleservices with public companies we deemed comparable;

8.) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

9.)   reviewed certain equity research analyst reports covering RMH
      Teleservices;

10.) reviewed NCO's annual report on Form 10-K for the fiscal year ended December 31, 2002, including the audited financial statements included therein, and NCO's quarterly report on Form 10-Q for the period ended September 30, 2003, including the unaudited financial statements included therein;

11.) reviewed the recent reported closing prices and trading activity for NCO common stock;

12.) reviewed the press release (the "NCPM Press Release") dated October 22, 2003 regarding NCO's proposal to acquire all of the minority interests in NCO Portfolio Management, Inc. (the "NCPM Acquisition"), as well as the subsequent press release (the "Second NCPM Press Release") dated December 15, 2003 regarding the merger agreement between NCO and NCO Portfolio Management, Inc.;

13.) discussed with NCO management its view of the strategic rationale for the Merger;

14.) compared certain aspects of the financial performance of NCO with public companies we deemed comparable;

15.) analyzed the anticipated effect of the Merger on the future financial performance of the consolidated entity;

16.) participated in discussions with NCO management concerning the operations, business strategy, financial performance and prospects for NCO;

RMH Teleservices, Inc. Board of Directors
Page 4                                                          January 20, 2004

17.)  reviewed certain equity research analyst reports covering NCO; and

18.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by RMH Teleservices, NCO or their respective advisors. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of RMH Teleservices, as to the future performance of RMH Teleservices. We have not made or taken into account any independent appraisal or valuation of any of RMH Teleservices' or NCO's assets.

For purposes of this opinion, we have assumed that neither NCO nor the Company is currently involved in any material transaction other than the Merger, other publicly announced transactions, and those activities undertaken in the ordinary course of conducting their respective businesses. We have also assumed, with your permission, for purposes of certain analyses contained within this opinion that the NCPM Acquisition will be consummated on or before March 31, 2004 on substantially similar terms as described in the Second NCPM Press Release. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions could require a reevaluation of this opinion, a reevaluation that we have no obligation to undertake. In that regard, in rendering our opinion, we have utilized the most recent closing price for Parent common stock, and we express no opinion as to the price at which shares of NCO common stock will trade at any time in the future.

Based upon and subject to the foregoing qualifications and limitations and those set forth below, we are of the opinion that the Exchange Ratio is fair, from a financial point of view, to holders of RMH Teleservices common stock.

This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of RMH Teleservices in connection with its consideration of the Merger and does not constitute a recommendation to any holder of RMH Teleservices common stock as to how such holder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to and inclusion of this opinion in its entirety in the Registration Statement and Proxy Statement to be distributed to holders of RMH Teleservices common stock in connection with the Merger.



                                          Sincerely,

                                          /s/ Broadview International LLC

                                          Broadview International LLC

                                     ANNEX C

                  [LETTERHEAD OF DEUTSCHE BANK SECURITIES INC.]

January 22, 2004

Board of Directors
NCO Group, Inc.
507 Prudential Road
Horsham, Pennsylvania 19044

Gentlemen:

Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to NCO Group, Inc. ("NCO") in connection with the proposed merger of NCO and RMH Teleservices, Inc. (the "Company") pursuant to the Agreement and Plan of Merger, dated as of November 18, 2003, among the Company, NCO and NCOG Acquisition Corporation, a wholly owned subsidiary of NCO ("NCO Sub") (as amended by the First Amendment to Agreement and Plan of Merger dated as of January 22, 2004, the "Merger Agreement"), which provides, among other things, for the merger of NCO Sub with and into the Company (the "Transaction"), as a result of which the Company will become a wholly owned subsidiary of NCO. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, no par value, of the Company ("Company Common Stock") not owned directly or indirectly by the Company or NCO will be converted into the right to receive a number of shares (the "Exchange Ratio") of Common Stock, no par value, of NCO ("NCO Common Stock"), determined as follows. The Exchange Ratio shall equal
0.2150 so long as the mean average closing sale prices for the NCO Common Stock as quoted in the Nasdaq National Market System for the twenty business day period ending on the second business day preceding the date on which the Transaction is consummated (the "NCO Common Stock Value") is between $18.75 and $26.75 inclusive. If the NCO Common Stock Value is less than $18.75, NCO may elect at its sole option (a) to adjust the Exchange Ratio to an amount equal to $4.00 divided by the NCO Common Stock Value, or (b) to have the Exchange Ratio remain at 0.2150, and if the NCO Common Stock Value is more than $26.75, the Exchange Ratio shall automatically adjust to an amount equal to $5.75 divided by the NCO Common Stock Value. For purposes of this opinion, Deutsche Bank has assumed that, if NCO makes the election referred to in clause (a) of the preceding sentence, the NCO Common Stock Value will be at least $16.00. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, to NCO of the Exchange Ratio.

In connection with Deutsche Bank's role as financial advisor to NCO, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and NCO and certain internal analyses and other information furnished to it by the Company and NCO. Deutsche Bank has also held discussions with members of the senior managements of the Company and NCO regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock and NCO Common Stock, (ii) compared certain financial and stock market information for the Company and NCO with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or NCO, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or NCO. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by NCO and the Company to be achieved as a result of the Transaction (collectively, the "Synergies"), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or NCO, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of NCO, NCO Sub and the Company contained in the Merger Agreement are true and correct, that NCO, NCO Sub and the Company will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of NCO, NCO Sub and the Company to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either NCO or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on NCO or the Company or materially reduce the contemplated benefits of the Transaction to NCO. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be tax-free to each of NCO and the Company and their respective stockholders.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of NCO. This opinion is limited to the fairness, from a financial point of view, to NCO of the Exchange Ratio, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by NCO to engage in the Transaction. Deutsche Bank does not express any opinion as to the prices at which Company Common Stock or NCO Common Stock may trade after the announcement of the Transaction or as to the prices at which NCO Common Stock may trade after the consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to NCO in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking services to NCO or its affiliates for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities of NCO and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to NCO.

                                     Very truly yours,


                                     /s/ DEUTSCHE BANK SECURITIES INC.

                                     DEUTSCHE BANK SECURITIES INC.